      As filed with the Securities and Exchange Commission on June 30, 1997

                                                           Registration No. 333-
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   ----------


                            OAK HILL FINANCIAL, INC.
             (Exact name of Registrant as specified in its charter)

            Ohio                                6712                                31-1010517
   (State or other jurisdiction       (Primary Standard Industrial               (I.R.S. Employer
 of incorporation or organization)     Classification Code Number)               Identification No.)
                                      ----------------------------

                              14621 State Route 93
                               Jackson, Ohio 45640
                                 (614) 286-3283
  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)
                                   ----------

                                  John D. Kidd
                      President and Chief Executive Officer
                            Oak Hill Financial, Inc.
                              14621 State Route 93
                               Jackson, Ohio 45640
                                 (614) 286-3283
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   ----------

                          Copies of Correspondence to:

          H. Grant Stephenson, Esq.               Roger A. Yurchuck, Esq.
       Porter, Wright, Morris & Arthur        Vorys, Sater, Seymour and Pease
            41 South High Street                  221 East Fourth Street
            Columbus, Ohio  43215                 Cincinnati, Ohio  45202
               (614) 227-2155                          (513)723-4000
                                   ----------

                Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger (the "Merger") of Unity Savings Bank with and into a wholly owned subsidiary of the Registrant pursuant to the Agreement and Plan of Merger and Supplemental Agreement, both dated as of April 28, 1997, attached as Appendix A to the enclosed Prospectus/Proxy Statement have been satisfied or waived.

                  If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ ]

                  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


=============================================================================================================================
                                                                 Proposed Maximum        Proposed Maximum         Amount of
        Title of Each Class of              Amount to be          Offering Price        Aggregate Offering      Registration
      Securities to be Registered            Registered             Per Share*                Price*                Fee*
-----------------------------------------------------------------------------------------------------------------------------
Common stock, without par value..........      792,625                 $9.42               $7,466,528            $2,263.00
=============================================================================================================================

* Pursuant to Rule 457(f)(2) of Regulation C, based on the exchange ratio of
0.1176 of a Common Share of Unity Savings Bank with a book value of $80.10 per share on March 31, 1997 for each share of Oak Hill Financial, Inc. registered hereunder.

This Registration Statement shall be deemed to cover an indeterminate number of additional shares of Oak Hill Financial, Inc. Common Stock, without par value, as may be issuable pursuant to future stock dividends, stock splits or similar transactions.

                               UNITY SAVINGS BANK
                              115 West Main Street
                              McArthur, Ohio 45651

                              ____________ __, 1997

Dear Fellow Shareholders:

    You are cordially invited to attend the Special Meeting of Shareholders of Unity Savings Bank ("Unity") to be held at ____________, on ______________, __,
1997, at _____.m. local time (the "Unity Special Meeting").

     On April 28, 1997, Unity entered into an Agreement and Plan of Merger and Supplemental Agreement (collectively the "Merger Agreement") with Oak Hill Banks (the "Bank"), a wholly owned subsidiary of Oak Hill Financial, Inc. ("the Company"), pursuant to which Unity will merge with and into the Bank (the "Merger"). As a result of the Merger, Unity's shareholders will be entitled to receive 8.5 shares of the Company's common stock, as such number of shares may be reduced in accordance with the terms of the Merger Agreement (the "Exchange Ratio"), in exchange for each common share of Unity.

     McDonald & Company Securities, Inc., the financial advisor to Unity with respect to the proposed Merger, has delivered to Unity its written opinion to the Board of Directors of Unity that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the shareholders of Unity.

     UNITY'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF UNITY'S SHAREHOLDERS AND THEREFORE RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL OF THE MERGER AND THE MERGER AGREEMENT.

     Please read carefully the accompanying Prospectus/Proxy Statement which explains in detail the terms of the Merger and contains information relating to the Company's common stock to be issued in the Merger. It also contains pro forma financial information and other information concerning the Company, Unity, and the Merger.

     The affirmative vote of two-thirds of the common shares of Unity outstanding as of the record date for the Unity Special Meeting is required to approve the Merger. Accordingly, your vote is important no matter how large or how small your holdings may be. Whether or not you plan to attend the Unity Special Meeting, you are urged to complete, sign, and promptly return the enclosed proxy card to assure that your shares will be voted at the Unity Special Meeting. If you plan to attend the Unity Special Meeting, you may revoke your proxy and vote in person if you wish.


                                        Very truly yours,


                                        D. Bruce Knox
                                        President

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                               UNITY SAVINGS BANK

                              115 West Main Street
                              McArthur, Ohio 45651




                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                             ____________ ____, 1997

     Notice is hereby given that a Special Meeting of Shareholders of Unity Savings Bank ("Unity") has been called by the Board of Directors and will be held at _________________________________ ________________, , , on _________,
__________ __, 1997, at _____ _.m. local time (the "Unity Special Meeting"), for the following purposes:

     1. To consider and adopt the Agreement and Plan of Merger and Supplemental Agreement, both dated as of April 28, 1997 (collectively, the "Merger Agreement"). Pursuant to the Merger Agreement, Unity will be merged with and into Oak Hill Banks, an Ohio banking corporation (the "Bank") and a wholly owned subsidiary of Oak Hill Financial, Inc. (the "Company") and each shareholder of Unity will receive 8.5 shares of the Company's common stock (the "Oak Hill Common Stock"), as such number of shares may be reduced in accordance with the terms of the Merger Agreement (the "Exchange Ratio"), in exchange for each common share of Unity, as more fully described in the accompanying Prospectus/Proxy Statement; and

     2. To transact any other business which may properly come before the Unity Special Meeting or any adjournment or adjournments thereof. (The Board of Directors is not currently aware of any other business to come before the Unity Special Meeting.)

          Only holders of common shares of Unity of record at the close of business on July ____, 1997, the record date for the Unity Special Meeting, are entitled to notice of and to vote at the Unity Special Meeting and any adjournments thereof.

          THE BOARD OF DIRECTORS OF UNITY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

          We urge you to execute and return the enclosed proxy as soon as possible in order to ensure that your shares will be represented at the Unity Special Meeting. Your proxy may be revoked in the manner described in the accompanying Prospectus/Proxy Statement at any time before it has been voted at the Unity Special Meeting. If you attend the Unity Special Meeting, you may revoke your proxy and vote in person.


Dated:  July __, 1997                  By Order of the Board of Directors

                                       D. Bruce Knox
                                       President

               WHETHER OR NOT YOU PLAN TO ATTEND THE UNITY SPECIAL
            MEETING, PLEASE SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED
                              IN THE UNITED STATES.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                            OAK HILL FINANCIAL, INC.

                              14621 State Route 93
                               Jackson, Ohio 45640

                               __________ __, 1997

Dear Fellow Shareholders:

          You are cordially invited to attend the Special Meeting of Shareholders (the "Oak Hill Special Meeting") of Oak Hill Financial, Inc. (the "Company"), to be held on _________, __________ __, 1997, at _____ _.m., local time, at the Ohio State University Extension South District Office, 17 Standpipe Road, Jackson, Ohio.

          On April 28, 1997, the Company and Oak Hill Banks, a wholly owned subsidiary of the Company (the "Bank"), entered into an Agreement and Plan of Merger and a Supplemental Agreement (collectively the "Merger Agreement") with Unity Savings Bank ("Unity") pursuant to which Unity will merge with and into the Bank (the "Merger"). As a result of the Merger, Unity's shareholders will receive 8.5 shares of Company common stock, as such number of shares may be adjusted downward in accordance with the terms of the Merger Agreement, in exchange for each share of capital stock of Unity (the "Merger Consideration"). At the Oak Hill Special Meeting, shareholders of the Company will be asked to consider and adopt the Merger Agreement and the issuance of Company common stock pursuant thereto. A copy of the Merger Agreement is attached as Appendix A to the Prospectus/Proxy Statement enclosed herewith.

          Unity is a savings bank corporation chartered under the laws of Ohio. Unity has four branches located in Southeastern Ohio.

          Trident Financial Corporation, the financial advisor to the Company with respect to the proposed Merger, has delivered its written opinion to the Board of Directors of the Company that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Company.

          THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE ISSUANCE OF THE MERGER CONSIDERATION, AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL.

          The affirmative vote of the holders of a majority of the shares of Company common stock outstanding as of the record date for the Oak Hill Special Meeting is required to adopt the Merger Agreement and the issuance of the Merger Consideration pursuant thereto. Accordingly, your vote is important no matter how large or how small your holdings may be. Whether or not you plan to attend the Oak Hill Special Meeting, you are urged to complete, sign, and promptly return the enclosed proxy to assure that your shares will be voted at the Oak Hill Special Meeting. If you attend the Oak Hill Special Meeting, you may revoke your proxy card and vote in person.


                                       Very truly yours,

                                       John D. Kidd
                                       President

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                            OAK HILL FINANCIAL, INC.

                              14621 State Route 93
                               Jackson, Ohio 45640



                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                               __________ ___, 1997

     Notice is hereby given that a Special Meeting of Shareholders (the "Oak Hill Special Meeting") of Oak Hill Financial, Inc. (the "Company") has been called by the Board of Directors and will be held at __m., local time, at the Ohio State University Extension South District Office, 17 Standpipe Road, Jackson, Ohio, on _________, __________ __, 1997, at _____ _.m., local time, for the following purposes:

     1. To consider and adopt the Agreement and Plan of Merger and Supplemental Agreement, both dated as of April 28, 1997 (collectively the "Merger Agreement"), pursuant to which Unity Savings Bank, an Ohio savings bank ("Unity") will be merged with and into Oak Hill Banks, an Ohio banking corporation, and a wholly owned subsidiary of this Company, and each shareholder of Unity will receive 8.5 shares of common stock, without par value, of the Company (the "Oak Hill Common Stock"), as such number of shares may be adjusted downward in accordance with the terms of the Merger Agreement, in exchange for each common share of Unity, as more fully described in the accompanying Prospectus/Proxy Statement; and

     2. To transact any other business which may properly come before the meeting or any adjournment or adjournments thereof. (The Board of Directors is not currently aware of any other business to come before the Oak Hill Special Meeting.)

     Only holders of Oak Hill Common Stock of record at the close of business on July ____, 1997, the record date for the Oak Hill Special Meeting, are entitled to notice of and to vote at the Oak Hill Special Meeting and any adjournments thereof.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AND THE ISSUANCE OF OAK HILL COMMON STOCK PURSUANT THERETO.

     We urge you to execute and return the enclosed proxy as soon as possible in order to ensure that your shares will be represented at the Oak Hill Special Meeting. Your proxy may be revoked in the manner described in the accompanying Prospectus/Proxy Statement at any time before it has been voted at the Oak Hill Special Meeting. If you attend the Oak Hill Special Meeting, you may revoke your proxy and vote in person.


Dated:  ______, 1997                   By Order of the Board of Directors

                                       John D. Kidd
                                       President

             WHETHER OR NOT YOU PLAN TO ATTEND THE OAK HILL SPECIAL
            MEETING, PLEASE SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED
                              IN THE UNITED STATES.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

PROSPECTUS

                            OAK HILL FINANCIAL, INC.

                                  COMMON STOCK
                               (WITHOUT PAR VALUE)
                                  ------------

     This Prospectus/Proxy Statement is being furnished to the shareholders of Unity Savings Bank, a savings bank chartered under the law of Ohio ("Unity"), and to the shareholders of Oak Hill Financial, Inc., an Ohio corporation (the "Company"), in connection with the merger (the "Merger") of Unity, with and into Oak Hill Banks, a banking corporation chartered under the law of Ohio (the "Bank"), and a wholly owned subsidiary of the Company, pursuant to the Agreement and Plan of Merger and Supplemental Agreement, each dated as of April 28, 1997, among the Company, Unity and the Bank (collectively, the "Merger Agreement"). This Prospectus also serves as a Proxy Statement for the Special Meeting of Shareholders of Unity to be held on _________________, 1997 (the "Unity Special Meeting") and as a Proxy Statement for the Special Meeting of Shareholders of the Company to be held on _____________ __, 1997 (the "Oak Hill Special Meeting").

     Upon consummation of the Merger (the "Effective Time"), each outstanding common share, $1.00 par value, of Unity ("Unity Common Shares") shall be converted, in accordance with the Merger Agreement, into the right to receive
8.5 shares of common stock, without par value, of the Company (the "Oak Hill Common Stock"), as such number of shares may be adjusted downward in accordance with the terms of the Merger Agreement (the "Merger Consideration"). A copy of the Merger Agreement is attached to this Prospectus/Proxy Statement as Appendix A and is incorporated herein by reference. See "THE MERGER."

     The closing price per share of Oak Hill Common Stock on The Nasdaq National Market on June 25, 1997 was $19.25.

     SEE "RISK FACTORS" AT PAGE 10 FOR A DISCUSSION OF FACTORS THAT SHOULD BE CONSIDERED BY UNITY SHAREHOLDERS IN DETERMINING WHETHER TO ACQUIRE THE OAK HILL COMMON STOCK OFFERED HEREBY BY VOTING FOR ADOPTION OF THE MERGER AGREEMENT.


     THE SHARES OF COMMON STOCK TO BE REGISTERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC"), OR ANY OTHER GOVERNMENTAL AGENCY.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ------------

     NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS/PROXY STATEMENT IN ANY JURISDICTION OR TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF, HOWEVER, THE COMPANY AND UNITY HAVE AN OBLIGATION TO ADVISE SHAREHOLDERS OF ANY MATERIAL CHANGE AFFECTING THE COMPANY AND UNITY.

                                  ------------

          The date of this Prospectus/Proxy Statement is July __, 1997.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy statements, and other information filed by the Company can be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the public reference facilities of the regional offices of the Commission at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the rules and regulations of the Commission. Such materials may also be accessed electronically by means of the Commission's home page on the Internet at http:\\www.sec.gov.

     Oak Hill Common Stock is listed on The Nasdaq National Market, and accordingly such reports and other information concerning the Company also should be available for inspection and copying at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), a Registration Statement on Form S-4, as it may be amended (the "Registration Statement"), with respect to the shares of Oak Hill Common Stock issuable in connection with the Merger. This Prospectus/Proxy Statement does not contain all of the information contained in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which reference is hereby made. Any statements contained herein or in any document incorporated by reference herein concerning the provisions of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or other document, each such statement being qualified in its entirety by such reference. The Registration Statement (and exhibits thereto) should be available for inspection at the offices of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates. Such materials may also be accessed electronically by means of the Commission's home page on the Internet at http:\\www.sec.gov.

     The Company shall promptly furnish, without charge, a copy of any and all of the information that has been incorporated by reference in the Prospectus/Proxy Statement upon written or oral request to: David B. Ratz, 14621 State Route 93, Jackson, Ohio 45640.

     Unity is a privately-held banking company that does not file reports or information with the Commission.

     All information contained herein or incorporated herein by reference with respect to the Company and the Bank was supplied by the Company and all information contained herein with respect to Unity was supplied by Unity. Neither the Company nor Unity can warrant the accuracy or completeness of information relating to the other party.


                      INFORMATION INCORPORATED BY REFERENCE


     All documents filed by the Company, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus/Proxy Statement and prior to the Oak Hill Special Meeting shall be deemed to be incorporated by reference in this Prospectus/Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

                                TABLE OF CONTENTS

                                                                Page

AVAILABLE INFORMATION.........................................    2
INFORMATION INCORPORATED BY REFERENCE.........................    2
TABLE OF CONTENTS.............................................    3
INTRODUCTION..................................................    4
   The Company................................................    4
   Record Date; Shares Entitled to Vote.......................    4
   Unity......................................................    4
SUMMARY.......................................................    5
   The Company and Oak Hill Banks.............................    5
   Unity Savings Bank.........................................    5
   The Oak Hill Special Meeting, Record Date
   and Vote Required..........................................    5
   The Unity Special Meeting: Record Date and
   Vote Required..............................................    6
   The Merger; General Terms..................................    6
   Recommendation of the  Company's Board of Directors
   and the Unity Board of Directors...........................    7
   Restrictions on Transfer of Oak Hill Common Stock..........    7
   Certain Related Transactions...............................    7
   Regulatory Requirements....................................    8
   Comparative Per Share Information..........................    8
   Market Price Data; Dividend Policy.........................    9
RISK FACTORS..................................................   10
THE MERGER....................................................   11
   Background of the Merger...................................   11
   The Company's Reasons for the Merger;
   Recommendation  of the Company's
       Board of Directors.....................................   11
   Unity's Reasons for the Merger; Recommendation of
   Unity's Board of Directors.................................   12
   Opinion of the Company's Financial Advisor.................   13
   Opinion of Unity's Financial Advisor.......................   15
   Required Vote..............................................   18
   The Merger Agreement.......................................   18
   Dissenters' Rights ........................................   20
   Exchange of Certificates...................................   21
   Stock Exchange Listing.....................................   21
   Regulatory Approvals.......................................   21
   Anticipated Accounting Treatment...........................   21
   Certain Federal Income Tax Consequences....................   22
   Resales by Affiliates; Registration Rights.................   22
CERTAIN RELATED TRANSACTIONS..................................   23
UNAUDITED PRO FORMA CONDENSED
  COMBINED FINANCIAL INFORMATION..............................   25
NOTES TO UNAUDITED PRO FORMA CONDENSED
  COMBINED FINANCIAL INFORMATION..............................   31
OAK HILL FINANCIAL, INC.......................................   32
   General....................................................   32
   Lending Activities ........................................   32
   Nonperforming Loans .......................................   34
   Source of Funds ...........................................   38
   Personnel .................................................   40
   Executive Offices..........................................   40
   Subsidiary ................................................   40
   Regulation ................................................   40
   Properties ................................................   41
   Legal Proceedings..........................................   41
   Voting Securities..........................................   41
   Description of Capital Stock...............................   41
   Ownership of Common Stock By
   Principal Shareholders ....................................   42
   Ownership of Common Stock By Management....................   42
   Directors..................................................   43
   Director Meetings..........................................   44
   Executive Officers.........................................   44
   Executive Compensation.....................................   44
   Certain Transactions.......................................   46
MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATION..........................   46
UNITY SAVINGS BANK............................................   54
   General....................................................   54
   Lending Activities ........................................   54
   Investment Activities......................................   57
   Deposits on Borrowings.....................................   59
   Properties.................................................   61
   Legal Proceedings..........................................   61
   Employees..................................................   61
   Market Price, Dividends, Other Shareholder
     Information..............................................   61
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.........................   61
COMPARISON OF CERTAIN RIGHTS OF
  SHAREHOLDERS OF THE COMPANY AND UNITY.......................   69
   Capital Stock..............................................   69
   Voting Power...............................................   69
   Payment of Dividends and Other Distributions...............   69
   Meetings of Shareholders...................................   69
   Shareholder Nominations and Proposals......................   69
   Amendment of Articles of Incorporation
   and Code of Regulations....................................   71
   Dissenters' Rights.........................................   71
   Action by Written Consent..................................   71
   Size and Classification of Board of Directors; Removal
     of Directors; Filling Vacancies..........................   72
   Indemnification of Officers and Directors..................   72
   Interested Stockholder Transactions........................   72
   Preemptive Rights..........................................   73
   Repurchase and Redemption of Stock.........................   73
EXPERTS.......................................................   73
LEGAL OPINION.................................................   73
INDEX TO FINANCIAL STATEMENTS.................................  F-1

----------
APPENDICES
   APPENDIX A - AGREEMENT AND PLAN OF MERGER AND SUPPLEMENTAL AGREEMENT APPENDIX B - OPINION OF MCDONALD & COMPANY SECURITIES, INC.
   APPENDIX C - OPINION OF TRIDENT FINANCIAL CORPORATION
   APPENDIX D - SECTION 1701. 85 OF THE OHIO REVISED CODE

                            OAK HILL FINANCIAL, INC.
                                       AND
                               UNITY SAVINGS BANK


                           PROSPECTUS/PROXY STATEMENT

                                  INTRODUCTION

THE COMPANY

        This Prospectus/Proxy Statement and the accompanying proxy card are being furnished to the shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for the Oak Hill Special Meeting to be held at _____ _.m., local time, on ________, _____________ __, 1997, at the Ohio State University Extension South District Office, 17 Standpipe Road, Jackson, Ohio, and any adjournments or postponements thereof, to adopt the Merger Agreement, pursuant to which 792,625 shares of Oak Hill Common Stock, as such number may be adjusted downward in accordance with the terms of the Merger Agreement, will be issued to the shareholders of Unity Savings Bank ("Unity"). This Prospectus/Proxy Statement and accompanying proxy card are first being mailed to the shareholders of the Company on or about ________ __, 1997.

        This Prospectus/Proxy Statement also constitutes a prospectus of the Company with respect to the issuance of 792,625 shares of Oak Hill Common Stock pursuant to the Merger Agreement (as such number of shares may be adjusted downward in accordance with the terms of the Merger Agreement) in order to effect the proposed acquisition of Unity by the Company.

        The shares represented by the accompanying proxy card will be voted as directed if the proxy is properly signed and received by the Company prior to the Oak Hill Special Meeting. If no directions are made to the contrary on a duly executed and returned proxy, then the proxy will be voted FOR the adoption of the Merger Agreement, pursuant to which 792,625 shares of Oak Hill Common Stock, as such number of shares may be adjusted downward in accordance with the terms of the Merger Agreement, will be issued to the shareholders of Unity. The proxy also grants discretionary authority to vote on other matters which may arise at the Oak Hill Special Meeting. While management is presently unaware of any such matters, the person or persons designated to vote the shares will cast votes according to their best judgment if any such matters properly come before the Oak Hill Special Meeting. Any shareholder giving the enclosed proxy has the power to revoke it at any time prior to the Oak Hill Special Meeting by filing with the Secretary of the Company a written notice of revocation or a subsequent proxy relating to the same shares, or by attending the Oak Hill Special Meeting and voting in person. Shareholders who attend the meeting may vote in person and their proxies will not then be used.

        A majority of the outstanding shares of Oak Hill Common Stock, represented in person or by proxy, will constitute a quorum at the meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the Oak Hill Special Meeting. The affirmative vote of the holders of a majority of the shares of Oak Hill Common Stock present in person or by proxy and entitled to vote (assuming the presence of a quorum) at the Oak Hill Special Meeting is required to approve the issuance of shares of Oak Hill Common Stock pursuant to the Merger Agreement. Because approval of the Merger requires the affirmative vote of a particular percentage of the shares of Oak Hill Common Stock voting, an abstention or a broker non-vote will have the same effect as a vote against the Merger.

RECORD DATE; SHARES ENTITLED TO VOTE

        Only the Company's shareholders of record at the close of business on July ___, 1997 (the "Oak Hill Record Date"), will be entitled to vote at the Oak Hill Special Meeting. At that date, the Company had 2,873,500 shares of Oak Hill Common Stock outstanding and entitled to vote on all matters requiring a vote of the shareholders. These shares were held by approximately ____ holders of record. Each share of Oak Hill Common Stock entitles the holder to one vote, exercisable in person or by properly executed proxy, on each matter that comes before the shareholders at the Oak Hill Special Meeting.

        The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others, if any, for forwarding solicitation material to beneficial owners of stock. Representatives of the Company may solicit proxies by mail, telegram, telephone, or personal interview.

UNITY

        This Prospectus/Proxy Statement is being furnished to the shareholders of Unity in connection with the solicitation of proxies by the Board of Directors of Unity for the Unity Special Meeting to be held at__.m., local time, on_____, 1997, at______________________________________,__________ ,__________ ,
and any adjournments or postponements thereof, to adopt the Merger Agreement, pursuant to which Unity will be merged with and into the Bank and the shareholders of Unity will become shareholders of the Company. This Prospectus/Proxy Statement and accompanying proxy card will be first sent or given to the shareholders of Unity on or about July __, 1997.

        The shares represented by the accompanying proxy card will be voted as directed if the proxy is properly signed, dated and received by Unity prior to the Unity Special Meeting. If no directions are made to the contrary on a duly executed and returned proxy, then the proxy will be voted FOR the adoption of the Merger Agreement, pursuant to which each Unity Common Share will be exchanged for 8.5 shares of Oak Hill Common Stock, as such number may be adjusted downward pursuant to the Merger Agreement. The proxy also grants discretionary authority to vote on other matters which may arise at the Unity Special Meeting. While management is presently unaware of any such matters, the person or persons designated to vote the shares will cast votes according to their best judgment if any such matters properly come before the Unity Special Meeting. Any Unity shareholder giving the enclosed proxy has the power to revoke it at any time prior to the Unity Special Meeting by a later dated proxy received by Unity or by giving notice of revocation to Unity in writing or in open meeting. Shareholders who attend the meeting may revoke their proxies and vote in person.

        The Unity Common Shares represented in person or by proxy at the Unity Special Meeting will constitute a quorum at the meeting. The affirmative vote of the holders of two-thirds of the Unity Common Shares outstanding on the record date for the Unity Special Meeting is required to adopt the Merger Agreement.

                                     SUMMARY

      The following is a brief summary of certain information contained elsewhere in this Prospectus/Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the detailed information and financial statements contained herein and in the exhibits hereto.

THE COMPANY AND OAK HILL BANKS

        The Company is a bank holding company incorporated under the laws of the State of Ohio in 1981, and is headquartered in Jackson, Ohio. At March 31, 1997, the Company had total assets of $262.8 million, total deposits of $227.2 million and shareholders' equity of $23.6 million. The Company owns all of the outstanding stock of Oak Hill Banks, an Ohio state chartered bank (the "Bank"), which was founded in 1902. The Company, through the Bank, is principally engaged in the commercial banking business which includes lending, investment, deposit and borrowing activities. The Bank operates twelve full-service offices in Jackson, Pickaway, Butler, Ross, Scioto and Warren Counties, Ohio.

        In October of 1995, the Company, in an effort to foster further growth of the Company and to enhance the Company's operating flexibility, made an initial public offering of 747,500 shares of the Oak Hill Common Stock. Of the 747,500 shares offered, 457,500 shares were sold by the Company and 290,000 shares were sold by shareholders of the Company. The initial public offering price was $9.75 per share.

        The principal executive offices of the Company are located at 14621 State Route 93, Jackson, Ohio 45640 (telephone number 614-286-3283).

UNITY SAVINGS BANK

        Unity is a savings bank incorporated under the law of Ohio, with executive offices located at 115 West Main Street, McArthur, Ohio 45651. The principal business of Unity is the origination of permanent mortgage loans secured by first mortgages on one- to four-family residential real estate located in Unity's primary market area, which consists of Vinton, Gallia and Jackson Counties, Ohio. To a lesser extent, Unity also originates mortgage loans secured by multifamily real estate and nonresidential real estate in its market area. In addition to real estate lending, Unity originates secured and unsecured consumer loans. Funds for lending and other investment activities are obtained primarily from savings deposits and principal repayment on loans. Advances from the Federal Home Loan Bank ("FHLB") of Cincinnati are utilized from time to time as an alternative source of funds to satisfy loan demand, to fund deposit withdrawals or to pursue other investment strategies.

THE OAK HILL SPECIAL MEETING; RECORD DATE AND VOTE REQUIRED

        The Oak Hill Special Meeting will be held at ________ _.m., local time, on ________, ________ __, 1997, at the Ohio State University Extension South District Office, 17 Standpipe Road, Jackson, Ohio. The close of business on July __, 1997, has been set as the record date for determining the shareholders of record of the Company entitled to notice of and to vote at the Oak Hill Special Meeting and any adjournments or postponements thereof (the "Oak Hill Record Date"). At the Oak Hill Special Meeting, the shareholders of the Company will be asked to adopt the Merger Agreement and the issuance of the Oak Hill Common Stock pursuant thereto. The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote at the Oak Hill Special Meeting is necessary to constitute a quorum at the Oak Hill Special Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the Oak Hill Special Meeting. The affirmative vote of the holders of a majority of the shares of Oak Hill Common Stock present in person or by proxy and entitled to vote at the Oak Hill Special Meeting is required to approve each matter to be voted upon at the Oak Hill Special Meeting. Because approval of the Merger requires the affirmative vote of a majority of the shares of Oak Hill Common Stock voting, an abstention or a broker non-vote will have the same effect as a vote against the Merger.

THE UNITY SPECIAL MEETING; RECORD DATE AND VOTE REQUIRED

        The Unity Special Meeting will be held at ________ _.m., local time, on ________, ________ __, 1997, at _______________________________________________
The close of business on July __, 1997, has been set as the record date for determining the shareholders of record of Unity entitled to notice of and to vote at the Unity Special Meeting and any adjournments or postponements thereof (the "Unity Record Date"). At the Unity Special Meeting, the shareholders of Unity will be asked to adopt the Merger Agreement. The affirmative vote of the holders of two-thirds of the issued and outstanding Unity Common Shares is required to adopt the Merger Agreement.

THE MERGER; GENERAL TERMS

        At the Effective Time, pursuant to the Merger Agreement, Unity will be merged with and into the Bank, with the Bank being the surviving corporation of the Merger and continuing as a wholly-owned subsidiary of the Company. It is currently anticipated that, assuming all conditions to the Merger have been satisfied or waived, the Effective Time will occur on or about ____________ __, 1997.

        MERGER CONSIDERATION. In the Merger, each Unity Common Share shall be converted into the right to receive 8.5 fully paid and nonassessable shares of Oak Hill Common Stock, as such number of shares may be adjusted downward in accordance with the terms of the Merger Agreement (the "Exchange Ratio"). See "THE MERGER -- The Merger Agreement." The closing price per share of Oak Hill Common Stock on The Nasdaq National Market on July __, 1997 was $[_________].

        VOTE REQUIRED. Under the terms of the Company's listing agreement with The Nasdaq National Market, the affirmative vote of the holders of a majority of the shares of Oak Hill Common Stock present in person or by proxy and entitled to vote at the Oak Hill Special Meeting is necessary to adopt the Merger Agreement and the issuance of the Oak Hill Common Stock pursuant thereto. As of the Oak Hill Record Date, the directors and executive officers of the Company and their affiliates beneficially owned 1,816,623 shares of Oak Hill Common Stock (excluding shares subject to stock options), which represent approximately 63.2% of the total issued and outstanding shares of such stock entitled to vote at the Oak Hill Special Meeting. See "THE MERGER -- Required Vote."

        Adoption of the Merger Agreement requires the affirmative vote of at least two-thirds of the outstanding Unity Common Shares. As of the Unity Record Date, the directors, executive officers and holders of 5% or more of the Unity Common Shares and their affiliates beneficially owned 63,526 Unity Common Shares, which represent 68.1% of the total issued and outstanding shares.

        DISSENTERS' RIGHTS. Under the Ohio General Corporation Law (the "OGCL"), shareholders of record of Unity who properly exercise and perfect dissenters' rights with respect to the Merger will have the right to receive the "fair cash value" of their shares (excluding any appreciation or depreciation in the market value resulting from the Merger). See "THE MERGER-Dissenters' Rights."

        CONDITIONS TO THE MERGER. The respective obligations of the Company and Unity to consummate the Merger are subject to the satisfaction of certain conditions, including, among others, the adoption of the Merger Agreement by the shareholders of Unity; the approval of the issuance of 792,625 shares of Oak Hill Common Stock pursuant to the Merger Agreement, as such number of shares may be adjusted downward in accordance with the terms of the Merger Agreement, by the holders of the requisite number of shares of Oak Hill Common Stock; the compliance by each of the parties to the Merger Agreement with its obligations thereunder in all material respects and the truth of the representations and warranties made by each of the parties as of the date of the Merger Agreement; the effectiveness of the Registration Statement of which this Prospectus/Proxy Statement forms a part and the absence of any stop order with respect thereto at the Effective Time; the approval of the Federal Deposit Insurance Corporation (the "FDIC"), Federal Reserve Board and other regulatory authorities; the absence of any injunction, order, statute or rule preventing the consummation of the Merger as contemplated by the Merger Agreement; the Oak Hill Common Stock to be issued in the Merger having been approved for listing on The Nasdaq National Market, subject to notice of issuance; the total number of Unity shareholders exercising dissenters' rights not exceeding 5% of the total number of Unity Common Shares outstanding; and each of the Company and Unity having received an opinion from each other's respective legal counsel. See "THE MERGER -- The Merger Agreement (Conditions to Consummation of the Merger)."

        TERMINATION. Unless otherwise agreed in writing by all the parties, the Merger Agreement shall terminate on December 31, 1997 if the transaction is not completed. In addition, the Merger Agreement may be terminated by: (i) the mutual written consent of the Boards of Directors of the Company, the Bank, and Unity; (ii) by the Board of Directors of the Company, by giving written notice thereof to Unity, which notice shall specify in reasonable detail the grounds therefor: (a) if any condition precedent to performance by the Company and the Bank has not been satisfied or waived; (b) if Unity has not fully performed its obligations and agreements under the Merger Agreement; or (c) if any of the representations of Unity set forth in the Merger Agreement are untrue or incorrect in any material respect; and (iii) by the Board of Directors of Unity, by giving written notice thereof to the Company, which notice shall specify in reasonable detail the grounds therefor: (a) if any condition precedent to performance by Unity has not been satisfied or waived; (b) if the Company and Bank have not fully performed their obligations and agreements under the Merger

Agreement; or (c) if any of the representations of the Company set forth in the Merger Agreement are untrue or incorrect in any material respect. See "THE MERGER -- The Merger Agreement (Termination)."

        STOCK EXCHANGE LISTING. The shares of Oak Hill Common Stock to be issued in the Merger are expected to be listed on The Nasdaq National Market. Approval of such listing is a condition to the completion of the Merger. See "THE MERGER -- Stock Exchange Listing."

        ACCOUNTING TREATMENT. The Company intends to account for the Merger using the pooling of interests method of accounting under generally accepted accounting principles and the rules and regulations of the Commission. See "THE MERGER -- Anticipated Accounting Treatment."

        FEDERAL INCOME TAX CONSEQUENCES. It is anticipated that the Merger will be a tax-free reorganization for federal income tax purposes and that no gain or loss will be recognized by the shareholders of Unity upon conversion of their Unity Common Shares into Oak Hill Common Stock, except with respect to cash received in lieu of fractional shares. Income, gain or loss may be recognized in connection with the dissenters' right under the applicable law.

        The shareholders of the Company are advised to consult with their own tax advisers concerning the federal income tax consequences of the Merger, as well as the applicable state, local, foreign or other tax consequences, based upon their particular facts and circumstances. See "THE MERGER -- Certain Federal Income Tax Consequences."

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS AND UNITY'S BOARD OF
DIRECTORS

        The Board of Directors of the Company has unanimously determined that the Merger Agreement and the Merger are advisable and fair and in the best interests of the Company and its shareholders and unanimously recommends that the shareholders of the Company vote in favor of the adoption of the Merger Agreement. See "THE MERGER -- Background of the Merger" and "-- Reasons for the Merger."

        The Board of Directors of Unity has unanimously determined that the Merger Agreement and the Merger are advisable and fair and in the best interests of Unity and its shareholders and unanimously recommends that the shareholders of Unity vote in favor of the adoption of the Merger Agreement. See "THE MERGER -- Background of the Merger," "-- Reasons for the Merger."

RESTRICTIONS ON TRANSFER OF OAK HILL COMMON STOCK

        Certain shareholders of Unity are deemed "affiliates" of Unity for purposes of Rule 145 under the Securities Act ("Rule 145") and therefore will not be permitted to transfer their shares of Oak Hill Common Stock issued in the Merger except (i) pursuant to an effective registration statement; (ii) in compliance with Rule 145; or (iii) pursuant to an exemption from the registration requirements of the Securities Act. This Prospectus/Proxy Statement does not cover resales of Oak Hill Common Stock by such shareholders subject to Rule 145. It is a condition to the consummation of the Merger that those shareholders of Unity deemed to be affiliates deliver to the Company a written undertaking to the effect that no sale, pledge, transfer, or other disposition will be made of any Oak Hill Common Stock received in the Merger except in accordance with the above restrictions.

CERTAIN RELATED TRANSACTIONS

        The chief executive officer of Unity, David Bruce Knox, has entered into an employment agreement with the Company for a period of three years (the "initial period") which is contingent on the consummation of the Merger. He will be employed as a Senior Vice President and will be appointed to the Boards of Directors of the Company and the Bank. His base salary will be $100,000 and he will be entitled to participate in the Company's employee benefit plans. Upon the consummation of the Merger, he will receive options under the Company's 1995 Stock Option Plan as specified in his employment agreement. The employment agreement also provides that if he is terminated without cause during the initial period, the Company will pay to him a sum equal to the remaining unpaid salary for the initial period, in equal monthly installments which commence on the date of his termination and continue until the termination of the initial period. See "CERTAIN RELATED TRANSACTIONS."

        Executive salary continuation agreements were entered into between Unity and George Knox and Unity and D. Bruce Knox in 1994. The salary continuation agreements contain provisions which vest the benefits thereunder upon a change in control of the ownership of Unity. The salary continuation agreement entered into by George Knox and Unity provides for the institution of the retirement benefits contemplated by the agreement, effective June 30, 1997. Consummation of the Merger requires that the salary continuation agreement entered into by D. Bruce Knox be terminated and all claims thereunder be released as consideration for a payment by Unity to Mr. Knox of $206,000. See "CERTAIN RELATED TRANSACTIONS."

REGULATORY REQUIREMENTS

        The Company has filed a request to the Board of Governors of the Federal Reserve System (together with the Federal Reserve Bank of Cleveland, the "Federal Reserve Board") for an exemption from the Federal Reserve Board's general requirement of an application for bank holding company mergers. The Company expects that this waiver will be granted and that only a 30-day prior notice to the Federal Reserve Bank of Cleveland will be required. The Merger must be approved by the Federal Deposit Insurance Corporation (the "FDIC") and the Ohio Superintendent of Financial

Institutions. The notices and applications required to be filed with these agencies were submitted or filed on June 30, 1997. See "THE MERGER - Regulatory Approvals."

RISK FACTORS

        The acquisition of Oak Hill Common Stock by Unity shareholders in the Merger involves certain risks, including, but not limited to the following: (i) management of growth; (ii) rising interest rates affecting the Company's cumulative interest rate gap; (iii) share ownership of management; (iv) credit risk and economic conditions; (v) intense competition; and (vi) dependence on management.

        Shareholders of the Company should consider Unity's financial performance and the integration of Unity into the Company in deciding whether or not to approve the Merger.

        For a fuller discussion of these and other risks affecting the Company, its business, and the Merger, see "RISK FACTORS."

COMPARATIVE PER SHARE INFORMATION

        The following table represents certain historical and unaudited pro forma per share data for the Company and Unity. The following historical information should be read in conjunction with the historical financial statements and accompanying notes of the Company and Unity included in this Prospectus/Proxy Statement. See "Index to Financial Statements." The following unaudited pro forma financial information should be read in conjunction with the unaudited pro forma financial statements and accompanying notes of the Company and Unity included in this Prospectus/Proxy Statement. See "Unaudited Condensed Combined Financial Information."

                                  THREE MONTHS                      YEAR ENDED
                                  ------------                      ----------
                                ENDED MARCH 31,                    DECEMBER 31,
                                ---------------                    ------------
                                1997        1996           1996        1995        1994
                                ----        ----           ----        ----        ----
OAK HILL FINANCIAL(1)

Earnings Per                 $     .31    $     .27    $    1.12    $     .92    $     .81
Common Share

Cash Dividend Paid           $     .06    $     .05    $     .21    $     .10    $     .06
Per Common Share

Book Value Per               $    8.20    $    7.27    $    7.99    $    7.11    $    5.86
Common Share (at
period end)

UNITY SAVINGS BANK(2)

Earnings Per                 $    2.12    $    1.43    $    5.39    $    5.68    $    6.13
Common Share

Cash Dividend Paid                  --           --    $    2.00    $    1.20    $     .36
Per Common Share

Book Value Per               $   80.06    $   76.91    $   79.21    $   75.88    $   65.94
Common Share (at
period end)

UNAUDITED PRO
FORMA COMBINED
CONSOLIDATED

Earnings Per                 $     .30    $     .25    $    1.01    $    0.86    $    0.79
Common Share

Cash Dividend Paid           $     .05    $     .04    $     .22    $     .11    $     .06
Per Common Share

Book Value Per               $    8.46    $    7.67    $    8.28    $    7.50    $    6.38
Common Share (at
period end)

   (1) Weighted average common shares outstanding totaled 2,873,500 and 2,872,500 for the three month periods ended March 31, 1997 and 1996, and 2,873,000, 2,444,400 and 2,300,200 for the years ended December 31,
         1996, 1995 and 1994, respectively. Book value per share is computed based upon shares outstanding totaling 2,873,500, 2,872,500, 2,873,500, 2,872,500 and 2,872,500 at March 31, 1997 and 1996 and at December 31,
         1996, 1995 and 1994 respectively.

   (2) Earnings per common share, cash dividends per common share, and book value per common share are computed based upon 93,250 shares outstanding as of and for all periods presented.

MARKET PRICE DATA; DIVIDEND POLICY

        The Oak Hill Common Stock is traded in the over-the-counter market on The Nasdaq National Market under the symbol "OAKF." The following table sets forth, for the periods indicated, the high and low sales prices for the Oak Hill Common Stock, as reported on the Nasdaq National Market. Information with respect to the Oak Hill Common Stock commences on October 12, 1995, when the Oak Hill Common Stock was first offered to the public.

                                                                            OAK HILL COMMON STOCK
                                                                  -----------------------------------------
                            Calendar Period                             HIGH                   LOW
           ---------------------------------------------------    ------------------    -------------------
           Fiscal 1995:
           ------------
             Fourth Quarter (commencing on October 12,                 $11.00                 $9.25
           1995)

           Fiscal 1996:
           ------------
             First Quarter                                             $10.00                 $9.25
             Second Quarter                                            $12.25                 $9.50
             Third Quarter                                             $12.25                 $11.00
             Fourth Quarter                                            $13.00                 $11.50
           Fiscal 1997:
             First Quarter                                             $14.25                 $12.25
             Second Quarter (through June 25, 1997)                    $19.25                 $13.50

        The ability of the Company to pay cash dividends to shareholders is limited by its ability to receive dividends from its subsidiary. As discussed in Note K of Notes to the Consolidated Financial Statements, the State of Ohio places certain limitations on the payment of dividends by Ohio state-chartered banks. The Company paid a split-adjusted cash dividend of $.064 per share during the six-month period ended June 30, 1995. Commencing with the fourth quarter of 1995, the Company has declared the following quarterly cash dividends:

Quarter      Dividend
 Ended       Declared

 12/31/95      $0.04
 3/31/96        0.05
 6/30/96        0.05
 9/30/96        0.05
 12/31/96       0.06
 3/31/97        0.06
 6/30/97        0.06

Future cash and stock dividends will be subject to determination and declaration by the Board of Directors. In determining any future dividend the Board will consider, among other factors, the Company's financial condition and results of operations, investment opportunities, capital requirements, and regulatory limitations.

        On April 25, 1997, the last full trading day prior to the public announcement of the Merger Agreement, the last sale price per share of Oak Hill Common Stock on The Nasdaq National Market was $14.50. The closing price per share of Oak Hill Common Stock on The Nasdaq National Market on June 25, 1997 was $19.25. The number of record holders of Oak Hill Common Stock as of June 25, 1997, was approximately 1,400.

        Shareholders of the Company and the shareholders of Unity are advised to obtain current market quotations for shares of Oak Hill Common Stock. No assurance can be given concerning the market price of shares of Oak Hill Common Stock before or after the Effective Time. The market price of Oak Hill Common Stock will fluctuate between the date of this Prospectus/Proxy Statement and the Effective Time and thereafter.

        Unity has approximately 31 shareholders of record at June 25, 1997. There is no established public trading market for Unity Common Shares and, accordingly, market price information is not available for Unity Common Shares. Commencing with the six-month period ending June 15, 1995, Unity has declared the following cash dividends:

6/15/95           $ .20
12/15/95          $1.00
6/15/96           $1.00
12/15/96          $1.00
6/15/97           $1.00

                                  RISK FACTORS

        The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Many of the important factors discussed below have been discussed in the Company's prior filings with the Commission. In addition to the other information in this Prospectus/Proxy Statement, shareholders of the Company and the shareholders of Unity should carefully consider the following factors in evaluating the Company and its business before making a decision regarding the vote on the Merger. The following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause the Company's actual consolidated results of operations to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

        Growth Strategy. The Company has pursued and continues to pursue a strategy of growth. The success of the Company's growth strategy will depend largely upon its ability to manage its credit risk and control its costs while providing competitive products and services. This growth strategy may present special risks, such as the risk that the Company will not efficiently handle growth with its present operations, the risk of dilution of book value and earnings per share as a result of an acquisition, the risk that earnings will be adversely affected by the start-up costs associated with establishing new products and services, the risk that the Company will not be able to attract and retain qualified personnel needed for expanded operations, and the risk that its internal monitoring and control systems may prove inadequate.

        Potential Impact of Changes In Interest Rates. The Company's results of operations are dependent to a large degree on net interest income, the difference between interest income from loans and investments and interest expense on deposits and borrowings. One common measurement of interest rate risk, known as the interest rate gap, is the difference between interest-earning assets and interest-bearing liabilities repricing or maturing within various time frames, expressed as a percentage of total assets. At December 31, 1996, the Company had a negative cumulative interest rate gap of 1.56% for one year. As a result of this cumulative negative interest rate gap position, the rate of increase in the costs associated with the Company's deposits could be expected to increase more rapidly than the rate of increase in the Company's income from loans and investments in a period of rising interest rates. Consequently, a significant increase in market rates of interest could adversely affect net interest income.

        Control by Management; Anti-Takeover Provisions. Evan E. Davis, John D. Kidd, and D. Bruce Knox (the "Principal Shareholders") will own in the aggregate approximately 57% of the outstanding shares of the Oak Hill Common Stock after the Merger. Accordingly, because holders of Oak Hill Common Stock are not permitted to vote their shares cumulatively in the election of directors, the Principal Shareholders will retain the power to elect the entire Board of Directors of the Company and to determine the outcome of any other matters submitted to the Company's shareholders for approval. In addition to Ohio and federal laws and regulations governing changes in control of insured depository institutions, the Company's Articles of Incorporation and Code of Regulations contain certain provisions which may delay or make more difficult an acquisition of control of the Company. For example, the Company's Articles of Incorporation do not exempt the Company from the provisions of Ohio's "control share acquisition" and "merger moratorium" statutes. Assuming that the Principal Shareholders continue to retain at least a majority of the outstanding voting shares of the Company, such ownership position could be expected to deter any prospective acquiror from seeking to acquire ownership or control of the Company, and the Principal Shareholders would be able to defeat any acquisition proposal that requires approval of the Company's shareholders. In addition, the Principal Shareholders may make a private sale of shares of Oak Hill Common Stock which they own, including to a person seeking to acquire ownership or control of the Company. The Company has 3,000,000 shares of authorized but unissued preferred stock, par value $ .01 per share, which may be issued in the future with such rights, privileges and preferences as are determined by the Board of Directors of the Company These shares may have the effect of making more difficult or discouraging any acquisition of the Company which is determined to be undesirable by the Board of Directors.

        Credit Risk; Exposure To Economic Conditions in Jackson, Scioto and Ross Counties, Ohio. A significant risk facing lenders generally is credit risk, that is, the risk of losing principal and accrued interest if borrowers fail to perform according to the terms of the loan agreements. The Bank's concentration of loans in Jackson, Scioto, and Ross Counties, Ohio, exposes it to risks resulting from changes in the local economies. Per capita income in Jackson, Scioto and Ross Counties is typically less than the statewide average, while unemployment in the same three counties is typically higher than the statewide unemployment level. While the Bank's market area for loans extends throughout most of southeastern Ohio and Butler County, Pickaway County and Warren County, Ohio, its lending operations are concentrated in Jackson, Scioto, and Ross Counties, Ohio.

        Competition. Banking institutions operate in a highly competitive environment. The Company competes with other commercial banks, credit unions, savings institutions, finance companies, mortgage companies, mutual funds, and other financial institutions, many of which have substantially greater financial resources than the Company. Certain of these competitors offer products and services that are not offered by the Company and certain competitors are not subject to the same extensive laws and regulations as the Company. Additionally, consolidation of the financial services industry in Ohio and in the Midwest in recent years has increased the level of competition. Recent and proposed regulatory changes may further intensify competition in the Company's market area.

        Shares Eligible for Future Sale. The market price of the Oak Hill Common Stock could be adversely affected by the sale of additional shares of Oak Hill Common Stock owned by the Company's current shareholders. The Principal Shareholders are permitted to sell certain limited amounts of Oak Hill Common Stock without registration, pursuant to Rule 144 under the Securities Act.

        Dependence on Management. The Company's success depends to a great extent on its senior management, including its Chairman, Evan E., Davis, President, John D. Kidd, Executive Vice President, Richard P. LeGrand and H. Tim Bichsel, Secretary and Treasurer. The loss of their individual services could have a material adverse impact on the Company's financial stability and its operations. In addition, the Company's future performance depends on its ability to attract and retain key personnel and skilled employees, particularly at the senior management level. The Company's financial stability and its operations could be adversely affected if, for any reason, one or more key executive officers ceased to be active in the Company's management. The Company does not own or currently plan to acquire "key man" life insurance on the lives of any of its key employees.

        Unity's Financial Performance and Integration. As a savings bank, Unity is subject to many of the same risks as the Company, including interest rate risk, credit risk and competition. Although Unity has been profitable to date, there is no guarantee that Unity will continue to be profitable and that the integration of Unity and the Company will be successful.

                                   THE MERGER

BACKGROUND OF THE MERGER

        The Company, an Ohio corporation, is a bank holding company that engages directly in the business of commercial banking and other permissible activities closely related to banking, through its wholly owned subsidiary, the Bank. The Company and the Bank have twelve banking locations in Southeastern Ohio. The Company faces strong competition from other banking institutions, including local and regional banks and bank holding companies, as well as some of the largest banking organizations in the United States. As of March 31, 1997, the Company had approximately $262.8 million in total assets.

        Unity is an Ohio savings bank with four banking locations in Southeastern Ohio. As of March 31, 1997, Unity had approximately $65.1 million in total assets.

        The Company and Unity believe that the combination of Unity with the Bank will enable the Company to reach a wider customer base and thus strengthen its position in the banking industry in Southeastern Ohio.

        The terms and conditions of the Merger were determined in arms' length negotiations between the management teams and Boards of Directors of the Company and Unity with advice from their respective financial advisors and lawyers, after evaluations of the current financial condition, earnings potential and market position of the Company and Unity, as well as the business prospects of the combined company.

THE COMPANY'S REASONS FOR THE MERGER; RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

        The management of the Company believes that the Merger offers significant benefits to the Company. In approving the Merger and the Merger Agreement, the Company's Board considered a number of factors. The Company's Board did not assign any relative or specific weight to any of the factors. The factors considered included:

        1. Financial Terms of the Merger. The Company's Board of Directors evaluated the information it received from Trident Financial Corporation, indicating that the terms of the transaction were fair to the Company's shareholders.

        2. Certain Financial and Other Information. The financial and other information concerning the Company and Unity considered by the Company's Board included, but was not limited to, information with regard to recent stock performance, valuation analysis, pro forma analysis, and comparative financial and operating performance.

        3. Economic and Competitive Environment. The Company's Board took into account the current and prospective economic environment facing the financial services industry generally, and the respective capacities of the Company and Unity to compete effectively given the rapid changes in the industry.

        4. Regulatory Approvals. The Company's Board evaluated the likelihood of obtaining the regulatory approvals that would be required with respect to the Merger.

        Based upon the above analysis, the Company's Board of Directors concluded that the Merger was favorable to its shareholders and would allow the Company to enhance its ability to meet the financial needs of its customers. The Company also believes the combination of the Bank and Unity will solidify the Company's presence in the financial services industry in Southeastern Ohio. For the reasons described above, the Company's Board of Directors at its meeting held on March 11, 1997 unanimously determined that the Merger and the Merger Agreement are advisable and fair and in the best interests of the Company and its shareholders and approved the Merger and the Merger Agreement and recommended that holders of Oak Hill Common Stock adopt the Merger Agreement.

UNITY'S REASONS FOR THE MERGER; RECOMMENDATION OF UNITY'S BOARD OF DIRECTORS

        Unity has been approached from time to time by other financial institutions, including the Company, which have expressed an interest in affiliating with Unity. When faced with such overtures, the Board has carefully considered Unity's future prospects in view of prevailing and anticipated regulatory, economic and competitive conditions to determine the course of action that was in the best interests of its shareholders. In prior years, the Board has determined, relative to the proposals of interested acquirors, that the shareholders of Unity would best be served by Unity remaining independent.

        In January 1997 the Company again approached Unity to discuss a possible affiliation. In once again considering the merits of a merger, the Board considered the many changes that have affected the thrift industry recently as regulatory matters continue to become increasingly complex and as technology assumes an ever-increasing role in the delivery of financial products and services. The Board also discussed the competitive challenges which Unity will be likely to encounter in the future, as well as the lack of liquidity with respect to Unity's Common Shares. The Board reached the conclusion that, at this time, the shareholders and customers of Unity would be best served by affiliating with a larger financial institution.

        Unity engaged McDonald & Company Securities, Inc. ("McDonald & Company"), an investment banking firm experienced in financial institution mergers and acquisitions, to advise the Board concerning a possible affiliation. McDonald & Company performed an analysis of Unity relative to comparable financial institutions and prepared an extensive comparable merger transaction analysis to help the Board assess Unity's valuation in an acquisition context. In conjunction with McDonald & Company, the Board compiled a list of other financial institutions which had a presence in Southern Ohio as prospective merger partners, without regard to whether such companies had previously indicated an interest in acquiring Unity. The Board, with the assistance of McDonald & Company, evaluated the different characteristics of the institutions which had been identified to determine their suitability as merger partners. The Board of Unity considered a number of factors, including, but not limited to, the market performance of each company's stock, the characteristics of the market served by the company, the products and services offered by the company and the prospects for Unity's employees. After considering and weighing various factors, the Board concluded that the Company was the most suitable acquiror and decided to enter into negotiations with the Company.

        The Company has a strong record of profitability and growth. Since its initial public offering price of $9.75 per share in October 1995, the Oak Hill Common Stock has achieved a market value of $19.25 per share as of June 25, 1997. In conjunction with McDonald & Company, the Board evaluated the Company's prospects for increased profitability and growth.

        The Merger presents an opportunity for the shareholders of Unity to exchange their Unity Common Shares in a non-taxable transaction Oak Hill Common Stock at a premium relative to Unity's book value per share. Shares of Oak Hill Common Stock, which will total more than 3,000,000 after the Merger, are listed on The Nasdaq National Market under the symbol "OAKF" and are beneficially owned by approximately 1,400 shareholders. These characteristics indicate an established market for Unity shareholders who want to sell all or part of their stock after the Merger. Those shareholders who continue to hold their shares, however, will realize a significant return on their investment while deferring the tax consequences of that gain.

        The asset size of the Company is another important consideration to the Board. The Company is large enough to support the staff and the technology necessary to offer products and services that Unity does not offer. Commercial banking, participation in the secondary market and automated teller machines are just a few examples of the products and services that will be available to Unity's customers as a result of the Merger. While its size enables the Company to conduct these activities effectively and profitably, the Company is not too large to be compatible with Unity. Like Unity, the Company has served the financial service needs of small communities throughout Southern Ohio, and there are many similarities between the business philosophy and customer-service orientation of Unity and the Company.

Moreover, because of its size, the Company can offer Unity's employees more diverse opportunities for career advancement.

        Geographically, the Company and Unity fit well together. Jackson, Ohio is the only market where Unity and the Company both have branches. The proximity of the Company's headquarters to Unity's offices will facilitate the communications, employee training and technological support which are necessary to a smooth transition and to the successful expansion of products and services in the Unity offices. In addition, a significant number of the Company's shareholders are residents of Southern Ohio, which the Board believes will help foster the community orientation that has been the hallmark of Unity's business.

        The Board recognized that these features would provide the foundation for a combination that would benefit Unity's shareholders, its employees, its customers and the communities it services. On April 28, 1997, at the conclusion of arm's length negotiations between Unity and the Company, the Board of Unity met to consider approval of the terms of the Merger Agreement. At that meeting, representatives of McDonald & Company met with the Board to review the financial components of the Merger and advised the Board that, in the opinion of McDonald & Company as of that date, the Exchange Ratio was fair to the Unity shareholders from a financial point of view.

        Based on all the foregoing, the directors of Unity concluded that the terms of the Merger, as set forth in the Merger Agreement, were in the best interests of Unity and its shareholders.

OPINION OF FINANCIAL ADVISOR FOR OAK HILL

        The Company retained Trident Financial Corporation ( "Trident" ) on April 4, 1997 to act as the Company's financial advisor in connection with a possible business transaction with Unity, including rendering its opinion to the Company's Board of Directors as to the fairness to the Company, from a financial point of view, of the Merger Consideration. As part of its engagement, Trident performed a valuation analysis of Unity in an acquisition context. On April 15, 1997, Trident delivered its valuation report to the Company's Board of Directors. In its report Trident reviewed the terms of the Merger, provided market information with respect to thrift mergers and acquisitions, compared the Company's offer to the valuation of Unity, and estimated the pro forma effect of the Merger. In addition, Trident rendered its written opinion to the Company's Board of Directors to the effect that, as of that date, the consideration to be paid by the Company, pursuant to the Merger Agreement, was fair from a financial point of view to its shareholders. The Merger Consideration was determined pursuant to a negotiated process conducted by Unity and its advisors. Trident did not advise the Company during the negotiation process.

        Trident delivered its updated written opinion to the Company's Board of Directors as of the date of this Prospectus/Proxy Statement stating that, as of such date, the consideration to be paid by the Company in the Merger is fair from a financial point of view to its shareholders. Trident has consented to the inclusion of such opinion and the related disclosure in this Prospectus/Proxy Statement.

        TRIDENT'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF THE COMPANY AND IS DIRECTED ONLY TO THE FAIRNESS TO THE COMPANY'S SHAREHOLDERS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION TO BE PAID BY THE COMPANY BASED ON CONDITIONS AS THEY EXISTED AND COULD BE EVALUATED AS OF THE DATE OF THE OPINION. TRIDENT'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING, NOR DOES TRIDENT'S OPINION ADDRESS THE UNDERLYING BUSINESS DECISION TO EFFECT THE MERGER. THIS SUMMARY OF TRIDENT'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION, WHICH IS ATTACHED TO THIS PROSPECTUS/PROXY STATEMENT AS APPENDIX C. THE COMPANY'S SHAREHOLDERS ARE URGED TO READ TRIDENT'S OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE AND MATTERS CONSIDERED AND THE LIMITS ON THE REVIEW UNDERTAKEN IN RENDERING SUCH OPINION.

        In connection with rendering its opinion, Trident reviewed and analyzed, among other things, the following: (i) the Merger Agreement; (ii) this Prospectus/Proxy Statement; (iii) certain publicly available information concerning Unity, including the audited financial statements of Unity for each of the years in the three-year period ended December 31, 1996, and unaudited financial statements for the three months ended March 31, 1997; (iv) certain publicly available information concerning the Company, including the audited financial statements of the Company for each of the years in the three-year period ended December 31, 1996, and unaudited financial statements for the three months ended March 31, 1997; (v) certain other internal information, primarily financial in nature, concerning the business and operations of Unity and the Company furnished to Trident by Unity and the Company for purposes of Trident's analysis; (vi) certain information with respect to the limited trading market for Unity Common Stock; (vii) certain information with respect to the pricing and trading of Oak Hill Common Stock; (viii) certain publicly available information with respect to other companies that Trident believed to be comparable to Unity and the Company and the trading markets for such other companies' securities; and (ix) certain publicly available information concerning the nature and terms of other transactions that Trident considered relevant. Trident had discussions with certain officers and employees of Unity and the Company to review the foregoing, as well as other matters which it believed relevant to its inquiry, such as: (i) the current business operations, financial condition, and future prospects of the Company and Unity; (ii) the results of Trident's due diligence examination of Unity; and (iii) the expected cost savings and revenue enhancements resulting from the Merger. Trident also took into account its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry, its experience in connection with similar transactions, and its knowledge of securities valuation generally.

        In its review and analysis, and in arriving at its opinion, Trident assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it, or that was publicly available, and did not attempt independently to verify any such information. Trident did not conduct a physical inspection of the properties or facilities of the Company or Unity, nor did it make or obtain any independent valuations or appraisals of any of such properties or facilities.

        The following is a summary of the material valuation, financial and comparative analyses performed by Trident in arriving at its fairness opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Trident believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses without considering all of the analyses, or the summary without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in Trident's report and its opinion. Therefore, the ranges of valuations resulting from any single analysis described below should not be taken to be Trident's view of the actual value of Unity or the combined company. In performing its analyses, Trident made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or Unity. The results of the specific analyses performed by Trident may differ from the Company's or Unity's actual values or actual future results as a result of changing economic conditions, changes in company strategy and policies, as well as a number of other factors. Such individual analyses were prepared to provide valuation guidance solely as part of Trident's overall valuation analysis and the determination of the fairness of the consideration to be paid by the Company's shareholders, and were provided to the Company's Board of Directors in connection with the delivery of Trident's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Trident's opinion and report to the Company's Board of Directors were among the many factors taken into consideration by the Company's Board of Directors in making its determination to approve the Merger Agreement.

        Financial Analysis of Unity. Trident examined Unity's financial performance for the period December 31, 1992 through December 31, 1996 by analyzing the composition of its balance sheet, adjusting and normalizing its earnings, and calculating a variety of operating and financial ratios for Unity.

        Peer Group Analysis. Trident evaluated Unity's strengths and weaknesses by comparing its financial performance to that of the following groups of state-chartered savings banks: (i) all United States institutions; (ii) all institutions in the Midwest; (iii) all Ohio institutions; (iv) all United States institutions with total assets between $50 million and $100 million; and (v) Ohio institutions with total assets between $50 million and $100 million (the "Aggregates"). This analysis compared a number of Unity's historical financial ratios at September 30, 1996 to those of the Aggregates, including but not limited to: (i) the balance sheet composition as a percentage of total assets;
(ii) the loan portfolio as a percentage of total assets; (iii) the investment portfolio as a percentage of total assets; and (iv) asset quality. Trident also compared Unity's growth rates between December 31, 1993 and September 30, 1996, its yields on assets and costs of liabilities and its income and expense data for 1995 and the nine months ended September 30, 1996 to those of the Aggregates.

        Valuation of Unity. Trident estimated the fair market value of Unity in an acquisition context using three different approaches to value: the asset approach, the income approach and the market approach.

        The asset approach considers the market value of a company's assets and liabilities, as well as any intangible value the company may have. Trident estimated Unity's net asset value by adjusting the carrying value of its assets and liabilities to reflect current market values. In addition, the net asset value of Unity was adjusted downward based on an estimate of transaction and other costs. Based on those adjustments, Trident estimated Unity's fully diluted net asset value to be approximately $6.7 million or $71.82 per share. After determining Unity's net asset value, Trident added an intangible premium to reflect the estimated value of its customer relationships. According to the asset approach, the total value of Unity is the sum of its net asset value and its intangible value. Based on a branch purchase methodology and intangible ( core deposit ) premiums observed in the market for thrift acquisitions, as well as Trident's knowledge of Unity, Trident applied premiums equal to 6.0% and 11.0% of core deposits to Unity's estimated fully diluted net asset value. Using the asset approach, Trident established a reference range of $99.50 to $123.00 per share for Unity Common Stock.

        Trident also used an income approach in its valuation of Unity by capitalizing its previous twelve months earnings (adjusted to exclude non-recurring income and expense items) plus merger cost savings of 25% to 50% as a result of an acquisition (the "Normalized Earnings"). The Normalized Earnings were capitalized at rates of 8% to 14%. The capitalization rates chosen were estimates of the required rates of return for holders or prospective holders of shares of financial institutions similar to Unity, based on a number of factors including prevailing interest rates, the pricing ratios of publicly traded financial institutions, the financial condition and operating results of Unity, as well as Trident's general knowledge of valuation, the securities markets, and acquisition values in other mergers of financial institutions. Trident adjusted the resulting value to reflect certain merger-related expenses. Using the income approach, Trident established a reference range of $72.00 to $109.00 per share for Unity Common Stock.

        In the market approach, Trident analyzed certain median pricing ratios (e.g., price to book value, price to tangible book value, price to reported earnings, price to assets, and the premium paid over tangible book value as a percentage of core deposits) resulting from selected completed thrift merger transactions, as well as recently announced pending transactions. In applying the market approach, Trident considered the pricing ratios for the following groups of thrift merger transactions: (i) all pending thrift merger transactions (40 transactions); (ii) all pending thrift mergers announced during the 90 days prior to April 1, 1997 (the date of the market data) (22 transactions); (iii) all pending thrift mergers of Midwestern thrifts (13 transactions); (iv) all pending thrift mergers in which the aggregate consideration was between $5 million and $15 million (6 transactions); (v) all pending thrift mergers in which the target thrift had assets between $30 million and $100 million (9 transactions); (vi) all pending thrift mergers in which the target thrift had a return on assets between 0.75% and 1.00% (8 transactions); (vii) all pending thrift mergers in which the target thrift had a return on equity between 5.5% and 9.5% (7 transactions); (viii) all pending thrift mergers in which the target thrift had a tangible equity ratio between 10% and 13% of assets (7 transactions); and (ix) pending thrift mergers in which the target thrift had a ratio of non-performing assets to assets between zero and 0.5% (15 transactions). Trident also considered the pricing ratios for ten pending or completed thrift merger transactions in which the target thrift was of similar size and capital structure as Unity, and in which the target thrift had similar profitability and asset quality. Trident then compared a number of financial ratios for Unity to those of the target thrift institutions.

        Based on Unity's financial condition and results of operations, as well as other factors relative to the groups of thrift mergers noted above, Trident selected ranges of pricing ratios to apply to Unity. Trident chose price to book value ratios of 135% to 160%, resulting in per share values of $107.00 to $126.75; price to tangible book value ratios of 135% to 160%, resulting in per share values of $106.75 to $126.50; price to earnings multiples of 18 to 26 times earnings, resulting in per share values of $97.00 to $140.25; price to assets ratios of 16% to 20%, resulting in per share values of $111.50 to $139.50; and premiums over tangible book value as a percentage of core deposits of 6% to 11%, resulting in per share values of $107.00 to $130.25. Based on these derived ranges of value, Trident established a reference range of $105.00 to $130.00 per share using the market approach.

        After reviewing the results from the three approaches and considering all relevant facts, Trident reconciled the acquisition values generated by each approach and determined a final range of $107.00 to $123.00 per share as the acquisition value of Unity. Trident did not apply specific weights to the three individual approaches, but rather applied its judgment and experience in determining the final range of value for Unity. On April 15, 1997, the Merger Consideration ($121.13 per share) was within Trident's valuation range for Unity.

        Contribution and Dilution Analysis. Trident presented a pro forma combined balance sheet as of December 31, 1996 and a pro forma combined income statement for the four quarters ended December 31, 1996 assuming a pooling of interests based upon the Exchange Ratio. Trident analyzed the contribution of each of the Company and Unity (on a fully diluted basis assuming projected cost savings and revenue enhancements) to the pro forma combined company for, among other things, ownership, equity, and earnings. Trident also compared the earnings per share of Oak Hill Common Stock to the earnings per share of the common stock of the combined company on a pro forma basis. Based on such analysis and assuming certain projected cost savings and revenue enhancements, the proposed transaction would be slightly accretive to the Company's book value and earnings per share.

        Trident, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, and valuations for corporate and other purposes. Trident has extensive experience in the valuation of financial institutions. The Company's Board of Directors selected Trident to render a fairness opinion because Trident is a nationally recognized investment banking firm specializing in financial institutions, with substantial experience in transactions similar to the Merger. Trident is not affiliated with either the Company or Unity.

        For its services, the Company paid Trident a retainer of $5,000 and a fee of $10,000 upon delivery of its preliminary fairness opinion. A remaining balance of $5,000 is due upon delivery of the final fairness opinion. The Company has also agreed to reimburse Trident for its reasonable out-of-pocket expenses and to indemnify Trident against certain liabilities, including certain liabilities under federal securities laws.

OPINION OF FINANCIAL ADVISOR FOR UNITY

        Unity has retained McDonald & Company to render its opinion with respect to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Unity Common Shares. McDonald & Company rendered its oral opinion to the Unity Board of Directors on April 28, 1997, which it subsequently confirmed in writing, that, as of the date of such opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of Unity Common Shares.

        THE FULL TEXT OF THE OPINION OF MCDONALD & COMPANY UPDATED AS OF THE DATE OF THIS PROSPECTUS/PROXY STATEMENT, WHICH SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEWS UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THIS PROSPECTUS/PROXY STATEMENT, AND SHOULD BE READ IN ITS ENTIRETY. THIS SUMMARY OF THE OPINION OF MCDONALD & COMPANY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. MCDONALD & COMPANY'S OPINION IS DIRECTED TO THE UNITY BOARD OF DIRECTORS AND ADDRESSES ONLY THE EXCHANGE RATIO.

        In arriving at its opinion, McDonald & Company reviewed, among other things, the Merger Agreement together with exhibits and schedules thereto, certain publicly available information relating to the business, financial condition and operations of Unity and the Company, as well as certain other non-public information, primarily financial in nature, furnished to it by Unity and the Company relating to the respective businesses, earnings, assets and prospects of Unity and the Company. McDonald & Company also held discussions with members of senior management of Unity and the Company concerning their respective businesses, assets, financial forecasts and prospects. McDonald & Company also reviewed certain publicly available information concerning the trading of, and the trading market for, Unity Common Shares and Oak Hill Common Stock and certain publicly available information concerning comparable companies and transactions, all as set forth in McDonald & Company's opinion.

        McDonald & Company was not engaged to and did not conduct a physical inspection of any of the assets, properties, or facilities of either Unity or the Company and was not engaged to and has not made, obtained or been furnished with any independent evaluation or appraisal of any of such assets, properties, or facilities or any of the liabilities of Unity or the Company. McDonald & Company has assumed and relied, without independent investigation, upon the accuracy and completeness of the financial and other information provided to it or publicly available, has relied upon the representations and warranties of Unity and the Company contained in the Merger Agreement, and has not independently attempted to verify such information. McDonald & Company has also assumed that all of the conditions to the Merger as set forth in the Merger Agreement, including the tax-free treatment of the Merger to the holders of Unity Common Shares, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Merger Agreement. No limitations were imposed by Unity upon McDonald & Company with respect to the scope of McDonald & Company's investigation, nor were any specific instructions given to McDonald & Company in connection with its fairness opinion.

         In connection with rendering its opinion, McDonald & Company considered a variety of financial analyses, which are summarized below. McDonald & Company believes that its analyses must be considered as a whole and that selecting portions of such analyses and of the factors considered by McDonald & Company without considering all such analyses and factors may create an incomplete view of the analytical process underlying McDonald & Company's opinion. In its analyses, McDonald & Company made numerous assumptions with respect to industry performance, business and economic conditions, and other matters. Any estimates contained in McDonald & Company's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.

        The following is a summary of selected analyses considered by McDonald & Company and discussed with the Unity Board of Directors, in connection with McDonald & Company's opinion dated April 28, 1997:

        COMPARISON WITH SELECTED COMPANIES. McDonald & Company compared the financial performance and stock market valuation of the Company with corresponding data for the following selected financial service companies: ANB Corporation, Belmont Bancorp., Bryn Mawr Bank Corporation, Cass Commercial Corporation, Capitol Bancorp, Ltd., Comm Bancorp Inc., Commercial BancShares Inc., Century Financial Corporation, NSD Bancorp, Inc., Peoples Bank Corporation of Indianapolis, Southside Bancshares Corp., S.Y. Bancorp, Inc., and United Bancorp, Inc. In addition, McDonald & Company compared the same data of Unity with corresponding data for the following selected companies: East Side Financial, Inc., GF Bancorp, Inc., HFB Financial Corporation, Illinois Community Bancorp, Inc., Mid-Central Financial Corp., NorthWest Indiana Bancorp, Peoples Savings Bank of Troy, Pioneer Financial Corporation, TSB Financial Incorporated, West Town Bancorp, Inc., as well as Community Investors Bancorp, Classic Bancshares, Inc., Enterprise Federal Bancorp, FFW Corp., Wood Bancorp, Inc., Laurel Capital Group, Inc., MFB Corp., OHSL Financial Corp., Pittsburgh Home Financial Corp, and Three Rivers Financial Corp. At the time, none of the companies listed above had announced a merger transaction or disclosed an interest in pursuing a possible merger transaction which would have significantly affected its stock market valuation.

        CONTRIBUTION ANALYSIS. McDonald & Company analyzed the contribution of each of Unity and the Company to, among other things, the shareholders' equity and after-tax income of the pro forma combined company. This analysis showed that, among other factors, Unity would have contributed 24.1% of the stated shareholders' equity of the pro forma combined company as of March 31, 1997 and 18.7% of the pro forma net income for the combined company for the 12 months ended March 31, 1997, compared to a proposed ownership of 21.1% of the combined company to be held by holders of Unity Common Shares.

        PRO FORMA MERGER ANALYSIS. McDonald & Company analyzed certain pro forma effects resulting from the Merger on the pro forma combined company over a five-year period from 1997 through 2001. This analysis, based upon the financial forecasts of management of Unity and the Company and including estimates of cost savings provided by the management of Unity and the Company, showed approximately 3.1% dilution for the Company in pro forma earnings per share in 1997 and approximately 0.6% dilution in pro forma earnings per share in 1998. McDonald & Company also analyzed the changes in the per share amount of earnings, book value and indicated dividend represented by one Unity Common Share after the Merger. The analysis was performed on the basis of financial information for both companies as of and for the 12-month periods ended December 31, 1994, 1995 and 1996 and the 12 -month period ended March 31, 1997. The analysis indicated that, among other things, exchanging one Unity Common Share at the Exchange Ratio for shares of Oak Hill Common Stock on a pro forma basis would have resulted in a 48.7% increase in earnings per share for each Unity Common Share for the 12 months ended March 31, 1997, a 10.1% decrease in fully diluted book value per share for each Unity Common Shares as of March 31, 1997 and a dividend increase of 2.0% per share of Unity Common Shares based on the Company's indicated annual dividend rate as of the date of the opinion.

        ANALYSIS OF SELECTED MERGER TRANSITIONS. McDonald & Company reviewed five groups of selected pending thrift acquisition transactions involving (i) selling thrifts, headquartered in the Midwest region of Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, North Dakota, Nebraska, Ohio, Pennsylvania, South Dakota, West Virginia and Wisconsin, (ii) selling thrifts with total assets less than $250 million, (iii) selling thrifts with an equity to assets ratio of between 9.00% and 15.00%, (iv) selling thrifts with a return on average assets ratio of between 0.50% and 1.00%, and (v) selling thrifts with a ratio of non-performing assets to total assets of less than 1.00%. McDonald & Company reviewed the ratios of the offer value to stated book value and tangible book value, the multiple of the last 12 months earnings of the acquired company (adjusted for the SAIF charge), and the ratio of offer value to assets in each such transaction, and computed the mean and median ratios and multiples for each group. The calculations yielded ranges of median ratios of price to stated book value and tangible book value of 119% to 152% and 119% to 156%, respectively. Median multiples of earnings among the five groups ranged from 20.3x to 25.5x; and median ratios of offer value to assets ranged from 17.0% to 19.5%. This analysis showed an imputed reference range of $126.00 to $154.00 per Unity Common Share.

        NO COMPANY OR TRANSACTION USED IN THE ABOVE ANALYSES AS A COMPARISON IS IDENTICAL TO UNITY, THE COMPANY OR THE MERGER. ACCORDINGLY, AN ANALYSIS OF THE RESULTS OF THE FOREGOING NECESSARILY INVOLVES COMPLEX CONSIDERATIONS AND JUDGMENTS CONCERNING THE DIFFERENCES IN FINANCIAL AND OPERATING CHARACTERISTICS OF THE COMPANIES TO WHICH THEY ARE BEING COMPARED. MATHEMATICAL ANALYSIS (SUCH AS DETERMINING THE MEAN OR MEDIAN) IS NOT, IN ITSELF, A MEANINGFUL METHOD OF USING COMPARABLE COMPANY OR COMPARABLE TRANSACTION DATA.

        DISCOUNTED CASH FLOW ANALYSIS. Using discounted cash flow analysis, McDonald & Company estimated the present value of the future streams of after-tax cash flows that Unity could produce over a five-year period from 1997 through 2001, under various assumptions, based upon Unity's management forecasts. McDonald & Company then estimated the terminal value of Unity after the five year period by applying an estimated perpetual growth rate to the sixth year's projected after-tax cash flow and then applied to this value multiples ranging from 8.1X to 10.1X. The five year cash flow streams and terminal values were then discounted to present values using different discount rates chosen to reflect different assumptions regarding the estimated required rates of return of prospective buyers of Unity. On the basis of such varying assumptions, this discounted cash flow analysis indicated a reference range of $98.32 to $122.46 per Unity Common Share. This analysis was based upon management forecasts including variations and assumptions made by McDonald & Company which included adjustments to reflect the anticipated effects of potential merger related cost savings estimated by Unity and the Company. Management's forecasts are based upon many factors and assumptions, many of which are beyond the control of Unity or the Company.

        In addition to performing the analyses summarized above, McDonald & Company also considered its analyses of the general market for bank and thrift mergers, Unity's relative share of the deposit market that it serves and the general economic conditions and prospects of the markets.

        In performing its analyses, McDonald & Company made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. The analyses performed by McDonald & Company are not necessarily indicative of actual values, which may be significantly more or less favorable than the values suggested by such analyses. Such analyses were prepared solely as part of McDonald & Company's opinion.

        The term "fair from a financial point of view" is a standard phrase contained in investment banking fairness opinions and refers to the fact that McDonald & Company's opinion as to the fairness of the Exchange Ratio is addressed solely to the financial attributes of the Exchange Ratio. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. In addition, as described above, McDonald & Company's opinion and related presentation to the Unity Board of Directors were one of many factors taken into consideration by the Unity Board in making its determination to approve the Merger Agreement. Consequently, the McDonald & Company analyses described above should not be viewed as determinative of the Unity Board's conclusions with respect to the value of Unity or of the decision of the Unity Board to agree to the Exchange Ratio.

        McDonald & Company's opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date of the opinion. In addition, the opinion does not address the underlying business decision to effect the Merger or any other terms of the Merger. McDonald & Company's opinion does not represent its opinion as to what the value of Unity Common Shares or Oak Hill Common Stock may be at the Effective Time.

        In connection with its opinion dated as of the date of this Prospectus/Proxy Statement, McDonald & Company performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered herewith.

        McDonald & Company, as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. McDonald & Company has extensive experience with the valuation of financial institutions. Unity's Board of Directors selected McDonald & Company as its financial advisor because of McDonald & Company's industry expertise with respect to financial institutions and because of its substantial experience in transactions similar to the Merger. McDonald & Company is not affiliated with either Unity or the Company.

        In the ordinary course of business, McDonald & Company makes a market in Oak Hill Common Stock and may actively trade securities of the Company or Unity for its own account and for the accounts of its customers. At any time and from time to time, McDonald & Company may hold a short or long position in such securities. In addition,

McDonald & Company has provided investment banking services to the Company in the past, serving as managing underwriter for an initial public offering of Oak Hill's Common Stock, McDonald & Company received customary fees from the Company for these services. McDonald & Company may provide other investment banking services to the Company in the future.

        For its services as financial advisor, Unity has paid McDonald & Company a fee of $40,000 upon rendering of the oral opinion. Assuming the consummation of the Merger and based upon the value of the Merger assuming a per share merger price of [price of Oak Hill Common Stock just before printing proxy], additional fees equal to approximately $160,000 would be payable to McDonald & Company upon consummation of the Merger. Unity has also agreed to reimburse McDonald & Company for its reasonable out-of-pocket expenses and to indemnify McDonald & Company against certain liabilities, including certain liabilities under federal securities laws.

REQUIRED VOTE

        Under the OGCL and Unity's Amended and Restated Articles of Incorporation ("Unity Articles"), adoption of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the outstanding Unity Common Shares. As of the Unity Record Date the directors and executive officers of Unity and their affiliates beneficially owned 63,525.8 Unity Common Shares, which represent 68.1% of the total issued and outstanding shares.

        The affirmative vote of the holders of a majority of the shares of Oak Hill Common Stock voting on the Merger Agreement is necessary to adopt the Merger Agreement. As of the Oak Hill Record Date, the directors and executive officers of the Company and their affiliates beneficially owned 1,816,623 shares of Oak Hill Common Stock (excluding shares subject to stock options), which represent 63.2% of the total issued and outstanding shares of such stock entitled to vote at the Oak Hill Special Meeting.

THE MERGER AGREEMENT

        The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached as Appendix A to this Prospectus/Proxy Statement and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement. Shareholders are urged to read the Merger Agreement carefully.

        The Merger Agreement provides that, following the approval of the issuance of the Merger Consideration by the shareholders of the Oak Hill Common Stock and adoption of the Merger Agreement by the shareholders of Unity, and the satisfaction or waiver of the other conditions to the Merger, Unity will be merged with and into the Bank, with the Bank continuing as the surviving corporation of the Merger and continuing as a wholly-owned subsidiary of the Company.

        Upon the satisfaction or waiver of all conditions to the Merger, the Merger will become effective upon the filing of a certificate of merger by the Bank and Unity with the Secretary of State of the State of Ohio in accordance with the OGCL. The Effective Time of the Merger is expected to occur on or about __________ __, 1997.

        MERGER CONSIDERATION GENERALLY. Each outstanding Unity Common Share shall be converted into the right to receive 8.5 shares of Oak Hill Common Stock (the "Exchange Ratio"), with the 8.5 shares subject to adjustment downward if the average of the daily average of the closing bid and asked prices of the Oak Hill Common Stock, as reported on The Nasdaq National Market, for the 20 most recent full trading days in which such shares are traded on The Nasdaq National Market, ending on the date three days prior to Closing of the Merger (the "Average Closing Price") is greater than $16.01. In that event, each outstanding share of Unity Common Shares shall be converted into the right to receive such number of shares as is equal to the product of multiplying 8.5 shares by a fraction, the numerator of which is $16.01 and the denominator of which is the Average Closing Price. The Exchange Ratio shall be further adjusted to reflect any non-cash distribution, stock splits or stock dividends on the Oak Hill Common Stock occurring or having a record date after the date hereof and prior to the Effective Time.

        FRACTIONAL SHARES. No fractional shares of Oak Hill Common Stock shall be issued. Each holder of Unity Common Shares who would otherwise be entitled to receive a fractional part of a share of Oak Hill Common Stock shall instead be entitled to receive cash in an amount equal to the product resulting from multiplying such fraction by the Average Closing Price per share of Oak Hill Common Stock. No interest shall be payable with respect to such cash payment.

        COMMON STOCK OF THE BANK. At the Effective Time, each share of common stock, $1,000 par value, of the Bank that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger, continue to be the issued and outstanding shares of the Bank without change.

        CONDITIONS TO CONSUMMATION OF THE MERGER. The respective obligations of the Company, the Bank and Unity to consummate the Merger are subject to the fulfillment or waiver by the parties of certain mutual conditions, including:
(i) the approval and adoption by the requisite vote of the shareholders of Unity and the shareholders of the Company of the Merger and the Merger Agreement; (ii) the approval of the applications submitted to the FDIC, the Federal Reserve Board, and other regulatory authorities; (iii) the absence of any effective preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction and any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority that would prevent the consummation of the Merger; (iv) the delivery of a fairness opinion from Trident Financial Corporation to the Company and the delivery of a fairness opinion from McDonald & Company Securities, Inc. to Unity; (viii) receipt of an opinion from Porter, Wright, Morris & Arthur concerning the tax consequences of the Merger; and (ix) delivery of a written affirmation from Medical Mutual of Ohio regarding medical insurance coverage to the Company and the delivery of a written affirmation from Ohio League Trust to Unity of the continued availability of medical insurance coverage for certain Unity employees.

        The obligation of Unity to consummate the Merger is further subject to the satisfaction or waiver of certain additional conditions, including the following: (i) the Company and the Bank shall have performed and complied in all material respects with all their obligations, covenants, and agreements required to be performed and complied with by them under the Merger Agreement; (ii) the representations and warranties made by the Company and the Bank in the Merger Agreement shall not, as of the date of the Merger Agreement, have been incorrect, untrue or false in any respect; (iii) Unity shall have received a certificate from an officer of the Company that the Registration Statement has been declared effective; (iv) the price of the Oak Hill Common Stock shall not have fallen below a certain price, as fully described in Section 7.05 of the Supplemental Agreement; and (v) no material adverse change in the financial condition of the Company shall have occurred since December 31, 1996; and (vi) receipt of a legal opinion from Porter, Wright, Morris & Arthur, counsel to the Company, with respect to certain matters.

        The obligations of the Company and the Bank to consummate the Merger are further subject to the satisfaction or waiver of certain additional conditions, including the following: (i) Unity shall have performed and complied in all material respects with all its obligations, covenants, and agreements required to be performed and complied with by it under the Merger Agreement; (ii) the representations and warranties made by Unity in the Merger Agreement shall not, as of April 28, 1997, have been incorrect, untrue or false in any respect; (iii) the Company and the Bank shall have received the opinion of Vorys, Sater, Seymour and Pease, counsel to Unity, with respect to certain matters; (iv) each director and his affiliates, for purposes of Rule 145 of the Securities Act of 1933, as amended (the "Securities Act"), shall have delivered to the Company agreements with respect to the resale of their shares of Oak Hill Common Stock received under the Merger; (v) the total number of Unity Common Shares, if any, as to which the right to dissent has been asserted under 1701.85 of the OGCL, shall not exceed five percent (5%) of the total number of Unity Common Shares outstanding; (vi) no material adverse change in the financial condition of Unity shall have occurred since December 31, 1996; (vii) the Company shall have received certain assurances regarding various environmental and real estate issues relating to the property of Unity, as fully described in Sections 8.07, 8.08, and 8.09 of the Supplemental Agreement; (viii) Unity shall have obtained all necessary consents and approvals; (ix) the Company shall have received written agreements from all 5% or greater shareholders of Unity regarding certain matters; (x) total shareholders' equity of Unity for the most recent fiscal quarter prior to the Effective Time shall not be less than the total shareholders' equity of Unity as of December 31, 1996; and (xi) Unity shall have delivered to the Company an executed copy of a written release from Unity's President, D. Bruce Knox, regarding the extinguishment of a certain Executive Salary Continuation Agreement.

        REPRESENTATIONS AND WARRANTIES. In the Merger Agreement, Unity has made certain representations and warranties relating to, among other things: (i) its corporate organization and qualification; (ii) its capitalization; (iii) its subsidiaries; (iv) its corporate power and authority relative to the Merger Agreement; (v) the absence of defaults under its articles of incorporation, regulations, or other charter documents, and note, bond, mortgage, lease, agreement, or other instrument; (vi) its financial statements (vii) its title to properties; (viii) the absence of undisclosed liabilities; (ix) its officers and directors and principal shareholders; (x) absence of certain changes; (xi) taxes; (xii) labor matters; (xiii) litigation; (xiv) environmental matters; (xv) Community Reinvestment Act compliance; (xvi) compliance with laws; (xvii) material contracts; (xviii) employee benefit plans; (xix) insurance policies;
(xx) brokers and certain fees; (xxi) loan loss reserves; (xxii) the tax treatment of the Merger and of certain payments; and (xxiii) capital requirements. In the Merger Agreement, the Company and the Bank have made certain representations and warranties relating to, among other things: (i) their corporate organization and qualification; (ii) their capitalization; (iii) their corporate power and authority relative to the Merger Agreement; (iv) the absence of defaults; (v) material facts; (vi) filing of reports; (vii) insurance of accounts; (viii) absence of undisclosed liabilities; (ix) absence of certain changes; (x) taxes; (xi) litigation; (xii) compliance with laws; (xiii) environmental matters; (xiv) employee benefit plans; (xv) capital requirements;
(xvi) loan loss reserves; and (xvii) tax treatment of the Merger.

        NO SOLICITATION OF TRANSACTIONS. In the Merger Agreement , Unity has agreed that neither it nor any of its subsidiaries nor any of their respective affiliates, directors, officers, employees, representatives, advisors or agents shall, directly or indirectly, encourage, solicit or initiate any discussions, submissions of proposals or offers or negotiations with, or, subject to the fiduciary obligations of the Board of Directors of Unity under applicable law as advised by counsel, participate in any negotiations or discussions with, provide any information or data of any nature whatsoever to, otherwise cooperate in any other way with, or assist, participate in, facilitate or encourage any effort or attempt by, any person, other than the Company and its affiliates, representatives and agents, concerning any merger, consolidation, sale of substantial assets, sale of shares or capital stock or other equity securities, recapitalization, debt restructuring or similar transaction involving Unity.

        CERTAIN AGREEMENTS AND COVENANTS. Pursuant to the Merger Agreement, Unity has agreed that it will conduct its business only in the ordinary course consistent with past practice and has made certain covenants that prohibit or limit, without the consent of the Company, among other things: (i) Unity from entering into material contracts, as defined in the Merger Agreement; and (ii) Unity from entering transactions having a material affect on the operations of Unity.

        TERMINATION. The Merger Agreement shall terminate on December 31, 1997, unless a later date is agreed upon in writing by the parties, and may be terminated and the Merger may be abandoned at any time prior to the Effective Time as follows:

                  (a) by the mutual consent, evidenced in writing, of the Boards of Directors of the Company, the Bank, and Unity;

                  (b) by the Board of Directors of the Company, by giving written notice thereof to Unity, which notice shall specify in reasonable detail the grounds therefor: (i) if any condition precedent to performance by the Company and the Bank has not been satisfied or waived; (ii) if Unity has not fully performed its obligations and agreements under the Merger Agreement; or
(iii) if any of the representations of Unity set forth in the Merger Agreement are untrue or incorrect in any material respect; or

                  (c) by the Board of Directors of Unity, by giving written notice thereof to the Company, which notice shall specify in reasonable detail the grounds therefor: (i) if any condition precedent to performance by Unity has not been satisfied or waived; (ii) if the Company and the Bank have not fully performed their obligations and agreements under the Merger Agreement; or (iii) if any of the representations of the Company set forth in the Merger Agreement are untrue or incorrect in any material respect.

DISSENTERS' RIGHTS

        THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO DISSENTING SHAREHOLDER RIGHTS UNDER THE OGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 1701.85 WHICH IS REPRINTED IN ITS ENTIRETY AS APPENDIX D TO THIS PROSPECTUS.

        Shareholders of Unity who (i) are shareholders of record on the Unity Record Date, (ii) do not vote in favor of adoption of the Merger Agreement, and
(iii) who, within 10 days after the date of the vote on the Merger Agreement is taken, deliver written demand in compliance with the provisions of Section 1701.85(A)(2) of the OGCL, shall be entitled to receive the fair cash value of the shares that were not voted in favor of the Merger. The written demand must set forth the shareholder's address, the number and class of stocks as to which the shareholder seeks relief (the "Dissenting Shares") and the amount the shareholder claims as the fair cash value of the Dissenting Shares.

        If Unity receives a written demand from a shareholder seeking the fair cash value of Dissenting Shares, it may request the surrender of the certificate or certificates that represent the Dissenting Shares. The dissenting shareholder must deliver the certificate or certificates representing the Dissenting Shares to Unity within 15 days of the date of its request therefor or the shareholder's rights with respect to the Dissenting Shares will terminate. If the certificate or certificates representing the Dissenting Shares are delivered to Unity, it must promptly endorse the certificates with a legend to the effect that a demand for the fair cash value for the Dissenting Shares has been made and return the certificates to the dissenting shareholder.

        If Unity and the dissenting shareholder cannot agree on the fair cash value of the Dissenting Shares, then either may, within three months after the date of the service of the demand for fair cash value was made by the dissenting shareholder, file a complaint in the court of common pleas of Vinton County, Ohio. The court will first make a determination if the dissenting shareholder is entitled to receive the fair cash value for the Dissenting Shares. If the court determines that the dissenting shareholder is entitled to fair cash value for the Dissenting Shares, the court will appoint an appraiser or appraisers to make a finding as to the fair cash value of the Dissenting Shares.

        The fair cash value will be determined based on what a willing seller who is under no compulsion to sell would be willing to accept and what a willing buyer who is under no compulsion to purchase would be willing to pay for the Dissenting Shares. In no event will the fair cash value exceed the amount stated in the written demand by the dissenting shareholder. In computing the fair cash value, any appreciation or depreciation in the market value resulting from the Merger shall be excluded.

        The fair cash value that is agreed upon between the parties or that is determined by the court shall be paid within 30 days after the date of the final determination of such value or the consummation of the Merger, whichever occurs last. Payment shall be made only upon and simultaneously with the surrender to Unity of the certificate or certificates representing the Dissenting Shares.

        The costs of the action, including reasonable compensation to the appraisers, will be fixed by the court and will be assessed or apportioned as the court considers equitable.

        A shareholder's right to receive the fair cash value for the Dissenting Shares terminates if (i) the dissenting shareholder does not strictly comply with the requirements of Section 1701.85, (ii) the Merger is abandoned, (iii) the dissenting shareholder withdraws the demand for fair cash value, or (iv) Unity and the dissenting shareholder have not come to an agreement regarding the fair cash value of the Dissenting Shares and neither has filed a complaint with the Vinton County Court of Common Pleas within the time period described in
Section 1701.85(B).

        FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 1701.85 OF THE OGCL FOR PERFECTING DISSENTING SHAREHOLDER RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT THE DISSENTING SHAREHOLDER WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION IN ACCORDANCE WITH THE MERGER AGREEMENT).

EXCHANGE OF CERTIFICATES

        The Fifth Third Bank (the "Exchange Agent") will deliver to the shareholders of Unity, a letter of transmittal ("Letter of Transmittal") and instructions in effecting the surrender of certificates representing Unity Common Shares in exchange for certificates representing shares of Oak Hill Common Stock and cash in lieu of fractional shares thereof.

        Upon surrender of a certificate to the Exchange Agent, together with a duly executed Letter of Transmittal and any other required documents, the shareholders of Unity will be entitled to receive, in exchange therefor, a certificate representing their proportion of shares of Oak Hill Common Stock and a check representing cash in lieu of any fractional shares of Oak Hill Common Stock. No interest will be paid or will accrue on any amount payable upon surrender of the certificates previously representing Unity Common Shares.

        After the Effective Time, each certificate evidencing Unity Common Shares, until so surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive the consideration into which such shares have been converted in the Merger.

        UNITY SHAREHOLDERS SHOULD NOT SUBMIT ANY STOCK CERTIFICATES NOW BUT RATHER SHOULD ONLY SUBMIT STOCK CERTIFICATES ONLY UPON RECEIPT OF, AND TOGETHER WITH, THE LETTER OF TRANSMITTAL AND INSTRUCTIONS ENCLOSED THEREWITH.

STOCK EXCHANGE LISTING

        A notification has been filed to list on The Nasdaq National Market the Oak Hill Common Stock issuable in connection with the Merger. Listing of such shares of Oak Hill Common Stock to be issued in the Merger, subject to official notice of issuance, is a condition precedent to consummation of the Merger.

REGULATORY APPROVALS

        It is anticipated that the Merger will qualify for an exemption from the Federal Reserve Board's general requirement of an application for bank holding company mergers. Such exemptions apply to certain acquisitions that are subject to the Bank Merger Act, and require, for qualifying transactions, only a 30-day prior notice to the relevant Federal Reserve Bank, which in this case is the Federal Reserve Bank of Cleveland. The Merger is subject to the Bank Merger Act and must be approved by the FDIC and the Ohio Superintendent of Financial Institutions. An application to the FDIC and the Ohio Superintendent of Financial Institutions was filed, and a notice to the Federal Reserve Bank of Cleveland was submitted, on June 30, 1997.

        Approval by the FDIC requires that the criteria of the Bank Merger Act be met. In conducting its review of any application under the Bank Merger Act, the FDIC is required to take into consideration the financial and managerial resources and (including the competence, experience, and integrity of the officers, directors, and principal shareholders), the future prospects of the existing and proposed institutions, and the convenience and needs of the communities to be served. In considering financial resources and future prospects, the FDIC will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction.

        Ohio law and the Bank Merger Act also prohibit the Superintendent of Financial Institutions and the FDIC from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the Untied States, or if its effect in any section of the country would be substantially to lessen competition or tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless it is determined that the anti-competitive effects of a merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the FDIC must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.

        Ohio law and the Bank Merger Act provide for the publication of notice of, and the opportunity for administrative hearings relating to, the application for approval noted and described above. Interested parties may intervene in the approval proceedings. If an interested party intervenes, such intervention could substantially delay the regulatory approvals required for consummation of the Merger. Any merger approved by the FDIC is subject to a statutory waiting period of 15 to 30 days, during which time the United States Department of Justice may challenge a merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the regulatory agency's approval unless a court specifically ordered otherwise.

        The managements of the Company and Unity believe that the FDIC and the Ohio Superintendent of Financial Institutions will approve the applications filed with them, that the Federal Reserve Board will waive any application that would otherwise be required under the Bank Holding Company Act, and that the Merger will not be subject to challenge by the Department of Justice under the antitrust laws. However, no assurance can be provided that such approval will be obtained, that such waiver will be granted, that the Department of Justice will not challenge the Merger under the antitrust laws, or that the approval by the FDIC and the Ohio Superintendent of Financial Institutions will not contain conditions unacceptable to either the Company or Unity. See "THE MERGER - Conditions to Consummation of the Merger."

ANTICIPATED ACCOUNTING TREATMENT

        The Company intends to account for the Merger using the pooling of interests method of accounting under generally accepted accounting principles and the rules and regulations of the Commission.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of certain material United States federal income tax consequences of the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and is for general information only. This summary is not a complete description of all the possible tax consequences of the Merger and the tax treatment of a particular shareholder will depend upon such shareholder's particular situation. Special tax considerations not discussed herein may be applicable to particular classes of taxpayers, such as foreign shareholders, broker-dealers, certain retirement plans, financial institutions, or insurance companies, or to any shareholder who does not hold Unity Common Shares as a capital asset or who acquired Unity Common Shares through the exercise of an employee stock option or otherwise as compensation. All shareholders should consult with their own tax advisors as to particular tax consequences of the Merger to them, including the applicability and effect of state, local and foreign tax laws and possible changes in the tax law.

        Consummation of the Merger is dependent upon receipt by the Company and Unity of an opinion of Porter, Wright, Morris & Arthur, counsel to the Company, substantially to the effect that, for federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and will result in the tax consequences described below. In rendering such opinion, Porter, Wright, Morris & Arthur is entitled to rely upon certain assumptions and representations of the parties and their respective officers, directors, and shareholders, which representations will not be independently investigated or verified by Porter, Wright, Morris & Arthur and will be assumed to be true as of the Effective Time.

        Assuming that the Merger constitutes a reorganization within the meaning of Section 368(a) and that the Company, the Bank and Unity will each be a party to the reorganization within the meaning of Section 368(b) of the Code, the following is a summary of the tax consequences which will result:

        RECEIPT OF OAK HILL COMMON STOCK. The shareholders of Unity will not recognize gain or loss upon receipt of Oak Hill Common Stock in the Merger (except for cash received in lieu of fractional shares as described below) in exchange for all shares of Unity Common Shares owned by them for federal income tax purposes. The tax basis of the Oak Hill Common Stock received in such an exchange will be equal to the basis of the Unity Common Shares exchanged therefor (except for the basis attributable to any fractional shares of Oak Hill Common Stock for which cash is paid, as discussed below). The holding period for tax purposes of the Oak Hill Common Stock to be received by Unity shareholders will include the holding period of the shares of Unity Common Shares surrendered in exchange therefor, provided that Unity Common Shares were held as a capital asset in the hands of the Unity shareholder at the Effective Time.

        CASH RECEIVED IN LIEU OF FRACTIONAL SHARES. The shareholders of Unity, upon receipt of cash in the Merger in lieu of a fractional share interest in Oak Hill Common Stock, will be treated for federal income tax purposes as having received such fractional share interest and sold it for the cash received. Shareholders will recognize gain or loss as of the Effective Time equal to the difference between the amount of cash received and the portion of the shareholder's adjusted tax basis in the Unity Common Shares exchanged for the fractional share interest that is deemed sold. Such gain or loss will be capital gain or loss if the stockholder holds the Unity Common Shares exchanged for the fractional share as a capital asset and will be long-term capital gain or loss if such Unity Common Shares is considered to have been held for more than one year at the Effective Time.

        TAX CONSEQUENCES TO THE COMPANY, THE BANK, AND UNITY. No gain or loss will be recognized by the Company, the Bank, or Unity (except for the inclusion in income of amounts resulting from any required changes in accounting methods or similar items) as a result of the consummation of the Merger.

        DISSENTERS' RIGHTS. If a shareholder of Unity dissents to the transaction and receives solely cash in exchange for the shareholder's Unity Common Shares, such cash will be treated as having been received as a distribution in redemption of such shareholders Unity Common Shares, subject to the provisions and limitations of Section 302 of the Code. Where, as a result of such distribution, the shareholder owns no Oak Hill Common Stock, either directly or by reason of the application of Section 318 of the Code, the redemption will be a complete termination of interest within the meaning of section 302(b)(3), and such cash will be treated as a distribution in full payment in exchange for his or her Unity Common Shares as provided in section 302(a) of the Code. Such shareholder will recognize gain or loss (subject to Section 267 of the Code) under section 1001 of the Code measured by the difference between the amount of cash received and the adjusted basis of the Unity Common Shares surrendered.

        BACKUP WITHHOLDING. Under federal income tax law concerning "backup withholding," the Company will be required to withhold, and will withhold, 31% of any cash payments to which a shareholder of Unity is entitled pursuant to the Merger unless the holder provides its taxpayer identification number and certifies that such number is correct or otherwise establishes that the holder is an exempt holder (such as a corporation or certain foreign individuals, partnerships or trusts). Each holder should sign the Substitute Form W-9 included as part of the Transmittal Letter (or in the case of a nonresident alien or foreign entity, a Form W-8) to prevent backup withholding.

        The foregoing discussion is based on currently existing provisions of the Code, existing and proposed treasury regulations thereunder, and current administrative rulings and court decisions. The opinion of counsel described above is not binding on the Internal Revenue Service and no rulings of the Internal Revenue Service will be sought or obtained in relation to the Merger. There can be no assurance that the Internal Revenue Service will agree with the tax consequences of the Merger described above. All of the foregoing discussion is subject to change and any such change could affect the continuing validity of such discussion.

        SHAREHOLDERS OF UNITY ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISERS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AS WELL AS THE APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES, BASED UPON ITS PARTICULAR FACTS AND CIRCUMSTANCES.

RESALES BY AFFILIATES

        Certain shareholders of Unity that are deemed "affiliates" of Unity for purposes of Rule 145 under the Securities Act ("Rule 145") will not be permitted to transfer their shares of Oak Hill Common Stock issued in the Merger except
(i) pursuant to an effective registration statement under the Securities Act;
(ii) in compliance with Rule 145; or (iii) pursuant to an exemption from the registration requirements of the Securities Act. The Company shall be entitled to place appropriate legends on the certificates evidencing the Oak Hill Common Stock to be received by Unity's shareholders deemed to be affiliates, and to issue appropriate stock transfer instructions to the transfer agent for Oak Hill Common Stock, to the effect that the shares received or to be received by such Unity shareholders pursuant to the Merger may only be sold, transferred or otherwise conveyed pursuant to an effective registration statement under the Securities Act, in accordance with the provisions of paragraph (d) of Rule 145 or pursuant to an exemption from registration provided under the Securities Act. Pursuant to the terms of the Merger Agreement, it is a condition to consummation of the Merger that those individuals deemed to be affiliates of Unity deliver a written agreement to the Company stating that they will not sell, transfer, or dispose of their shares of Oak Hill Common Stock received in the Merger except in accordance with the provisions of paragraph (d) of Rule 145 or pursuant to an exemption from registration provided under the Securities Act. This Prospectus/Proxy Statement does not cover any resales of Oak Hill Common Stock received by Unity's shareholders.


                          CERTAIN RELATED TRANSACTIONS

        In considering the recommendation of Unity's and the Company's Boards of Directors with respect to the Merger, Unity's and the Company's stockholders should be aware that certain members of Unity management at the time of the approval of the Merger Agreement and the Merger had, and currently have, certain interests in related transactions to the Merger.

EMPLOYMENT OF D. BRUCE KNOX

        D. Bruce Knox, the President of Unity, has entered into a an employment agreement with the Bank to serve as its Senior Vice President for a period of three years (the "initial period") commencing on the effective date of the Merger and the employment agreement provides that Mr. Knox shall be appointed to the boards of directors of the Company and the Bank. The employment agreement may be extended by the mutual agreement of Mr. Knox and the Company. Mr. Knox's employment may also become an employment "at will" if the agreement is not extended and he continues in the employment of the Company after the initial term of the agreement. The agreement provides that he shall have the duties and responsibilities normally associated with his position and that he shall devote his full business time and effort to the performance of his duties under the agreement.

        The agreement provides that the Company shall pay Mr. Knox a base salary of $100,000; that he shall receive directors' fees in addition to other compensation; that he shall be eligible to participate in the Company's 1997 bonus compensation program; and that he shall receive options to purchase the Company's common stock at the then-prevailing market prices under the Company's 1995 Stock Option Plan as specified in the agreement. The agreement also provides that he shall receive reimbursement of business expenses in accordance with the Company's standard practices, and that he shall be eligible to participate in all group insurance and other benefit plans and programs made available by the Company to its employees generally.

        The agreement also provides that if he is terminated without cause during the initial period, the Company will pay to him a sum equal to the remaining unpaid salary for the initial period, in equal monthly installments which commence on the date of his termination and continue until the termination of the initial period. In such event, the Company must also provide health, life, disability and other benefits to Mr. Knox until the end of the initial period. Mr. Knox is not required to mitigate the amounts of these payments by seeking other employment.

MODIFICATION OF EXECUTIVE SALARY CONTINUATION AGREEMENTS

        On December 5, 1994, Unity entered into certain executive salary continuation agreements with D. Bruce Knox and George Knox. The agreements provided for annual retirement benefits of $67,473 and $36,000, respectively. The benefits would begin at retirement (age 65 for D. Bruce Knox and age 70 for George Knox) and would be payable monthly for 15 years. On September 19, 1995, the agreements were modified to provided that the benefits did not vest in full until the stated retirement dates.

        The agreements provide that the benefits vest upon a change in control of Unity which is defined in the agreement to be a cumulative transfer, from the date of the agreements, to any party other than current shareholders of more than fifty percent of the common stock of Unity, disregarding transactions between family members.

        In connection with the agreements, in May 1994, Unity purchased single premium insurance contracts to finance the benefits payable under the agreements. As of December 31, 1996, the policy related to the agreement with D. Bruce Knox had a cash surrender value of $138,706, and the policy related to the agreement with George Knox had a cash surrender value of $437,452. Unity has established a liability reserve account in connection with the salary continuation agreements which on March 31, 1997, had a value of approximately $129,000.

        In connection with the execution of the Merger Agreement on April 28, 1997, the salary continuation agreement with George Knox was amended, effective that date, to provide for his retirement on May 31, 1997 (subsequently amended to June 30, 1997). The agreement with George Knox, as amended, provides that monthly benefits shall be payable for 211 months.

        The Merger constitutes a change of control for purposes of the salary continuation agreements. As a result, the Merger Agreement provides, as a condition to the obligation of the Company to consummate the Merger, that the salary continuation agreement with D. Bruce Knox is to be terminated and all claims thereunder released in return for a payment of $206,000.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

         The following unaudited pro forma condensed combined financial information, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of the Company and the historical statements of Unity which are included elsewhere in this Prospectus/Proxy Statement.


                            Oak Hill Financial, Inc.
                     PRO FORMA UNAUDITED CONDENSED COMBINED
                  CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
                                 March 31, 1997
                                  (In thousands)

                                                                                             Pro-Forma       Pro-Forma
                                            Oak Hill       Unity Savings                    Adjustments      Combined
ASSETS                                   Financial, Inc.       Bank           Combined         Dr(Cr)         Total
                                         ---------------       ----           --------         ------         -----

Cash and cash equivalents                  $  12,005         $  1,004         $  13,009         $ --        $  13,009

Investment securities designated as
available for sale - at market                46,025           13,736            59,761           --           59,761

Loans receivable - net                       197,140           47,538           244,678           --          244,678

Other assets                                   7,594            2,799            10,393           --           10,393
                                           ---------         --------         ---------         ----        ---------
         Total Assets                      $ 262,764         $ 65,077         $ 327,841         $ --        $ 327,841
                                           =========         ========         =========         ====        =========

LIABILITIES AND
STOCKHOLDERS' EQUITY

Deposits                                   $ 227,235         $ 48,111         $ 275,346         $ --        $ 275,346

Borrowings                                    10,885            8,789            19,674           --           19,674

Other liabilities                              1,080              711             1,791           --            1,791
                                           ---------         --------         ---------         ----        ---------
        Total Liabilities                    239,200           57,611           296,811           --          296,811

Stockholders' Equity
Common Stock (3,666,125 shares
assumed outstanding)                           1,442               93             1,535           93            1,838
                                                                                                (396)


Additional paid-in capital                     4,227               --             4,227          303            3,924

Retained earnings                             18,018            7,549            25,567           --           25,567

Treasury stock                                   (28)              --               (28)          --              (28)

Unrealized losses on securities
designated as available for sale,
net of related tax effects                       (95)            (176)             (271)          --             (271)
                                           ---------         --------         ---------         ----        ---------
     Total Stockholders' Equity               23,564            7,466            31,030           --           31,030
                                           ---------         --------         ---------         ----        ---------
     Total Liabilities and
     Stockholders' Equity                  $ 262,764         $ 65,077         $ 327,841         $ --        $ 327,841
                                           =========         ========         =========         ====        =========


Footnote explanations follow.

                            Oak Hill Financial, Inc.
                     PRO FORMA UNAUDITED CONDENSED COMBINED
            CONSOLIDATED STATEMENT OF FINANCIAL CONDITION (CONTINUED)
                                December 31, 1996
                                 (In thousands)

                                                                                                   Pro-Forma      Pro-Forma
                                                Oak Hill         Unity Savings                    Adjustments     Combined
ASSETS                                       Financial, Inc.         Bank          Combined          Dr(Cr)        Total
                                             ---------------         ----          --------          ------        -----

Cash and cash equivalents                       $  11,513         $  1,257         $  12,770         $ --        $  12,770

Investment securities designated as
available for sale - at market                  $  37,501           13,670            51,171           --           51,171

Loans receivable - net                            190,536           47,273           237,809           --          237,809

Other assets                                        7,351            2,786            10,137           --           10,137
                                                ---------         --------         ---------         ----        ---------

         Total Assets                           $ 246,901         $ 64,986         $ 311,887         $ --        $ 311,887
                                                =========         ========         =========         ====        =========

LIABILITIES AND
STOCKHOLDERS' EQUITY

Deposits                                        $ 209,593         $ 49,029         $ 258,622         $ --        $ 258,622

Borrowings                                         13,734            7,833            21,567           --           21,567

Other liabilities                                     611              738             1,349           --            1,349
                                                ---------         --------         ---------         ----        ---------

        Total Liabilities                         223,938           57,600           281,538           --          281,538

Stockholders' Equity
Common Stock (3,666,125 shares
assumed outstanding)                                1,442               93             1,535           93            1,838
                                                                                                     (396)
Additional paid-in capital                          4,227               --             4,227          303            3,924

Retained earnings                                  17,290            7,352            24,642           --           24,642

Treasury stock                                        (28)              --               (28)          --              (28)

Unrealized gains(losses) on securities
designated as available for sale, net of
related tax effects                                    32              (59)              (27)          --              (27)
                                                ---------         --------         ---------         ----        ---------

     Total Stockholders' Equity                    22,963            7,386            30,349           --           30,349
                                                ---------         --------         ---------         ----        ---------

     Total Liabilities and
     Stockholders' Equity                       $ 246,901         $ 64,986         $ 311,887         $ --        $ 311,887
                                                =========         ========         =========         ====        =========


Footnote explanations follow.

                            Oak Hill Financial, Inc.
         PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF EARNINGS
                    For the three months ended March 31, 1997
                      (In thousands except per share data)

                                                                                               Pro-Forma    Pro-Forma
                                                  Oak Hill       Unity Savings                Adjustments   Combined
                                               Financial, Inc.       Bank        Combined       Dr(Cr)        Total
                                               ---------------       ----        --------       ------        -----
INTEREST INCOME

  Loans                                            $4,456           $1,078        $5,534        $   --        $5,534

  Investment securities                               647              262           909            --           909

  Interest-bearing deposits and other                 111                8           119            --           119
                                                   ------           ------        ------        ------        ------

    Total interest income                           5,214            1,348         6,562            --         6,562

INTEREST EXPENSE

Deposits                                            2,287              625         2,912            --         2,912

Borrowings                                            215              122           337            --           337
                                                   ------           ------        ------        ------        ------

    Total interest expense                          2,502              747         3,249            --         3,249
                                                   ------           ------        ------        ------        ------

    Net interest income                             2,712              601         3,313            --         3,313

Provision for losses on loans                          81               25           106            --           106
                                                   ------           ------        ------        ------        ------
     Net interest income after provision
         for losses on loans                        2,631              576         3,207            --         3,207

Other income                                          312               40           352            --           352

GENERAL, ADMINISTRATIVE AND OTHER
   EXPENSE

  Employee compensation and benefits                  852              157         1,009            --         1,009

  Occupancy and equipment                             275               65           340            --           340

  Federal deposit insurance premiums                   13                4            17            --            17

  Franchise taxes                                      91               23           114            --           114

  Other operating                                     366               68           434            --           434
                                                   ------           ------        ------        ------        ------

    Total general, administrative and other
       expense                                      1,597              317         1,914            --         1,914
                                                   ------           ------        ------        ------        ------
Earnings before federal income taxes                1,346              299         1,645            --         1,645

Federal income taxes                                  446              102           548            --           548
                                                   ------           ------        ------        ------        ------

        NET EARNINGS                               $  900           $  197        $1,097        $   --        $1,097
                                                   ======           ======        ======        ======        ======
        EARNINGS PER COMMON
          SHARE                                    $  .31           $ 2.11
                                                   ======           ======
        PRO FORMA EARNINGS PER
          COMMON SHARE                                                                                        $  .30
                                                                                                              ======

Footnote explanations follow.

                            Oak Hill Financial, Inc.
   PRO FORMA UNAUDITED CONDENSED COMBINED CONSOLIDATED STATEMENT OF EARNINGS
                                  (CONTINUED)
                      For the year ended December 31, 1996
                      (In thousands, except per share data)

                                                                                                 Pro-Forma    Pro-Forma
                                                  Oak Hill       Unity Savings                  Adjustments   Combined
                                               Financial, Inc.       Bank          Combined       Dr(Cr)        Total
                                               ---------------       ----          --------       ------        -----
INTEREST INCOME

  Loans                                             $16,341          $4,079        $20,420        $   --        $20,420

  Investment securities                               2,288             859          3,147            --          3,147

  Interest-bearing deposits and other                   569              33            602            --            602
                                                    -------          ------        -------        ------        -------

       Total interest income                         19,198           4,971         24,169            --         24,169

INTEREST EXPENSE

  Deposits                                            8,090           2,526         10,616            --         10,616

  Borrowings                                            785             218          1,003            --          1,003
                                                    -------          ------        -------        ------        -------

     Total interest expense                           8,875           2,744         11,619            --         11,619
                                                    -------          ------        -------        ------        -------
      Net interest income                            10,323           2,227         12,550            --         12,550

Provision for losses on loans                           760              99            859            --            859
                                                    -------          ------        -------        ------        -------
    Net interest income after provisions for
      losses on loans                                 9,563           2,128         11,691            --         11,691

Other income                                          1,203             198          1,401            --          1,401

GENERAL, ADMINISTRATIVE AND OTHER
  EXPENSE

  Employee compensation and benefits                  3,314             664          3,978            --          3,978

  Occupancy and equipment                               867             169          1,036            --          1,036

  Federal deposit insurance premiums                      2             393            395            --            395

  Franchise taxes                                       275             102            377            --            377

  Other operating                                     1,551             269          1,820            --          1,820
                                                    -------          ------        -------        ------        -------

    Total general, administrative and
      other expense                                   6,009           1,597          7,606            --          7,606
                                                    -------          ------        -------        ------        -------

Earnings before federal income taxes                  4,757             729          5,486            --          5,486

Federal income taxes                                  1,548             226          1,774            --          1,774
                                                    -------          ------        -------        ------        -------

   NET EARNINGS                                     $ 3,209          $  503        $ 3,712        $   --        $ 3,712
                                                    =======          ======        =======        ======        =======
        EARNINGS PER COMMON
          SHARE                                     $ 1.12           $5.39
                                                    ======           =====
        PRO FORMA EARNINGS PER
          COMMON SHARE                                                                                          $ 1.01
                                                                                                                ======


Footnote explanations follow.

                            Oak Hill Financial, Inc.
   PRO FORMA UNAUDITED CONDENSED COMBINED CONSOLIDATED STATEMENT OF EARNINGS
                                   (CONTINUED)
                      For the year ended December 31, 1995
                      (In thousands, except per share data)

                                                                                               Pro-Forma     Pro-Forma
                                                  Oak Hill       Unity Savings                Adjustments    Combined
                                               Financial, Inc.       Bank         Combined      Dr(Cr)         Total
                                               ---------------       ----         --------      ------         -----
INTEREST INCOME

  Loans                                            $13,811          $3,834        $17,645        $  --        $17,645

  Investment securities                              1,949             712          2,661           --          2,661

  Interest-bearing deposits and other                  761              30            791           --            791
                                                   -------          ------        -------        -----        -------

     Total interest income                          16,521           4,576         21,097           --         21,097

INTEREST EXPENSE

  Deposits                                           7,627           2,511         10,138           --         10,138

  Borrowings                                           653              53            706           --            706
                                                   -------          ------        -------        -----        -------

     Total interest expense                          8,280           2,564         10,844           --         10,844
                                                   -------          ------        -------        -----        -------

     Net interest income                             8,241           2,012         10,253           --         10,253

Provision  for losses on loans                         428             153            581           --            581
                                                   -------          ------        -------        -----        -------
    Net interest income after provision
    for losses on loans                              7,813           1,859          9,672           --          9,672

Other income                                           915             184          1,099           --          1,099

GENERAL, ADMINISTRATIVE AND
  OTHER EXPENSE

  Employee compensation and benefits                 2,949             627          3,576           --          3,576

  Occupancy and equipment                              757             171            928           --            928

  Federal deposit insurance premiums                   191             107            298           --            298

  Franchise taxes                                      235              93            328           --            328

  Other operating                                    1,183             254          1,437           --          1,437
                                                   -------          ------        -------        -----        -------
    Total general, administrative and
    other expense                                    5,315           1,252          6,567           --          6,567
                                                   -------          ------        -------        -----        -------
    Earnings before federal income
    taxes                                            3,413             791          4,204           --          4,204

Federal income taxes                                 1,163             262          1,425           --          1,425
                                                   -------          ------        -------        -----        -------

       NET EARNINGS                                $ 2,250          $  529        $ 2,779        $  --        $ 2,779
                                                   =======          ======        =======        =====        =======
        EARNINGS PER COMMON
          SHARE                                    $ .92            $ 5.68
                                                   =====            ======

        PRO FORMA EARNINGS PER
          COMMON SHARE                                                                                        $ .86
                                                                                                              =====


Footnote explanations follow.

                            Oak Hill Financial, Inc.
   PRO FORMA UNAUDITED CONDENSED COMBINED CONSOLIDATED STATEMENT OF EARNINGS
                                  (CONTINUED)
                      For the year ended December 31, 1994
                     (In thousands, except per share data)

                                                                                               Pro-Forma     Pro-Forma
                                                  Oak Hill       Unity Savings                Adjustments    Combined
                                               Financial, Inc.       Bank         Combined      Dr(Cr)         Total
                                               ---------------       ----         --------      ------         -----
INTEREST INCOME

  Loans                                             $11,099        $3,553        $14,652        $  --        $14,652

  Investment securities                               1,897           639          2,536           --          2,536

  Interest-bearings deposits and other                  280            35            315           --            315
                                                    -------        ------        -------        -----        -------
     Total interest income                           13,276         4,227         17,503           --         17,503

INTEREST EXPENSE

  Deposits                                            5,351         2,118          7,469           --          7,469

  Borrowings                                            331            28            359           --            359
                                                    -------        ------        -------        -----        -------
     Total interest expense                           5,682         2,146          7,828           --          7,828
                                                    -------        ------        -------        -----        -------

      Net interest income                             7,594         2,081          9,675           --          9,675

Provision  for losses on loans                          269            94            363           --            363
                                                    -------        ------        -------        -----        -------
     Net interest income after provision
       for losses on loans                            7,325         1,987          9,312           --          9,312

Other income                                            704           120            824           --            824

GENERAL, ADMINISTRATIVE AND OTHER
  EXPENSE

  Employee compensation and benefits                  2,768           578          3,346           --          3,346

  Occupancy and equipment                               684           180            864           --            864

  Federal deposit insurance premiums                    357           105            462           --            462

  Franchise taxes                                       207            82            289           --            289

  Other operating                                     1,229           282          1,511           --          1,511
                                                    -------        ------        -------        -----        -------
     Total general, administrative and
       other expense                                  5,245         1,227          6,472           --          6,472
                                                    -------        ------        -------        -----        -------
    Earnings before federal
      income taxes                                    2,784           880          3,664           --          3,664

Federal income taxes                                    920           309          1,229           --          1,229
                                                    -------        ------        -------        -----        -------

        NET EARNINGS                                $ 1,864        $  571        $ 2,435        $  --        $ 2,435
                                                    =======        ======        =======        =====        =======

        EARNINGS PER COMMON
          SHARE                                     $ .81          $ 6.13
                                                    =====          ======
        PRO FORMA EARNINGS PER
          COMMON SHARE                                                                                       $ .79
                                                                                                             =====

Footnote explanations follow.

                 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL INFORMATION



(1) The Pro Forma Unaudited Condensed Combined Consolidated Statements of Financial Condition assume that the Merger is accounted for as a pooling of interests. Accordingly, the Company and Unity's assets, liabilities and stockholders' equity are added together at the historical carrying values. Both of the companies utilize the same accounting methods and there were no intercompany transactions affected as of or for any of the periods presented.

(2) The Pro Forma Unaudited Condensed Combined Consolidated Statements of Financial Condition assume an Exchange Ratio of 8.5 common shares of the Company for each Unity share based on Merger Consideration which sets forth the issuance of 792,625 of the Company's common shares in exchange for all 93,250 shares of Unity's $1.00 par value common shares. The actual Exchange Ratio is subject to adjustment downward in accordance with the terms of the Merger Agreement. See "THE MERGER - The Merger Agreement - Merger Consideration Generally."

(3) Merger related expenses are estimated to be $450,000. Such amount has not been reflected in the pro forma consolidated financial statements.

(4) The Company's historic weighted average shares outstanding totaled 2,884,700 for the three month period ended March 31, 1997. Unity's historic weighted average shares outstanding totaled 93,250 for the three month period ended March 31, 1997. The Company's historic weighted average common shares outstanding totaled 2,873,003, 2,444,400 and 2,300,200 for the years ended December 31, 1996, 1995 and 1994, respectively. Unity's historic weighted average common shares outstanding totaled 93,250 for each of the years ended December 31, 1996, 1995 and 1994.

(5)      Pro forma earnings per common share is based on Merger Consideration of
         8.5 common shares of the Company for each outstanding Unity Share and 3,677,325 weighted average pro forma shares outstanding for the three months ended March 31, 1997. Pro forma earnings per common share for the years ended December 31, 1996, 1995 and 1994, is based on Merger Consideration of 8.5 common shares of the Company for each outstanding Unity share and 3,665,628, 3,237,025 and 3,092,825 weighted average pro forma shares outstanding for each of the respective years.

                            OAK HILL FINANCIAL, INC.

GENERAL

         The Company is a bank holding company that engages indirectly in the business of commercial banking, and other permissible activities closely related to banking, through a wholly owned subsidiary, the Bank. The Company provides management and similar services for the Bank. Since it does not itself conduct any operating businesses, the Company must depend largely upon the Bank for funds with which to pay the expenses of its operation and, to the extent applicable, any dividends on its outstanding shares of stock.

         The Company was formed in 1981 for the purpose of becoming the parent holding company of the Bank. The Company is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. As such, the Company is subject to strict regulation regarding the acquisition of additional financial institutions and the conduct through subsidiaries of non-banking activities. See "Regulation," below.

         The Company faces strong competition from both banking and non-banking institutions. Its banking competitors include local and regional banks and bank holding companies, as well as some of the largest banking organizations in the United States. In addition, other types of financial institutions, such as savings and loan associations and credit unions, also offer a wide range of loan and deposit services that are directly competitive with those offered by the Bank. The consumer is also served by brokerage firms and mutual funds that provide checking services, credit cards, and other services similar to those offered by the Bank. Major stores compete for loans by offering credit cards and retail installment contracts. It is anticipated that competition from non-bank and non-savings and loan organizations will continue to grow.

         The range of banking services provided by the Bank to its customers includes commercial lending, real estate lending, consumer credit, credit card, and other personal loan financing. The Bank operates under the direction of its own board of directors and officers.

LENDING ACTIVITIES

         GENERAL. The Company generally makes loans in the four counties in which its branches are located. The Company's principal lending activities are the origination of (i) conventional one- to four-family residential loans, and
(ii) commercial loans, most of which are secured by real estate located in the Company's primary market area. These loan categories accounted for approximately 83% of the Company's loan portfolio at March 31, 1997. The Company also makes consumer loans, including installment loans and second mortgages, and offers credit cards.

         LOAN PORTFOLIO COMPOSITION AND ACTIVITY. The following table sets forth the composition of the Company's loan portfolio, including loans held for sale, in dollar amounts and in percentages for each of the last five years, along with a reconciliation to loans receivable, net.



                                     At March 31,                                   At December 31,
                               ---------------------    ---------------------------------------------------------------------------
                                        1997                     1996                      1995                    1994
                               ---------------------    ---------------------    ---------------------    ---------------------
                                 Amount     Percent       Amount     Percent      Amount      Percent      Amount      Percent
                               ---------   ---------    ---------   ---------    ---------   ---------    ---------   ---------
                                                                    (Dollars in thousands)
Type of loan:
  1-4 family residential
     loans ................    $  66,638      33.8%     $  61,433       32.3%    $  49,870      31.6%     $  39,778      28.9%

  Commercial and other
     loans ................       97,011      49.2         96,214       50.5        72,863      46.2         70,684      51.4

  Consumer loans ..........       35,105      17.8         34,274       18.0        36,052      22.9         28,295      20.5

  Credit cards ............        1,043       0.6          1,111        0.6           958       0.6            788       0.6
                               ---------     -----      ---------      -----     ---------     -----      ---------     -----

Total loans ...............      199,797     101.4        193,032      101.4       159,743     101.3        139,545     101.4

LESS:

  Allowance for loan losses       (2,727)     (1.4)        (2,636)      (1.4)       (2,128)     (1.3)        (1,897)     (1.4)
                               ---------     -----      ---------      -----     ---------     -----      ---------     -----

TOTAL LOANS RECEIVABLE, NET    $ 197,070       100%     $ 190,396        100%    $ 157,615       100%     $ 137,648       100%
                               =========     =====      =========      =====     =========     =====      =========     =====

                                                 At December 31,
                               -----------------------------------------------
                                        1993                     1992
                               ---------------------    ----------------------
                                Amount      Percent     Amount        Percent
                               ---------   ---------    ---------    ---------
                                              (Dollars in thousands)
Type of loan:
  1-4 family residential
     loans ................    $  41,260      33.6%     $  41,009        39.1%

  Commercial and other
     loans ................       59,862      48.6         48,669        46.4

  Consumer loans ..........       22,980      18.7         15,971        15.2

  Credit cards ............          654       0.5            717         0.6
                               ---------     -----      ---------       -----

Total loans ...............      124,756     101.4        106,366       101.3

LESS:

  Allowance for loan losses       (1,671)     (1.4)        (1,409)       (1.3)
                               ---------     -----      ---------       -----

TOTAL LOANS RECEIVABLE, NET    $ 123,085       100%     $ 104,957         100%
                               =========     =====      =========       =====

         The following is maturity information with respect to commercial loans at March 31, 1997.



                            After one year        After five years
  Less than one year      through five years      through ten years       After ten years
----------------------  ---------------------  -----------------------  ---------------------
             Weighted               Weighted                 Weighted               Weighted
             Average                Average                   Average                Average
  Amount      Yield      Amount      Yield      Amount         Yield     Amount       Yield      Total
---------   ----------  --------   ----------  --------     ----------  --------   ----------   -------
                                              (Dollars in thousands)
 $40,010      9.20%     $28,220       9.10%     $25,715        9.30%     $3,066        9.50%    $97,011


         LOANS SECURED BY ONE- TO FOUR-FAMILY REAL ESTATE. A significant portion of the Company's lending activity is the origination of permanent conventional loans secured by one- to four-family residences located within the Company's primary market area. The Company typically makes adjustable rate mortgage loans and holds the loans in portfolio. More than 73% the Company's portfolio of permanent conventional mortgage loans secured by one- to four-family residences are adjustable rate. The Company also underwrites fixed rate, residential mortgage loans, but then sells those loans in the secondary market to the FHLMC or on a servicing-released basis to another financial institution.

         The Company makes fixed rate loans on one- to four-family residences up to 95% of the value of the real estate and improvements (the "loan-to-value" or "LTV") substantially all of which are sold in the secondary market. Residential real estate loans are offered by the Company for terms of up to 30 years. The Company requires private mortgage insurance for the amount of such loans in excess of 80% of the value of the real estate securing such loans.

         The aggregate amount of the Company's one- to four-family residential real estate loans equaled approximately $66.7 million at March 31, 1997 and represented 33.8% of loans at such date. At such date, loans secured by residential real estate with outstanding balances of approximately $418,000, or
 .6%, of its total one- to four-family residential real estate loan balance, were more than 90 days delinquent or nonaccruing.

         COMMERCIAL LOANS. The Company is also active in commercial lending, primarily to smaller businesses in the Company's primary market area. These loans are typically secured by commercial real estate and priced in relation to the prime rate. Such loans generally have terms of up to 15 years and loan-to-value ratios of up to 75%. To a much lesser degree, the Company will also make unsecured commercial loans, which are also typically priced at spreads to prime and have maturities of up to one year.

         Loan officers review the financial statements, appraisals of the collateral, and other related documents before recommending funding of a commercial loan. The loan officer and the approving officer or committee then determines that there is sufficient income to cover this and other loan payments, that the collateral is of adequate liquidation value, that the applicant has a good payment history and is capable of performing the requirements of the loan. Other reviews and analysis are done as appropriate, depending upon the complexity of the credit request.

         Although a risk of nonpayment exists with respect to all loans, certain specific types of risks are associated with different types of loans. The primary risks associated with commercial loans are the quality of the borrower's management and the impact of national and regional economic factors. The Company mitigates these risks by maintaining a close working relationship with its borrowers, by obtaining cross-collateralization and personal guarantees of its loans, and by diversification within its loan portfolio.

         Due to the nature of the Company's customer base, real estate is frequently a material component of the collateral for its loans. The expected source of repayment of these loans is generally the operations of the borrower's business, but the real estate provides an additional measure of security.

         Risks associated with real estate loans include fluctuating land values, changes in tax policies, and concentration of loans within the Company's market area. The Company mitigates these risks by generally providing loans to experienced commercial real estate owners and developers. The risk is further mitigated by the number of commercial real estate loans made to the user of the property.

         The aggregate amount of the Company's commercial loans without real estate as primary or secondary collateral equaled approximately $20.3 million at March 31, 1997, and represented 10.2% of loans at such date. At such date, commercial loans that were more than 90 days delinquent or nonaccruing totaled approximately $206,000, or .21% of its commercial loan portfolio. The aggregate amount of the Company's commercial loans with real estate as primary or secondary collateral was approximately $76.7 million at March 31, 1997, and at such date, approximately $15,000 in outstanding balances, or .02% of such loans were delinquent or nonaccruing.

         CONSUMER LOANS. The Company offers several consumer loan products: installment loans, home equity loans and credit cards.

         The Company has a good relationship with several car dealerships in its market area, and as a result is able to do some financing of new and used cars through these relationships. The Company only finances cars up to six years old and requires a down payment of 10.0%. These loans generally have fixed rates and maturities of three to four years.

         To a lesser degree, the Company makes small unsecured loans to creditworthy individuals. These loans are typically between $2,000 and $5,000 at fixed rates with maturities of less than five years. The Company also offers a home equity loan product and, as a result of consumer demand, a credit card product to its customers. Both products are underwritten to the same standards as any of the Company's other consumer loan products.

         Loan officers underwrite installment loan and other consumer loan requests in such a manner to assure compliance with the various regulations and the Company's underwriting standards. Payment history on applicants is very important on these smaller loans, and is checked through in-house records as well as credit bureaus. Normally collateral, such as an automobile, is taken as security and the value is checked through the N.A.D.A. book or another valuation service. Income must be adequate to cover all monthly payments including the proposed loan.

         At March 31, 1997, the Company had approximately $36.1 million in its consumer loan portfolio, which was 18.4% of the Company's total loans. Approximately $213,000 of consumer loans were over 90 days delinquent or nonaccruing on that date, which represented .06% of the consumer loan portfolio.

         LOAN SOLICITATION AND PROCESSING. Loan originations are developed from a number of sources, including continuing business with depositors, other borrowers and real estate developers, solicitations by the Company's lending staff and walk-in customers.

         Underwriting guidelines for all branches and loan types are set by senior management at the home office. Loan processing and underwriting, however, are decentralized. Loan applications are generally processed and underwritten at the branch level. Loan officers and branch managers review the applications, as well as credit bureau reports, appraisals, financial information, verifications of income, and other documentation concerning the credit-worthiness of the borrower, as applicable to each loan type.

         Commercial loans are underwritten at the branch level with oversight by area managers for each county. This decentralization of the loan underwriting process allows loan officers and branch managers to respond more quickly to applicants, and better serve its customers. The Company also benefits from this decentralization in that every branch manager is well trained to originate all types of loans, again allowing the branches to better serve their customers and cross-sell the Company's loan products.

         Branch managers have the authority to approve loans which meet the underwriting criteria set by management up to $120,000, and area managers have authority for amounts up to $300,000. Any loan over $300,000 must be submitted for approval by senior management.

         INCOME FROM LENDING ACTIVITIES. The Company earns interest and fee income from its lending activities. The Company earns income from fees for originating loans and for making commitments to originate loans and loan participations. Certain of these fees net of origination costs are amortized over the life of the respective loan. The Company also receives loan fees related to existing loans, which include late charges. Income from loan origination and commitment fees and discounts varies with the volume and type of loans and commitments made and with competitive and economic conditions.

NONPERFORMING LOANS

         GENERAL. Late charges on residential mortgages are assessed by the Company if a payment is not received either by the 10th day following its due date or 15th day if the loan has been sold in the secondary market and is being serviced by the Company. Late charges on installment loans and commercial loans are assessed by the Company if a payment is not received by the 10th day following its due date. Any borrower whose payment was not received by this time is mailed a past due notice. If the loan is still delinquent after a second past due notice is mailed (generally around the 20th day of delinquency), a branch employee will attempt to contact the customer to resolve any problem that might exist.

         When an advanced stage of delinquency appears (generally around the 60th day of delinquency) and if repayment cannot be expected within a reasonable amount of time or a repayment agreement has not been entered into, the Bank will contact an attorney and request that the required 30-day prior notice of foreclosure or repossession proceedings be prepared and delivered to the borrower so that, if necessary, foreclosure proceedings may be initiated shortly after the loan is 90 days delinquent. This procedure has historically aided in achieving a low level of nonperforming loans and, as of March 31, 1997, only $852,000 or .43% of the Bank's total loan portfolio was 90 days or more past due. As of March 31, 1997, the Company's level of nonperforming assets to total assets was .32%.

         If a credit card account becomes 10 days delinquent, a notice is sent to the account holder demanding that the payment be made so that the card is current. Another notice is sent to the cardholder if the account becomes 20 days delinquent. If payment is not received within 30 days, authorization requests are denied, a message appears on the cardholder's account statement and a follow-up telephone call is made. These telephone collection efforts and statement messages continue until the account is deemed uncollectible. Legal action is considered during this time. As of March 31, 1997, approximately $18,000 in outstanding balances, or 1.7% of credit card loans were nonperforming.

         On March 31, 1997, the Bank held no real estate and other repossessed collateral acquired as a result of foreclosure, voluntary deed, or other means. When the Bank has such real estate, it is classified as "other real estate owned" until it is sold. When property is so acquired, it is recorded at the lower of cost (the unpaid principal balance at the date of acquisition plus foreclosure and other related costs) or fair value less estimated selling expenses. Any subsequent write-down resulting therefrom is charged to expense. Generally, unless the property is a one- to four-family residential dwelling and well-collateralized, interest accrual ceases in 90 days but no later than the date of acquisition. All costs incurred from that date in maintaining the property are expensed. Other real estate owned is appraised during the foreclosure process prior to the time of acquisition, and losses are recognized for the amount by which the book value of the related mortgage loan exceeds the estimated net realizable value of the property.

         Not categorized as nonperforming loans are certain potential problem loans that management believes are adequately secured and for which no material loss is expected, but as to which certain circumstances may cause the borrowers to be unable to comply with the present loan repayment terms at some future date. At March 31, 1997 there were no such potential problem loans.

         The following is a summary of the Company's loan loss experience and selected ratios for the periods presented.


                                               MARCH 31,                         YEAR ENDED DECEMBER 31,
                                               --------      ------------------------------------------------------------
                                                 1997          1996         1995         1994         1993         1992
                                               --------      --------     --------     --------     --------     --------
                                                                                (DOLLARS IN THOUSANDS)
Allowance for loan losses
    (beginning of period) .................    $  2,636      $  2,128     $  1,897     $  1,671     $  1,409     $  1,095
Loans charged off:
    1-4 family residential real estate ....          --             1                                                  29
    Multi-family and commercial
      real estate .........................          --            --            5           --           22           --
    Commercial and industrial loans .......          --            63           72            3          154           72
    Consumer loans ........................          56           282          239          131          121          167
                                               --------      --------     --------     --------     --------     --------
      Total loans charged off .............          56           346          316          134          297          268
                                               --------      --------     --------     --------     --------     --------
Recoveries of loans previously
charged off:
    1-4 family residential real estate ....          43             9                                                   1
    Multi-family and commercial
      real estate .........................          --            --           33            1           18           --
    Commercial and industrial loans .......          --            --            1            2           34            1
    Consumer loans ........................          23            85           85           88           81           89
                                               --------      --------     --------     --------     --------     --------
      Total recoveries ....................          66            94          119           91          133           91
                                               --------      --------     --------     --------     --------     --------

Net loans charged off (recoveries) ........         (10)          252          197           43          164          177
Provision for loan losses .................          81           760          428          269          426          491
                                               --------      --------     --------     --------     --------     --------
Allowance for loan losses
  (end of period) .........................
                                               $  2,727      $  2,636     $  2,128     $  1,897     $  1,671     $  1,409
                                               ========      ========     ========     ========     ========     ========
Loans outstanding:
         Net Average ......................    $194,343      $168,370     $149,237     $129,524     $113,762     $ 93,165
         End of period ....................    $199,797      $193,032     $159,743     $139,545     $124,756     $106,366
Ratio of allowance for loan losses to
loans outstanding at end of period ........        1.36%         1.37%        1.33%        1.36%        1.34%        1.32%
Ratio of net charge-offs (recoveries) to
  average loans outstanding................      (0.01)%         0.15%        0.13%        0.03%        0.14%        0.19%

         At March 31, 1997, December 31, 1996, 1995 and 1994 the Company had nonaccrual loans totaling $713,000, $698,000, $39,000, and $174,000, respectively. Interest income that would have been recognized if such loans had performed in accordance with contractual terms totaled approximately $19,000 for the three months ended March 31, 1997, and $62,000, $1,000, and $15,000 respectively, for the years ended December 31, 1996, 1995 and 1994. There was no interest income recognized on such loans during any of the periods.

         ALLOWANCE FOR LOAN LOSSES. The amount of the allowance for loan losses is based on management's analysis of risks inherent in the various segments of the loan portfolio, management's assessment of known or potential problem credits which have come to management's attention during the ongoing analysis of credit quality, historical loss experience, current and anticipated economic conditions and other factors. If actual circumstances and losses differ substantially from management's assumptions and estimates, such allowance for loan losses may not be sufficient to absorb all future losses, and net earnings could be adversely affected. Loan loss estimates are reviewed periodically, and adjustments, if any, are reported in earnings in the period in which they become known. In addition, the Company maintains a portion of the allowance to cover potential losses inherent in the portfolio which have not been specifically identified.

         Although management believes that it uses the best information available to make such determinations and that the allowance for loan losses is adequate at March 31, 1997, future adjustments to the allowance may be necessary, and net earnings could be affected, if circumstances and/or economic conditions differ substantially from the assumptions used in making the initial determinations. A downturn in the Southeastern Ohio economy and employment levels could result in the Company experiencing increased levels of nonperforming assets and charge-offs, increased provisions for loan losses and reductions in income. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the recognition of additions to the allowance based on their judgment of information available to them at the time of their examination.

         The following table summarizes nonperforming assets by category.


                                        MARCH 31,                       YEAR ENDED DECEMBER 31,
                                        --------     ------------------------------------------------------------
                                          1997         1996         1995         1994         1993         1992
                                        --------     --------     --------     --------     --------     --------
Real estate:
    Nonaccrual .....................    $    327     $    235     $     15     $     --     $    197     $     76
    Past due 90 days or more (1) ...          91           92          275           76           35          236
Commercial and industrial:
    Nonaccrual .....................         221          246           --          150          197          284
    Past due 90 days or more (1) ...          --           --          680           --           --           --
Consumer and other:
    Nonaccrual .....................         165          217           24           24           25           20
    Past due 90 days or more(1) ....          48           18          130           11           37           12
                                        --------     --------     --------     --------     --------     --------
       Total nonperforming loans ...         852          808        1,124          261          491          628
Other real estate owned ............          --           --           --           --           --           --
                                        --------     --------     --------     --------     --------     --------
       Total nonperforming assets ..    $    852     $    808     $  1,124     $    261     $    491     $    628
                                        ========     ========     ========     ========     ========     ========

Loans outstanding ..................    $199,797     $193,032     $159,743     $139,545     $124,756     $106,366
Allowance for loan losses
  to total loans ...................        1.36%        1.36%        1.33%        1.36%        1.34%        1.32%
Nonperforming loans to total
  loans ............................        0.43         0.42          0.7         0.19         0.39         0.59
Nonperforming assets to total assets        0.32         0.33         0.53         0.14         0.28         0.41
Allowance for loan losses to
  nonperforming loans ..............       320.1%       326.2%       189.3%       726.8%       340.3%       224.4%

-----------

(1) Represents accruing loans delinquent greater than 90 days which are considered by management to be well secured and in the process of collection.

         As of March 31, 1997 the Company had no loans that were not included in the nonaccrual, past due 90 days or more or restructured categories where the borrowers were experiencing potential credit problems that raised doubts as to the ability of the borrowers to comply with the present loan repayment terms.

         CLASSIFIED ASSETS. The FDIC regulations on classification of assets require commercial banks to classify their own assets and to establish appropriate general and specific allowances for losses, subject to FDIC review. These regulations are designed to encourage management to evaluate assets on a case-by-case basis and to discourage automatic classifications. Assets classified as substandard or doubtful must be evaluated by management to determine a reasonable general loss reserve which is included in total capital for purposes of the bank's risk-based capital requirement, but which is not included in core capital or tangible capital or in capital under generally accepted accounting principles. Assets classified as loss must either be written off or reserved for by a specific allowance which is not counted toward capital for purposes of any of the regulatory capital requirements.

         INVESTMENTS. Investment securities primarily satisfy the Company's liquidity needs and provide a return on residual funds after lending activities. Pursuant to the Company's written investment policy, investments may be in interest-bearing deposits, U.S. Government and agency obligations, state and local government obligations and government-guaranteed mortgage-backed securities. The Company does not make any investments in securities which are rated less than investment grade by a nationally recognized statistical rating organization. A goal of the Company's investment policy is to limit interest rate risk wherever possible.

         All securities-related activity is reported to the Board. General changes in investment strategy are required to be reviewed and approved by the Board. The Company's senior management can purchase and sell securities on behalf of the Company in accordance with the Company's stated investment policy.

         The following table sets forth the carrying value of the Company's investment portfolio at the dates indicated and includes investments designated as available for sale.


                                                          March 31,              At December 31
                                                          --------    ----------------------------------------
                                                            1997        1996       1995      1994       1993
                                                          --------    -------    -------    -------    -------
                                                                            (Dollars In thousands)
U.S. Government and agency obligations ................    $    --    $    --    $    --    $11,014    $17,226
State and local government obligations ................         --         --         --      1,927        821
                                                           -------    -------    -------    -------    -------
       Total investment securities held to maturity ...         --         --         --     12,941     18,047
Investment securities designated as available for  sale     42,356     33,617     25,755     13,163         --
                                                           -------    -------    -------    -------    -------
       Total investment securities ....................    $42,356    $33,617    $25,755    $26,104    $18,047
                                                           =======    =======    =======    =======    =======

         The following table reflects the maturities of the Company's investment securities at March 31, 1997.

                                                                              Due After Five
                                 Due in One Year       Due After One Year      Years Through
                                      or Less          Through Five Years        Ten Years       Due After Ten Years
                               -------------------     -------------------     ---------------   -------------------
   Investment Securities        Amount        Rate     Amount         Rate     Amount     Rate    Amount      Rate      Total
   ---------------------       -------        ----     -------        ----     ------     ----    ------      ----      -------
                                                                     (Dollars in thousands)
Available for Sale:
  U.S. Government and
    agency obligations ....    $11,996        5.97%    $24,332        6.22%      2,958    6.88%    $25        4.18%     $39,311
  Municipal obligations ...      1,094        4.22       1,269        4.59         682    5.17%                          3,045
                               -------        ----     -------        ----      ------    ----     ---        ----      -------
Total investment securities    $13,090        5.48%    $25,601        6.10%     $3,640    6.57%    $25        4.18%     $42,356
                               =======        ====     =======        ====      ======    ====     ===        ====      =======


         The following table sets forth the carrying value of the Company's mortgage-backed securities portfolio, including securities designated as available for sale, at the dates indicated:

                                                  March 31,            At December 31
                                                  --------   -------------------------------------
                                                    1997      1996      1995      1994      1993
                                                  --------   ------    ------    ------    -------
                                                                     (Dollars In thousands)
Federal National Mortgage
        Association (FNMA) ....................    $  453    $  473    $  628    $1,972    $ 2,564
Federal Home Loan Mortgage
        Corporation (FHLMC) ...................     2,407     2,583     2,493     3,128      4,281
Government National Mortgage Association (GNMA)       809       828     1,025     1,156      1,335
Collateralized mortgage obligations ...........        --        --        --     1,653      4,228
                                                   ------    ------    ------    ------    -------
Total mortgage-backed securities ..............    $3,669    $3,884    $4,146    $7,909    $12,408
                                                   ======    ======    ======    ======    =======

         The following table sets forth the amount of the Company's mortgage-backed securities portfolio having fixed rates and the amount having adjustable rates at the dates indicated:

                                 At March 31,                                   At December 31,
                             ------------------   -------------------------------------------------------------------------------
                                     1997               1996                  1995                1994                  1993
                             ------------------   -----------------    -----------------   ------------------      --------------
                              Amount    Percent   Amount    Percent    Amount    Percent   Amount     Percent    Amount   Percent
                              ------    -------   ------    -------    ------    -------   ------     -------    ------   -------
                                                                                       (Dollars in thousands)
Fixed rate........            $2,406      65.6%   $2,583      66.5%    $2,493      60.1%   $5,633       71.2%    $ 8,771    70.7%
Adjustable rate...             1,263      34.4     1,301      33.5      1,653      39.9     2,276       28.8       3,637    29.3
                              ------     -----    ------     -----     ------     -----    ------      -----     -------   -----
Total mortgage-backed
  securities......            $3,669     100.0%   $3,884     100.0%    $4,146     100.0%   $7,909      100.0%    $12,408   100.0%
                              ======     =====    ======     =====     ======     =====    ======      =====     =======   =====

         The following table reflects the estimated principal repayments or repricing of the Company's mortgage-backed securities at March 31, 1997.

                                                                         Due After Five
                                 Due in One Year    Due After One Year   Years Through
                                    or Less         Through Five Years     Ten Years       Due After Ten Years
                                 ---------------    ------------------   --------------    --------------------
                                         Weighted             Weighted   Weighted                     Weighted
                                         Average               Average    Average                     Average
Mortgage Backed Securities       Amount    Rate     Amount      Rate      Amount    Rate    Amount      Rate       Total
--------------------------       ------    ----     ------      ----      ------    ----    ------      ----       -----
Available for sale:
Fixed rate ..........             $412      7.50%    $1,525      7.52%      $--      --%    $  469      8.00%   $ 2,406
  Variable rate .....               --        --         --        --        --      --      1,263      7.70      1,263
                                  ----      ----     ------      ----                       ------      ----      -----
Total mortgage-backed
  securities ........             $412      7.50%    $1,525      7.52%       --      --%    $1,732      7.80%    $3,669
                                  ====      ====     ======      ====       ===      ==     ======      ====      =====

SOURCE OF FUNDS

         DEPOSIT ACCOUNTS. Savings deposits are a major source of the Company's funds. The Company offers a number of alternatives for depositors designed to attract both commercial and regular consumer checking and savings including regular and money market savings accounts, NOW accounts, and a variety of fixed-maturity, fixed-rate certificates with maturities ranging from seven days to 120 months. The Company also provides travelers' checks, official checks, money orders, ATM services and IRA accounts.

         Effective January 16, 1995, the Company began offering a large balance deposit account product known as the Premium Investment Account. The account is a money market deposit account under applicable FDIC insurance regulations; it pays an adjustable (quarterly) interest rate equal to a 13-week treasury bill rate; there is no minimum or maximum interest rate. A minimum balance of $10,000 is required to open the account. Interest is earned on the account only so long as the balance is greater than $5,000.

         The distribution of the Company's deposit accounts by type and rate is set forth in the following table.

                                   At March 31,                                December 31,
                                ------------------   --------------------------------------------------------------
                                      1997                   1996                  1995                1994
                                ------------------   ------------------    -------------------   ------------------
                                  Amount   Percent    Amount    Percent    Amount      Percent    Amount    Percent
                                  ------   -------    ------    -------    ------      -------    ------    -------
                                                                                  (Dollars in thousands)
Demand deposit accounts......   $ 23,352    10.3%    $ 22,531     10.8%    $ 19,220       10.6%  $ 17,149     10.5%
Savings accounts.............     35,008    15.4       34,169     16.3       34,335       18.9     38,042     23.2
NOW accounts.................     21,453     9.5       20,464      9.8       18,912       10.4     20,012     12.2
Money market deposit accounts      3,897     1.7        4,128      2.0        4,407        2.4      6,076      3.7
Premium investment accounts..     22,584     9.9       22,696     10.8       14,198        7.8         --       --
Select investment accounts...      4,385     1.9        1,267      0.5          --          --         --       --
                                --------   -----     --------    -----     --------      -----   --------    -----
Total transaction accounts...    110,679    48.7%     105,255     50.2%      91,072       50.1%    81,279     49.6%
CERTIFICATES:
   2.00 - 4.99%..............     18,438    51.3       19,020      9.1       15,939        8.7     57,005     34.8
   5.00 - 6.99%..............     94,005    41.4       81,104     38.7       67,989       37.4     24,930     15.3
   7.00 - 9.00%..............      4,113     1.8        4,214      2.0        6,889        3.8        506      0.3
                                --------   -----     --------    -----     --------      -----   --------    -----
Total certificates of deposit    116,556    51.3      104,338     49.8       90,817       49.9     82,441     50.4
                                --------   -----     --------    -----     --------      -----   --------    -----
Total deposits...............   $227,235   100.0%    $209,593    100.0%    $181,889      100.0%  $163,720    100.0%
                                ========   =====     ========    =====     ========      =====   ========    =====

                                  December 31,
                                -----------------
                                       1993
                                -----------------
                                Amount    Percent
                                ------    -------
                              (Dollars in thousands)
Demand deposit accounts......   $ 16,782   10.5%
Savings accounts.............     39,289   24.7
NOW accounts.................     22,906   14.4
Money market deposit accounts      4,444    2.8
Premium investment accounts..         --     --
Select investment accounts...         --     --
                                --------  -----
Total transaction accounts...     83,421   52.4%
CERTIFICATES:
   2.00 - 4.99%..............     65,760   41.3
   5.00 - 6.99%..............      9,093    5.7
   7.00 - 9.00%..............        950    0.6
                                --------  -----
Total certificates of deposit     75,803   47.6
                                --------  -----
Total deposits...............   $159,224  100.0%
                                ========  =====

         The following table presents, by various interest rate categories, certain information concerning maturities of the Company's certificates of deposit as of March 31, 1997.

                                                     Within         One to         Over
Certificate of Deposit Accounts                     One Year      Three Years   Three Years      Total
-------------------------------                     --------      -----------   -----------     --------
                                                                            (In thousands)
4.00% and less..............................        $  2,169         $    15        $    5         2,189
4.01% to 5.00%..............................          12,878           3,544            50        16,472
5.01% to 6.00%..............................          46,346          28,833         1,732        76,911
6.01% to 7.00%..............................           1,166          14,993           940        17,099
7.01% to 8.00%..............................           3,677             143            50         3,870
8.01% to 9.00%..............................              15             -0-           -0-            15
                                                     -------         -------        ------      --------
   Total                                             $66,251         $47,528        $2,777      $116,556
                                                     =======         =======        ======      ========


       The following table sets forth the amount of the Company's certificates of deposit that are $100,000 or greater by time remaining until maturity as of March 31, 1997.


Maturity Period                                     Amount
---------------                                     ------
                                                (In thousands)
Three months or less                                $10,537
Over three through six months                         6,005
Over six through 12 months                            6,264
Over 12 months                                       11,252
                                                    -------
           Total                                    $34,058
                                                    =======


         BORROWINGS. Deposits and repayment of loan principal are the primary source of funds for the Company's lending activities and other general business purposes. However, during periods when the supply of lendable funds cannot meet the demand for loans, the Company can obtain funds necessary through loans (advances) from the FHLB of Cincinnati. Advances from the FHLB may be on a secured or unsecured basis depending upon a number of factors, including the purpose for which the funds are being borrowed and existing advances outstanding. The Company typically only utilizes FHLB advances to fund long-term fixed rate commercial loans. As of March 31, 1997, the Bank had outstanding FHLB advances totaling $10.9 million. See Note F to the consolidated financial statements for additional information regarding FHLB advances. The Company also has arrangements to borrow funds from commercial banks. The Company does not solicit brokered deposits.

         The following table sets forth the maximum amount of the Company's FHLB advances and other borrowings outstanding at any month end during the periods shown and the average aggregate balances of FHLB advances and other borrowings for such periods:

                                                March 31,               Year ended December 31,
                                                --------    -----------------------------------------
                                                  1997        1996        1995        1994     1993
                                                -------     -------     -------     -------   -------
Maximum amount outstanding:

  FHLB advances                                 $10,850     $13,604     $7,529     $5,000     $   --

  Other borrowings                                   --          --         --      2,100      2,100

Average amount of FHLB advances and
   other borrowings outstanding                  12,902      11,464      7,431      3,138      2,100

Weighted average interest rate of total
    borrowings based on quarter end balances       6.70%       6.85%      8.79%     10.55%     11.71%

         The following table sets forth certain information as to the Company's FHLB advances and other borrowings at the dates indicated:


                        March 31,             December 31,
                        --------   -------------------------------------
                          1997       1996      1995      1994      1993
                        -------    -------    ------    ------    ------
FHLB advances           $10,850    $13,604    $7,529    $4,956    $   --
Other borrowings             --         --        --     2,100     2,100
                        -------    -------    ------    ------    ------
    Total borrowings    $10,850    $13,604    $7,529    $7,056    $2,100
                        =======    =======    ======    ======    ======


PERSONNEL

         At March 31, 1997, the Company and its subsidiary employed 99 persons on a full-time basis and 30 persons on a part-time basis.

EXECUTIVE OFFICES

         The Company's executive office is located at 14621 State Route 93, Jackson, Ohio 45640 and its telephone number is (614) 286-3283.

SUBSIDIARY

         The Company owns all of the outstanding stock of Oak Hill Banks, an Ohio state-chartered bank, which was founded in 1902.

REGULATION

         The Bank as an Ohio state-chartered bank, is subject to supervision and regular examination by the Superintendent of Financial Institutions of the State of Ohio. It is insured by the FDIC and is subject to the provisions of the Federal Deposit Insurance Act. To the extent that the information below consists of summaries of certain statutes or regulations it is qualified in its entirety by reference to the statutory or regulatory provisions described.

         The Company is subject to the provisions of the Bank Holding Company Act of 1956, as amended (the "Act"), which requires a bank holding company to register under the Act and to be subject to supervision and examination by the Board of Governors of the Federal Reserve System. As a bank holding company, the Company is required to file with the Board of Governors an annual report and such additional information as the Board of Governors may require pursuant to the Act. The Act requires prior approval by the Board of Governors of the acquisition by a bank holding company, or any subsidiary thereof, of 5% or more of the voting stock or substantially all the assets of any bank within the United States.

         As a bank holding company located in the State of Ohio, the Company is not permitted to acquire a bank or other financial institution located in another state unless such acquisition is specifically authorized by the statutes of such state. The Act further provides that the Board of Governors shall not approve any such acquisition that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States, or the effect of which may be to substantially lessen competition or to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served.

         The Act also prohibits a bank holding company, with certain exceptions, from acquiring 5% or more of the voting stock of any company that is not a bank and from engaging in any business other than banking or performing services for its banking subsidiary without the approval of the Board of Governors. In addition, the acquisition of a thrift institution must be approved by the Office of Thrift Supervision pursuant to the savings and loan holding company provisions of the Home Owners' Loan Act of 1933, as amended by FIRREA. The Board of Governors is also authorized to approve, among other things, the ownership of shares by a bank holding company in any company the activities of which the Board of Governors has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. The Board of Governors has, by regulation, determined that certain activities, including mortgage banking, operating small loan companies, factoring, furnishing certain data processing operations, holding or operating properties used by banking subsidiaries or acquired for such future use, providing certain investment and financial advice, leasing (subject to certain conditions) real or personal property, providing management consulting advice to certain depository institutions, providing securities brokerage services, arranging commercial real estate equity financing, underwriting and dealing in government obligations and money market instruments, providing consumer financial counseling, operating a collection agency, owning and operating a savings association, operating a credit bureau and conducting certain real estate investment activities and acting as insurance agent for certain types of insurance, are closely related to banking within the meaning of the Act. It also has determined that certain other activities, including real estate brokerage and syndication, land development, and property management are not related to credit transactions and are not permissible. The Act and the regulations of the Board of Governors prohibit a bank holding company and its subsidiaries from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property, or furnishing of services. The Act also imposes certain restrictions upon dealing by affiliated banks with the holding company and among themselves including restrictions on interbank borrowing and upon dealings in respect to the securities or obligations of the holding company or other affiliates.

         The earnings of banks, and therefore the earnings of the Company (and the Bank), are affected by the policies of regulatory authorities, including the Board of Governors of the Federal Reserve System. An important function of the Federal Reserve Board is to regulate the national supply of bank credit in an effort to prevent recession and to restrain inflation. Among the procedures used to implement these objectives are open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. These procedures are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use also may affect interest rates charged on loans or paid for deposits. Monetary policies of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effect, if any, of such policies upon the future business and earnings of the Company cannot accurately be predicted. The Company makes no attempt to predict the effect on its revenues and earnings of changes in general economic, industrial, and international conditions or in legislation and governmental regulations.

PROPERTIES.

         The registrant and its subsidiary operate from 13 offices in Ohio, including the Company's executive office in Jackson, Ohio. Four of the offices are located in Jackson County, Ohio. The properties in Jackson County are located on real estate which is owned by the Company. Three offices are located in Ross County, Ohio; one in Warren County, Ohio; three in Scioto County, Ohio; one in Pickaway County, Ohio; one in Butler County, Ohio. Four of the offices (located in Ross County, Butler County and Scioto County) are on leased locations. All leases are comparable to other leases in the respective market areas and do not contain provisions detrimental to the registrant or its subsidiary.

LEGAL PROCEEDINGS.

         Except for routine litigation incident to their business, the registrant and its subsidiary are not a party to any material pending legal proceedings and none of their property is the subject of any such proceedings.

DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 5,000,000 shares of Common Stock, without par value, 1,500,000 shares of voting preferred stock, $.01 par value (the "Voting Preferred Stock") and 1,500,000 shares of non-voting preferred stock, $.01 par value (the "Non-Voting Preferred Stock"). In addition to the summary below, see "Comparison of Certain Rights of Shareholders of the Company and Unity."

         COMMON STOCK. Upon completion of this offering there will be approximately 3,666,125 shares of Common Stock outstanding. In addition, 400,000 shares of Common Stock are reserved for issuance upon exercise of stock options under the Company's Amended and Restated 1995 Stock Option Plan. Holders of Oak Hill Common Stock are entitled to one vote per share on any matter submitted to the vote of stockholders. Cumulative voting is prohibited in the election of directors. The holders of Oak Hill Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. The Oak Hill Common Stock is not redeemable, does not have any conversion rights and is not subject to call. Holders of shares of Oak Hill Common Stock have no preemptive rights to maintain their respective percentage of ownership in future offerings or sales of stock by the Company.

         VOTING PREFERRED STOCK. There is no Voting Preferred Stock outstanding. Under the Company's Amended and Restated Articles of Incorporation, the Board of Directors is authorized to establish the number of shares to be issued, and to fix the attributes of the shares including, among other attributes, the dividend rate, the dividend payment dates, whether the dividends will be cumulative, the redemption price, the sinking fund requirements, liquidation preference and conversion rights.

         NON-VOTING PREFERRED STOCK. There is no Non-Voting Preferred Stock outstanding. Under the Company's Amended and Restated Articles of Incorporation, the Board of Directors is authorized to establish the number of shares to be issued, and to fix the attributes of the shares including, among other attributes, the dividend rate, the dividend payment dates, whether the dividends will be cumulative, the redemption price, the sinking fund requirements, liquidation preference and conversion rights.

               OWNERSHIP OF COMMON STOCK BY PRINCIPAL SHAREHOLDERS

       As of July __, 1997, persons known by the Company to own beneficially more than 5% of the outstanding common shares of the Company are set forth below.

                                NO. OF SHARES OF COMMON
NAME(1)                         STOCK BENEFICIALLY OWNED(2)            PERCENTAGE OF CLASS(3)
-------                         ---------------------------            ----------------------
Evan E. Davis...........              1,167,200(4)                              40.62%
John D. Kidd............                587,188(4)                              20.43%
Donald M. Rice..........                147,300(4)                               5.13%

----------------------

(1) The address of Evan E. Davis, John D. Kidd, and Donald M. Rice is c/o Oak Hill Financial, Inc., 14621 State Route 93, Jackson, Ohio 45640.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attributes beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities.

(3) "Percentage of class" is calculated by dividing the number of shares beneficially owned by the total number of outstanding shares of the Company on July __, 1997 plus the number of shares such person has the right to acquire within 60 days of July __, 1997.

(4) Includes 10,000 shares which could be acquired by Messrs. Davis and Kidd, respectively, and 1,000 shares which could be acquired by Mr. Rice under stock options exercisable within 60 days of July __, 1997. Also, includes 2,200 shares held by a Trust as to which Messrs. Davis and Kidd are Trustees and partial beneficiaries.


                     OWNERSHIP OF COMMON STOCK BY MANAGEMENT

       As of July __, 1997, the directors of the Company, the executive officers of the Company named in the Summary Compensation Table, and all executive officers and directors of the Company as a group, beneficially owned common shares of the Company as set forth below.

                                                                Amount and Nature of
                                                                Beneficial  Ownership       Percentage
        Name                                                      of Common Stock(1)         of Class
        ----                                                    ---------------------       ----------
Evan E. Davis, Chairman and Director                                 1,167,200(3)(4)          40.62%

John D. Kidd, President, Chief Executive Officer and
Director                                                               587,188(3)(4)          20.43%

Richard P. LeGrand, Executive Vice President and Director               57,363(3)              2.00%

H. Tim Bichsel, Secretary and Treasurer                                 21,100(3)                 *

David G. Ratz, Vice President                                           13,350(3)                 *

Barry M. Dorsey, Ed.D., Director                                         7,000(3)                 *

C. Clayton Johnson, Director                                                 0                    *

Rick A. McNelly , Director                                              11,322(3)                 *

Donald R. Seigneur, Director                                             4,000(3)                 *

H. Grant Stephenson, Director                                            4,700(3)                 *

All directors and executive officers                                 1,873,223(5)             65.19%
 as a group (10 persons)

-------------------

(1) For purposes of the above table, a person is considered to "beneficially own" any shares with respect to which he exercises sole or shared voting or investment power or as to which he has the right to acquire the beneficial ownership within 60 days of July __, 1997. Unless otherwise indicated, voting power and investment power are exercised solely by the person named above or shared with a members of his household.

(2) "Percentages of class" is calculated by dividing the number of shares beneficially owned by the total number of outstanding shares of the Company on July __, 1997 plus the number of shares such person has the right to acquire within 60 days of July __ 1997. An "*" indicates less than one percent (1%).

(3) Includes 11,600 shares which could be acquired by Mr. Ratz, 10,000 shares which could be acquired by Messrs. Davis and Kidd, respectively, 9,000 shares which could be acquired by Mr. LeGrand, 8,000 shares which could be acquired by Mr. Bichsel and 2,000 shares which could be acquired by Messrs. Dorsey, McNelly, Seigneur and Stephenson, respectively, under stock options exercisable within 60 days of July __, 1997.

(4) Also includes 2,200 shares held by Trusts as to which Messrs. Davis and Kidd are Trustees and partial beneficiaries.

(5) Includes 56,600 shares which may be purchased under stock options exercisable within 60 days of July __, 1997.

DIRECTORS

         The following is a list of the directors of the Company and the information indicated for each director.

                                       Position with Company and/or Principal Occupation or
                                                Employment For the Last Five Years                     Director Since
                                                ----------------------------------                     --------------
CLASS I DIRECTORS

Evan E. Davis, 63                 Chairman of the Company since its formation in 1981.  He                   1981
                                  served as President of the Company from 1981 to June 1995.
                                  Mr. Davis' family founded Oak Hill Banks (the "Bank") in 1902, and Mr. Davis has served as a Director of the Bank since 1957.

C. Clayton Johnson, 52            Partner in the law firm of C. Clayton Johnson Co., L.P.A.,                 1997
                                  Portsmouth, Ohio.  He has served as a Director of the Company since March 1997.

John D. Kidd, 57                  President of the Company since June 1995 and as Chief                      1981
                                  Executive Officer since 1981.  He has served as President of the
                                  Bank since October 1991 and served as Chief Executive Officer and Executive Vice President since joining the Bank in 1970.

Richard P. LeGrand, 56            Executive Vice President of the Company since October 1991.                1987
                                  He has served as a Director of the Company since January 1987 and as a Director of the Bank since July 1993.  Mr. LeGrand served as Senior Vice President of the Bank from February 1986 to October 1991, and as a Vice President from June 1985 until
                                  February 1986.

CLASS II DIRECTORS

Barry M. Dorsey, Ed.D, 53         President of the University of Rio Grande and Rio Grande                   1995
                                  Community College since July 1991.  Mr. Dorsey served as
                                  Associate Director from July 1980 to July 1990 and as Deputy
                                  Director from July 1990 to June 1991 of the State Council of
                                  Higher Education for Virginia.

Rick A. McNelly, 39               Secretary and Treasurer of Innovative Financial Services                   1995
                                  Agency, Inc., an employee benefits agency, since 1981.

Donald R. Seigneur, 44            Partner in the public accounting firm of Whited & Seigneur,                1995
                                  Sams & Rahes Certified Public Accountants, Chillicothe,
                                  Ohio since 1979.

H. Grant Stephenson, 47           Partner in the law firm of Porter, Wright, Morris & Arthur,                1995
                                  Columbus, Ohio since 1986.


DIRECTOR MEETINGS AND COMMITTEES

         During fiscal year ended December 31, 1996, the Board of Directors held four regularly scheduled meetings. All of the directors attended more than 75% of the regularly scheduled meetings during the last fiscal year.

         Each director received $500 per meeting attended as a director of the Company. No compensation is paid for meetings of committees.

         Since December 31, 1996, the Board of Directors has held two regularly scheduled meetings. Each director has attended more than 75% of the regularly scheduled meetings in 1997.

         The Board of Directors has a standing Audit Committee, and a standing Stock Option and Compensation Committee. A committee of the whole acts as the Nominating Committee for the Board.

         The Audit Committee makes recommendations to the Board of Directors concerning the selection and engagement of the Company's independent auditors and reviews with them the scope and status of the audit, the fees for services performed by the firm, and the results of the completed audit. The Audit Committee also reviews and discusses with the internal audit department, management and the Board of Directors, such matters as accounting policies, internal controls and procedures for preparation of financial statements. The members of the Audit Committee are Messrs. Seigneur, Dorsey and Stephenson.

         The Stock Option and Compensation Committee (the "Committee") makes recommendations to the Board of Directors with respect to the compensation of the executive officers of the Company and with respect to the grant of stock options. The members of the Committee are Messrs. Seigneur, McNelly and Stephenson.

EXECUTIVE OFFICERS

         The officers of the Company are elected annually by the Board of Directors and serve at the pleasure of the Board. In addition to Evan E. Davis, Chairman of the Board; John D. Kidd, President and Chief Executive Officer; Richard P. LeGrand, Executive Vice President, the following persons are officers of the Company:

         H. Tim Bichsel, age 56, has served as Secretary and Treasurer of the Company since February 1995. He served as Vice President of the Company from February 1994 to February 1995. Mr. Bichsel has served as Executive Vice President and Secretary of the Bank since February 1996. From April 1993 to February 1996 he served as Senior Vice President and Secretary. From February 1992 to April 1993 he served as a computer software specialist for Peerless Systems, Inc., a banking computer software company. Prior thereto, Mr. Bichsel was employed in a variety of positions, most recently Senior Vice President and Secretary with Fifth Third Bank of Southern Ohio, formerly known as First Security Bank of Hillsboro, Ohio, from 1973 to November 1991.

         David G. Ratz, age 39, has served as Vice President of the Company since November 1995. From December 1986 to September 1995, he served as a marketing and human resources consultant to community banking organizations as a Vice President of Young & Associates, Kent, Ohio.

EXECUTIVE COMPENSATION

         The following Summary Compensation Table sets forth the compensation paid during the last three completed fiscal years by the Company and its subsidiaries to the Chief Executive Officer, and the two other executive officers of the Company whose total salary and bonus annually exceed $100,000 for services in all capacities for the Company:


                           SUMMARY COMPENSATION TABLE

                                                                                               Long Term
                                                                                               Compensa-
                                                   Annual Compensation                        tion Award
                                   ---------------------------------------------------------------------
                                                                                              Securities
                                                                            Other Annual      Underlying        All Other
 Name and Principal Position       Year         Salary       Bonus        Compensation(1)     Options(2)      Compensation(3)
 ---------------------------       ----         ------       -----        ---------------     ----------      ---------------
JOHN D. KIDD                       1996        $151,467     $24,000           $5,900             5,000           $20,554
President and Chief                1995        $147,408     $24,000           $5,600             5,000           $11,612
Executive Officer                  1994        $144,340     $48,000           $5,100                --           $15,616

EVAN E. DAVIS                      1996        $131,560     $24,000           $5,900             5,000           $11,554
Chairman of the Board              1995        $128,040     $24,000           $5,600             5,000           $ 7,112
                                   1994        $125,375     $48,000           $5,100                --           $13,366

RICHARD P. LEGRAND                 1996        $102,806     $20,000           $5,900             5,000           $16,274
Executive Vice President           1995        $100,056     $15,000           $5,600             5,000           $ 8,487
                                   1994        $96,039      $21,000           $5,100                --           $11,441


-----------------

(1)      Includes amounts paid as director fees for the fiscal years shown.

(2)      All shares are subject to an option granted under the 1995 Stock Option
         Plan.

(3) Includes matching and profit sharing contributions for the Company's 401(k) plan for the fiscal years shown.

         The following table shows all individual grants of stock options to the named executive officers of the Company during the fiscal year ended December 31, 1996.

                   OPTIONS/SAR GRANTS IN LAST FISCAL YEAR (1)

                                    Number of                                    % of Total
                                    Securities                                    Options
                                    Underlying      Exercise     Expiration      Granted to
                                     Options         Price          Date         Employees
                                    -------------------------------------------------------
JOHN D. KIDD
President and Chief Executive
Officer                               5,000          $12.50       12/6/06           8.13%

EVAN E. DAVIS
Chairman of the Board                 5,000          $12.50       12/6/06           8.13%

RICHARD P. LEGRAND                    5,000          $12.50       12/6/06           8.13%
Executive Vice President

-----------------

(1) All options are granted at 100% of fair market value on the date of grant. The options are exercisable one year after the date of grant and ending on the date specified in the option which, in no event, is later than 10 years after the date of grant; provided, that the optionee remained in the employment of the Company or its affiliates. The option exercise period may be shortened upon an optionee's disability, retirement or death.


         The following table shows aggregate option exercises in the last fiscal year and year end values.


             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUES


                                                                      NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                     OPTIONS AT FISCAL YEAR        IN-THE-MONEY OPTIONS AT
                                                                              END                   FISCAL YEAR END ($)(1)
                                                                   ----------------------------   ---------------------------
                                  SHARES ACQUIRED     VALUE
NAME                                ON EXERCISE      REALIZED($)   EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                              ------------------------------   -----------    -------------   -----------   -------------
JOHN D. KIDD                           -0-               -0-           5,000           5,000         $15,875         $625
President and Chief Executive
Officer

EVAN E. DAVIS                          -0-               -0-           5,000           5,000         $15,875         $625
Chairman

RICHARD P. LEGRAND                     -0-               -0-           4,000           5,000         $13,000         $625
Executive Vice President


-----------------

(1) Represents total gain which would have been realized if all in the money options held at fiscal year-end had been exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and per share fair market value at year-end. The fair market value as determined by the closing price of the Company's common stock on December 31, 1996 was $12.625. An option is in the money if the fair market value of the underlying shares exceeds the exercise price of the option.

CERTAIN TRANSACTIONS

         Some of the officers and directors of the Company and the companies with which they are associated were customers of the Bank. The loans to such officers and directors (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest and nature of collateral, as those prevailing at the time for comparable transactions with other persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features.

         The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with directors, officers, principal shareholders, and their associates on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others.

         H. Grant Stephenson, a director of the Company, is a partner in the law firm of Porter, Wright, Morris & Arthur, which provides legal services to the Company. C. Clayton Johnson, a director of the Company, is a partner in the law firm of C. Clayton Johnson Co., L.P.A., which provides legal services to the Company.



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         OVERVIEW OF YEAR END RESULTS. The principal asset of the Company is its ownership of the Bank. Accordingly, the Company's results of operations are primarily dependent upon the results of operations of the Bank. The Bank conducts a general commercial banking business that consists of attracting deposits from the general public and using those funds to originate loans for commercial, consumer, and residential purposes.

         The Bank's profitability depends primarily on its net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) less the interest expense incurred on interest-bearing liabilities (i.e., deposits and borrowed funds). Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities, and the interest rates paid on these balances.

         Additionally, and to a lesser extent, the Bank's profitability is affected by such factors as the level of non-interest income and expenses, the provision for loan losses, and the effective tax rate. Non-interest income consists primarily of service charges and other fees and income from the sale of loans. Non-interest expenses consist of compensation and benefits, occupancy-related expenses, FDIC deposit insurance premiums, and other operating expenses.

         Management's discussion and analysis of earnings and related financial data are presented herein to assist investors in understanding the consolidated financial condition and results of operations of the Company as of and for the years ended December 31, 1996 and 1995. This discussion should be read in conjunction with the consolidated financial statements and related footnotes presented elsewhere in this registration statement.

         Forward-Looking Statements. In the following pages, management presents an analysis of the Company's financial condition as of December 31, 1996, and the results of operations for the year ended December 31, 1996 as compared to prior periods. The management also presents the Company's financial condition as of March 31, 1997 and the results of operations for the three months ended March 31, 1997. In addition to this historical information, the following discussion contains forward-looking statements that involve risks and uncertainties. Economic circumstances, the Company's operations and the Company's actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences are discussed herein but also include changes in the economy and interest rates in the nation and in the Company's general market area.

         Without limiting the foregoing, some of the forward-looking statements include the following:

         Management's establishment of an allowance for loan losses, and its statements regarding the adequacy of such allowance for loan losses. Management's belief that the allowance for loan losses is adequate.

CHANGES IN FINANCIAL CONDITION FOR YEAR ENDED DECEMBER 31, 1996

         The Company's total assets amounted to $246.9 million as of December 31, 1996, an increase of $36.6 million, or 17.4%, over the $210.3 million total at December 31, 1995. The increase was funded primarily through growth in deposits of $27.7 million, an increase in borrowings of $6.2 million, and an increase in stockholders' equity of approximately $2.5 million.

         Cash and due from banks, federal funds sold, and investment securities increased by $2.3 million, or 4.9%, to a total of $49.0 million at December 31, 1996, compared to $46.7 million at December 31, 1995. Investment securities increased by $7.6 million, as purchases of $26.6 million exceeded maturities of $14.6 million and sales of $3.1 million, while Federal funds sold decreased by $6.4 million during 1996.

         Loans receivable totaled $190.5 million at December 31, 1996, an increase of $32.7 million, or 20.8%, over the $157.8 million total at December 31, 1995. Loan disbursements totaled $89.8 million during 1996, which were partially offset by loans sales of $7.8 million and principal repayments of $48.3 million. Loan origination volume during 1996 exceeded that of 1995 by $17.7 million and sales volume increased by $1.5 million. The Company's allowance for loan losses amounted to $2.6 million at December 31, 1996, an increase of $508,000, or 23.9%, over the total at December 31, 1995. The allowance for loan losses represented 1.36% of the total loan portfolio at December 31, 1996, as compared to 1.33% at December 31, 1995. The Company's allowance represented 326.2% and 189.3% of nonperforming loans, which totaled $808,000 and $1.1 million at December 31, 1996 and 1995, respectively.

         Deposits totaled $209.6 million at December 31, 1996, an increase of $27.7 million, or 15.2%, over the $181.9 million total at December 31, 1995. The increase resulted from management's continuing marketing efforts, increased customer acceptance of the Bank's "premium investment" account, and continued growth at newer branch facilities.

         The Company's stockholders' equity amounted to $23.0 million at December 31, 1996, an increase of $2.5 million, or 12.4%, over the balance at December 31, 1995. The increase resulted primarily from net earnings of $3.2 million which were partially offset by dividends to stockholders of $604,000.

         SUMMARY OF EARNINGS. The table on page 53 shows for each category of interest-earning assets and interest-bearing liabilities, the average amount outstanding, the interest earned or paid on such amount, and the average rate earned or paid for the years ended December 31, 1996, 1995, and 1994. The table also shows the average rate earned on all interest-earning assets, the average rate paid on all interest-bearing liabilities, the interest rate spread, and the net interest margin for the same periods.

         Changes in net interest income are attributed to either changes in average balances (volume change) or changes in average rates (rate change) for interest-earning assets and interest-bearing liabilities. Volume change is calculated as change in volume times the old rate, while rate change is the change in rate times the old volume. The table on page 54 indicates the dollar amount of the change attributable to each factor. The rate/volume change, the change in rate times the change in volume, is allocated between the volume change and rate change at the ratio each of the components bears to the absolute value of their total.

DISCUSSION OF FINANCIAL CONDITION CHANGES FROM DECEMBER 31, 1996 TO MARCH 31,
1997

         At March 31, 1997, the Company had total assets of $262.8 million, an increase of approximately $15.9 million, or 6.4%, over December 31, 1996 levels. The increase in total assets was funded primarily by growth in the deposit portfolio of $17.6 million and undistributed net earnings of $728,000, which were partially offset by a decrease in Federal Home Loan Bank advances of $2.8 million.

         Cash, federal funds sold and investment securities totaled $58.0 million at March 31, 1997, an increase of $9.0 million, or 18.4%, over December 31, 1996 levels. During the three months ended March 31, 1997, management purchased $11.9 million of investment securities, while $3.0 million of securities matured. Securities purchased consisted primarily of U.S. treasury notes and U.S. government agency securities. The increase reflects management's efforts to maintain adequate levels of liquidity while maximizing yield on short-term investments.

         Loans receivable and loans held for sale totaled $197.1 million at March 31, 1997, an increase of $6.6 million, or 3.5%, over the total at December 31, 1996. Loan disbursements totaled approximately $41.2 million during the 1997 three month period, while principal repayments and sales amounted to $32.8 million and $1.7 million, respectively. Loan disbursements increased by $20.6 million, or 100.3%, during the 1997 period, is compared to the comparable period in 1996. Loans originated in 1997 were primarily comprised of commercial loans, 1-4 family loans and residential loans.

         The Company's allowance for loan losses amounted to $2.7 million at March 31, 1997, an increase of $91,000 or 3.5% over the total at December 31, 1996. The allowance for loan losses represented 1.36% and 1.37% of the total loan portfolio at March 31, 1997 and December 31, 1996, respectively. The Company's allowance represented 320.1% and 326.2% of non-performing loans, which totaled $852,000 and $808,000 at March 31, 1997 and December 31, 1996,
respectively.

         The deposit portfolio totaled $227.2 million at March 31, 1997, an increase of $17.6 million, or 8.4%, over December 31, 1996 levels. The increase resulted from management's marketing efforts and continued growth at newer branch facilities.

         The Bank is required to maintain minimum regulatory capital pursuant to federal regulations. At March 31, 1997, the Bank's regulatory capital substantially exceeded all regulatory capital requirements.


COMPARISON OF RESULTS OF OPERATIONS FOR THE THREE MONTH PERIODS ENDED MARCH 31, 1997 AND 1996

         GENERAL. Net earnings for the three months ended March 31, 1997 totaled $900,000, an increase of $126,000, or 16.3%, over the $774,000 in net earnings reported in the comparable 1996 period. The increase in earnings in the 1997 period is primarily attributable to a $394,000 increase in net interest income after provision for losses on loans, which was partially offset by a $170,000 increase in general, administrative and other expenses and an increase in federal income tax provision of $100,000.

         NET INTEREST INCOME. Total interest income for the three months ended March 31, 1997 increased by $664,000, or 14.6%, generally reflecting the effects of growth in interest-earning assets from $212.9 million to $251.5 million for the three month periods ending March 31, 1996 and 1997, respectively, which was partially offset by a decrease in the weighted-average yield year-to-year. Similarly, total interest expense increased for the three months ended March 31, 1997 by $327,000 or 15.0%, primarily reflecting the growth in interest-bearing liabilities from $181.3 million to $214.8 million year-to-date, which was partially offset by a decrease in the weighted-average cost of funds from 1996 to 1997.

         PROVISION FOR LOSSES ON LOANS. The provision for losses on loans totaled $81,000 for the three months ended March 31, 1997, a decrease of $57,000 from the comparable 1996 period. The decrease in the provision for 1997 was primarily attributable to net charge-offs of $77,000 for the three months ended March 31, 1996, compared to net recoveries of approximately $10,000 for the same period ending March 31, 1997. The provision was primarily attributable to growth in the portfolio year-to-year.

         Although management believes that it uses the best information available in providing for possible loan losses and believes that the allowance is adequate at March 31, 1997, future adjustments to the allowance could be necessary and net earnings could be affected if circumstances and/or economic conditions differ substantially from the assumptions used in making the initial determinations.

         GENERAL, ADMINISTRATIVE AND OTHER EXPENSE. General, administrative and other expense increased for the three months ended March 31, 1997 by $170,000, or 11.9%. The increase was due primarily to a $69,000, or 8.8%, increase in employee compensation and benefits, a $54,000, or 24.4%, increase in occupancy and equipment expense, and an increase in federal deposit insurance premiums and franchise taxes of $12,000 and $8,000, respectively. Other operating expenses also increased year-to-year by $27,000 or 8.0%.

         The increase in employee compensation and benefits is due primarily to normal merit increases and the employment of additional staff for a new banking office which opened during the first quarter, which were partially offset by an increase in deferred costs related to greater lending volume year-to-year. The increase in franchise taxes resulted from greater levels of stockholders' equity in 1996. The increase in federal deposit insurance premiums resulted primarily from an increase in premium rates assessed in 1997. Other operating expenses increased due primarily to the opening of a new branch facility during the first quarter of 1997.

         FEDERAL INCOME TAXES. The provision for federal income taxes increased by $100,000, or 28.9%, during the three months ended March 31, 1997, as compared to the same period in 1996. The effective tax rates for the three month periods ended March 31, 1997 and 1996 were 33.1% and 30.9%, respectively.

         SUBSEQUENT EVENT. On April 29, 1997, the Company announced the signing of a definitive agreement for the acquisition of Unity. Under terms of the agreement, the Company will exchange 8.5 shares of its common stock for each of the 93,250 shares of Unity stock, resulting in a transaction valued at approximately $11.7 million. The combination will be accounted for as a pooling of interests. At March 31, 1997, Unity reported total assets of $65.1 million, total deposits of $48.1 million and stockholders equity of $7.5 million. The transaction is expected to be consummated during the third quarter of 1997, subject to the approval of both the Company's and Unity's shareholders and subject to regulatory approval.


COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1996 AND
1995

         GENERAL. Net earnings for the year ended December 31, 1996 totaled $3.2 million, an increase of $959,000, or 42.6%, over the $2.3 million in net earnings recorded in 1995. The increase in earnings resulted primarily from a $2.1 million increase in net interest income and a $288,000 increase in other income, which were partially offset by a $332,000 increase in the provision for losses on loans, a $694,000 increase in general, administrative and other expense and a $385,000 increase in the provision for federal income taxes.

         NET INTEREST INCOME. Total interest income for the year ended December 31, 1996, amounted to $19.2 million, an increase of $2.7 million, or 16.2%, over the $16.5 million recorded for 1995. Interest income on loans totaled $16.3 million, an increase of $2.5 million, or 18.3%, over the 1995 period. This increase resulted primarily from a $19.1 million, or 12.8%, increase in the average portfolio balance outstanding year-to-year, coupled with a 45 basis point increase in the average yield, from 9.26% in 1995 to 9.71% in 1996. Interest income on investment securities and other interest-earning assets increased by $147,000, or 5.4%, to a total of $2.9 million in 1996, as compared to $2.7 million in 1995. This increase resulted primarily from a $2.3 million increase in the average portfolio balance year-to-year, combined with a 3 basis point increase in the average yield, from 5.72% in 1995 to 5.75% in 1996.

         Total interest expense amounted to $8.9 million for the year ended December 31, 1996, an increase of $595,000, or 7.2%, over the $8.3 million recorded in 1995. Interest expense on deposits increased by $463,000, or 6.1%, to a total of $8.1 million in 1996. The increase resulted primarily from a $15.5 million, or 9.8%, increase in the average deposit portfolio balance outstanding year-to-year, which was partially offset by a 15 basis point decrease in the average cost of deposits, from 4.79% in 1995 to 4.64% in 1996. Interest expense on borrowings increased by $132,000, or 20.2% during 1996. This increase was due to a $4.0 million increase in average borrowings outstanding, which was partially offset by a 194 basis point decrease in the average cost of borrowings, from 8.79% in 1995 to 6.85% in 1996.

         As a result of the foregoing changes in interest income and interest expense, net interest income increased by $2.1 million, or 25.3%, for the year ended December 31, 1996, as compared to 1995. The interest rate spread increased by 61 basis points to 4.04% in 1996 from 3.43% in 1995, while the net interest margin increased by 55 basis points to 4.74% in 1996 from 4.19% in 1995.

         PROVISIONS FOR LOAN LOSSES. The provision for loan losses represents a charge to earnings to maintain the allowance at a level management believes is adequate to absorb losses in the loan portfolio. The Company's provision for loan losses amounted to $760,000 for the year ended December 31, 1996, as compared to $428,000 for the same period in 1995, an increase of $332,000, or 77.6%. The provision for loan losses in 1996 was increased primarily as a result of the $32.7 million of growth in the loan portfolio over the year. Net loan charge-offs amounted to $252,000 in 1996, as compared to $197,000 in 1995.

         Although management believes that it uses the best information available in providing for possible loan losses and believes that the allowance is adequate at December 31, 1996, future adjustments to the allowance could be necessary and net earnings could be affected if circumstances and/or economic conditions differ substantially from the assumptions used in making the initial determinations.

         OTHER INCOME. Other income totaled $1.2 million for the year ended December 31, 1996, an increase of $288,000, or 31.5%, over the $915,000 in other income recorded in 1995. The increase resulted primarily from a

$134,000, or 13.9%, increase in service fees, charges, and other operating income, coupled with a $28,000 increase in gain on sale of loans, as well as a $126,000 increase in net gains on securities transactions, to $17,000 during 1996 as compared to the $109,000 net loss on such sales recorded during the 1995 period. The increase in service fees, charges, and other operating income resulted primarily from growth in the deposit portfolio, coupled with an increase in service fee rates and management's continued focus on collecting fees assessed on deposit accounts.

         GENERAL, ADMINISTRATIVE AND OTHER EXPENSE. General, administrative, and other expense totaled $6.0 million for the year ended December 31, 1996, an increase of $694,000, or 13.1%, over the $5.3 million recorded in 1995. The increase resulted primarily from a $365,000, or 12.4%, increase in employee compensation and benefits, a $110,000, or 14.5%, increase in occupancy and equipment, a $40,000, or 17.0% increase in franchise taxes, and a $368,000, or 31.1% increase in other operating expense, which were partially offset by a $189,000, or 99.0% decrease in federal deposit insurance premiums.

         The increase in employee compensation and benefits resulted primarily from increased staffing levels required as a result of the opening of a new branch office in Portsmouth, Ohio late in fiscal 1995 and an additional branch facility in Circleville, Ohio which opened for business during 1996. Additionally, the opening of such branch facilities as described above was primarily responsible for the increase in occupancy and equipment expense. The increase in franchise taxes resulted from the Company's continued growth in equity during 1996. The increase in other operating expense resulted primarily from costs attendant to the reporting requirements of a public stock company, coupled with an increase in expense related to administration of the Bank's credit card loan portfolio, computer software expenses associated with updating the Bank's processing systems, as well as increases in expenses related to the Company's overall growth year-to-year.

         FEDERAL INCOME TAXES. The provision for federal income taxes amounted to $1.5 million for the year ended December 31, 1996, an increase of $385,000, or 33.1%, over the $1.2 million recorded in 1995. The increase resulted primarily from a $1.3 million, or 39.4%, increase in earnings before taxes. The effective tax rates were 32.5% and 34.1% for the years ended December 31, 1996 and 1995, respectively.


COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1995 AND
1994

         GENERAL. Net earnings for the year ended December 31, 1995, totaled $2.3 million, an increase of $386,000, or 20.7%, over the $1.9 million in net earnings recorded in 1994. The increase in earnings resulted primarily from a $647,000 increase in net interest income and a $211,000 increase in other income, which were partially offset by a $159,000 increase in the provision for losses on loans, a $70,000 increase in general, administrative, and other expense and a $243,000 increase in the provision for federal income taxes.

         NET INTEREST INCOME. Total interest income for the year ended December 31, 1995, amounted to $16.5 million, an increase of $3.2 million, or 24.4%, over the $13.3 million recorded for 1994. Interest income on loans totaled $13.8 million, an increase of $2.7 million, or 24.4%, over the 1995 period. This increase resulted primarily from a $19.7 million, or 15.2%, increase in the average portfolio balance outstanding year-to-year, coupled with a 69 basis point increase in the average yield, from 8.56% in 1994 to 9.25% in 1995. Interest income on investment securities and other interest-earning assets increased by $533,000, or 24.5%, to a total of $2.7 million in 1995, as compared to $2.2 million in 1994. This increase resulted primarily from a $7.1 million increase in the average portfolio balance outstanding year-to-year.

         Total interest expense amounted to $8.3 million for the year ended December 31, 1995, an increase of $2.6 million, or 45.7%, over the $5.7 million recorded in 1994. Interest expense on deposits increased by $2.3 million, or 42.5%, to a total of $7.6 million in 1995. The increase resulted primarily from a $15.1 million, or 10.5%, increase in the average deposit portfolio balance outstanding year-to-year, coupled with a 108 basis point increase in the average cost of deposits, from 3.71% in 1994 to 4.79% in 1995. Interest expense on borrowings increased by $322,000, or 97.3%, during 1995. This increase was due primarily to a $4.3 million increase in average borrowings outstanding.

         As a result of the foregoing changes in interest income and interest expense, net interest income increased by $647,000, or 8.5%, for the year ended December 31, 1995, as compared to 1994. The interest rate spread decreased by 53 basis points to 3.43% in 1995 from 3.96% in 1994, while the net interest margin decreased by 28 basis points to 4.19% in 1995 from 4.47% in 1994.

         PROVISION FOR LOAN LOSSES. The Company's provision for loan losses in 1995 and 1994 was heavily influenced by the $20.2 million of growth in loans over that period. The provision for loan losses totaled $428,000 in 1995, compared to $269,000 in 1994. Net charge-offs totaled less than 0.2% of the portfolio in each year.

         OTHER INCOME. Other income totaled $915,000 for the year ended December 31, 1995, an increase of $211,000, or 30.0%, over the $704,000 in other income recorded in 1994. The increase resulted primarily from a $211,000, or 27.9%, increase in service fees, charges, and other operating income, coupled with a $29,000 increase in gain on sale of loans, which were partially offset by a $29,000 increase in loss on sale of securities. The increase in service fees, charges, and other operating income resulted primarily from growth in the deposit portfolio, coupled with an increase in service fee rates and management's focus on collecting fees assessed on deposit accounts.

         GENERAL, ADMINISTRATIVE AND OTHER EXPENSE. General, administrative, and other expense totaled $5.3 million for the year ended December 31, 1995, an increase of $70,000, or 1.3%, over the $5.2 million recorded in 1994. The increase resulted primarily from a $181,000, or 6.5%, increase in employee compensation and benefits and a $73,000, or 10.7%, increase in occupancy and equipment, which were partially offset by a $166,000, or 46.5%, decline in federal deposit insurance premiums and a $46,000, or 3.7% decrease in other operating expense.

         The increase in employee compensation and benefits resulted primarily from the cost attendant to the Company's stock option plan, which was partially offset by an increase in deferred loan origination cost resulting from the increase in loan volume. The increase in occupancy and equipment resulted primarily from the addition of a new branch location during the year. The decline in federal deposit insurance premiums resulted from a decline in federal insurance rates as the Bank Insurance Fund reached its required reserve level during 1995. The decline in other operating expense resulted primarily from a decline in charitable contributions expense, which was partially offset by increases in expenses related to the opening of a new branch facility.

         FEDERAL INCOME TAXES. The provision for federal income taxes amounted to $1.2 million for the year ended December 31, 1995, an increase of $243,000, or 26.4%, over the $920,000 total recorded in 1994. The increase resulted primarily from a $629,000, or 22.6%, increase in earnings before taxes. The effective tax rates were 34.1% and 33.0% for the years ended December 31, 1995 and 1994, respectively.


LIQUIDITY

         Like other financial institutions, the Company must ensure that sufficient funds are available to meet deposit withdrawals, loan commitments, and expenses. Control of the Company's cash flow requires the anticipation of deposit flows and loan payments. The Company's primary sources of funds are deposits and principal and interest payments on loans. The Company uses funds from deposit inflows and principal and interest payments on loans primarily to originate loans, and to purchase short-term investment securities and interest-bearing deposits.

         At March 31, 1997 and December 31, 1996, the Company had $67.1 million and $58.3 million, respectively, of certificates of deposit maturing within one year. It has been the Company's historic experience that such certificates of deposit will be renewed at market rates of interest. It is management's belief that maturing certificates of deposit over the next year will similarly be renewed at market rates of interest without a material adverse effect on results of operations.

         In the event that certificates of deposit cannot be renewed at prevalent market rates, the Company can obtain up to $40.0 million in advances from the Federal Home Loan Bank of Cincinnati (FHLB). Also, as an operational philosophy, the Company seeks to obtain advances to help with asset/liability management and liquidity. At March 31, 1997 and December 31, 1996, the Company had $10.9 million and $13.6 million of outstanding FHLB advances.

         As of March 31, 1997 and December 31, 1996, loan commitments, or loans committed but not closed, totaled $3.8 million and $3.9 million, respectively. Additionally, the Bank had unused lines of credit and letters of credit totaling $5.2 million and $1.2 million at March 31, 1997 and $4.8 and $1.1 million at December 31, 1996, respectively. Funding for these amounts is expected to be provided by the sources described above. Management believes the Company has adequate resources to meet its normal funding requirements.


EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

         In October 1994, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards (" SFAS") No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments." SFAS No. 119 requires financial statement disclosure of certain derivative financial instruments, defined as futures, forwards, swaps, option contracts, or other financial instruments with similar characteristics. In the opinion of management, SFAS No. 119 will have no material effect on the Company's consolidated financial condition or results of operations, as the Company does not invest in derivative financial instruments, as defined. As a result, the applicability of SFAS No. 119 relates solely to disclosure requirements pertaining to fixed-rate and adjustable-rate loan commitments.

         In June 1994, the FASB issued SFAS No, 122, "Accounting for Mortgage Servicing Rights," which requires that the Company recognize as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired. An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained would allocate some of the cost of the loans to the mortgage servicing rights.

         SFAS No. 122 requires that securitizations of mortgage loans be accounted for as sales of mortgage loans and acquisitions of mortgage-backed securities. Additionally, SFAS No. 122 requires that capitalized mortgage servicing rights and capitalized excess servicing receivables be assessed for impairment. Impairment is based on fair value.

         SFAS No. 122 would be applied prospectively to fiscal years beginning after December 15, 1995 (January 1, 1996, as to the Company) to transactions in which an entity acquires mortgage servicing rights and to impairment evaluations of all capitalized mortgage servicing rights and capitalized excess servicing receivables whenever acquired. Retroactive application is prohibited. Management adopted SFAS No. 122 effective January 1, 1996 without material effect on the Company's consolidated financial position or results of operations.

         In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," establishing financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 encourages all entities to adopt a new method of accounting to measure compensation cost of all employee stock compensation plans based on the estimated fair value of the award at the date it is granted. Companies are, however, allowed to continue to measure compensation cost for those plans using the intrinsic value based method of accounting, which generally does not result in compensation expense recognition for most plans. Companies that elect to remain with the existing accounting are required to disclose in a footnote to the financial statements pro forma net earnings and, if presented, earnings per share, as if SFAS No. 123 has been adopted. The accounting requirements of SFAS No. 123 are effective for transactions entered into during fiscal years that begin after December 15, 1995; however, companies are required to disclose information for awards granted in their first fiscal year beginning after December 31, 1994. Management has determined that the Company will continue to account for stock-based compensation pursuant to Accounting Principles Board Opinion No. 25, and therefore SFAS No. 123 will have no effect on its consolidated financial condition or results of operations.

         In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers of Financial Assets, Servicing Rights, and Extinguishment of Liabilities," that provides accounting guidance on transfers of financial assets, servicing of financial assets, and extinguishment of liabilities. SFAS No. 125 introduces an approach to accounting for transfers of financial assets that provides a means of dealing with more complex transactions in which the seller disposes of only a partial interest in the assets, retains rights or obligations, makes use of special purpose entities in the transaction, or otherwise has continuing involvement with the transferred assets. The new accounting method, referred to as the financial components approach, provides that the carrying amount of the financial assets transferred be allocated to components of the transaction based on their relative fair values. SFAS No. 125 provides criteria for determining whether control of assets has been relinquished and whether a sale has occurred. If the transfer does not qualify as a sale, it is accounted for as a secured borrowing. Transactions subject to the provisions of SFAS No. 125 include among others, transfers involving repurchase agreements, securitizations of financial assets, loan participations, factoring arrangements and transfers of receivables with recourse.

         An entity that undertakes an obligation to service financial assets recognizes either a servicing asset or liability for the servicing contract (unless related to a securitization of assets, and all the securitized assets are retained and classified as held-to-maturity). A servicing asset or liability that is purchased or assumed is initially recognized at its fair value. Servicing assets and liabilities are amortized in proportion to and over the period of estimated net servicing income or net servicing loss and are subject to subsequent assessments for impairment based on fair value.

         SFAS No. 125 provides that a liability is removed from the balance sheet only if the debtor either pays the creditor and is relieved of its obligation for the liability or is legally released from being the primary obligor.

         SFAS No.125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1997, and is to be applied prospectively. Earlier or retroactive application is not permitted. Management does not believe that adoption of SFAS No. 125 will have a material adverse effect on the Company's consolidated financial position or results of operations.

         In February 1997, the FASB issued SFAS No. 128 "Earnings Per Share", which requires companies to present basic earnings per share and, if applicable, diluted earnings per share, instead of primary and fully diluted earnings per share, respectively. Basic earnings per share is computed without including potential common share, i.e. no dilutive effect. Diluted earnings per share is computed taking into consideration common shares outstanding and dilutive potential common shares, including options, warrants, convertible securities and contingent stock agreements. SFAS No. 128 is effective for periods ending after December 15, 1997. Early application is not permitted. Based upon the provisions of SFAS No. 128, the Company's basic and diluted earnings per share for three months ended March 31, 1997 would have been $.31 and $.31, respectively.


IMPACT OF INFLATION AND CHANGING PRICES

         The consolidated financial statements and related data herein have been prepared in accordance with generally accepted accounting principles, which require measurement of financial condition and results of operations in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         Since the primary assets and liabilities of the Company are monetary in nature, changes in the general level of prices for goods and services have a relatively minor impact on the Company's total expenses. Increases in operating expenses such as salaries and maintenance are in part attributable to inflation. However, interest rates have a far more significant effect than inflation on the performance of financial institutions, including the Company.

                      Oak Hill Banks Average Balance Table


                                                          Three Months Ended
                                      ----------------------------------------------------------
                                             March 31, 1997               March 31, 1996       Year ended December 31, 1996
                                      ------------------------------------------------------------------------------------------
                                       Average               Yield/      Average              Yield/   Average            Yield/
                                       Balance    Interest    Rate       Balance  Interest     Rate    Balance  Interest   Rate
Interest-earning assets:
Loans receivable:
   Real estate mortgage                 $63,356      $1,457     9.20%     $51,791    $1,190     9.19   $54,894    $5,218   9.51%
   Commercial and other                  98,778       2,211     8.95       79,275     1,892     9.55    83,426     7,978   9.56%
   Installment loans                     31,177         754     9.67       29,157       747    10.25    29,120     3,007  10.33%
   Credit card                            1,032          34    13.18          895        33    14.75       930       138  14.84%
Investment securities                    40,163         600     5.98       35,646       492     5.52    38,305     2,288   5.97%
Federal funds sold                        8,876         110     4.96       11,834       155     5.24     7,950       428   5.38%
Interest-earning deposits                 1,695          48    11.33        1,310        41    12.52     3,368       141   4.19%
                                      ------------------------------------------------------------------------------------------

        Total interest-earning assets   245,077       5,214     8.51      209,908     4,550     8.67   217,993    19,198   8.81%

Non-interest-earning assets               9,209                             8,520                        9,781
                                      ------------------------------------------------------------------------------------------

        Total assets                   $254,286                           $218,428                    $227,774
                                      ==========================================================================================

Interest-bearing liabilities:
Deposits:
   Savings accounts                      34,427         283     3.29       34,368       290     3.38   $34,488     1,168   3.39%
   NOW accounts                          20,367         105     2.06       19,485        99     2.03    20,591       351   1.70%
   Money market deposits                  3,895          30     3.08        4,126        32     3.10     4,267       134   3.14%
   Select investment account              2,638          31     4.70           --        --     --          --        --      --
   Premium investment accounts           22,323         290     5.20       17,867       212     4.75    23,034     1,131   4.91%
   Certificates of deposit              111,504       1,547     5.55       92,232     1,371     5.95    92,380     5,306   5.74%
Borrowings                               12,902         216     6.70        9,917       171     6.90    11,464       785   6.85%
                                      ------------------------------------------------------------------------------------------

Total interest-bearing liabilities      208,056       2,502     4.81      177,995     2,175     4.89   186,224     8,875   4.77%

Non-interest-bearing liabilities         23,287                            19,601                       19,996

Stockholders' equity                     22,943                            20,829                       21,554
                                      ------------------------------------------------------------------------------------------

        Total liabilities and
          stockholders' equity         $254,286                        $  218,428                     $227,774
                                      ==========================================================================================

Net interest income                                  $2,712                          $2,375                      $10,323
                                      ==========================================================================================

Interest rate spread                                            3.70%                           3.78%                      4.04%
                                      ==========================================================================================

Net interest margin (net interest
income as a percent of average
interest-earning assets)                                        4.43%                           4.53%                      4.74%
                                      ==========================================================================================

Average interest-earning assets
to average  interest-bearing
liabilities                                                   117.79%                         117.93%                    117.06%
                                      ==========================================================================================




                                   Year Ended December 31, 1995 Year Ended December 31, 1994
                                   ---------------------------------------------------------
                                      Average           Yield/  Average           Yield/
                                      Balance  Interest  Rate   Balance  Interest  Rate
Interest-earning assets:
Loans receivable:
   Real estate mortgage                $50,906   $4,358   8.56%  $45,633   $4,025   8.82%
   Commercial and other                 69,191    6,529   9.44%   59,958    4,838   8.07%
   Installment loans                    28,314    2,804   9.90%   23,261    2,156   9.27%
   Credit card                             826      120  14.53%      672       80  11.90%
Investment securities                   33,591    1,949   5.80%   33,797    1,897   5.61%
Federal funds sold                      10,919      662   6.06%    5,729      233   4.07%
Interest-earning deposits                2,826       99   3.50%      746       47   6.30%
                                      ------------------------------------------------------

        Total interest-earning assets  196,573   16,521   8.40%  169,796   13,276   7.82%

Non-interest-earning assets              5,246                     8,388
                                      ------------------------------------------------------

        Total assets                  $201,819                  $178,184
                                      ======================================================

Interest-bearing liabilities
Deposits:
   Savings accounts                    $34,976    1,257   3.59%  $39,056    1,289   3.30%
   NOW accounts                         19,404      456   2.35%   22,208      576   2.59%
   Money market deposits                 4,261      170   3.99%    6,083      227   3.73%
   Select investment account                --       --      --       --       --      --
   Premium investment accounts           9,765      486   4.98%        -        -   0.00%
   Certificates of deposit              90,809    5,258   5.79%   76,796    3,259   4.24%
Borrowings                               7,431      653   8.79%    3,138      331  10.55%
                                      ------------------------------------------------------

Total interest-bearing liabilities     166,646    8,280   4.97%  147,281    5,682   3.86%

Non-interest-bearing liabilities        18,226                    18,186

Stockholders' equity                    16,947                    12,717
                                      ------------------------------------------------------

        Total liabilities and
          stockholders' equity        $201,819                  $178,184
                                      ======================================================

Net interest income                              $8,241                    $7,594
                                      ======================================================

Interest rate spread                                      3.43%                     3.96%
                                      ======================================================

Net interest margin (net interest
income as a percent of average
interest-earning assets)                                  4.19%                     4.47%
                                      ======================================================

Average interest-earning assets
to average interest-bearing
liabilities                                              117.96%                  115.29%
                                      ======================================================


(1) The net interest margin is the net interest income divided by average interest-earning assets.

                               Net Interest Income


                                                1996 vs 1995              Total               1995 vs 1994
                                                  Increase              Increase                Increase                Total
                                                 (Decrease)            (Decrease)              (Decrease)              Increase
                                                   Due To                                        Due To               (Decrease)
                                         --------------------------    -----------     --------------------------     ----------
                                            Rate          Volume                          Rate           Volume
                                         -----------    -----------    -----------     -----------     ----------     ----------

Interest income attributable to:
   Loans receivable                       $   698         $ 1,832         $ 2,530         $   937         $ 1,775         $2,712
   Investment securities                       59             280             339              65             (13)            52
   Federal funds sold                         (67)           (167)           (234)            165             264            429
   Interest earning deposits                   21              21              42             (39)             91             52
                                          -------         -------         -------         -------         -------         ------

Total interest earning assets             $   711         $ 1,966         $ 2,677         $ 1,128         $ 2,117          3,245
                                          =======         =======         -------         =======         =======         ------

Interest expense attributable to:
   Deposits                               $  (265)        $   728         $   463         $ 1,470         $   806          2,276
   Borrowings                                (169)            301             132             (61)            383            322
                                          -------         -------         -------         -------         -------         ------

Total interest bearing liabilities        $  (434)        $ 1,029             595         $ 1,409         $ 1,189          2,598
                                          =======         =======         -------         =======         =======         ------

Increase(decrease) in net interest
income                                                                    $ 2,082                                        $   647
                                                                          =======                                        =======

                               UNITY SAVINGS BANK


GENERAL

         Unity is a permanent capital stock savings bank which was organized under Ohio law in 1889 under the name "The McArthur Building and Loan Company." As an Ohio-chartered savings bank, Unity is subject to supervision and regulation by the FDIC and the Ohio Division of Financial Institutions. Unity is a member of the FHLB of Cincinnati and deposits at Unity are insured up to the applicable limits by the FDIC in the Savings Association Insurance Fund (the "SAIF").

         Unity conducts business from its main office at 115 W. Main Street, McArthur, Ohio and its branch offices in Gallipolis, Jackson and Wellston, Ohio. The principal business of Unity is the origination of permanent mortgage loans secured by first mortgages on one- to four-family residential real estate located in Unity's primary market area, Vinton, Gallia and Jackson Counties, Ohio. Unity also originates mortgage loans secured by multifamily real estate and nonresidential real estate in its market area. In addition to real estate lending, Unity originates secured and unsecured consumer loans. Funds for lending and other investment activities are obtained primarily from savings deposits and principal repayments on loans. Advances from the FHLB of Cincinnati are utilized from time to time when additional funds are needed to satisfy loan demand or to fund deposit withdrawals.

LENDING ACTIVITIES

         LOAN PORTFOLIO COMPOSITION. The following table presents certain information with respect to the composition of Unity's loan portfolio at the dates indicated:

                                                                                      At December 31,
                                                                     ---------------------------------------------------
                                      At March 31, 1997                      1996                       1995
                                   --------------------------        -----------------------     -----------------------
                                                  Percent                          Percent                      Percent
                                                  of total                         of total                     of total
                                   Amount          loans             Amount          loans        Amount          loans
                                 --------         --------          --------       --------      --------       --------
                                                                (Dollars in thousands)
Real estate - mortgage           $ 39,226             82.1%         $ 39,000            81.9%      $34,914           81.3%
Consumer loans                      8,573             17.9             8,627            18.1         8,050           18.7
                                 --------         --------          --------        --------      --------       --------

Total loans                        47,799            100.0%           47,627           100.0%       42,964          100.0%
                                                  ========                          ========                     ========

Unearned and deferred                 129                                130                           121
   expense, net
Loans in process                      (68)                              (186)                         (255)
Allowance for loan losses            (322)                              (298)                         (256)
                                 --------                           --------                      --------

Loans receivable, net            $ 47,538                           $ 47,273                      $ 42,574
                                 ========                           ========                      ========


         REAL ESTATE LENDING. Unity makes permanent conventional mortgage loans on one- to four-family residential properties, multifamily properties and nonresidential real estate located in its primary market area, which consists of Vinton, Gallia and Jackson Counties, Ohio. Unity originates fixed-rate and adjustable-rate mortgage loans secured by real estate with loan-to-value ratios ("LTVs") of up to 80% of the lesser of the appraised value or the purchase price of the property. Unity's fixed-rate loans typically have maturities of up to 15 years, although Unity occasionally originates fixed-rate mortgage loans with terms of up to 20 years. Adjustable-rate loans originated by Unity have terms of up to 30 years. Currently, Unity offers adjustable-rate residential mortgage loans with adjustment periods of one year and maximum increases per adjustment period and over the life of the loan. The adjustment limits on Unity's adjustable-rate loans are 1% per year and 6% over the life of the loan or 2% per year and 5% over the life of the loan. The rate adjustments are based on the Average Contract Interest Rate for Previously Occupied Single Family Homes, as published by the Federal Housing Finance Board.

         Multifamily lending is generally considered to involve a higher degree of risk than single family lending because the borrower typically depends upon income generated by the project to cover operating expenses and debt service. The profitability of a project can be affected by economic conditions, government policies and other factors beyond the control of the borrower. Unity attempts to reduce the risk associated with multifamily lending by evaluating the creditworthiness of the borrower and the project income from the project and by obtaining personal guarantees on loans made to corporations and partnerships.

         Nonresidential real estate lending may entail significant additional risks compared to residential mortgage lending. Such loans may involve large loan balances to single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income producing properties is typically dependent on the successful operation of the properties and thus may be subject, to a greater extent, to adverse conditions in the real estate market or in the economy generally.

         CONSUMER LOANS. Unity offers several consumer loan products, including loans secured by deposit accounts at Unity, home equity loans, auto, boat and recreational vehicle loans, mobile home loans and secured and unsecured installment loans. Secured loans are made at fixed rates of interest for terms of up to 15 years. Unsecured loans are made to creditworthy individuals in amounts that generally range from $300 to $5,000 at fixed rates with maturities of up to five years.

         Loan officers underwrite installment loans and other consumer loans in a manner designed to assure compliance with various regulations and Unity's underwriting standards. Unity's underwriting guidelines require that a consumer borrower's income be adequate to service all of the borrower's debts, including the proposed loan, or an alternative acceptable means of repayment must be available.

         At March 31, 1997, Unity had approximately $8.6 million in its consumer loan portfolio, or 17.9% of Unity's total loans.

         LOAN SOLICITATION AND PROCESSING. Loan originations are developed from a number of sources, including continuing business with depositors, other borrowers and walk-in customers.

         Underwriting guidelines for all loan types are set by the Board of Directors and reviewed each year. Loan processing and underwriting are decentralized, with loan applications generally being processed and underwritten at the branch where the application is taken. Loan officers and branch managers review the applications, as well as credit bureau reports, appraisals, financial information, verification of income, and other documents concerning the credit-worthiness of the borrower, as applicable to each loan type.

         Branch managers and loan officers have the authority to approve loans which meet the underwriting criteria set by the board, up to $60,000 for mortgage loans, including home equity loans, and up to $20,000 for other types of secured consumer loans. The President of Unity has the authority to approve loans which meet the underwriting criteria set by the board, up to $250,000 for mortgage loans, including home equity loans, and up to $35,000 for other types of secured consumer loans. The Executive Committee has the authority to approve loans, which meet the underwriting criteria set by the board, up to $250,000 for mortgage loans, including home equity loans, and $45,000 for other types of unsecured consumer loans.

         Interest rates charged by Unity on its loans are primarily determined by competitive loan rates offered in its lending area and Unity's cost of funds. These rates reflect prevailing interest rates generally, the availability of lendable funds and the demand for loans.

         In addition to interest earned on loans, Unity earns income from fees for originating loans. Unity also receives loan fees related to existing loans, including late charges.

         NONPERFORMING LOANS AND CLASSIFIED ASSETS. Late charges on residential mortgages are assessed by Unity if a payment is not received by the 15th day following such payment's due date. Late charges on installment loans are assessed by Unity if a payment is not received by the 10th day following its due date. If a loan is still delinquent after a past due notice is mailed (generally around the 19th day of delinquency), a branch employee will attempt to contact the customer to resolve any problem that might exist.

         When an advanced stage of delinquency occurs on a real estate loan (generally around the 90th day of delinquency) and if repayment cannot be expected within a reasonable amount of time or a repayment agreement has not been entered into, Unity contacts an attorney and requests that a 30-day prior notice of foreclosure or repossession proceedings be prepared and delivered to the borrower so that, if necessary, foreclosure proceedings may be initiated after the loan is 120 days delinquent. Unity has historically had a low level of nonperforming loans. As of March 31, 1997, only $373,000 of loans were past due or accounted for on a nonaccrual basis, and Unity had no real estate acquired through foreclosure. At March 31, 1997, Unity's ratio of nonperforming assets to total assets was 0.6%.

         When Unity has real estate or other repossessed collateral acquired as a result of foreclosure, voluntary deed, or other means, it is classified as "other real estate owned" until it is sold. When property is so acquired, it is recorded at the lower of cost (the unpaid principal balance at the date of the acquisition plus foreclosure and other related costs) or fair value less estimated selling expenses. Any subsequent write-down resulting therefrom is charged to expense. Generally, unless a loan is secured by a one- to four-family residential dwelling and well-collateralized, interest accrual ceases when a loan becomes 90 days past due, but no later than the date of acquisition. All costs incurred in maintaining a property from the date of acquisition are expensed. Other real estate owned is appraised during the foreclosure process prior to the time of acquisition and losses are recognized for the amount by which the book value of the related mortgage loan exceeds the estimated net realizable value of the property.

         Certain potential problem loans that management believes are adequately secured and for which no material loss is expected, but as to which certain circumstances may cause the borrowers to be unable to comply with the loan repayment terms at some future date, are not included in nonperforming loans. At March 31, 1997, there were no such potential problem loans.

         The following table sets forth information with respect to Unity's nonperforming loans and other nonperforming assets at the dates indicated:


                                                                                             At December 31,
                                                                                       --------------------------
                                                          At March 31, 1997            1996                  1995
                                                          -----------------            ----                  ----
                                                                           (Dollars in thousands)


Accruing loans delinquent 90+ days                                $307                $   85                  $196
Loans accounted for on a nonaccrual basis:
    Real estate mortgage                                            46                    85                   270
    Consumer                                                        20                    25                    46
                                                                ------                ------                 -----
Total nonperforming loans                                          373                   195                   512
Real estate owned                                                    -                     -                    58
                                                                ------                ------                 -----
Total nonperforming assets                                        $373                  $195                  $570
                                                                ======                ======                ======
Total loan loss allowance                                         $322                  $298                  $256
Total nonperforming assets as a
percentage of total assets                                        0.6%                  0.3%                  1.0%

Loan loss allowance as a percent of                              86.3%                152.8%                 44.9%
   nonperforming loans

         For the three months ended March 31, 1997, no interest income was recognized on nonaccruing loans and $3,000 would have been recorded as interest income on nonaccruing loans had such loans been accruing pursuant to contractual terms.

         ALLOWANCE FOR LOAN LOSSES. Unity maintains an allowance with respect to possible losses on loans. The amount of the allowance is based on past loss experience, trends in the level of delinquent and problem loans, adverse situations that may affect the ability of a particular borrower to repay his loan, the estimated value of the underlying collateral and current and anticipated economic conditions in the primary lending area. When the collection of a specific loan becomes doubtful or otherwise troubled, Unity records a provision equal to the difference between the fair value of the property securing the loan and the loan's carrying value.

         The following table sets forth an analysis of Unity's allowance for loan losses for the periods indicated.


                                                       For the three months ended             For the year ended
                                                               March 31,                        December 31,
                                                       --------------------------          ----------------------
                                                         1997              1996             1996             1995
                                                       -------            -------          -------          -----
                                                                           (Dollars in thousands)


Balance at beginning of period                         $ 298              $ 256            $ 256            $ 307

Charge-offs                                               (6)               (12)            (102)            (267)
Recoveries                                                 5                  8               45               63
Provision for loan losses                                 25                 21               99              153
                                                       -----              -----            -----            -----
Balance at end of period                               $ 322              $ 273            $ 298            $ 256
                                                       =====              =====            =====            =====
Ratio of net charge-offs to average net loans
   outstanding during the period                         .01%               .03%             .23%             .64%
Ratio of allowance for loan losses to total loans        .68%               .63%             .63%             .60%


         The following table sets forth the allocation of Unity's allowance for loan losses by type of loan at the dates indicated:


                                                                                   At December 31,
                                                                 -----------------------------------------------------------
                                     At March 31, 1997                    1996                            1995
                               -----------------------------     -------------------------       ---------------------------
                                           Percent of loans                     Percent of                       Percent of
                                                in each                       loans in each                    loans in each
                                              category to                      category to                      category to
                               Amount        total loans         Amount        total loans        Amount        total loans
                               ------        -----------         ------        -----------        ------        -----------
                                                                (Dollars in thousands)
Balance at year end
   applicable to:
     Real estate loans         $280             82.1%             $234            81.9%           $209              81.3%
     Consumer loans              38             17.9%               61            18.1%             44              18.7%
     Unallocated                  4                -                 3               -               3                 -
                               ----            -----              ----           -----            ----             -----
     Total                     $322            100.0%             $298           100.0%           $256             100.0%
                               ====            =====              ====           =====            ====             =====


INVESTMENT ACTIVITIES.

         Federal regulations and Ohio law permit Unity to invest in various types of liquid assets. The Board of Directors of Unity has adopted an investment policy which authorizes management to make investments in U.S. Government and agency securities, deposits in the FHLB, certificates of deposit in federally-insured financial institutions, banker's acceptances issued by major U.S. banks, corporate debt securities rated by a major statistical rating firm as at least "AA," or equivalent, and municipal or other tax free obligations. Unity's investment policy is designed primarily to provide and maintain liquidity within regulatory guidelines, to maintain a balance of high quality investments to minimize risk and to maximize return without sacrificing liquidity and safety.

                                   The following table sets forth information
concerning Unity's investments at the dates indicated:

                                                                                             At December 31,
                                                                              -------------------------------------------
                                           At March 31, 1997                                       1996
                              --------------------------------------------    -------------------------------------------
                              Carrying      % of       Market        % of     Carrying      % of       Market       % of
                               value       total       value        total      value       total       value       total
                              --------    -------     --------     -------    --------    -------     --------    -------
                                                                 (Dollars in thousands)
U.S. Government and
  agency securities            $ 7,704      53.1%     $ 7,351        52.9%     $ 7,658     53.8%      $ 7,645      54.0%
County bonds                        77       0.5           77         0.5           82       0.6           82       0.6
FHLB stock                         496       3.4          496         3.5          488       3.4          488       3.4
Equity securities                   98       0.7           73         0.5           98       0.7           75       0.5
Mortgage-backed securities       6,140      42.3        6,055        42.5        5,920      41.5        5,868      41.5
                               -------     -----      -------       -----      -------     -----      -------     -----
Total investments              $14,515     100.0%     $14,232       100.0%     $14,246     100.0%     $14,158     100.0%
                               =======     =====      =======       =====      =======     =====      =======     =====

                                            At December 31,
                                ------------------------------------------
                                                 1995
                                ------------------------------------------
                                Carrying    % of       Market       % of
                                 value      total       value       total
                                --------   -------     -------     ------
                                          (Dollars in thousands)
U.S. Government and
  agency securities             $ 3,695     32.0%      $ 3,689      32.2%
County bonds                        107       0.9          107       0.9
FHLB stock                          455       4.0          455       4.0
Equity securities                   215       1.9          202       1.8
Mortgage-backed securities        7,058      61.2        6,997      61.1
                                -------     -----      -------     -----
Total investments               $11,530     100.0%     $11,450     100.0%
                                =======     =====      =======     =====

         The following tables sets forth the contractual maturities, carrying values and average yields for Unity's investments at March 31, 1997.

                                                                         At March 31, 1997
                               ---------------------------------------------------------------------------------------------------
                                                              After one to
                                 One year or less               five years            After five years          After ten years
                               ----------------------     ----------------------    ---------------------      -------------------
                               Carrying      Average      Carrying      Average     Carrying     Average      Carrying     Average
                                value         yield        value         yield       value        yield        value       yield
                               --------      --------     --------    --------    --------     --------     --------    --------
                                                                      (Dollars in thousands)
U.S. Government and
  agency securities               $--           --%         $1,999       5.45%       $1,500       7.54%       $4,205       7.44%
County bonds                       --           --              --         --            --         --            77       7.00
FHLB stock                        496         6.60              --         --            --         --            --         --
Equity securities                  98         4.45              --         --            --         --            --         --
Mortgage-backed securities         --           --               2       7.00           489       8.25         5,649       7.99
                                 ----         ----          ------       ----        ------       ----        ------       ----
Total investments                $594         6.24%         $2,001       5.45%       $1,989       7.71%       $9,931       7.75%
                                 ====         ====          ======       ====        ======       ====        ======       ====


                                             At March 31, 1997
                                  ----------------------------------------
                                                   Total
                                  ----------------------------------------
                                  Carrying      Average         Weighted
                                   value         yield       average yield
                                  --------      --------     -------------
                                          (Dollars in thousands)
(Dollars in thousands)
U.S. Government and
  agency securities               $ 7,704         6.81%           6.99%
County bonds                           77         7.00            7.00
FHLB stock                            496         6.60            6.60
Equity securities                      98         4.45            4.45
Mortgage-backed securities          6,140         7.75            8.01
                                  -------         ----            ----
Total investments                 $14,515         6.52%           7.37%
                                  =======         ====            ====

DEPOSITS AND BORROWINGS.

         Deposits are the major source of Unity's funds for lending and other investment purposes. In addition to deposits, Unity derives funds from loan principal repayments. Loan repayments are a relatively stable source of funds while deposit inflows and outflows may be significantly influenced by general interest rates and money market conditions. Unity also has access to advances from the FHLB of Cincinnati. These advances can be used on a short-term basis to compensate for reductions in the availability of funds from other sources or they may be used on a longer-term basis for general business purposes.

         DEPOSITS. Local deposits are, and traditionally have been, the primary source of Unity's funds for use in lending and other general business purposes. Unity offers a number of deposit accounts, including passbook and certificate accounts. Deposit accounts vary as to terms, with the principal differences being the minimum balance required, the time period the funds must remain on deposit and the interest rate. Unity reviews the interest rates offered on various savings accounts periodically and adjusts its rates as appropriate to remain competitive with other financial institutions in its market area.

         The following table sets forth the dollar amount of deposits in the various types of savings programs offered by Unity at the dates indicated:

                                                                                    At December 31,
                                            At March 31, 1997                1996                      1995
                                                       Percent                    Percent                    Percent
                                                       of total                   of total                   of total
                                           Amount      deposits       Amount      deposits      Amount       deposits
                                                                      (Dollars in thousands)
Transaction accounts:
  Interest-bearing checking
       accounts (1)                       $ 4,859        10.1%       $ 4,965        10.1%       $ 4,887        10.0%
  Passbook savings accounts (2)             6,581        13.7          6,440        13.1          6,484        13.3

  Total transaction accounts               11,440        23.8         11,405        23.2         11,371        23.3

Certificates of deposit:

  6 months or less                         12,289        25.5         12,238        25.0         11,984        24.6
  Over 6 months to 1 year                  15,327        31.8         12,247        25.0          4,105         8.4
  Over 1 year to 2 years                    6,339        13.2         10,535        21.5         13,854        28.4
  Over 2 years to 3 years                     424         0.9            613         1.2          7,041        14.4
  Over 3 years to 5 years                   2,317         4.8          1,987         4.1            397         0.8
  Over 5 years to 10 years                      5          --              4          --              5          --
  Total certificates of deposit (3)        36,701        76.2         37,624        76.8         37,386        76.7
         Total deposits                   $48,141       100.0%       $49,029       100.0%       $48,757       100.0%
                                          =======       =====        =======       =====        =======       =====


(1) The weighted average interest rates on interest-bearing checking accounts were 2.77%, 2.80% and 2.88% at March 31, 1997, and December 31, 1996 and 1995, respectively.

(2) The weighted average interest rates on passbook savings accounts were 3.18%, 3.18% and 3.36% at March 31, 1997, and December 31, 1996 and
         1995, respectively.

(3) The weighted average interest rates on all certificates of deposit were 5.73%, 5.73% and 6.02% at March 31, 1997, and December 31, 1996 and
         1995, respectively.

         The following table presents the amount of Unity's certificates of deposit of $100,000 or more by the time remaining until maturity as of March 31, 1997:

Maturity                                                Amount
                                                    (In thousands)
Three months or less                                    $1,037
Over 3 months to 6 months                                1,111
Over 6 months to 12 months                               2,638
Over 12 months                                             896
                                                        ------
   Total                                                $5,682
                                                        ======


         The following table sets forth Unity's deposit account balance activity for the periods indicated:

                                       Three months ended
                                            March 31,                 Year ended December 31,
                                      1997            1996             1996             1995
                                                      (Dollars in thousands)
Beginning balance                  $ 49,029         $ 48,757         $ 48,757         $ 46,085
Deposits                             16,742           19,730           58,875           59,444
Withdrawals                         (18,080)         (19,969)         (60,385)         (58,328)
                                   --------         --------         --------         --------
Net deposits before interest         47,691           48,518           47,247           47,201
   credited
Interest credited                       450              552            1,782            1,556
                                   --------         --------         --------         --------
Ending balance                     $ 48,141         $ 49,070         $ 49,029         $ 48,757
                                   ========         ========         ========         ========

Net increase (decrease)            $   (888)        $    313         $    272         $  2,672
                                   ========         ========         ========         ========

Percent increase (decrease)            (1.8%)            0.6%             0.6%             5.8%


         BORROWINGS. The FHLB system functions as a central reserve bank providing credit for its member institutions and certain other financial institutions. As a member in good standing of the FHLB of Cincinnati, Unity is required to own capital stock in the FHLB and is authorized to apply for advances on the security of such stock and certain of its home mortgages and other assets (principally securities which are obligations of, or guaranteed by, the United States) provided certain standards related to creditworthiness have been met. Advances are made pursuant to several different programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an association's regulatory capital or on the FHLB's assessment of the institution's creditworthiness.

The following table sets forth certain information regarding Unity's FHLB advances at the dates indicated:

                                                       Three months ended       Year ended December 31,
                                                        March 31, 1997          1996               1995
                                                                      (Dollars in thousands)
Average balance outstanding                                 $8,080             $3,542             $  743
Maximum amount outstanding at any month
     during the period                                       9,061              7,843              2,079
Balance outstanding at end of period                         8,789              7,833              1,376
Weighted average interest rate during the period              6.04%              6.15%              7.13%

PROPERTIES.

         Unity operates four full-service offices in Ohio. The main office is located in McArthur, Ohio, and there are branches located in Gallipolis, Jackson and Wellston, Ohio. All offices are located on property owned by Unity. Unity also owns the office building at 109 West Main Street in McArthur, where its main office was formerly located. This building is currently leased to a third party.

LEGAL PROCEEDINGS.

         Except for routine litigation incident to its business, Unity is not a party to any material pending legal proceeding and none of its property is the subject of any such proceeding.

EMPLOYEES.

         As of March 31, 1997, Unity had 22 full-time employees and eight part-time employees. Unity believes that relations with its employees are excellent. None of the employees of Unity is represented by a collective bargaining unit.

MARKET PRICE, DIVIDENDS AND OTHER SHAREHOLDER INFORMATION.

         There is currently no public trading market for Unity Common Shares. At March 31, 1997, Unity had approximately 31 shareholders and 93,250 common shares outstanding.

         Unity has historically paid a cash dividend to shareholders of record on June 15 and December 15. Unity has declared the following semi-annual dividends since January 1, 1995:

Date                                    Dividend
June 15, 1995                            $ .20
December 15, 1995                        $1.00
June 15, 1996                            $1.00
December 15, 1996                        $1.00
June 15, 1997                            $1.00



                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

         Unity is primarily engaged in the business of attracting savings deposits from the general public and investing such funds in mortgage loans secured by one- to four-family residential real estate located in its primary market area. Unity also originates loans for the construction or improvement of one- to four-family residential real estate loans secured by multi-family residential real estate (over four units) and nonresidential real estate and consumer loans, and invests in U.S. Government and agency obligations, interest-bearing deposits in other financial institutions, mortgage-backed securities and other investments permitted by law.

         The principal determinants of Unity's net income are net interest income and operating expenses. Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on these balances. To a lesser extent, Unity's profitability is affected by such factors as the level of non-interest income and expenses, the provision for loan losses, and the effective tax rate. Other income consists primarily of service charges and other fees. General administrative and other expense consists of employee compensation and benefits, occupancy expenses, FDIC deposit insurance premiums and other operating expenses.

         The following discussion and analysis of Unity's earnings and related financial data should be read in conjunction with the financial statements and related footnotes presented elsewhere in this Prospectus.

CHANGES IN FINANCIAL CONDITION

         Unity's total assets increased slightly from $65.0 million at December 31, 1996, to $65.1 million at March 31, 1997. Such growth resulted primarily from an increase in shareholders' equity. A decrease of $253,000 in cash and cash equivalents during the 1997 three month period was offset by a $265,000 increase in loans receivable.

         Total liabilities increased negligibly. A $956,000 increase in FHLB advances was used to fund deposit outflows of $918,000 during the quarter. Shareholders' equity increased $80,000 from December 31, 1996, to March 31, 1997, primarily as a result of net income of $197,000 for the quarter ended March 31, 1997, which was partially offset by a $117,000 increase in unrealized loss on securities available for sale.

         Total assets increased $7.0 million, or 12.0%, from December 31, 1995, to December 31, 1996. Increases in loans receivable and investments primarily accounted for the increase in total assets. Total liabilities increased $6.7 million, or 13.1%, primarily as a result of the increased use of FHLB advances to fund loan originations and the purchase of investment securities.

         During 1996, cash and cash equivalents decreased $461,000, or 26.8%, investments increased $3.8 million, or 95.1%, and loans receivable increased $4.7 million, or 11.0%, from December 31, 1995 levels. These changes are a result of a strategy implemented by Unity in 1996 to more effectively leverage its capital through the use of FHLB advances and to invest the proceeds in investment securities at a profitable spread. Increased loan demand during 1996 was funded with cash and cash equivalents and a portion of the FHLB advances.

         Deposits increased slightly from $48.8 million at December 31, 1995, to $49.0 million at December 31, 1996. FHLB advances increased by $6.5 million, or 469.3%, as a result of the leveraging strategy described above.

         Shareholders' equity increased $310,000 from December 31, 1995, to December 31, 1996, primarily as a result of 1996 earnings, which were offset slightly by a small increase in unrealized loss on securities available for sale.

COMPARISON OF RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997

         GENERAL. Unity's net income was $197,000 for the three months ended March 31, 1997, compared to $135,000 for the three months ended March 31, 1996, an increase of $62,000, or 45.9%. Unity's net income increased primarily as a result of an increase in net interest income and a decline in general administrative and other expenses, which were offset somewhat by an increase in the provision for loan losses, a decrease in other income and an increase in federal income taxes.

         NET INTEREST INCOME. Net interest income increased $94,000, or 18.5%, from 1996 to 1997. An increase of $172,000 in total interest income was offset somewhat by an increase of $78,000 in interest expense.

         Interest income on loans increased $112,000, or 11.6%, primarily as a result of the increase in the average outstanding balance. Interest income on mortgage-backed securities decreased $15,000, or 12.6%, primarily as a result of a decrease in the average outstanding balance, which more than offset the effects of the increase in average yield from 6.67% to 7.04%. Interest income on investment securities increased $75,000, or 90.4%, primarily as a result of the increase in the average outstanding balance.

         Interest expense, consisting of interest paid on deposits and FHLB advances, increased $78,000, or 11.7%. Interest paid on deposits declined by $21,000, primarily a result of the decline in the average rate from 5.30% for the three months ended March 31, 1996, to 5.14% for the three months ended March 31, 1997. Interest expense on FHLB advances increased $99,000, or 430.4%, as a result of the increase in the average outstanding balance, which more than offset the effects of the decline in average rate from 7.26% to 6.04% from period to period.

         PROVISION FOR LOAN LOSSES. The provision for loan losses increased $4,000, or 19.0%. The increase was principally based on growth in the loan portfolio.

          OTHER INCOME AND GENERAL, ADMINISTRATIVE AND OTHER EXPENSES. Other income decreased $7,000, or 14.9%, from March 31, 1996, to March 31, 1997. General, administrative and other expenses decreased $16,000, or 4.8%, during the period, primarily as a result of a $23,000, or 85.2%, decrease in federal deposit insurance premiums and a

$17,000 decrease in other operating expenses. In the fourth quarter of 1996, the FDIC reduced SAIF premiums from approximately 23 basis points to 6.4 basis points following the recapitalization of the SAIF. The reduction in deposit insurance premiums and other operating expenses were offset somewhat by increases in salaries and employee benefits, occupancy expense, state franchise taxes, other operating expenses and outside data processing costs.

         FEDERAL INCOME TAXES. Federal income taxes for the three months ended March 31, 1997, increased by $37,000, or 56.9%, as a result of the increase in income before federal income tax. Unity's effective federal income tax rate was 34.1% for the 1997 period compared to 32.5% for the 1996 period.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1996 AND
1995

         GENERAL. Unity's net income was $503,000 for 1996, compared to $529,000 for 1995, a decrease of $26,000, or 4.9%. Despite increases in net interest income and other income, Unity's net income decreased solely as a result of the payment of a $309,000 special assessment in September 1996 to recapitalize the SAIF.

         NET INTEREST INCOME. Net interest income increased $215,000, or 10.7%, from 1995 to 1996. An increase of $395,000 in total interest income was offset somewhat by an increase of $180,000 in total interest expense.

         Interest income on loans increased $245,000, or 6.4%, primarily as a result of the increase in the average outstanding balance. The total increase due to volume was offset somewhat by a decline in yield from 9.21% for 1995 to 9.13% for 1996. Interest income on mortgage-backed securities increased $11,000, or 2.6%, primarily as a result of the increase in the average outstanding balance. The increase due to volume was offset somewhat by a decline in yield from 7.04% for 1995 to 6.72% for 1996. Interest income on investment securities increased $139,000, or 46.7%, as a result of the increase in the average outstanding balance, and an increase in yield from 6.55% for 1995 to 7.51% for 1996.

         Interest expense, consisting of interest paid on deposits and FHLB advances, increased $180,000, or 7.0%. The $15,000 increase in interest paid on deposits was primarily a result of the increase in the average outstanding balance of certificates of deposit, which more than offset the effects of a decline in average rate paid on total deposits from 5.26% for 1995 to 5.16% for 1996. Interest expense on FHLB advances increased $165,000, or 311.3%, as a result of the increase in average outstanding balance.

         PROVISION FOR LOAN LOSSES. The provision for loan losses decreased $54,000, or 35.3%. The decrease was based on a decline in nonperforming loans during 1996.

         OTHER INCOME. Other income increased $14,000 primarily as a result of an increase in the cash value of life insurance policies owned by Unity in connection with a nonqualified retirement plan.

         GENERAL ADMINISTRATIVE AND OTHER EXPENSE. General, administrative and other expense increased $345,000, or 27.6%, primarily as a result of a $286,000, or 267.3%, increase in federal deposit insurance premiums. Increases in salaries and employee benefits, state franchise taxes, other operating expenses and outside data processing costs also contributed to the increase in other expenses.

         FEDERAL INCOME TAXES. Federal income taxes for 1996 decreased by $36,000, or 13.7%, as a result of the decline in income before federal income taxes. Unity's effective federal income tax rate was 31.0% for 1996 compared to 33.1% for 1995.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1995 AND
1994

         GENERAL. Net income decreased $42,000, or 7.4% for the year ended December 31, 1995 compared to 1994, primarily as a result of a decline in net interest income and an increase in the provision for loan losses, which were partially offset by an increase in other income and a decrease in federal income taxes.

         NET INTEREST INCOME. Net interest income decreased $69,000, or 3.3%, from 1994 to 1995. An increase of $349,000 in total interest income was more than offset by an increase of $418,000 in total interest expense.

         Interest income on loans increased $281,000, or 7.9%, primarily as a result of the increase in the average outstanding balance. Interest income on mortgage-backed securities increased $15,000, or 3.7%, as a result of the increase in average yield from 6.42% to 7.04%, which more than offset the effects of the decrease in the average outstanding balance from year to year. Interest income on investment securities increased $53,000, or 24.9%, primarily as a result of the increase in the average yield from 5.16% for 1994 to 6.55% for 1995.

         Interest expense increased $418,000, or 19.5%, primarily as a result of an increase in interest paid on deposits, which increased $393,000, or 18.6%. The increase in interest paid on deposits was primarily a result of the increase in the average outstanding balance of certificates of deposit and the increase in interest paid on certificates of deposits. Although Unity experienced a slight decline in the average rate paid on interest-bearing checking accounts and passbook savings accounts, the average rate paid on certificates of deposit increased from 5.22% for 1994 to 5.94% for 1995. An increase in the average outstanding balance of certificates of deposit also contributed significantly to the increase in interest paid on certificate accounts. During 1995, Unity utilized a pricing strategy designed to attract longer-term certificates of deposit in anticipation of a rising interest rate environment. Interest expense on FHLB advances increased $25,000, or 89.3%. The increase in the average outstanding balance and the increase in the average rate contributed equally to the increase in interest expense on FHLB advances.

         PROVISION FOR LOAN LOSSES. The provision for loan losses increased $59,000, or 62.8%. The increase was based on an increase in nonperforming loans which was attributable to one loan.

         OTHER INCOME. Other income increased $64,000, or 53.3%, primarily as a result of an increase in the cash value of life insurance policies.

         GENERAL, ADMINISTRATIVE AND OTHER EXPENSES. General, administrative and other expenses increased $25,000, or 2.0%, primarily as a result of a $49,000, or 8.5%, increase in salaries and employee benefits and an $11,000 increase in state franchise taxes. These increases were offset somewhat by decreases in net occupancy expense and other operating expenses.

         FEDERAL INCOME TAXES. Federal income taxes for 1995 decreased by $47,000, or 15.2%, as a result of the decline in income before federal income taxes. Unity's effective federal income tax rate was 33.1% for 1995 compared to 35.1% for 1994.

         The following table presents certain information relating to Unity's average balance sheet information and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the periods indicated. Such yields and costs are derived by dividing annual income or expense by the average monthly balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented. Average balances are derived from daily balances, which include nonaccruing loans in the loan portfolio, net of the allowance for loan losses.


                                                                    Three months ended March 31,
                                                               1997                                1996
                                                  Average    Interest               Average      Interest                  Average
                                                outstanding   earned/   Yield/    outstanding     earned/     Yield/    outstanding
                                                  balance      paid      rate       balance        paid        rate        balance
                                                                                                              (Dollars in thousands)
Interest-earning assets:
   Loans receivable                                47,594     $1,078     9.06%      $42,751       $  966       9.04%      $44,661
   Investment securities                            8,297        166     8.00         4,816           91       7.56         6,126
   Mortgage-backed securities                       5,913        104     7.04         7,136          119       6.67         6,431
                                                  -------     ------     ----       -------       ------       ----       -------
     Total interest-earning assets                 61,804      1,348     8.72        54,703        1,176       8.60        57,218

Non-interest-earning assets:
   Cash and amounts due from depository
     institutions                                   1,220                             1,263                                 1,379
   Allowance for loan losses                         (310)                             (247)                                 (263)
   Premises and equipment, net                      1,163                             1,205                                 1,188
   Other nonearning assets                          1,066                             1,048                                 1,044
                                                  -------                           -------                               -------
     Total assets                                  64,943      1,348     8.30       $57,972        1,176       8.11       $60,566
                                                  =======                           =======                               =======
Interest-bearing liabilities:
   Deposits:
        Interest-bearing checking accounts          4,813         33     2.74         4,979           37       2.97         5,031
        Passbook savings accounts                   6,405         48     3.00         6,677           56       3.35         6,707
        Certificates of deposit                    37,390        544     5.82        37,144          553       5.96        37,194

          Total deposits                           48,608        625     5.14        48,800          646       5.30        48,932

   FHLB advances                                    8,080        122     6.04         1,267           23       7.26         3,542

     Total interest-bearing liabilities            56,688        747     5.27        50,067          669       5.34        52,474

Non-interest-bearing liabilities                      737                               743                                   815

     Total liabilities                             57,425                            50,810                                53,289

Unrealized losses on securities                       (60)                              (53)                                  (79)

Shareholders' equity                                7,578                             7,215                                 7,356

Total liabilities and shareholders' equity         64,943                           $57,972                               $60,566
                                                   ======                           =======                               =======
Net interest income; interest rate spread                     $  601     3.45%                     $ 507       3.26%
                                                              ======     =====                     =====       =====
Net interest margin (net interest income as a
   percent of average interest-earning assets)                           3.66%                                 3.50%
                                                                         =====                                 =====
Average interest-earning assets to interest-                              109%                                  109%
   bearing liabilities                                                   =====                                 =====


                                                             Year ended December 31,
                                                    1996                                     1995
                                                  Interest                    Average      Interest
                                                   earned/        Yield/    outstanding     earned/        Yield/
                                                    paid           rate       balance        paid           rate

Interest-earning assets:
   Loans receivable                                $4,079          9.13%       41,631       $3,834          9.21%
   Investment securities                              460          7.5          4,900          321          6.55
   Mortgage-backed securities                         432          6.72         5,979          421          7.04
                                                   ------          ----        ------       ------          ----
     Total interest-earning assets                  4,971          8.69        52,510        4,576          8.71

Non-interest-earning assets:
   Cash and amounts due from depository
     institutions                                                               1,398
   Allowance for loan losses                                                     (275)
   Premises and equipment, net                                                  1,240
   Other nonearning assets                                                      1,165

     Total assets                                   4,971          8.21       $56,038        4,576          8.17
                                                                              =======
Interest-bearing liabilities:
   Deposits:
        Interest-bearing checking accounts            141          2.80         4,697          144          3.07
        Passbook savings accounts                     213          3.18         6,791          214          3.15
        Certificates of deposit                     2,172          5.84        36,240        2,153          5.94

          Total deposits                            2,526          5.16        47,728        2,511          5.26

   FHLB advances                                      218          6.15           743           53          7.13

     Total interest-bearing liabilities             2,744          5.23        48,471        2,564          5.29

Non-interest-bearing liabilities                                                  635

     Total liabilities                                                         49,106

Unrealized losses on securities                                                   (49)

Shareholders' equity                                                            6,981

Total liabilities and shareholders' equity                                    $56,038
                                                                              =======
Net interest income; interest rate spread           2,227          3.46%                    20,122          3.42%
                                                    =====          =====                    ======          =====
Net interest margin (net interest income as a
   percent of average interest-earning assets)                     3.68%                                    3.59%
                                                                   =====                                    =====
Average interest-earning assets to interest-                        109%                                     108%
   bearing liabilities                                             =====                                    =====


         The following table sets forth, for the periods indicated, the weighted average yields earned on Unity's interest-earning assets, the weighted average interest rates paid on interest-bearing liabilities, the interest rate spread and the net interest margin on interest-earning assets. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented.


                                                                    Three months ended   Year ended December 31,
                                                                      March 31, 1997        1996        1995

Weighted average yield on loans receivable                                 9.06%            9.13%       9.21%
Weighted average yield on investment securities                            8.00%            7.57%       6.55%
Weighted average yield on mortgage-backed securities                       7.04%            6.72%       7.04%
Weighted average yield on all interest-earning assets                      8.72%            8.69%       8.71%
Weighted average interest rate paid on interest-bearing
   liabilities                                                             5.27%            5.23%       5.29%
Interest rate spread (spread between weighted average
   interest rate on all interest-earning assets and all interest-
   bearing liabilities)                                                    3.45%            3.46%       3.42%
Net interest margin (net interest income as a percentage of
   average interest-earning assets)                                        3.70%            3.68%       3.59%


         The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected Unity's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume) and (iii) total changes in rate and volume. The combined effects of changes in both volume and rate, which cannot be separately identified, have been allocated proportionately to the change due to volume and the change due to rate:


                                     Three months ended March 31,                       Year ended December 31,
                                            1997 vs. 1996                1996 vs. 1995                    1995 vs. 1994
                                            Increase                   Increase                         Increase
                                           (decrease)                 (decrease)                       (decrease)
                                             due to                     due to                           due to
                                        Volume    Rate    Total    Volume    Rate       Total      Volume        Rate       Total
                                                                        (In thousands)

Interest income attributable to:
   Investment securities                 $  70    $  5    $  75     $  88    $ 51       $ 139       $  (2)      $  55       $  53
   Mortgage-backed securities              (21)      6      (15)       31     (20)         11         (23)         38          15
   Loans receivable                        110       2      112       277     (32)        245         254          27         281

     Total interest income                 159      13      172       396      (1)        395         229         120         349

Interest expense attributable to:
   Interest-bearing checking
     accounts                               (1)     (3)      (4)       10     (13)         (3)        (14)          7          (7)
   Passbook savings accounts                (2)     (6)      (8)       (3)      2          (1)        (33)          7         (26)
   Certificates of deposit                   4     (13)      (9)       57     (38)         19         174         252         426
   Borrowed funds                          104      (5)      99       177     (12)        165          14          11          25
                                         -----    ----    -----     -----    ----       -----       -----       -----       -----
     Total interest expense                105     (27)      78       241     (61)        180         141         277         418
                                         -----    ----    -----     -----    ----       -----       -----       -----       -----
   Increase (decrease) in net interest
     income                              $  54    $ 40    $  94     $ 155    $ 60       $ 215       $  88       $(157)      $ (69)
                                         =====    ====    =====     =====    ====       =====       =====       =====       =====

LIQUIDITY AND CAPITAL RESOURCES

         Unity's principal sources of funds are deposits, loan and mortgage-backed securities repayments, maturities of securities and other funds provided by operations. Unity also has the ability to borrow from the FHLB of Cincinnati. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan and mortgage-backed securities prepayments are more influenced by interest rates, general economic conditions and competition. Unity maintains investments in liquid assets based upon management's assessment of (i) the need for funds, (ii) expected deposit flows, (iii) the yields available on short-term liquid assets and (iv) the objectives of the asset/liability management program.

         Unity maintains investments in United States Treasury securities, federal agency obligations and other investments having maturities of five years or less to provide a source of relatively liquid funds upon which Unity may rely if necessary to fund deposit withdrawals or other short-term funding needs. At March 31, 1997, Unity had commitments to originate loans totaling approximately $653,000. Unity considers its liquidity and capital reserves sufficient to meet its outstanding short- and long-term needs. At March 31, 1997, Unity had no material commitments for capital expenditures.

      COMPARISON OF CERTAIN RIGHTS OF SHAREHOLDERS OF THE COMPANY AND UNITY

         Each of the Company and Unity is incorporated in the State of Ohio. The rights of Unity's shareholders are currently governed and defined by OGCL and by the Unity Amended and Restated Articles of Incorporation (the "Unity Articles"), and the Unity Amended Constitution (the "Unity Constitution"). Upon consummation of the Merger, the shareholders of Unity will become shareholders of the Company and their rights will cease to be governed and defined by the Unity Articles, and the Unity Constitution and will be defined and governed by the Company's Second Amended and Restated Articles of Incorporation, (the "Oak Hill Articles"), and the Company's First Amended and Restated Code of Regulations (the "Oak Hill Regulations"). Certain provisions of the Oak Hill Articles and the Oak Hill Regulations provide different rights to shareholders from those that the Unity shareholders have. Certain of these provisions are summarized below. This summary is not intended to be complete and is qualified in its entirety by reference to applicable provisions of the OGCL and to the respective corporate documents of the Company and Unity. For information as to how such corporate documents may be obtained, see "AVAILABLE INFORMATION."

CAPITAL STOCK

         The OGCL requires a corporation's articles of incorporation to set forth the total number of shares of all classes of stock that the corporation has authority to issue, and, for each class, the designations, powers, preferences, rights, qualifications, limitations and restrictions thereof.

         The Oak Hill Articles currently authorize 5,000,000 shares of Oak Hill Common Stock of which 2,873,500 shares were issued and outstanding on July __, 1997; and 1,500,000 shares of voting Oak Hill Preferred Stock, $.01 par value, of which no shares were issued and outstanding on July __, 1997, and 1,500,000 shares of non-voting Oak Hill Preferred Stock (collectively, the 3,000,000 shares of Preferred Stock are referred to as "Oak Hill Preferred Stock"), of which no shares were issued and outstanding on July __, 1997.

         The Unity Articles currently authorize 2,000,000 common shares, of which 93,250 shares were issued and outstanding on July __, 1997. Unity has no shares of preferred stock authorized.

         The provisions of the Oak Hill Articles setting the terms of the Oak Hill Common Stock are generally the same as the comparable provisions for the Unity Articles. Holders of Oak Hill Common Stock and Unity Common Shares are entitled to one vote per share on all matters submitted to a vote of stockholders, have no preemptive rights and no conversion rights, are not subject to redemption and have no sinking fund. The Oak Hill Articles and Unity Articles do not provide cumulative voting rights in the election of directors.

         The rights, preferences and privileges of holders of Oak Hill Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Oak Hill Preferred Stock that the Company may designate and issue in the future. In addition, the right of holders of Oak Hill Common Stock to receive ratably any dividends that may be declared by the Company's Board of Directors is subject to preferential dividend rights of any Oak Hill Preferred Stock then outstanding. Additionally, the Company may enter into bank credit agreements in the future which include financial covenants restricting the payment of dividends. See "SUMMARY -- Market Price Data; Dividend Policy."

         Although no shares of Oak Hill Preferred Stock are outstanding, the Company's Board of Directors has the authority, without any further vote or action by the shareholders, to issue Oak Hill Preferred Stock in one or more classes or series and to fix the number of shares, designations, powers, preferences, rights, qualifications, limitations and restrictions thereof. The ability of the Company's Board of Directors to so issue Oak Hill Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire (or of discouraging a third party from acquiring) a majority of the outstanding voting stock of the corporation. The Company currently has no plans to issue any Oak Hill Preferred Stock.

VOTING POWER

         Holders of Oak Hill Common Stock and Unity Common Shares are generally entitled to one vote per share.

PAYMENT OF DIVIDENDS AND OTHER DISTRIBUTIONS

         Holders of both Unity Common Shares and Oak Hill Common Stock are entitled to receive dividends in such amounts and at such times as declared by their respective Boards of Directors.

         The ability of the Company to pay cash dividends to shareholders is limited by its ability to receive dividends from the Bank. As discussed in Note K to the consolidated financial statements, the State of Ohio places certain limitations on the payment of dividends by Ohio state-chartered banks. The Company paid a split-adjusted cash dividend of $.064 per share during the six-month period ended June 30, 1995. Commencing with the fourth quarter of 1995, the Company has declared the following quarterly cash dividends:

Quarter            Dividend
Ended              Declared

12/31/95            $0.04
3/31/96              0.05
6/30/96              0.05
9/30/96              0.05
12/31/96             0.06
3/31/97              0.06

The payment of any future dividends will be at the discretion of the Company's Board of Directors and will be based on the Company's future earnings, financial condition, capital requirements and other relevant factors.

         Commencing with the six-month period ending June 15, 1995, Unity has declared the following cash dividends:

6/15/95        $ .20
12/15/95       $1.00
6/15/96        $1.00
12/15/96       $1.00
6/15/97        $1.00

MEETINGS OF SHAREHOLDERS

         The Unity Constitution provides that the annual meeting of shareholders is to be held on the third Monday of January of each year. The Unity Constitution allows a special meeting of shareholders to be called by the Chairman of the Board, President, Vice President, a majority of the members of the Board, or by persons who hold 25% of the voting power of Unity. The Unity Constitution provides that the shareholders present in person or by proxy constitute a quorum. The Oak Hill Regulations provide that the annual meeting of shareholders shall be held each year as the Board of Directors may decide. The Oak Hill Regulations provide that special meetings of shareholders may be called by the President or, in case of the President's disability, any officer who is a member of the Board of Directors, or by the Board of Directors by action at a meeting or by shareholders holding 50% or more of the voting power of the Company. Except as otherwise provided by law or by the Oak Hill Articles, a quorum for any meeting of the Company shareholders is a majority of the capital stock issued and outstanding and entitled to vote at the meeting.

SHAREHOLDER NOMINATIONS AND PROPOSALS

         Unity's Constitution provides that candidates for directors may be nominated by any shareholder by filing the names of such candidates in writing with the secretary of Unity at least two weeks prior to the election.

         The Oak Hill Regulations provide that shareholders seeking to bring business before a meeting of shareholders, or to nominate candidates for election as directors at a meeting of shareholders, must provide timely notice thereof in writing. To be timely, a shareholder's notice must be delivered to, or mailed and received at, the principal executive office of the Company, not less than 30 days nor more than 60 days prior to the scheduled meeting. The Oak Hill

Regulations also specify certain requirements pertaining to the form and substance of a shareholder's notice. These provisions may preclude some stockholders from making nominations for directors at an annual or special meeting or from bringing other matters before the stockholders at a meeting.

         Although the Company's corporate documents do not give the Company's Board of Directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, the foregoing provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders. On the other hand, by requiring advance notice of nominations by stockholders, these stockholder notice procedures afford the Company's Board of Directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Company's Board of Directors, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the stockholder notice procedures provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Company's Board of Directors, provide the Board with an opportunity to inform stockholders, prior to such meeting, of any business proposed to be conducted at the meeting, together with any recommendations by the Company's Board of Directors or statements as to the Company's Board of Director's position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend the meeting or to grant a proxy regarding the disposition of any such business.

AMENDMENT OF ARTICLES OF INCORPORATION AND CODE OF REGULATIONS

         Unity's Articles provide that its articles may be amended by the affirmative vote of the holders of at least three-fifths of the voting power of Unity. The Oak Hill Articles and Oak Hill Regulations are silent as to amendments to the Articles of Incorporation. Section 1701.70 of the OGCL provides that directors of a corporation may amend articles in limited circumstances. Section 1701.71 of the OGCL provides that shareholders may adopt amendments to the articles by the affirmative vote of two-thirds of the voting power of the corporation.

         The Unity Constitution may be amended at any annual or special meeting of the shareholders by at least three-fifths of the voting power of Unity.

         The Oak Hill Regulations provide that certain provisions in the Oak Hill Regulations may not be altered, amended or repealed in any respect, and new provisions inconsistent therewith may not be adopted unless such action is approved by the affirmative vote of the holders of at least 66 2/3% of all of the outstanding shares of capital stock of the Company entitled to vote on such matter at a meeting of shareholders called for that purpose. All of the amendments may be approved by an affirmative vote of a majority of the voting power of the Company.

DISSENTERS' RIGHTS

         Section 1701.85 of the OGCL provides for dissenters' rights in certain circumstances to the shareholders of a corporation that is a party to a merger. In order to exercise such rights, shareholders must comply with the procedural requirements of Section 1701.85, attached hereto as Appendix D. See "THE MERGER-Dissenters' Rights."

ACTION BY WRITTEN CONSENT

         The OGCL provides that, unless otherwise provided in the articles of incorporation, any action that is required to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by all shareholders who would be entitled to notice of a meeting held for such purpose. The Unity Constitution and the Oak Hill Regulations allow for actions by unanimous written consent without a meeting.

SIZE AND CLASSIFICATION OF BOARD OF DIRECTORS; REMOVAL OF DIRECTORS; FILLING VACANCIES

         Pursuant to the Unity Constitution, the Unity Board of Directors shall be elected at the annual meeting of shareholders. The directors shall be elected by the shareholders in such numbers and to serve for such terms that the terms of an equal number of directors, as nearly as possible, will expire each year. A term may not exceed three years. The number of authorized Unity directors is not less than five and no more than seven. The Unity Constitution provides that a director may be removed from office, with or without assigning cause, only by the vote of the holders of not less than 75% of the Unity Common Shares.

         The Oak Hill Articles provide for the Oak Hill Board of Directors to be divided into two classes of directors, serving staggered two-year terms. As a result, approximately one-half of the Company's Board of Directors will be elected each year. Classification of the Company's Board of Directors expands the time required to change the composition of a majority of directors and may tend to discourage a proxy contest or other takeover bid for the Company. The Oak Hill Regulations provide that a director may be removed for cause only.

         With respect to both Oak Hill and Unity, holders of a majority of the shares of common stock entitled to vote in any election of directors of such corporation may elect all of the directors standing for election. Classification of the Company's directors has the effect of making it more difficult for shareholders to change the composition of the Company's Board of Directors. Such a delay may help ensure that incumbent directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or any other extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of the stockholders. See "RISK FACTORS - Control by Management; Anti-Takeover Provisions."

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Section 1701.59 of the OGCL provides that a director shall not be found to have violated his duties under the OGCL unless it is proved by clear and convincing evidence that the director has not acted in good faith, in a manner he reasonably believes to be in or not opposed to the best interests of the corporation, or with the care that an ordinary prudent person in a like position would use under similar circumstances.

         Section 1701.13 of the OGCL allows for corporations to indemnify officers and directors from actions, suits or proceedings arising out of their service to the corporation. The Unity Articles require that Unity indemnify any director, officer, employee, or agent or any former director, officer, employee or agent of the Company against expenses, reasonably incurred in any threatened, pending or completed action to which such persons are parties by reason of their performance of their duties for Unity.

         The Company's Regulations provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director of the Company, or while a director of the Company is or was serving at the request of the Company as a director, trustee, fiduciary, officer, employee, partner, joint venturer or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, employee benefit plan or other enterprise, and the Company may indemnify or agree to indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was an officer, employee or agent of the Company or while an officer, employee or agent of the Company is or was serving at the request of the Company as a director, trustee, fiduciary, officer, employee, partner, joint venturer or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.


INTERESTED SHAREHOLDER TRANSACTIONS.

         Chapter 1704 of the OGCL prohibits certain transactions between an Ohio corporation and an "interested shareholder." Chapter 1704 allows for a corporation to exclude itself from Chapter 1704 by exempting itself in its Articles of Incorporation. Unity has not excluded itself from Section 1704 and the Company's Articles expressly provide that Chapter 1704, now or hereafter in effect, shall be applicable to the Company.

PREEMPTIVE RIGHTS

         Neither the Company's nor Unity's shareholders have preemptive rights to purchase or subscribe for additional securities of the Company upon any future issuance by such corporation of such securities.

REPURCHASE AND REDEMPTION OF STOCK

         Ohio corporations may generally purchase or redeem their own shares of capital stock. The Unity Articles provide that the Board of Directors has the right to purchase shares of its own stock. The Oak Hill Articles are silent as to the repurchase of capital stock.


                                     EXPERTS

         The consolidated financial statements of the Company as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996 incorporated in this Prospectus/Proxy Statement have been audited by Grant Thornton LLP, independent certified public accountants, and have been so incorporated in reliance upon such report given upon their authority as experts in accounting and auditing. It is anticipated that representatives of Grant Thornton LLP will be present at the Oak Hill Special Meeting and will respond to appropriate questions and to make a statement if such representatives so desire.

         The financial statements of Unity at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, included in this Prospectus/Proxy Statement have been audited by Norman, Jones, Enlow and Co., independent auditors, as set forth in their report thereon included herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                  LEGAL OPINION

         The validity of the Oak Hill Common Stock to be issued to the shareholders of Unity pursuant to the Merger and certain other legal matters in connection with the Merger will be passed upon for the Company by Porter, Wright, Morris & Arthur, Columbus, Ohio. Partners of Porter, Wright, Morris & Arthur who participated in the preparation of this Prospectus/Proxy Statement beneficially own an aggregate of 2,700 shares of Oak Hill Common Stock consisting of a combination of stock and options exercisable within 60 days after the date of this Prospectus/Proxy Statement. See "Oak Hill Financial, Inc.
- Certain Relationships and Related Transactions."

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page

Financial Statements of Oak Hill Financial, Inc.

Report of Independent Certified Public Accountants                          F-3

Consolidated Statements of Financial Condition
(As of March 31, 1997 (unaudited) and December 31, 1996 and
1995)                                                                       F-4

Consolidated Statements of Earnings
(For the three months ended March 31, 1997 and 1996
(unaudited) and the years ended December 31, 1996, 1995 and
1994)                                                                       F-5

Consolidated Statements of Stockholders' Equity (For the three months ended March 31, 1997 and 1996 (unaudited)
 and the years ended December 31, 1996, 1995 and 1994)                      F-6

Consolidated Statements of Cash Flows
(For the three months ended March 31, 1997 and 1996 (unaudited)
and the years ended December 31, 1996, 1995 and 1994)                       F-7

Notes to Consolidated Financial Statements
(For the three months ended March 31, 1997 and 1996 (unaudited)
and the years ended December 31, 1996, 1995 and 1994)                       F-9

Financial Statements For Unity Savings Bank

Report of Independent Certified Public Accountants                          F-31

Statements of Financial Condition                                           F-32
(For the three months ended March 31, 1997 (unaudited) and the years ended December 31, 1996 and 1995)

Statements of Income                                                        F-33
(For the three months ended March 31, 1997 and 1996 (unaudited) and the years ended December 31, 1996, 1995, and 1994)

Statements of Shareholders' Equity                                          F-34
  (For the three months ended March 31, 1997 (unaudited) and the years ended December 31, 1996, 1995 and 1994)

Consolidated Statements of Cash Flows                                       F-35
  (For the three months ended March 31, 1997 and 1996 (unaudited) and the years ended December 31, 1996, 1995 and 1994)

 Notes to Consolidated Financial Statements                                 F-37
  (For the three months ended March 31, 1997 and 1996 (unaudited) and the years ended December 31, 1996, 1995 and 1994)

SCHEDULES: All financial statement schedules are omitted as the required information is either not applicable or is included in the financial statements or notes thereto.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Oak Hill Financial, Inc.

We have audited the accompanying consolidated financial statements of Oak Hill Financial, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years ended December 31, 1996, 1995 and 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Oak Hill Financial, Inc. as of December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years ended December 31, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.


GRANT THORNTON, LLP



Cincinnati, Ohio
February 12, 1997

                            OAK HILL FINANCIAL, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                        (In thousands, except share data)

                                                                  MARCH 31,        DECEMBER 31,
         ASSETS                                                     1997         1996        1995
                                                                (Unaudited)

Cash and due from banks                                           $   8,085   $   7,378   $   6,250
Federal funds sold                                                    3,920       4,135      10,557
Investment securities designated as available for sale - at
  market                                                             46,025      37,501      29,901
Loans receivable - net                                              197,070     190,396     157,615
Loans held for sale - at lower of cost or market                         70         140         177
Office premises and equipment - net                                   3,341       3,403       2,788
Federal Home Loan Bank stock - at cost                                1,612       1,585         914
Accrued interest receivable on loans                                    979         937         862
Accrued interest receivable on investment securities                    573         498         404
Prepaid expenses and other assets                                       325         156         232
Deferred federal income tax asset                                       764         772         629
                                                                  ---------   ---------   ---------

         Total assets                                             $ 262,764   $ 246,901   $ 210,329
                                                                  =========   =========   =========

         LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
  Demand                                                          $  23,352   $  22,531   $  19,220
  Savings and time deposits                                         203,883     187,062     162,669
                                                                  ---------   ---------   ---------
         Total deposits                                             227,235     209,593     181,889

Securities sold under agreements to repurchase                           35         130         -
Advances from the Federal Home Loan Bank                             10,850      13,604       7,529
Accrued interest payable and other liabilities                          753         545         456
Federal income taxes payable                                            327          66          29
                                                                  ---------   ---------   ---------
         Total liabilities                                          239,200     223,938     189,903

Commitments                                                             -           -           -

Stockholders' equity
  Common stock - $.50 stated value; authorized 5,000,000 shares,
    2,884,700 and 2,883,700 shares issued at March 31, 1997,
    and December 31, 1996 and 1995                                    1,442       1,442       1,442
  Additional paid-in capital                                          4,227       4,227       4,217
  Retained earnings                                                  18,018      17,290      14,685
  Treasury stock (11,200 shares at cost at March 31, 1997 and
    December 31, 1996 and 1995)                                         (28)        (28)        (28)
  Unrealized gains on securities designated as available
    for sale, net of related tax effects                                (95)         32         110
                                                                  ---------   ---------   ---------
         Total stockholders' equity                                  23,564      22,963      20,426
                                                                  ---------   ---------   ---------

         Total liabilities and stockholders' equity               $ 262,764   $ 246,901   $ 210,329
                                                                  =========   =========   =========

The accompanying notes are an integral part of these statements.

                            OAK HILL FINANCIAL, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS

                        (In thousands, except share data)

                                                     THREE MONTHS ENDED
                                                           MARCH 31,         YEAR ENDED DECEMBER 31,
                                                         1997      1996      1996       1995      1994
                                                          (Unaudited)
Interest income
  Loans                                              $  4,456  $  3,862    16,341   $ 13,811   $ 11,099
  Investments
    U. S. Government and agency securities                567       477     2,192      1,861      1,812
    Obligations of state and political subdivisions        34        13        96         88         85
    Federal funds sold                                    110       156       428        662        233
    Interest-bearing deposits and other                    47        42       141         99         47
                                                     --------  --------  --------   --------   --------
         Total interest income                          5,214     4,550    19,198     16,521     13,276

Interest expense
  Deposits                                              2,287     2,005     8,090      7,627      5,351
  Borrowings                                              215       170       785        653        331
                                                     --------  --------  --------   --------   --------
         Total interest expense                         2,502     2,175     8,875      8,280      5,682
                                                     --------  --------  --------   --------   --------

         Net interest income                            2,712     2,375    10,323      8,241      7,594

Provision for losses on loans                              81       138       760        428        269
                                                     --------  --------  --------   --------   --------

         Net interest income after provision
           for losses on loans                          2,631     2,237     9,563      7,813      7,325

Other income (expense)
  Service fees, charges and other operating               298       259     1,101        967        756
  Gain on sale of loans                                    14        24        85         57         28
  Gain (loss) on sale of securities                         -        27        17       (109)       (80)
                                                     --------  --------  --------   --------   --------
         Total other income                               312       300     1,203        915        704

General, administrative and other expense
  Employee compensation and benefits                      852       783     3,314      2,949      2,768
  Occupancy and equipment                                 275       221       867        757        684
  Federal deposit insurance premiums                       13         1         2        191        357
  Franchise taxes                                          91        83       275        235        207
  Other operating                                         366       339     1,551      1,183      1,229
                                                     --------  --------  --------   --------   --------
         Total general, administrative and
           other expense                                1,597     1,427     6,009      5,315      5,245
                                                     --------  --------  --------   --------   --------

         Earnings before federal income taxes           1,346     1,120     4,757      3,413      2,784

Federal income taxes
  Current                                                 372       330     1,650      1,189      1,025
  Deferred                                                 74        16      (102)       (26)      (105)
                                                     --------  --------  --------   --------   --------
         Total federal income taxes                       446       346     1,548      1,163        920
                                                     --------  --------  --------   --------   --------

         NET EARNINGS                                $    900  $    774  $  3,209   $  2,250   $  1,864
                                                     ========  ========  ========   ========   ========

         EARNINGS PER SHARE                          $    .31  $    .27  $   1.12   $    .92   $    .81
                                                     ========  ========  ========   ========   ========

The accompanying notes are an integral part of these statements.

                            OAK HILL FINANCIAL, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

   For the three months ended March 31, 1997 (unaudited) and the years ended
       December 31, 1996, 1995 and 1994 (In thousands, except share data)

                                                                                                  ADDITIONAL
                                                                       PREFERRED      COMMON       PAID-IN     RETAINED
                                                                         STOCK         STOCK       CAPITAL     EARNINGS


Balance at January 1, 1994                                             $      2      $     99     $    923     $ 10,961

Designation of securities as available for sale
  upon adoption of SFAS No. 115                                             -             -            -            -
Redemption of preferred stock                                                (2)          -            -            -
Dividends on common and preferred shares                                    -             -            -           (131)
Sale of 4,900 shares of treasury stock                                      -             -             26          -
Purchase of 3,500 shares of treasury stock                                  -             -            -            -
Issuance of 1,400 shares under stock option plan                            -             -              4          -
Unrealized losses on securities designated as available
  for sale, net of related tax effects                                      -             -            -            -
Net earnings for the year                                                   -             -            -          1,864
                                                                       --------      --------     --------     --------

Balance at December 31, 1994                                                -              99          953       12,694

Sale of 9,100 shares of treasury stock                                      -             -             55          -
Issuance of 107,100 shares under stock option plan                          -               5          684          -
Net proceeds from issuance of common shares                                 -           1,338        2,525          -
Dividends on common shares                                                  -             -            -           (259)
Unrealized gains on securities designated as available for sale,
  net of related tax effects                                                -             -            -            -
Net earnings for the year                                                   -             -            -          2,250
                                                                       --------      --------     --------     --------

Balance at December 31, 1995                                                -           1,442        4,217       14,685

Issuance of 1,000 shares under stock option plan                            -             -             10          -
Dividends on common shares                                                  -             -            -           (604)
Unrealized losses on securities designated as available for sale,
  net of related tax effects                                                -             -            -            -
Net earnings for the year                                                   -             -            -          3,209
                                                                       --------      --------     --------     --------

Balance at December 31, 1996                                                -           1,442        4,227       17,290
Dividends on common shares                                                  -             -            -           (172)
Unrealized gains on securities designated as available
  for sale, net of related tax effects (unaudited)                          -             -            -            -
Net earnings for the three months ended March 31, 1997 (unaudited)          -             -            -            900
                                                                       --------      --------     --------     --------

Balance at March 31, 1997 (unaudited)                                     $ -        $  1,442     $  4,227     $ 18,018
                                                                       ========      ========     ========     ========



                                                                                      UNREALIZED
                                                                                     GAINS (LOSSES)
                                                                                     ON SECURITIES
                                                                                     DESIGNATED AS
                                                                       TREASURY        AVAILABLE
                                                                         STOCK         FOR SALE      TOTAL


Balance at January 1, 1994                                             $    (18)           $-      $ 11,967

Designation of securities as available for sale
  upon adoption of SFAS No. 115                                             -             203           203
Redemption of preferred stock                                               -             -              (2)
Dividends on common and preferred shares                                    -             -            (131)
Sale of 4,900 shares of treasury stock                                        4           -              30
Purchase of 3,500 shares of treasury stock                                  (21)          -             (21)
Issuance of 1,400 shares under stock option plan                            -             -               4
Unrealized losses on securities designated as available
  for sale, net of related tax effects                                      -            (447)         (447)
Net earnings for the year                                                   -             -           1,864
                                                                       --------      --------      --------

Balance at December 31, 1994                                                (35)         (244)       13,467

Sale of 9,100 shares of treasury stock                                        7           -              62
Issuance of 107,100 shares under stock option plan                          -             -             689
Net proceeds from issuance of common shares                                 -             -           3,863
Dividends on common shares                                                  -             -            (259)
Unrealized gains on securities designated as available for sale,
  net of related tax effects                                                -             354           354
Net earnings for the year                                                   -             -           2,250
                                                                       --------      --------      --------

Balance at December 31, 1995                                                (28)          110        20,426

Issuance of 1,000 shares under stock option plan                            -             -              10
Dividends on common shares                                                  -             -            (604)
Unrealized losses on securities designated as available for sale,
  net of related tax effects                                                -             (78)          (78)
Net earnings for the year                                                   -             -           3,209
                                                                       --------      --------      --------

Balance at December 31, 1996                                                (28)           32        22,963
Dividends on common shares                                                  -             -            (172)
Unrealized gains on securities designated as available
  for sale, net of related tax effects (unaudited)                          -            (127)         (127)
Net earnings for the three months ended March 31, 1997 (unaudited)          -             -             900
                                                                       --------      --------      --------

Balance at March 31, 1997 (unaudited)                                  $    (28)     $    (95)     $ 23,564
                                                                       ========      ========      ========


The accompanying notes are an integral part of these statements.

                            OAK HILL FINANCIAL, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                                           THREE MONTHS ENDED
                                                                 MARCH 31,              YEAR ENDED DECEMBER 31,
                                                             1997        1996        1996        1995        1994
                                                                (Unaudited)
Cash flows from operating activities:
  Net earnings for the period                            $    900    $    774    $  3,209    $  2,250    $  1,864
  Adjustments to reconcile net earnings to net cash
  provided by (used in) operating activities:
    Depreciation and amortization                             116          84         432         540         361
    (Gain) loss on sale of securities                         -           (27)        (17)        109          80
    Amortization of premium on loans sold                     -           -           -           -            24
    Amortization (accretion) of premiums and discounts
      on investment securities - net                           (6)        (23)        (98)        (14)        118
    Proceeds from sale of loans in secondary market         1,673       3,044       7,970       6,472       2,214
    Loans disbursed for sale in secondary market           (1,589)     (3,018)     (7,848)     (6,562)     (1,959)
    Gain on sale of loans                                     (14)        (24)        (85)        (57)        (28)
    Gain on sale of office equipment                          -            (7)         (7)        -           -
    Amortization of deferred loan origination costs            32          45          64         -            38
    Federal Home Loan Bank stock dividends                    (27)        (18)        (91)        (56)         (8)
    Provision for losses on loans                              81         138         760         428         269
    Increase (decrease) in cash due to changes in:
      Prepaid expenses and other assets                      (170)       (128)         76          33         111
      Accrued interest receivable                            (118)         39        (169)       (268)       (192)
      Accrued interest payable and other liabilities          279         208          89        (113)         51
      Federal income taxes
        Current                                               -           330          37         255        (149)
        Deferred                                               74          16        (102)        (26)       (105)
                                                         --------    --------    --------    --------    --------
         Net cash provided by operating activities          1,231       1,433       4,220       2,991       2,689

Cash flows provided by (used in) investing activities:
  Loan disbursements                                      (39,570)    (17,531)    (81,924)    (65,531)    (57,071)
  Principal repayments on loans                            32,783      14,714      48,319      44,949      42,145
  Principal repayments on mortgage-backed securities          207         221       1,233       1,636       4,970
  Proceeds from sale of investment securities
    designated as available for sale                          -         2,000       3,101       7,739       9,262
  Proceeds from maturity of investment securities           3,000       4,074      14,649       8,450       7,164
  Proceeds from sale of office equipment                      -            32          32         -           -
  Purchase of investment securities
    designated as held to maturity                            -           -           -           -       (14,536)
  Purchase of investment securities designated as
    available for sale                                    (11,916)    (15,581)    (26,587)    (13,270)    (10,986)
  (Increase) decrease in federal funds sold - net             215       1,238       6,422      (9,310)     10,288
  Purchase of Federal Home Loan Bank stock                    -          (131)       (580)       (372)       (478)
  Purchase of office premises and equipment                   (54)        (20)     (1,072)       (701)       (621)
                                                         --------    --------    --------    --------    --------

         Net cash used in investing activities            (15,335)    (10,984)    (36,407)    (26,410)     (9,863)
                                                         --------    --------    --------    --------    --------

         Net cash used in operating and investing
           activities (balance carried forward)           (14,009)     (9,551)    (32,187)    (23,419)     (7,174)
                                                         --------    --------    --------    --------    --------

                            OAK HILL FINANCIAL, INC.

                                 (In thousands)

                                                                      THREE MONTHS ENDED
                                                                           MARCH 31,              YEAR ENDED DECEMBER 31,
                                                                        1997        1996        1996        1995        1994
                                                                         (Unaudited)
     Net cash used in operating and investing
       activities (balance brought forward)                         $(14,104)   $ (9,551)   $(32,187)   $(23,419)   $ (7,174)

Cash flows provided by (used in) financing activities:
  Proceeds from securities sold under
    agreement to repurchase                                               95         -           130         -           -
  Net increase in deposit accounts                                    17,642       9,555      27,704      18,169       4,496
  Proceeds from Federal Home Loan Bank advances                          -         3,000      12,000       7,000       5,000
  Repayment of Federal Home Loan Bank advances                        (2,754)       (244)     (5,925)     (4,427)        (44)
  Repayment of notes payable                                             -           -           -        (2,100)        -
  Dividends on common and preferred shares                              (172)       (145)       (604)       (259)       (131)
  Proceeds from sale of treasury stock                                   -           -           -            62          30
  Redemption of preferred stock                                          -           -           -           -            (2)
  Proceeds from issuance of common stock                                 -           -           -         3,863         -
  Purchase of treasury stock                                             -           -           -           -           (21)
  Proceeds from issuance of shares under stock option plan               -           -            10         689           4
                                                                    --------    --------    --------    --------    --------

     Net cash provided by financing activities                        14,811      12,166      33,315      22,997       9,332
                                                                    --------    --------    --------    --------    --------

Net increase (decrease) in cash and cash equivalents                     707       2,615       1,128        (422)      2,158

Cash and cash equivalents at beginning of period                       7,378       6,250       6,250       6,672       4,514
                                                                    --------    --------    --------    --------    --------

Cash and cash equivalents at end of period                          $  8,085    $  8,865    $  7,378    $  6,250    $  6,672
                                                                    ========    ========    ========    ========    ========

Supplemental disclosure of cash flow information:
 Cash paid during the period for:
  Federal income taxes                                              $    -      $    -      $  1,613    $    858    $  1,174
                                                                    ========    ========    ========    ========    ========

  Interest on deposits and borrowings                               $  2,461    $  2,175    $  8,926    $  8,197    $  5,383
                                                                    ========    ========    ========    ========    ========


Supplemental disclosure of noncash investing activities:
  Transfer of securities to an available for sale
    classification in accordance with SFAS No. 115                  $    -      $    -      $    -      $ 12,539    $ 18,330
                                                                    ========    ========    ========    ========    ========

  Unrealized gains (losses) on securities designated as
    available for sale, net of related tax effects                  $   (127)   $   (172)   $    (78)   $    354    $   (244)
                                                                    ========    ========    ========    ========    ========


The accompanying notes are an integral part of these statements.

                            OAK HILL FINANCIAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             Three months ended March 31, 1997 and 1996 (unaudited)
                and years ended December 31, 1996, 1995 and 1994


NOTE A - SUMMARY OF ACCOUNTING POLICIES

    The business activities of Oak Hill Financial, Inc. (the "Company") have been limited primarily to holding the common shares of Oak Hill Banks (the "Bank"). Accordingly, the Company's results of operations are dependent upon the results of the Bank's operations. The Bank conducts a general commercial banking business in southeastern and south central Ohio which consists of attracting deposits from the general public and applying those funds to the origination of loans for commercial, consumer and residential purposes. The Bank's profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Bank can be significantly influenced by a number of competitive factors, such as governmental monetary policy, that are outside of management's control.

    The consolidated financial information presented herein has been prepared in accordance with generally accepted accounting principles ("GAAP") and general accounting practices within the financial services industry. In preparing financial statements in accordance with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

    The following is a summary of the Company's significant accounting policies which, with the exception of the policy described in Note A-3, have been consistently applied in the preparation of the accompanying consolidated financial statements.

    1.  Principles of Consolidation

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. All significant intercompany balances and transactions have been eliminated.

    2.  Investment Securities

    The Company accounts for investment securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that investments be categorized as held to maturity, trading, or available for sale. Securities classified as held to maturity are carried at cost only if the Company has the positive intent and ability to hold these securities to maturity. Trading securities and securities available for sale are carried at fair value with resulting unrealized

                            OAK HILL FINANCIAL, INC.

             Three months ended March 31, 1997 and 1996 (unaudited)
                and years ended December 31, 1996, 1995 and 1994


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

    2.  Investment Securities (continued)

    gains or losses charged to operations or stockholders' equity, respectively. In December 1995, pursuant to the FASB's Implementation Guide on SFAS No. 115, the Company elected to transfer all investment securities previously identified as held to maturity, to an available for sale classification. Accordingly, the Company transferred securities totaling approximately $12.5 million to an available for sale classification, and recorded an increase of $23,000 to stockholders' equity, which represented the unrealized gain on such securities, net of applicable tax effects. At March 31, 1997 and December 31, 1996 and 1995, the Company's stockholders' equity reflected unrealized gains on securities designated as available for sale, net of applicable tax effects, totaling $(95,000), $32,000 and $110,000, respectively.

    Realized gains and losses on securities are recognized using the specific identification method.

    3.  Loans Receivable

    Loans held in portfolio are stated at the principal amount outstanding, adjusted for premiums and discounts on loans purchased and sold and the allowance for loan losses. Premiums and discounts on loans purchased and sold are amortized and accreted to operations using the interest method over the average life of the underlying loans.

    Interest is accrued as earned unless the collectibility of the loan is in doubt. Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status.

    Loans held for sale are carried at the lower of cost or market, determined in the aggregate. Loans held for sale are identified at the point of origination. In computing lower of cost or market, deferred loan origination fees are deducted from the principal balance of the related loan. All loan sales are made without further recourse to the Company. At March 31, 1997 and December 31, 1996 and 1995, loans held for sale were carried at cost.

                            OAK HILL FINANCIAL, INC.

             Three months ended March 31, 1997 and 1996 (unaudited)
                and years ended December 31, 1996, 1995 and 1994


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

    3.  Loans Receivable (continued)

    The Company generally retains the servicing on loans sold and agrees to remit to the investor loan principal and interest at agreed-upon rates. In May 1995, Financial Accounting Standards Board (the "FASB") issued SFAS No. 122 "Accounting for Mortgage Servicing Rights," which requires that the Company recognize as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired. An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained would allocate some of the cost of the loans to the mortgage servicing rights.

    SFAS No. 122 requires that securitization of mortgage loans be accounted for as sales of mortgage loans and acquisitions of mortgage-backed securities. Additionally, SFAS No. 122 requires that capitalized mortgage servicing rights and capitalized excess servicing receivables be assessed for impairment. Impairment is measured based on fair value.

    SFAS No. 122 is applicable to fiscal years beginning after December 15, 1995, (January 1, 1996, as to the Company) to transactions in which an entity acquires mortgage servicing rights and to impairment evaluations of all capitalized mortgage servicing rights and capitalized excess servicing receivables whenever acquired. Retroactive application was prohibited, and earlier adoption was encouraged. Management adopted SFAS No. 122 as of January 1, 1996, as required, without material effect on the Company's consolidated financial condition and results of operations.

    4.  Loan Origination and Commitment Fees

    The Company accounts for loan origination fees and costs in accordance with SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases". Pursuant to the provisions of SFAS No. 91, all loan origination fees received, net of certain direct origination costs, are deferred on a loan-by-loan basis and amortized to interest income using the interest method, giving effect to actual loan prepayments. Additionally, SFAS No. 91 generally limits the definition of loan origination costs to the direct costs attributable to originating a loan, i.e., principally actual personnel costs.

    Fees received for loan commitments are deferred and amortized over the life of the related loan using the interest method.

                            OAK HILL FINANCIAL, INC.

             Three months ended March 31, 1997 and 1996 (unaudited)
                and years ended December 31, 1996, 1995 and 1994


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

    5.  Allowance for Loan Losses

    It is the Company's policy to provide valuation allowances for estimated losses on loans based upon past loss experience, trends in the level of delinquent and specific problem loans, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary market area. When the collection of a loan becomes doubtful, or otherwise troubled, the Company records a loan loss provision equal to the difference between the fair value of the property securing the loan and the loan's carrying value. Major loans and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

    In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". This Statement, which was amended by SFAS No. 118 as to certain income recognition and financial statement disclosure provisions, requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loans observable market price or fair value of the collateral. The Company adopted SFAS No. 114 effective January 1, 1995, without material effect on consolidated financial condition or results of operations.

    A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Company considers its investment in one-to-four family residential loans, consumer installment loans and credit card loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Company's investment in impaired commercial loans, such loans are collateral dependent and as a result are carried as a practical expedient at the lower of cost or fair value.

    It is the Company's policy to charge off unsecured credits that are more than ninety days delinquent. Similarly, collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

    At March 31, 1997 and December 31, 1996 and 1995, the Company had no loans that would be defined as impaired under SFAS No. 114.

    6.  Office Premises and Equipment

    Depreciation and amortization are provided on the straight-line and accelerated methods over the estimated useful lives of the assets, estimated to be ten to fifty years for buildings and improvements and three to twenty-five years for furniture, fixtures and equipment.

                            OAK HILL FINANCIAL, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

             Three months ended March 31, 1997 and 1996 (unaudited)
                and years ended December 31, 1996, 1995 and 1994


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

    7.  Real Estate Acquired through Foreclosure

    Real estate acquired through foreclosure is carried at the lower of the loan's unpaid principal balance (cost) or fair value less estimated selling expenses at the date of acquisition. The loan loss allowance is charged for any write down in the loan's carrying value to fair value at the date of acquisition. Real estate loss provisions are recorded if the properties' fair value subsequently declines below the value determined at the recording date. In determining the lower of cost or fair value at acquisition, costs relating to development and improvement of property are considered. Costs relating to holding real estate acquired through foreclosure, net of rental income, are charged against earnings as incurred.

    8.  Federal Income Taxes

    The Company accounts for federal income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 established financial accounting and reporting standards for the effects of income taxes that result from the Company's activities within the current and previous years. It requires an asset and liability approach for financial accounting and reporting for income taxes.

    Pursuant to the provisions of SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements that will result in taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management's estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management's estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

    The Company's principal temporary differences between pretax financial income and taxable income result primarily from the different methods of accounting for deferred loan origination fees and costs, Federal Home Loan Bank stock dividends and the allowance for loan losses. A temporary difference is also recognized for depreciation expense computed using accelerated methods for federal income tax purposes.

                            OAK HILL FINANCIAL, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

             Three months ended March 31, 1997 and 1996 (unaudited)
                and years ended December 31, 1996, 1995 and 1994


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

    9.  Fair Value of Financial Instruments

    SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value of financial instruments, both assets and liabilities whether or not recognized in the consolidated statement of financial condition, for which it is practicable to estimate that value. For financial instruments where quoted market prices are not available, fair values are based on estimates using present value and other valuation methods.

    The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

    The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments at December 31, 1996 and 1995:

                  Cash and cash equivalents: The carrying amounts presented in the consolidated statement of financial condition for cash and cash equivalents are deemed to approximate fair value.

                  Federal funds sold: The carrying amounts presented in the consolidated statement of financial condition for federal funds sold are deemed to approximate fair value.

                  Investment securities: For investment securities, fair value is deemed to equal the quoted market price.

                  Loans receivable: The loan portfolio has been segregated into categories with similar characteristics, such as one-to-four family residential real estate, multi-family residential real estate, commercial and installment and other. These loan categories were further delineated into fixed-rate and adjustable-rate loans. The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality. The historical carrying amount of accrued interest on loans is deemed to approximate fair value.

                  Federal Home Loan Bank Stock: The carrying amount presented in the consolidated statement of financial condition is deemed to approximate fair value.

                  Deposits: The fair value of NOW accounts, savings accounts, demand deposits, money market deposits and other transaction accounts is deemed to approximate the amount payable on demand at December 31, 1996 and 1995. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

                            OAK HILL FINANCIAL, INC.

             Three months ended March 31, 1997 and 1996 (unaudited)
                and years ended December 31, 1996, 1995 and 1994


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

    9.  Fair Value of Financial Instruments (continued)

                  Advances from the Federal Home Loan Bank: The fair value of advances from the Federal Home Loan Bank has been estimated using discounted cash flow analysis, based on the interest rates currently offered for advances of similar remaining maturities.

                  Securities sold under agreement to repurchase: The fair value of securities sold under agreements to repurchase is deemed to approximate fair value.

                  Commitments to extend credit: For adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates.

    Based on the foregoing methods and assumptions, the carrying value and fair value of the Company's financial instruments are as follows:

                                                                  DECEMBER 31,
                                                           1996                 1995
                                                  CARRYING       FAIR   CARRYING      FAIR
                                                     VALUE      VALUE      VALUE     VALUE
                                                                 (In thousands)
Financial assets
  Cash and due from banks                         $  7,378   $  7,378   $  6,250   $  6,250
  Federal funds sold                                 4,135      4,135     10,557     10,557
  Investment securities                             37,501     37,501     29,901     29,901
  Loans receivable                                 190,536    194,105    157,792    162,707
  Federal Home Loan Bank stock                       1,585      1,585        914        914
                                                  --------   --------   --------   --------

                                                  $241,135   $244,704   $205,414   $210,329
                                                  ========   ========   ========   ========

Financial liabilities
  Deposits                                        $209,593   $210,587   $181,889   $182,620
  Advances from the Federal
    Home Loan Bank                                  13,604     13,637      7,529      7,893
  Securities sold under agreement to repurchase        130        130        -          -
                                                  --------   --------   --------   --------
                                                  $223,327   $224,354   $189,418   $190,513
                                                  ========   ========   ========   ========

Unrecognized financial instruments
  Commitments to extend credit                    $    -     $     60   $    -     $     43
                                                  ========   ========   ========   ========

    10. Earnings Per Share

    Earnings per share for the three month periods ended March 31, 1997 and 1996, and the years ended December 31, 1996, 1995 and 1994 is computed based upon 2,873,500, 2,872,500, 2,873,003, 2,444,400 and 2,300,200
    weighted-average common shares outstanding, respectively. Weighted-average common shares outstanding for 1994 were adjusted to reflect a 700 for 1 split in the form of a dividend which was approved in August, 1995.

                            OAK HILL FINANCIAL, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

             Three months ended March 31, 1997 and 1996 (unaudited)
                and years ended December 31, 1996, 1995 and 1994


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

    10. Earnings Per Share (continued)

    Fully diluted earnings per share is not presented as there is no material dilutive effect attendant to the Company's stock option plan.

    11. Cash and Cash Equivalents

    For purposes of reporting cash flows, cash and cash equivalents are comprised of cash and due from banks.

    12. Basis of Presentation

    The consolidated financial statements as of March 31, 1997, and for the three months ended March 31, 1997 and 1996, including the footnote data related thereto, are unaudited. However, in the opinion of management, all adjustments (consisting only of normal recurring accruals) which are necessary for a fair presentation of consolidated financial position, results of operations and cash flows have been made.

    13. Reclassifications

    Certain prior year amounts have been reclassified to conform to the 1996 consolidated financial statement presentation.


NOTE B - INVESTMENT SECURITIES

    The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of investment securities are shown below.

                                                           MARCH 31, 1997
                                                         GROSS       GROSS   ESTIMATED
                                         AMORTIZED  UNREALIZED  UNREALIZED        FAIR
                                              COST       GAINS      LOSSES       VALUE
                                                           (In thousands)
U.S. Government and agency obligations     $43,108     $    21     $   149     $42,980
Obligations of state and political
  subdivisions                               3,060          20          35       3,045
                                           -------     -------     -------     -------

     Total investment securities           $46,168     $    41     $   184     $46,025
                                           =======     =======     =======     =======


                                                                     DECEMBER 31, 1996
                                                                     GROSS         GROSS     ESTIMATED
                                                   AMORTIZED    UNREALIZED    UNREALIZED          FAIR
                                                        COST         GAINS        LOSSES         VALUE
                                                                      (In thousands)

U.S. Government and agency obligations               $34,391       $   135       $    72       $34,454
Obligations of state and political
  subdivisions                                         3,061            25            39         3,047
                                                     -------       -------       -------       -------

     Total investment securities                     $37,452       $   160       $   111       $37,501
                                                     =======       =======       =======       =======

                                                                 DECEMBER 31, 1995
                                                                  GROSS         GROSS     ESTIMATED
                                                AMORTIZED    UNREALIZED    UNREALIZED          FAIR
                                                     COST         GAINS        LOSSES         VALUE
                                                                   (In thousands)
U.S. Government and agency obligations            $28,773       $   188       $    36       $28,925
Obligations of state and political
  subdivisions                                        960            23             7           976
                                                  -------       -------       -------       -------

     Total investment securities                  $29,733       $   211       $    43       $29,901
                                                  =======       =======       =======       =======

The amortized cost and estimated fair value of U.S. Government and agency securities and state and political obligations designated as available for sale by term to maturity are shown below:

                                                      MARCH 31,                                  DECEMBER 31,
                                                       1997                        1996                        1995
                                                           ESTIMATED                   ESTIMATED                   ESTIMATED
                                            AMORTIZED           FAIR     AMORTIZED          FAIR     AMORTIZED          FAIR
                                                 COST          VALUE          COST         VALUE          COST         VALUE
                                                     (Unaudited)
                                                                             (In thousands)
Due in three years or less                     $28,306       $28,250       $26,422       $26,448       $26,196       $26,352
Due after three years through five years        12,455        12,378         8,514         8,540         1,103         1,115
Due after five years through ten years           3,633         3,640           675           687           120           137
Due after ten years                              1,774         1,757         1,841         1,826         2,314         2,297
                                               -------       -------       -------       -------       -------       -------

                                               $46,168       $46,025       $37,452       $37,501       $29,733       $29,901
                                               =======       =======       =======       =======       =======       =======


Proceeds from sales of investment securities designated as available for sale during the year ended December 31, 1996, totaled $3.1 million, resulting in a realized gain of $17,000 on such sales.

Proceeds from sales of investment securities designated as available for sale during the year ended December 31, 1995, totaled $7.7 million, resulting in a realized loss of $109,000 on such sales.

At March 31, 1997, December 31, 1996 and 1995, investment securities with an aggregate book value of $35.1 million, $30.1 million and $23.1 million, respectively, were pledged as collateral for public deposits.

                            OAK HILL FINANCIAL, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

             Three months ended March 31, 1997 and 1996 (unaudited)
                and years ended December 31, 1996, 1995 and 1994


NOTE C - LOANS RECEIVABLE

    The composition of the loan portfolio is as follows:

                                                  MARCH 31,              DECEMBER 31,
                                                       1997           1996           1995
                                                (Unaudited)
                                                              (In thousands)

Real estate mortgage (primarily residential)       $113,901       $106,668       $ 80,203
Installment, net of unearned interest
  of $3,262, $3,317 and $3,483                       32,563         30,442         29,276
Commercial and other                                 52,290         54,811         49,306
Credit card                                           1,043          1,111            958
                                                   --------       --------       --------
                                                    199,797        193,032        159,743
Less:
  Allowance for loan losses                           2,727          2,636          2,128
                                                   --------       --------       --------

                                                   $197,070       $190,396       $157,615
                                                   ========       ========       ========

    The Company's lending efforts have historically focused on real estate mortgages and consumer installment loans which comprise approximately $146.5 million, or 74.3% of the total loan portfolio at March 31, 1997, $137.1 million, or 72%, of the total loan portfolio at December 31, 1996, and approximately $109.5 million, or 69%, of the total loan portfolio at December 31, 1995. Historically, such loans have been conservatively underwritten with sufficient collateral or cash down payments to provide the Company with adequate collateral coverage in the event of default. Nevertheless, the Company, as with any lending institution, is subject to the risk that real estate values or economic conditions could deteriorate in its primary lending areas within Ohio, thereby impairing collateral values. However, management is of the belief that real estate values and economic conditions in the Company's primary lending areas are presently stable.

    As stated previously, the Company has sold whole loans and participating interests in loans in the secondary market, retaining servicing on the loans sold. Loans sold and serviced for others totaled approximately $29.6 million, $28.8 million and $25.3 million at March 31, 1997, December 31, 1996 and 1995, respectively.

                            OAK HILL FINANCIAL, INC.

             Three months ended March 31, 1997 and 1996 (unaudited)
                and years ended December 31, 1996, 1995 and 1994


NOTE C - LOANS RECEIVABLE (continued)

    The activity in the allowance for loan losses is summarized as follows:

                                       THREE MONTHS ENDED
                                             MARCH 31,                       YEARS ENDED DECEMBER 31,
                                         1997           1996           1996           1995           1994
                                            (Unaudited)
                                                                (In thousands)

Balance at beginning of period        $ 2,636        $ 2,128        $ 2,128        $ 1,897        $ 1,671
Provision charged to operations            81            138            760            428            269
Charge-offs                               (56)          (101)          (346)          (316)          (134)
Recoveries                                 66             24             94            119             91
                                      -------        -------        -------        -------        -------

Balance at end of period              $ 2,727        $ 2,189        $ 2,636        $ 2,128        $ 1,897
                                      =======        =======        =======        =======        =======

    At March 31, 1997 and 1996, December 31, 1996, 1995 and 1994, the Company had nonaccrual and nonperforming loans totaling approximately $852,000, $524,000, $808,000, $1.1 million and $261,000, respectively. Interest that would have been recognized had nonaccrual loans performed pursuant to contractual terms totaled approximately $19,000 and $12,000 for the three months ended March 31, 1997 and 1996, and $11,000, $1,000 and $15,000 for
    the years ended December 31, 1996, 1995 and 1994, respectively.



NOTE D - OFFICE PREMISES AND EQUIPMENT

    Office premises and equipment are summarized as follows:

                                                      MARCH 31,                 DECEMBER 31,
                                                          1997           1996           1995
                                                    (Unaudited)
                                                                   (In thousands)

Land and buildings                                     $ 3,968        $ 3,968        $ 3,526
Furniture and equipment                                  2,513          2,458          2,163
                                                       -------        -------        -------
                                                         6,481          6,426          5,689
  Less accumulated depreciation and amortization        (3,140)        (3,023)        (2,901)
                                                       -------        -------        -------

                                                       $ 3,341        $ 3,403        $ 2,788
                                                       =======        =======        =======

    During 1996, the Company completed construction of a new branch office facility at a total cost of $465,000.

                            OAK HILL FINANCIAL, INC.

             Three months ended March 31, 1997 and 1996 (unaudited)
                and years ended December 31, 1996, 1995 and 1994


NOTE E - DEPOSITS

    Deposit balances by weighted-average interest rate at December 31, are summarized as follows:

                                               MARCH 31,                         DECEMBER 31,
    DEPOSIT TYPE AND                             1997             1996                         1995
    INTEREST RATE RANGE                AMOUNT         RATE       AMOUNT        RATE           AMOUNT       RATE
                                                (Unaudited)
                                                                         (In thousands)

Demand deposit accounts              $ 23,352           -      $ 22,531          -          $ 19,220         -
Savings accounts                       35,008         3.37%      34,169        3.39%          34,335      3.59%
NOW accounts                           21,453         1.84%      20,464        2.10%          18,912      2.35%
Money market deposit  accounts          3,897         3.20%       4,128        3.00%           4,407      3.63%
Premium investment account             22,584         4.97%      22,696        4.92%          14,198      5.21%
Select investment                       4,385         4.55%       1,267        4.47%              -          -
                                     --------                  --------                     --------

Total transaction accounts            110,679                   105,255                       91,072

Certificates of deposit
  3.00 - 4.99%                         18,438                    19,020                       15,939
  5.00 - 6.99%                         94,005                    81,104                       67,989
  7.00 - 9.00%                          4,113                     4,214                        6,889
                                     --------                  --------                     --------

Total certificates of deposit        $116,556         5.56%     104,338        5.74%          90,817      5.79%
                                     --------                  --------                     --------

Total deposits                       $227,235         4.18%    $209,593        4.23%        $181,889      4.31%
                                     ========                  ========        ====         ========      ====

    The Bank had deposit accounts with balances in excess of $100,000 totaling $72.7 million, $62.5 million and $51.0 million at March 31, 1997, December 31, 1996 and 1995, respectively.

    Interest expense on deposits is summarized as follows for the years ended December 31:

                                           MARCH 31,                   DECEMBER 31,
                                      1997         1996         1996         1995         1994
                                        (Unaudited)
                                                          (In thousands)

NOW accounts                        $  105       $   99       $  351       $  456       $  524
Savings accounts                       283          290        1,168        1,257        1,299
Money market deposit accounts           30           32          134          170          215
Premium investment accounts            290          212        1,131          486          -
Select investment                       31          -
Certificates of deposit              1,547        1,371        5,306        5,258        3,313
                                    ------       ------       ------       ------       ------

                                    $2,286       $2,004       $8,090       $7,627       $5,351
                                    ======       ======       ======       ======       ======

                            OAK HILL FINANCIAL, INC.

             Three months ended March 31, 1997 and 1996 (unaudited)
                and years ended December 31, 1996, 1995 and 1994


NOTE E - DEPOSITS (continued)

    The contractual maturities of outstanding certificates of deposit are summarized as follows:

                             MARCH 31,               DECEMBER 31,
                                  1997           1996           1995
                           (Unaudited)
                                         (In thousands)

Less than one year            $ 67,144       $ 58,266       $ 68,761
One year to three years         47,336         43,863         21,030
More than three years            2,076          2,209          1,026
                              --------       --------       --------

                              $116,556       $104,338       $ 90,817
                              ========       ========       ========


NOTE F - ADVANCES FROM THE FEDERAL HOME LOAN BANK

    Advances from the Federal Home Loan Bank, collateralized at March 31, 1997, and December 31, 1996 and 1995 by pledges of certain residential mortgage loans totaling $16.3 million, $20.4 million and $11.3 million, respectively, and the Bank's investment in Federal Home Loan Bank stock, are summarized as follows:

                   MATURING IN
    INTEREST        YEAR ENDED        MARCH 31,                  DECEMBER 31,
    RATE          DECEMBER 31,            1997            1996             1995
                                   (Unaudited)
                                              (In thousands)

    5.55%                 1997      $    -            $  2,000            $   -
    7.25%                 1999           1,156           1,253            1,596
    6.00%                 2000           4,373           4,467            1,799
    8.20%                 2004           1,756           2,119            2,288
    7.40%                 2010           1,597           1,778            1,846
    6.95%                 2011           1,968           1,987               -
                                         -----         -------            ----

                                       $10,850         $13,604           $7,529
                                        ======          ======            =====

    Weighted-average interest rate        6.58%           6.71%            7.30%
                                          ====            ====             ====

                            OAK HILL FINANCIAL, INC.

             Three months ended March 31, 1997 and 1996 (unaudited)
                and years ended December 31, 1996, 1995 and 1994


NOTE G - FEDERAL INCOME TAXES

    The provision for federal income taxes differs from that computed at the statutory corporate tax rate as follows:

                                                               MARCH 31,                  DECEMBER 31,
                                                            1997       1996       1996         1995        1994
                                                              (Unaudited)
                                                                               (In thousands)

Federal income taxes computed at the statutory rate        $ 458      $ 381      $ 1,617      $ 1,160      $ 947
Increase (decrease) in taxes resulting from:
  Interest income on municipal loans and obligations
    of state and political subdivisions                      (19)       (10)         (50)         (41)       (29)
  Other                                                        7        (25)         (19)          44          2
                                                           -----      -----      -------      -------      -----

Federal income tax provision per consolidated
  financial statements                                     $ 446      $ 346      $ 1,548      $ 1,163      $ 920
                                                           =====      =====      =======      =======      =====

    The composition of the Company's net deferred tax asset is as follows:

                                                                  MARCH 31,        DECEMBER 31,
    TAXES (PAYABLE) REFUNDABLE ON TEMPORARY                            1997       1996       1995
                                                                 (Unaudited)
    DIFFERENCES AT STATUTORY RATE:                                          (In thousands)

Deferred tax asset:
  Book/tax difference of  loan loss allowance                         $ 910      $ 896      $ 723

Deferred tax liabilities:
  Deferred loan origination costs                                      (137)       (57)       (17)
  Federal Home Loan Bank stock dividends                                (58)       (50)       (19)
  Unrealized gains on securities designated as available for sale        49        (17)       (58)
                                                                      -----      -----      -----
     Total deferred tax liabilities                                    (146)      (124)       (94)
                                                                      -----      -----      -----

  Net deferred tax asset                                              $ 764      $ 772      $ 629
                                                                      =====      =====      =====

    The Company had not recorded a valuation allowance for any portion of the net deferred tax asset at March 31, 1997, December 31, 1996 and 1995. Such estimate was based, in part, on the amount of income taxes subject to recovery in carryback years.

                            OAK HILL FINANCIAL, INC.

             Three months ended March 31, 1997 and 1996 (unaudited)
                and years ended December 31, 1996, 1995 and 1994


NOTE H - RELATED PARTY TRANSACTIONS

    In the normal course of business, the Company has made loans to its directors, officers and key employees, and their related business interests. In the opinion of management, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations. The balance of such loans outstanding at March 31, 1997 and December 31, 1996, 1995 and 1994 totaled approximately $1.5 million, $1.6 million, $2.5 million and $462,000, respectively.

    The Company had also received demand and time deposits of approximately $1.2 million and $1.7 million at March 31, 1997 and 1996, respectively, and $5.4 million, $3.7 million and $3.7 million at December 31, 1996, 1995 and 1994 from directors, officers and their related business interests.


NOTE I - EMPLOYEE BENEFIT PLANS

    The Company has a profit-sharing and 401(k) plan covering all employees who have attained the age of twenty-one and completed one full year of service.

    The profit-sharing plan is non-contributory and contributions to the plan are at the discretion of the Board of Directors. The Company recorded expense totaling $31,250 and $31,250 in connection with the Plan for the three month periods ended March 31, 1997 and 1996, respectively. The Company contributed $125,000, $69,000 and $125,000 to the Plan for the years ended December 31, 1996, 1995 and 1994, respectively.

    The 401(k) plan allows employees to make voluntary, tax deferred contributions up to 15% of their base annual compensation. The Company provides, at its discretion, a 50% (25% for 1994) matching of funds for each participant's contribution, subject to a maximum of 6% of base compensation. If the participant elects to invest their contributions in the common stock of Oak Hill Financial, Inc., the Company will provide a 100% matching of each participants contribution. The Company's matching contributions under the 401(k) plan totaled $25,000 and $11,500 for the three month periods ended March 31, 1997 and 1996, and $100,000, $46,000 and $20,000 for the
    years ended December 31, 1996, 1995 and 1994, respectively.


NOTE J - LOAN COMMITMENTS

    The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of the commitments reflect the extent of the Company's involvement in such financial instruments.

                            OAK HILL FINANCIAL, INC.

             Three months ended March 31, 1997 and 1996 (unaudited)
                and years ended December 31, 1996, 1995 and 1994


NOTE J - LOAN COMMITMENTS (continued)

    The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

    At March 31, 1997 and December 31, 1996, the Company had outstanding commitments of approximately $3.8 million and $3.9 million to originate variable rate residential and commercial loans. Also, the Company has unused lines of credit and letters of credit totaling approximately $5.2 million and $1.2 million at March 31, 1997, and $4.8 million and $1.1 million, respectively, as of March 31, 1997 and December 31, 1996. In the opinion of management, outstanding loan commitments equaled or exceeded prevalent market interest rates as of December 31, 1996, such commitments were underwritten in accordance with normal loan underwriting policies, and all disbursements will be funded via cash flow from operations and existing excess liquidity.


NOTE K - STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL

    The Bank is required to maintain minimum amounts of risk-weighted capital and leverage capital, as defined by banking regulations. At December 31, 1996, the Bank was required to have minimum leverage capital and total risk-weighted capital ratios of 4.0% and 8.0%, respectively. The Bank's actual leverage and risk-weighted capital ratios at March 31, 1997 were 9.3% and 12.9%, December 31, 1996 were 9.4% and 13.1%, and at December 31, 1995 were 13.7% and 14.9%, respectively. As a result, the Bank met the definition of a well-capitalized financial institution under federal regulations.

    The principal source of the Company's revenues are cash dividends received from the Bank. The Ohio banking laws impose certain limitations on the payment of dividends by Ohio state chartered banks, as follows: (1) no dividends may be paid which would reduce the surplus to less than 20% of capital; (2) the Ohio Superintendent of Financial Institutions (the Superintendent) must approve any dividend the total of which exceeds the total of net profits of that fiscal year combined with net profits of the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock or capital securities. Pursuant to the foregoing, at December 31, 1996, the Bank had the capability of paying $4.5 million of dividends to the Company without the Superintendent's approval.

                            OAK HILL FINANCIAL, INC.

             Three months ended March 31, 1997 and 1996 (unaudited)
                and years ended December 31, 1996, 1995 and 1994


NOTE L - STOCK OPTION PLAN

    The Board of Directors of the Company had approved a Stock Option Plan in 1993 (the "1993 Plan"). Pursuant to the 1993 Plan, options to purchase 108,500 shares of common stock were granted to officers at an exercise price of $2.86 per share, subject to a five year vesting period. Compensation expense of $211,000 and $62,000 was recognized for the years ended December 31, 1995 and 1994. In contemplation of the Company's common stock offering in August 1995, the Plan's vesting period was waived. As a result, the Company's officers exercised all outstanding options during 1995 at a pre-tax cost of approximately $180,000 to the Company. The 1993 Plan was terminated in August 1995.

    The Company initiated a Stock Option Plan in August 1995 (the "1995 Plan") that provides for the issuance of 200,000 shares of authorized, but unissued shares of common stock. The Board of Directors granted stock options to purchase 22,000 shares of stock at an exercise price of $9.75 per share at the completion of the Company's common stock offering. During the years ended December 31, 1996 and 1995, respectively, an additional 65,500 and 18,400 options were granted at exercise prices ranging from $9.25 to $12.50 on the date of grant. During 1996, 1,000 stock options granted were exercised. At March 31, 1997 and December 31, 1996, unexercised shares under option in the 1995 Plan totaled 104,900, at exercise prices ranging from $9.25 to $12.50.

    The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized for the plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the accounting method utilized in SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:


                                                        1996              1995


    Net earnings              As reported              $3,209            $2,250
                                                       ======            ======

                              Pro-forma                $3,165            $2,238
                                                       ======            ======

    Earnings per share        As reported              $ 1.12            $  .92
                                                       ======            ======

                              Pro-forma                $ 1.10            $  .91
                                                       ======            ======

    The fair value of each option grant is estimated on the date of grant using the modified Black- Scholes options-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively; dividend yield of 7.5% and expected volatility of 30.0% for all years; risk-free interest rates of 6.15% and 6.05% and expected lives of eight years.

                            OAK HILL FINANCIAL, INC.

             Three months ended March 31, 1997 and 1996 (unaudited)
                and years ended December 31, 1996, 1995 and 1994


NOTE L - STOCK OPTION PLAN (continued)

    A summary of the status of the Company's fixed stock option plans as of December 31, 1996 and 1995, and changes during the periods ending on those dates is presented below:


Outstanding at beginning of year                   40,400      $  9.52         -         $  -
Granted                                            65,500      $ 12.26      40,400       $ 9.52
Exercised                                          (1,000)     $  9.75         -         $  -
Forfeited                                             -            -           -         $  -
                                                  -------
Outstanding at end of year                        104,900      $ 11.23      40,400       $ 9.52
                                                  =======                   ======

    Options exercisable at year-end                23,400                   20,400
    Weighted-average fair value of
      options granted during the year                          $  1.98                   $ 1.53

    The following information applies to options outstanding at December 31, 1996:

Number outstanding                                                       104,900
Range of exercise prices                                            $9.25-$12.50
Weighted-average exercise price                                     $      11.23
Weighted-average remaining contractual life                              8 years

                            OAK HILL FINANCIAL, INC.

             Three months ended March 31, 1997 and 1996 (unaudited)
                and years ended December 31, 1996, 1995 and 1994


NOTE M - OAK HILL FINANCIAL, INC. CONDENSED FINANCIAL INFORMATION

    The following condensed financial statements summarize the financial position of Oak Hill Financial, Inc. and the results of its operations and its cash flows as follows:

                            Oak Hill Financial, Inc.
                   CONDENSED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)

                                                          MARCH 31,           DECEMBER 31
ASSETS                                                        1997         1996          1995
                                                        (Unaudited)

Cash and due from banks                                    $     11      $     10      $    244
Interest-bearing deposits in Oak Hill Banks                   1,866         2,044         1,003
Investment securities designated as available for sale          -             -           1,001
Investment in Oak Hill Banks                                 21,821        21,044        17,921
Prepaid expenses and other assets                                38            37           371
                                                           --------      --------      --------
     Total assets                                          $ 23,736      $ 23,135      $ 20,540
                                                           ========      ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Other liabilities                                          $    172      $    172      $    114

Stockholders' equity
  Common stock                                                1,442         1,442         1,442
  Additional paid-in capital                                  4,227         4,227         4,217
  Retained earnings                                          18,018        17,290        14,685
  Less cost of treasury stock                                   (28)          (28)          (28)
  Unrealized gains on securities designated as
    available for sale, net of related tax effects              (95)           32           110
                                                           --------      --------      --------
    Total stockholders' equity                               23,564        22,963        20,426
                                                           --------      --------      --------

    Total liabilities and stockholders' equity             $ 23,736      $ 23,135      $ 20,540
                                                           ========      ========      ========

                            Oak Hill Financial, Inc.
                        CONDENSED STATEMENTS OF EARNINGS
                                 (In thousands)

                                           MARCH 31,                   DECEMBER 31,
                                        1997       1996        1996        1995          1994
                                          (Unaudited)

Revenue
  Interest income                      $  19      $  26      $   103      $    14      $   -
  Equity in earnings of subsidiary       904        754        3,201        2,506        2,098
                                       -----      -----      -------      -------      -------
    Total income                         923        780        3,304        2,520        2,098

Expenses
  Interest on notes payable              -          -            -             89          247
  General and administrative              24         38          133          273          107
  Federal income tax credits              (1)       (32)         (38)         (92)        (120)
                                       -----      -----      -------      -------      -------
    Total expenses                        23          6           95          270          234
                                       -----      -----      -------      -------      -------

    NET EARNINGS                       $ 900      $ 774      $ 3,209      $ 2,250      $ 1,864
                                       =====      =====      =======      =======      =======

                            OAK HILL FINANCIAL, INC.

             Three months ended March 31, 1997 and 1996 (unaudited)
                and years ended December 31, 1996, 1995 and 1994


NOTE M - OAK HILL FINANCIAL, INC. CONDENSED FINANCIAL INFORMATION
(continued)

                            Oak Hill Financial, Inc.
                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                  MARCH 31,                    DECEMBER 31,
                                                               1997       1996        1996         1995         1994
                                                                 (Unaudited)

Cash flows provided by (used in) operating activities:
  Net earnings for the period                                 $ 900      $ 774      $ 3,209      $ 2,250      $ 1,864
  Adjustments to reconcile net earnings to net
  cash provided by (used in) operating activities:
    Undistributed earnings of consolidated subsidiary          (904)      (753)      (3,201)        (257)      (1,740)
    Increase (decrease) in cash due to changes in:
    Prepaid expenses and other assets                           177        307          334         (254)           8
    Other liabilities                                           -           30           58          114          (20)
                                                              -----      -----      -------      -------      -------
      Net cash provided by operating activities                 173        358          400        1,853          112

Cash flows provided by (used in) investing activities:
  Purchase of investment securities                             -          -            -         (1,001)         -
  Proceeds from maturity of investment securities               -          -          1,001          -            -
  Increase in interest-bearing deposits                         -          -         (1,041)      (1,003)         -
  Proceeds from repayment of loans                              -          -            -            -              2
  Capital contributed to Oak Hill Banks                         -          -            -         (2,000)         -
                                                              -----      -----      -------      -------      -------
      Net cash provided by (used in) investing activities       -          -            (40)      (4,004)           2

Cash flows provided by (used in) financing activities:
  Repayment of notes payable                                    -          -            -         (2,100)         -
  Proceeds from issuance of common stock                        -          -            -          3,863          -
  Proceeds from exercise of stock options                       -          -             10          689            4
  Proceeds from sale of treasury stock                          -          -            -             62           30
  Purchase of treasury stock                                    -          -            -            -            (21)
  Redemption of preferred stock                                 -          -            -            -             (2)
  Dividends on common and preferred stock                      (172)      (145)        (604)        (259)        (131)
                                                              -----      -----      -------      -------      -------
      Net cash provided by (used in) financing activities      (172)      (145)        (594)       2,255         (120)
                                                              -----      -----      -------      -------      -------

Net increase (decrease) in cash and cash equivalents              1        213         (234)         104           (6)

Cash and cash equivalents at beginning of period                 10        244          244          140          146
                                                              -----      -----      -------      -------      -------

Cash and cash equivalents at end of period                    $  11      $ 457      $    10      $   244      $   140
                                                              =====      =====      =======      =======      =======

                            OAK HILL FINANCIAL, INC.

             Three months ended March 31, 1997 and 1996 (unaudited)
                and years ended December 31, 1996, 1995 and 1994

NOTE N - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

    The following table summarizes the Company's quarterly results for the years ended December 31, 1996 and 1995.

                                                        THREE MONTHS ENDED
                                           MARCH 31, JUNE 30, SEPTEMBER 30, DECEMBER 31,
1996:                                          (In thousands, except per share data)

Total interest income                         $4,551     $4,691     $4,899     $5,057
Total interest expense                         2,175      2,170      2,246      2,284
                                              ------     ------     ------     ------

Net interest income                            2,376      2,521      2,653      2,773
Provision for losses on loans                    138        154        243        225
Other income                                     311        301        297        294
General, administrative and other expense      1,429      1,478      1,486      1,616
                                              ------     ------     ------     ------

Earnings before income taxes                   1,120      1,190      1,221      1,226
Federal income taxes                             347        394        412        395
                                              ------     ------     ------     ------

Net earnings                                  $  773     $  796     $  809     $  831
                                              ======     ======     ======     ======

Earnings per share                            $  .27     $  .28     $  .28     $  .29
                                              ======     ======     ======     ======



                                                        THREE MONTHS ENDED
                                           MARCH 31, JUNE 30, SEPTEMBER 30, DECEMBER 31,
1995:                                          (In thousands, except per share data)

Total interest income                         $3,728     $4,060     $4,194     $4,539
Total interest expense                         1,861      2,143      2,140      2,136
                                              ------     ------     ------     ------

Net interest income                            1,867      1,917      2,054      2,403
Provision for losses on loans                    -          -          200        228
Other income                                     103        253        275        284
General, administrative and other expense      1,324      1,133      1,344      1,514
                                              ------     ------     ------     ------

Earnings before income taxes                     646      1,037        785        945
Federal income taxes                             260        303        265        335
                                              ------     ------     ------     ------

Net earnings                                  $  386     $  734     $  520     $  610
                                              ======     ======     ======     ======

Earnings per share                            $  .17     $  .32     $  .22     $  .21
                                              ======     ======     ======     ======

                            OAK HILL FINANCIAL, INC.

             Three months ended March 31, 1997 and 1996 (unaudited)
                and years ended December 31, 1996, 1995 and 1994


     NOTE O - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Obligations for securities sold under agreements to repurchase were collateralized at December 31, 1996, by investment securities with a book value including accrued interest of approximately $200,000 and a market value of approximately $200,000. All outstanding repurchase agreements at December 31, 1996 matured in January 1997. Interest at a rate of 3.50% was payable at maturity and has been included in interest on borrowings. The maximum balance of repurchase agreements outstanding at any month-end during the year ended December 31, 1996 was $130,000 and the average month-end balance outstanding for the year was $29,000.

     NOTE P - BUSINESS COMBINATION

     During fiscal 1997, the Corporation's Board of Directors approved a business combination whereby Unity Savings Bank (Unity), a state-chartered savings bank, will merge with and into the Company, with the combined institutions continuing operations as a wholly-owned subsidiary of Oak Hill Financial Corporation. The merger was approved by regulatory authorities in fiscal 1997. The business combination will be accounted for as a pooling of interests and, accordingly, the assets, liabilities and capital of Unity and the Corporation will be added together at historic carrying value. Unaudited pro-forma condensed, combined financial information of the Corporation and Unity as of and for the year ended December 31, 1996 is as follows:


                                         Oak Hill        Unity Savings        Pro-forma
                                      Financial, Inc.        Bank             combined
                                      ---------------      ---------          --------

Total assets                             $246,901           $64,986           $311,887
Total liabilities                         233,938            57,600            281,538
                                         --------           -------           --------
Stockholders' equity                     $ 22,963           $ 7,386           $ 30,349
                                         ========           =======           ========

Total revenue                            $ 20,401           $ 5,169           $ 25,570
Total expense                              17,192             4,666             21,855
                                         --------           -------           --------
Net earnings                             $  3,209           $   503           $  3,712
                                         ========           =======           ========

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors and Shareholders
Unity Savings Bank
McArthur, Ohio


We have audited the accompanying statements of financial condition of Unity Savings Bank as of December 31, 1996 and 1995, and the related statements of income, shareholders' equity and cash flows for the years then ended. We have also audited the statements of income, shareholder's equity and cash flows for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Unity Savings Bank as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.


NORMAN JONES ENLOW CO.




Zanesville, Ohio
January 24, 1997

                               UNITY SAVINGS BANK
                        STATEMENTS OF FINANCIAL CONDITION
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                   March 31,
                                                                     1997                 December 31,
                                                                  (Unaudited)         1996           1995
                                                                  -----------       ---------      ---------
ASSETS

   Cash and cash equivalents                                      $     1,004       $   1,257      $   1,718
   Investments                                                          7,681           7,802          3,999
   Mortgage-backed securities                                           6,055           5,868          6,997
   Loans receivable - net                                              47,538          47,273         42,574
   Real estate and other repossessed assets                               -               -               37
   Office property and equipment                                        1,167           1,158          1,211
   Federal Home Loan Bank stock                                           496             488            455
   Interest receivable                                                    512             510            366
   Prepaid expenses and other assets                                       35              45             16
   Cash surrender value of life insurance                                 581             576            551
   Goodwill and other intangible assets                                     8               9             14
   Prepaid Federal income taxes                                           -               -               56
                                                                  -----------       ---------      ---------

                                                 TOTAL ASSETS     $    65,077       $ 64,986       $  57,994
                                                                  ===========       =========      =========


LIABILITIES AND SHAREHOLDERS' EQUITY


   Deposits                                                       $    48,111       $  49,029      $  48,756
   Advances from Federal Home Loan Bank                                 8,789           7,833          1,376
   Taxes and insurance prepaid by borrower                                 30              28             32
   Accrued expenses and other liabilities                                 584             653            693
   Federal income tax payable                                             125              24            -
   Deferred income taxes                                                  (28)             33             61
                                                                  -----------       ---------      ---------

                                            TOTAL LIABILITIES     $    57,611          57,600         50,918

SHAREHOLDERS' EQUITY


   Common stock (authorized 1,500,000 shares, $1.00 par value              93              93             93
      issued 93,250 shares)
   Retained earnings -
      restricted                                                        7,549           7,352          7,035
   Unrealized losses on marketable securities, net
      of deferred tax benefits                                           (176)            (59)           (52)
                                                                  -----------       ---------      ---------
                                   TOTAL SHAREHOLDERS' EQUITY     $     7,466           7,386          7,076
                                                                  -----------       ---------      ---------

                                        TOTAL LIABILITIES AND
                                         SHAREHOLDERS' EQUITY     $    65,077       $  64,986      $  57,994
                                                                  ===========       =========      =========

                               UNITY SAVINGS BANK
                              STATEMENTS OF INCOME
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                         Three months Ended March 31,
                                             1997         1996                Year ended December 31,
                                                (Unaudited)               1996           1995          1994
                                         --------------------------    ----------     ----------    ----------
INTEREST INCOME

   Loans                                 $    1,078     $     966      $   4,079      $   3,834     $   3,553
   Mortgage-backed securities                   104           119            432            421           406
   Investment securities                        158            83            427            291           233
   Dividend FHLB stock                            8             8             33             30            24
   Time deposits                                -             -              -              -              11
                                         -----------    ----------     ----------     ----------    ----------
                                               1348          1176           4971           4576          4227
INTEREST EXPENSE
   Deposit                                      625           646           2526           2511          2118
   Borrowings                                   122            23            218             53            28
                                         -----------    ----------     ----------     ----------    ----------
                                                747           669           2744           2564          2146
                                         -----------    ----------     ----------     ----------    ----------

                   NET INTEREST INCOME          601           507           2227           2012          2081

PROVISION FOR LOAN LOSSES                        25            21             99            153            94
                                         -----------    ----------     ----------     ----------    ----------

             NET INTEREST INCOME AFTER
             PROVISION FOR LOAN LOSSES          576           486           2128           1859          1987

OTHER INCOME
   Gain from sale of real estate                -             -                8             32            10
   Service fees and charges                       8            13             35             41            31
   Other income                                  32            34            155            111            79
                                         -----------    ----------     ----------     ----------    ----------
                                                 40            47            198            184           120

GENERAL, ADMINISTRATIVE
   AND OTHER EXPENSE
   Salaries and employee benefits               157           144            664            627           578
   Net occupancy expense                         65            58            169            171           180
   Federal deposit insurance premiums             4            27            393            107           105
   State franchise tax                           23            21            102             93            82
   Other operating expenses                      46            63            190            179           206
   Data processing                               22            20             79             75            76
                                         -----------    ----------     ----------     ----------    ----------
                                                317           333           1597           1252          1227
                                         -----------    ----------     ----------     ----------    ----------

                 INCOME BEFORE FEDERAL
                            INCOME TAX          299           200            729            791           880

FEDERAL INCOME TAXES
   Current                                      102            65            251            244           299
   Deferred                                     -               -            (25)            18            10
                                         -----------    ----------     ----------     ----------    ----------
            TOTAL FEDERAL INCOME TAXES          102            65            226            262           309
                                         -----------    ----------     ----------     ----------    ----------

                            NET INCOME   $      197     $     135      $     503      $     529     $     571
                                         ===========    ==========     ==========     ==========    ==========

 INCOME PER SHARE                        $     2.11     $    1.45      $    5.39      $    5.67     $    6.12
                                         ===========    ==========     ==========     ==========    ==========

                               UNITY SAVINGS BANK
                       STATEMENTS OF SHAREHOLDERS' EQUITY
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                      Unrealized (Loss) on          Total
                                               Common     Retained    Marketable Securities      Shareholders'
                                               Stock      Earnings    Net of Deferred Taxes         Equity
                                              --------   ----------   ---------------------      -------------
BALANCES AT JANUARY 1, 1994                      $93        $ 6,080         $ (24)                $ 6,149
   Net income for the year ended
      December 31, 1994                           --            571          --                       571

   Dividends paid of $.36 per share               --            (33)         --                       (33)

   Change in unrealized (loss) on
     marketable securities, net of
     deferred taxes                               --           --            (420)                   (420)
                                                 ---        -------         -----                 -------

BALANCES AT DECEMBER 31, 1994                     93          6,618          (444)                  6,267



   Net income for the year ended
     December 31, 1995                            --            529          --                       529

   Dividends paid of $1.20 per share              --           (112)         --                      (112)

   Change in unrealized loss on
     marketable securities,
     net of deferred tax benefits                 --           --             392                     392
                                                 ---        -------         -----                 -------

BALANCES AT DECEMBER 31, 1995                     93          7,035           (52)                  7,076



    Net income for the year ended
     December 31, 1996                            --            503          --                       503

    Dividends paid of $2.00 per share             --           (186)         --                      (186)



    Change in unrealized loss on
      marketable securities,
      net of deferred tax benefits                --           --              (7)                     (7)
                                                 ---        -------         -----                 -------

BALANCES AT DECEMBER 31, 1996                    $93        $ 7,352         $ (59)                $ 7,386

   Net income for the three
   Months ended March 31, 1997
    (Unaudited)                                   --            197          --                       197

   Change in unrealized loss on
   Marketable securities, net
    of deferred tax benefits  (Unaudited)         --           --            (117)                   (117)
                                                 ---        -------         -----                 -------

             BALANCES AT MARCH 31, 1997          $93        $ 7,549         $(176)                  7,466
              (Unaudited)                        ===        =======         =====                 =======

                               UNITY SAVINGS BANK
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                           Three months ended
                                                                March 31,                    Year ended December 31,
                                                            1997         1996          1996           1995           1994
                                                         -----------  ----------    ----------     ----------     ----------
                                                               (Unaudited)
                                                         -----------------------
CASH FLOWS FROM OPERATING

   Net income for the period                              $   197          135       $    503       $    529       $    571
   Adjustments for non-cash transactions:
     Depreciation                                              19           17             71             70             71
     Deferred federal income tax                             --           --              (25)            18             10
     Amortization of goodwill                                   1            1              5              5              5
     Premiums and discounts on mortgage-
       backed and investment securities                         3            3             26              5             (7)
     Gain on sale of real estate and
       real estate owned                                     --           --             --              (32)           (10)
    Gain on disposition of investment
       securities                                            --             (5)           (10)          --
    Loss on disposition of property and equipment            --           --             --             --               12
     Provision for loan losses                                 25           21             99            153             94
     Amortization of deferred loan origination costs           22           21            113             94             93
    FHLB stock dividends                                       (8)          (8)           (33)           (29)           (24)
  Adjustments to reconcile net income
     to net cash provided (used) by operating
       activities:
  (Increase) decrease in:
     Interest receivable                                       (2)          (7)          (144)           (45)            (8)
     Prepaid Federal income tax                              --             (6)            56              2            (58)
     Prepaid expenses                                          10          (34)           (30)             3              4
     Cash surrender value of life insurance                    (5)          (4)           (25)           (24)           (12)
  Increase (decrease) in:
     Accrued expenses and other liabilities                   (69)        (143)           (40)           157             60
     Federal income tax payable                               101           65             24           --              (73)
                                                          -------       ------       --------       --------       --------
                         NET CASH PROVIDED (USED)
                          BY OPERATING ACTIVITIES             294           56            590            906            728


CASH FLOWS FROM INVESTING ACTIVITIES

   Loan disbursements                                      (4,166)      (3,305)        19,059         14,460        (15,479)
   Principal repayments on loan                             3,854        2,764         14,148         12,208         11,725
   Principal repayments on investments
      and mortgage-backed securities                          292          271          1,205            917          1,435
   Proceeds from maturities of investments                    706         --              612            700          1,000
   Proceeds from sales of investments                        --           --              998           --             --
   Proceeds from sale of mortgage-backed
      securities                                             --            505            500           --             --
   Proceeds from sale of office property  equipment          --           --             --             --               42
   Proceeds from disposition of real estate owned            --             37             37           --             --
   Purchase of investments                                   (745)        --           (5,458)        (1,010)        (1,588)
   Purchase of mortgage-backed securities                    (500)        (548)          (556)        (1,827)          (500)
   Purchase of property and equipment                         (28)          (5)           (18)           (17)           (48)
   Purchase of cash surrender value
       life insurance                                        --           --             --             --             (515)
                                                          -------       ------       --------       --------       --------
                       NET CASH PROVIDED  (USED)
                         BY INVESTING ACTIVITIES             (587)        (281)        (7,591)        (3,489)        (3,928)


                               UNITY SAVINGS BANK
                       STATEMENT OF CASH FLOWS (CONTINUED)
                                 (IN THOUSANDS)

                                                                Three months ended
                                                                     March 31,                 Years ended December 31,
                                                                  1997        1996          1996         1995            1994
                                                              ----------   -----------   ----------   -----------     ----------
                                                                    (unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in deposits                                       (918)          288           273         2,697           126
   Advances from Federal Home Loan Bank                          5,755            --         9,975         4,107         3,114
   Repayment of advances from Federal Home Loan
   Bank                                                         (4,799)         (499)       (3,518)       (3,836)       (2,010)
   Net increase (decrease) in mortgage escrow funds                  2             5            (4)            6             3
   Dividends paid on common stock                                   --            --          (186)         (112)          (33)
                                                               -------       -------       -------       -------       -------
                           NET CASH PROVIDED (USED)
                            BY FINANCING ACTIVITIES                 40          (206)        6,540         2,862         1,200
                                                               -------       -------       -------       -------       -------

                    NET INCREASE (DECREASE) IN CASH               (253)         (431)         (461)          279        (2,000)

CASH AT BEGINNING OF PERIOD                                      1,257         1,718         1,718         1,439         3,439

                                                               -------       -------       -------       -------       -------

                              CASH AT END OF PERIOD            $ 1,004       $ 1,287       $ 1,257       $ 1,718       $ 1,439
                                                               =======       =======       =======       =======       =======

SUPPLEMENTAL DISCLOSURES
   Cash Paid During the Period for:
     Interest                                                  $   766       $   783       $ 2,834       $ 2,418       $ 2,101
                                                               =======       =======       =======       =======       =======
     Income taxes                                              $    24       $    --       $   250       $   242       $   430
                                                               =======       =======       =======       =======       =======

The following is a schedule of non-cash investing and financing activity transaction:

Net increase in real estate and other repossessed assets       $   --        $    --       $    --       $     2       $    38
                                                               =======       =======       =======       =======       =======

                               UNITY SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Method of Accounting

     The accrual method of accounting is used and applied consistently for financial statement and federal income tax reporting purposes.

     Business Activity

     The Company's activities consist principally of acquiring the savings of the public and investing in mortgage loans on real estate. Savings are also invested in marketable securities and other types of loans.
     The Company provides these services in Southeastern Ohio.

     Cash and Cash Equivalents

     For the purpose of the Statement of Cash Flows, cash and cash equivalents include all debt instruments with original maturities of three months or less.

     Office Property and Equipment

     These assets are recorded at cost and depreciated over 5 to 33 1/3 years by the straight line method for financial statement purposes. Repairs and maintenance are charged to expense when paid. Gains and losses from the sale of these assets are included in income.

     The estimated useful lives of the respective assets for financial statement purposes are as follows:

     Buildings and Improvements                       6 to 33 1/3 Years
     Furniture, and Equipment                         5 to 12 Years

     Discounts and Premiums on Purchased Mortgage Loan

     Discounts and premiums on purchased mortgage loans are amortized over the life of the securities on the interest method basis.

     Earnings Per Share

     Earnings per share are based upon 93,250 weighted average shares outstanding during the three months ended March 31, 1997 and each of the years ended December 31, 1996, 1995, and 1994.

     Provision for Losses

     Provisions for losses on loans, accrued interest and real estate owned are charged to earnings when it is determined that the investment in such assets is greater than estimated net realizable value.

     The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay the estimated value of any underlying collateral, current economic conditions, and recommendations made by Federal regulatory agencies.

     An allowance is established for uncollectible interest on loans that are contractually past due, based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

     On January 1, 1996 Unity Savings Bank adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures (an amendment of SFAS No. 114). These pronouncements require that impaired loans be measured based on the present value of expected future cash flows or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. If the value computed is less than the recorded value of the loan, a valuation allowance is recorded for the difference. The entire change in valuation allowance is reported as a component of the provision for bad debt expense.

     Cash, Federal Funds and Other Investments

     In accordance with regulations, the Company must maintain an amount of cash, U.S. Government securities and other approved debt securities that are readily convertible to cash, equal to or exceeding a prescribed percentage of total savings and short-term borrowings. The Company has satisfied such requirements through December 31, 1996.

     Investments

     Management has elected to classify investments in debt, equity and mortgage backed securities as available-for-sale and carry them at fair value. Unrealized gains and losses on securities, net of deferred income taxes, in this classification are recognized as direct increases or decreases to stockholders' equity.

     Loans Receivable

     Loans receivable are stated at unpaid principal balances, less an allowance for loan losses and net of deferred loan-origination fees and discounts.

     Discounts on mobile home and consumer loans are amortized to income using the effective interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

     Loan Origination Fees and Discounts on Mortgage Loans

     Loan fees received are accounted for in accordance with SFAS Statement No. 91, Accounting for Non-refundable Loan Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases. Net loan fees for originating loans are deferred and are amortized by the interest method over the life of the loan.

     Income Taxes

     Provisions for income taxes are based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed using the asset and liability approach as prescribed in SFAS Statement No.
     109, Accounting for Income Taxes.

     For federal income tax reporting purposes, property and equipment are depreciated over their estimated useful lives ranging from 5 to 33 1/3 years by the straight line and accelerated methods.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate owned held-for-sale. In connection with the determination of the allowances for losses on loans and real estate owned held-for-sale, management obtains independent appraisals for significant properties.

     A majority of the Company's loan portfolio consists of one-to-four family residential loans in the Southeastern Ohio area. The economy is primarily dependent upon the timber industry, light manufacturing and agriculture. Accordingly, the ultimate collectibility of a substantial portion of the Company's portfolio is susceptible to changes in local market conditions.

     While management uses available information to recognize losses on loans, future changes to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to make changes to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, the likelihood of a material change in the allowances for losses on loans and real estate owned held-for-sale is more than remote.

     Real Estate Owned

     Real estate properties acquired through, or in lieu of, loan foreclosures are initially recorded at the lower of cost or fair value at the date of foreclosure.

     Federal Home Loan Bank Stock

     Federal Home Loan Bank stock is stated at cost due to limited marketability. The Company has recorded its minority investment in the common stock of Intrieve, Incorporated, at cost which at March 31, 1997, December 31, 1996 and 1995, closely approximates market.

     Basis of Presentation

     The financial statements as of March 31, 1997, and for the three months ended March 31, 1997 and 1996, including the footnote data related thereto, are unaudited. However, in the opinion of management, all adjustments (consisting only of normal recurring accruals) which are necessary for a fair presentation of financial position, results of operations and cash flows have been made.

2.   INTEREST RECEIVABLE

     Interest receivable consists of the following:

                                 March 31,         December 31,
                                  1997          1996          1995
                                  ----          ----          ----
                               (Unaudited)
                                          (In thousands)

Loans                              314          $301          $271
Investments                        163           180            59
Mortgage-backed securities          35            29            36
                                  ----          ----          ----
                                  $512          $510          $366
                                  ====          ====          ====

3.       INVESTMENTS

         The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of investments are shown below.

                                                     March 31, 1997
                                                  Gross          Gross        Estimated
                                Amortized       Unrealized     Unrealized       Fair
                                   Cost           Gains          Losses         Value
                                                     (Unaudited)
                                                    (In thousands)
U.S. Government and
  agencies obligations            $7,704        $    -           $(173)        $7,531
County bond                           77             -               -             77
Equity securities                     98             -             (25)            73
                                  ------        ---------        -----         ------
         Total investments        $7,879        $    -           $(198)        $7,681
                                  ======        =========        =====         ======



                                                     December 31, 1996
                                                   Gross           Gross         Estimated
                                Amortized       Unrealized      Unrealized         Fair
                                   Cost            Gains          Losses           Value
                                                      (In thousands)
U.S. Government and
  agencies obligations            $7,658            $14            $(27)          $7,645
County bond                           82              -               -               82
Equity securities                     98              -             (23)              75
                                  ------            ---            ----           ------
         Total investments        $7,838            $14            $(50)          $7,802
                                  ======            ===            ====           ======



                                                   December 31, 1995
                                                  Gross         Gross         Estimated
                                  Amortized     Unrealized    Unrealized         Fair
                                    Cost          Gains         Losses           Value
                                                     (In thousands)
U.S. Government and
  agencies obligations              $3,695          $15          $(21)          $3,689
County bond                            107            -             -              107
Equity securities                      215            -           (12)             203
                                    ------          ---          ----           ------
         Total investments          $4,017          $15          $(33)          $3,999
                                    ======          ===          ====           ======

     The amortized cost and estimated fair value of U.S. Government and agencies securities, county bond and equity securities designated as available for sale by term to maturity are shown below:


                                                March 31,                                     December 31,
                                                  1997                               1996                       1995
                                                       Estimated                   Estimated                  Estimated
                                        Amortized        Fair       Amortized        Fair      Amortized        Fair
                                          Costs          Value        Cost           Value       Cost           Value
                                              (Unaudited)
                                        --------------------------------------    ------------------------------------
                                                                        (In thousands)
Due in one year or less                   $   98        $   73        $  880        $  859        $1,818        $1,800
Due after one year through
     five years                            2,498         2,457         2,998         2,979         2,199         2,199
Due after five years through
     ten years                             1,500         1,478         1,000         1,000           -             -
Due after ten years                        3,783         3,673         2,960         2,964           -             -
                                          ------        ------        ------        ------        ------        ------
              Total investments           $7,879        $7,681        $7,838        $7,802        $4,017        $3,999
                                          ======        ======        ======        ======        ======        ======


4.       LOANS RECEIVABLE

          The components of loans receivable in the balance sheets were as follows:


                                           March 31,              December 31,
                                            1997             1996            1995
                                            ----             ----            ----
                                        (Unaudited)
                                                       (in thousands)
Loans:
  Loans on real estate                   $ 38,909         $ 38,223         $ 34,169
  Participation loans                         318              777              745
                                         --------         --------         --------
                                           39,227           39,000           34,914

Collateral loans - passbook loans             528              595              706

Other loans:
  Mobile home loans, net                      338              362              507
  Consumer loans                            7,706            7,670            6,837
                                         --------         --------         --------
                                            8,044            8,032            7,344
                                         --------         --------         --------
Total loans receivable                     47,799           47,627           42,964

Loans in process                              (68)            (186)            (255)
Net deferred loan fees                        129              130              121
Allowance for loan losses                    (322)            (298)            (256)
                                         --------         --------         --------
Loans receivable - net                   $ 47,538         $ 47,273         $ 42,574
                                         ========         ========         ========


      Nonaccrual loans for which interest has been reduced totaled approximately $66,000, $326,000, $226,000, $196,000, and $168,000, at March 31, 1997 and
      1996, December 31, 1996, 1995 and 1994, respectively. Interest that would have been recognized had nonaccrual loans performed pursuant to contractual terms totaled approximately $3,000 and $17,000 for the three months ended March 31, 1997 and 1996 and $4,000, $13,000 and $11,000 for
      the years ended December 31, 1996, 1995 and 1994, respectively.

5.    ALLOWANCE FOR LOAN LOSSES

      An analysis of the change in the allowance for loan losses for the three months ended March 31, 1997 and the years ended December 31, 1996, 1995 and 1994, follows:

                                       Three Months Ended   Years Ended December 31,
                                         1997      1996      1996      1995      1994
                                        -----     -----     -----     -----     -----
                                          (Unaudited)
                                                        (In thousands)
     Balance at beginning of period     $ 298     $ 256     $ 256     $ 307     $ 276
     Charge-offs                           (5)      (12)     (102)     (267)     (111)
     Recoveries                             4        28        45        63        48
     Provision charged to operations       25        21        99       153        94
                                        -----     -----     -----     -----     -----
     Balance at end of period           $ 322     $ 293     $ 298     $ 256     $ 307
                                        =====     =====     =====     =====     =====

     Information related to impaired loans is as follows:

                                                                                March 31,      December 31,
                                                                                  1997       1996       1995
                                                                                  ----       ----       ----
                                                                               (Unaudited)
                                                                                        (In thousands)
     Recorded investment in impaired loans for which a valuation allowance
     is provided in accordance with SFAS No. 114 and SFAS No. 118                 $ --       $ --       $ 17

     Recorded investment in impaired loans for which there is no need for a
     valuation allowance in accordance with SFAS No. 114 and SFAS No. 118          541        603        406
                                                                                  ----       ----       ----
     Total recorded investment in impaired loans                                  $541       $603       $423
                                                                                  ====       ====       ====
     Average recorded investment in impaired loans during the period              $546       $489       $524
                                                                                  ====       ====       ====

6.   MORTGAGE BACKED SECURITIES

             The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of investments in mortgage-backed securities are shown below.

                                                     March 31, 1997
                                                      Gross        Gross    Estimated
                                        Amortized   Unrealized  Unrealized    Fair
                                          Cost        Gains       Losses      Value
                                                       (Unaudited)
                                                      (In thousands)

     FNMA Certificates                   $2,760       $24       $ (29)       $2,755
     GNMA Certificates                      542         5         (12)          535
     FHLMC Certificates                   2,811        35         (83)        2,763
     FNMA Interest Only Securities           12        --         (10)            2
                                         ------       ---       -----        ------
              Total                      $6,125       $64       $(134)       $6,055
                                         ======       ===       =====        ======

                                                     December 31, 1996
                                                     Gross       Gross      Estimated
                                       Amortized   Unrealized  Unrealized     Fair
                                         Costs       Gains       Losses       Value
                                                      (In thousands)
     FNMA Certificates                   $2,943       $29       $ (29)       $2,943
     GNMA Certificates                      571         6          (8)          569
     FHLMC Certificates                   2,394        39         (79)        2,354
     FNMA Interest Only Securities           12        --         (10)            2
                                         ------       ---       -----        ------
              Total                      $5,920       $74       $(126)       $5,868
                                         ======       ===       =====        ======

                                                    December 31, 1995
                                                     Gross       Gross      Estimated
                                        Amortized  Unrealized  Unrealized     Fair
                                          Cost       Gains       Losses       Value
                                                      (In thousands)
     FNMA Certificates                   $3,445       $28       $ (22)       $3,451
     GNMA Certificates                      679         6          (4)          681
     FHLMC Certificates                   2,921        20         (79)        2,862
     FNMA Interest Only Securities           13        --         (10)            3
                                         ------       ---       -----        ------
              Total                      $7,058       $54       $(115)       $6,997
                                         ======       ===       =====        ======

     Certain mortgage backed securities are used as pledged security for deposits of public funds. On March 31, 1997, $600,000 was pledged.


The amortized cost and estimated fair value of investments in mortgage-backed securities designated as available for sale by term to maturity are shown below:

                                                 March 31,                            December 31,

                                                   1997                       1996                    1995
                                                        Estimated                  Estimated                 Estimated
                                           Amortized      fair        Amortized      fair      Amortized       fair
                                             cost         value         cost         value       cost          value
                                               (Unaudited)
                                                                       (In thousands)

Due in one year or less                     $   --       $   --       $   --       $   --       $   --       $   --

Due after one year through five years            2            2            2            2           --           --
Due after five years through ten               489          477           --           --            3            3
years
Due after ten years                          5,634        5,576        5,918        5,866        7,055        6,994
                                            ------       ------       ------       ------       ------       ------
                                            $6,125       $6,055       $5,920       $5,868       $7,058       $6,997
                                            ======       ======       ======       ======       ======       ======

7.   OFFICE PROPERTY AND EQUIPMENT

     Office property and equipment at March 31, 1997, December 31, 1996 and 1995, are as follows and includes the assets at the McArthur, Wellston, Gallipolis and Jackson locations:

                                                March 31,       December 31,
                                                   1997        1996        1995
                                                 -------     -------     -------
                                               (Unaudited)
                                                          (In thousands)
     Operating:
       Building and improvements - McArthur      $   592     $   591     $   591
       Building and improvements - Wellston          163         163         163
       Building and improvements - Gallipolis        127         119         114
       Building and improvements - Jackson           426         426         426
       Furniture, fixtures & equipment               441         423         410
                                                 -------     -------     -------
                                                   1,749       1,722       1,704
       Accumulated depreciation                     (606)       (589)       (519)
                                                 -------     -------     -------
     Operating-net                                 1,143       1,133       1,185
     Non-operating:
       Building and improvements - McArthur          137         137         137
       Accumulated depreciation                     (113)       (112)       (111)
                                                 -------     -------     -------

     Non-operating - net                              24          25          26
                                                 -------     -------     -------

     Office, property and equipment - net        $ 1,167     $ 1,158     $ 1,211
                                                 =======     =======     =======

     The non-operating property is the Company's former land and office building in McArthur, Ohio.

8.   RETAINED EARNINGS - SUBSTANTIALLY RESTRICTED

     Retained earnings consisted of the following:

                                            March 31,         December 31,
                                              1997          1996          1995
                                             ------        ------        ------
                                           (Unaudited)
                                                       (In thousands)
     Reserve for qualifying loans            $1,757        $1,757        $1,749
     Pre 1952 Reserves                           85            85            85
                                             ------        ------        ------
                                              1,842         1,842         1,834
     Retained earnings - unrestricted         5,707         5,510         5,201
                                             ------        ------        ------
                                             $7,549        $7,352        $7,035
                                             ======        ======        ======

     The Company has qualified under provisions of the Internal Revenue Code to deduct from taxable income an allowance for bad debts based on the experience method.

     Appropriated and unappropriated retained earnings as of December 31, 1996, include $1,756,744 of bad debt deductions. A deferred tax liability of $133,713, was established relating to the increase in the bad debt deduction of $385,427 from 1987 through 1996. If, in the future, the Company fails to meet the federal income tax requirements permitting it to deduct such losses, the effective tax rate would increase to a maximum of 34% under present law. If the amounts that qualify as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, including distributions in liquidations, they will be subject to federal income tax at the corporate rate then in effect. The tax effect of the loss of the reserve would be $594,625 at rates in effect at December 31, 1996. For effects of Small Business Act of 1996 see Note 10.

9.   DEPOSITS

     Deposit account balances are summarized as follows:

                                                March 31, 1997           December 31, 1996           December 31, 1995
                                                          Weighted                  Weighted                    Weighted
          Type and Maturity                   Amount        Rate         Amount       Rate         Amount         Rate
                                            ---------    ---------     ---------    ---------     ---------    ---------
                                                  (Unaudited)
                                                                     (In thousands)
      Interest-bearing checking accounts    $   4,859         2.77%    $   4,965         2.80%    $   4,887         2.88%
      Passbook                                  6,551         3.18%        6,440         3.18%        6,484         3.36%
                                            ---------    ---------     ---------    ---------     ---------    ---------
      Total transaction accounts               11,410                     11,405                     11,371
      Certificates of deposit:
        6 months or less                       12,289         5.62%       12,238         5.38%       11,984         5.95%
        Over 6 months to 1 year                15,327         5.87%       12,247         6.09%        4,105         5.54%
        Over 1 year to 2 years                  6,339         5.62%       10,535         5.75%       13,854         6.35%
        Over 2 years to 3 years                   424         5.73%          613         5.60%        7,041         5.80%
        Over 3 years to 5 years                 2,317         5.66%        1,987         5.67%          397         5.43%
        Over 5 years to 10 years                    5         3.95%            4         2.96%            4         4.21%
                                            ---------    ---------     ---------    ---------     ---------    ---------
      Total certificates of deposit            36,701         5.73%       37,624         5.73%       37,385         6.02%
                                            ---------    ---------     ---------    ---------     ---------    ---------

      Total deposits                        $  48,111         5.08%    $  49,029         5.10%    $  48,756         5.35%
                                            =========    =========     =========    =========     =========    =========

     The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $4,786,000, $5,736,000 and $4,695,000 at March 31, 1997, December 31, 1996 and 1995, respectively. Interest expense on certificates of deposit exceeding $100,000 was approximately $478,000, $298,000, $225,000 and $188,000 for the three months ended March 31, 1997 and the years ended December 31, 1996, 1995 and 1994, respectively.

     The contractual maturities of outstanding certificates of deposit are summarized as follows:

                           March 31             December 31,
                            1997            1996            1995
                           -------         -------         -------
                         (Unaudited)
                                       (In thousands)
Less than one year         $27,616         $24,485         $16,089
One year to three years      6,763          11,148          20,895
More than three years        2,322           1,991             401
                           -------         -------         -------
                           $36,701         $37,624         $37,385
                           =======         =======         =======

     Certificates of deposit are shown net of adjustment to market resulting from the acquisition of Citizens Building and Loan of approximately $16,000, $18,000 and $26,000 at March 31, 1997, December 31, 1996 and 1995,
     respectively.

10.  FEDERAL INCOME TAXES

     The provisions for income taxes consists of the following:

                  March 31        December 31,
                    1997        1996        1995
                    ----       -----        ----
                (Unaudited)
                           (In thousands)
     Current        $102       $ 251        $244
     Deferred         --         (25)         18
                    ----       -----        ----
                    $102       $ 226        $262
                    ====       =====        ====

     The actual tax expense differs from the statutory federal income taxes for the respective periods, as follows:

                                                        March 31   December 31,
                                                          1997    1996      1995
                                                          ----    -----     -----
                                                      (Unaudited)
                                                             (In thousands)
     Computed statutory federal income tax                $102    $ 265     $ 269
     Increase (decrease) in federal income tax due to:
         Tax-exempt income                                  --      (20)      (24)
         Bad debt deduction                                 --       (7)      (19)
         Other                                              --       13        18
                                                          ----    -----     -----
             Current income tax provision                  102      251       244
     Deferred tax (benefit) expense                         --      (25)       18
                                                          ----    -----     -----
             Total Expense                                $102    $ 226     $ 262
                                                          ====    =====     =====

     Deferred tax liabilities have been provided for taxable temporary differences relating to accumulated depreciation and deferred loan fees. Deferred tax assets have been provided for deductible temporary differences relating to allowances for loan losses and employee benefits. The net deferred tax asset and liability in the accompanying statement of financial condition includes the following components:

                                            March 31     December 31,
                                              1997      1996      1995
                                              -----     -----     -----
                                           (Unaudited)
                                                   (In thousands)
     Deferred tax liabilities                 $(243)    $(240)    $(234)
     Deferred tax assets                        271       207       173
                                              -----     -----     -----
     Net deferred tax assets (liabilities)    $  28     $ (33)    $ (61)
                                              =====     =====     =====

     Included in retained earnings at both December 31, 1996 and 1995, is approximately $1,363,000 in bad debt reserves for which no deferred federal income tax liability has been recorded. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reduction of these reserves for purposes other than tax bad-debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes, which would be subject to the then-current corporate income tax rate. The unrecorded deferred liability on these amounts was approximately $463,000 at both December 31, 1996 and 1995.

     Prior to 1996, the Company qualified under provisions of the Internal Revenue Code to deduct from taxable income any allowance for bad debts on either the percentage of income or the experience method. The Small Business Act of 1996 eliminated the percentage of income method of computing bad debts for thrift institutions for years beginning after December 31, 1995. It further requires recapture of excess bad debt reserves over a six to eight year period starting with the first tax year following December 31, 1995. The Company's excess reserve at December 31, 1995 was $385,000. The excess reserve will cause a six year $64,238 annual recapture into income. This recapture was suspended for one year due to the Company meeting the "residential loan requirement" of the Act for December 31, 1996. If the Company meets the same provision in 1997, the recapture can be suspended for an additional year.

11.  RELATED PARTY TRANSACTIONS

     At March 31, 1997, December 31, 1996 and 1995, the Company had loans outstanding to officers and directors of approximately $146,000, $151,000 and $149,000, respectively.

     All of the stock of Knox Insurance Agency, Inc. (Knox) is owned by the Chariman of the Board and Director of Unity Savings Bank. The Company purchases fire and casualty insurance and a savings and loan blanket bond from Knox. Total premiums paid from the Company to Knox for the three months ended March 31, 1997 and 1996, and for the years ended December 31, 1996, 1995 and 1994 were approximately $17,000, $15,000, $15,000, $15,000 and $14,000, respectively. Knox leases office space from the Company for $2,100 per annum.

12.  GOODWILL

     Goodwill resulting from the excess of liabilities assumed over the fair market value of assets acquired from the Citizens Building and Loan Company, amounted to $48,181. This balance is being amortized on the straight line method over a ten year period. Accumulated amortization amounted to approximately $40,000, $39,000 and $34,000, at March 3, 1997, December 31, 1996 and 1995, respectively.

13.  LEASE CONTRACT

     The Company entered into an agreement to lease its former office in McArthur, Ohio on December 1, 1992. The lease was renewed on November 16, 1993 for the term December 1, 1993 to November 30, 1995. The lease was extended for an additional term from December 1, 1996 to December 15, 1998. Lease payments amount to $925 per month.

14.  REGULATORY CAPITAL

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of March 31, 1997 that the Bank meets all capital adequacy requirements to which it is subject.

     As of March 31, 1997 the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                                                             For Capital
                                             Actual                                       Adequacy Purposes:
                                             ------                                       ------------------
                                       Amount       Ratio                    Amount                                 Ratio
                                       ------       -----                    ------                                 -----
As of March 31, 1997:                                                                        (In thousands)
   Total Capital
     (to Risk Weighted Assets)        $  7,931      22.5%        greater than or equal to $2,814       greater than or equal to 8.0%
   Tier I Capital
     (to Risk Weighted Assets)        $  7,609      21.6%        greater than or equal to $1,407       greater than or equal to 4.0%
   Tier I Capital
     (to Average Assets)              $  7,609      11.7%        greater than or equal to $2,597       greater than or equal to 4.0%
As of December 31, 1996:
   Total Capital
     (to Risk Weighted Assets)        $  7,694      21.8%        greater than or equal to $2,825       greater than or equal to 8.0%
   Tier I Capital
     (to Risk Weighted Assets)        $  7,396      20.9%        greater than or equal to $1,412       greater than or equal to 4.0%
   Tier I Capital
     (to Average Assets)              $  7,396      11.6%        greater than or equal to $2,555       greater than or equal to 4.0%
As of December 31, 1995:
   Total Capital
     (to Risk Weighted Assets)        $  7,730      22.8%        greater than or equal to $2,717       greater than or equal to 8.0%
   Tier I Capital
     (to Risk Weighted Assets)        $  7,432      21.9%        greater than or equal to $1,359       greater than or equal to 4.0%
   Tier I Capital
     (to Average Assets)              $  7,432      13.6%        greater than or equal to $2,185       greater than or equal to 4.0%

                                                                  To be Well
                                                               Capitalized Under
                                                               Prompt Corrective
                                                               Action Provisions:
                                                               ------------------
                                                    Amount                              Ratio
                                                    ------                              -----
As of March 31, 1997:
   Total Capital
     (to Risk Weighted Assets)        greater than or equal to $3,518      greater than or equal to 10.0%
   Tier I Capital
     (to Risk Weighted Assets)        greater than or equal to $2,111       greater than or equal to 6.0%
   Tier I Capital
     (to Average Assets)              greater than or equal to $3,246       greater than or equal to 5.0%
As of December 31, 1996:
   Total Capital
     (to Risk Weighted Assets)        greater than or equal to $3,531      greater than or equal to 10.0%
   Tier I Capital
     (to Risk Weighted Assets)        greater than or equal to $2,119       greater than or equal to 6.0%
   Tier I Capital
     (to Average Assets)              greater than or equal to $3,193       greater than or equal to 5.0%
As of December 31, 1995:
   Total Capital
     (to Risk Weighted Assets)        greater than or equal to $3,397      greater than or equal to 10.0%
   Tier I Capital
     (to Risk Weighted Assets)        greater than or equal to $2,038       greater than or equal to 6.0%
   Tier I Capital
     (to Average Assets)              greater than or equal to $2,732       greater than or equal to 5.0%




15.  SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

     Most of the Company's business activity is with customers located within the southeastern part of Ohio and, therefore, subject to the risks involved in economic variances within the area.

16.  DEFERRED COMPENSATION PLAN

     During 1995, the Company entered into a deferred compensation arrangement which provides for cash payments to be made after retirement. The liabilities under these arrangements have been recorded at their present values using an eight percent interest rate. In connection with the arrangements the Company has purchased life insurance policies. The Company is the owner and beneficiary of the policies.

17.  ADVANCES FROM FEDERAL HOME LOAN BANK

     Pursuant to a collateral agreement with the Federal Home Loan Bank, advances are secured by qualifying first mortgage loans. Advances at March 31, 1997, December 31, 1996 and 1995, bear interest ranging from 5.6% to 8.65% and have calendar-year maturity dates as follows:

                                   Maturing            March 31            December 31,
                 Interest          year ended           1997           1996             1995
                  rate(s)         December 31,          ----           ----             ----
                  -------         ------------       (Unaudited)
                                                                  (In thousands)
              5.45 - 6.70%            1997             $3,590         $4,299              $69
              5.90 - 6.20%            1998             $1,000            500                -
              6.25 - 6.45%            1999              1,745          1,000                -
                     6.15%            2000                446              -              482
                     6.35%            2001                225            239                -
                     6.50%            2002              1,000          1,000                -
                     6.50%            2006                783            795              825
                                                       ------         ------           ------
                                                       $8,789         $7,833           $1,376
                                                       ======         ======           ======
     Weighted average interest rate                      6.09%          6.01%            7.26%
                                                       ======         ======           ======


18. INSURANCE ASSESSMENT RELATING TO THE RECAPITALIZATION OF THE SAVINGS ASSOCIATION INSURANCE FUND (SAIF)

     In September of 1996, legislation was enacted which required certain financial institutions to pay a one time special assessment to recapitalize the SAIF. The Company's share was approximately $309,000 and was paid during the last half of 1996.

19.  REMOVAL OF FAIR VALUE DISCLOSURES FOR FINANCIAL INSTRUMENTS FASB 126

     During 1995 the Company adopted FASB 107 which required disclosure of the fair value of financial instruments in the notes of the financial statements. The Company adopted FASB 126 immediately upon issuance in December of 1996. FASB 126 suspends the requirement of disclosing the fair value of financial instruments for an indefinite period of time.

20.  BUSINESS COMBINATION

     During fiscal 1997, the company's Board of Directors approved a business combination whereby the Company will merge with and into Oak Hill Banks, with the combined institutions continuing operations as a wholly owned subsidiary of Oak Hill Financial Corporation. Approval for the merger has been applied for with the regulatory authorities. The business combination will be accounted for as a pooling of interests and, accordingly, the assets, liabilities and capital of the Company and Oak Hill Financial, Inc. will be added together at historic carrying value. Unaudited pro-forma condensed, combined financial information of the Company and Oak Hill Financial, Inc. as of and for the year ended December 31, 1996 is as follows:

                           Oak Hill        Unity        Pro-forma
                       Financial, Inc.  Savings Bank    Combined
                               (In thousands)          (Unaudited)
Total assets               $246,901       $64,986       $311,887
Total liabilities          $223,938       $57,600       $281,538
Shareholders' equity       $ 22,963       $ 7,386       $ 30,947

Total revenue              $ 20,401       $ 5,169       $ 25,570
Total expense                17,192         4,666         21,858
                           --------       -------       --------
Net earnings               $  3,209       $   503       $  3,712
                           ========       =======       ========

                                                                      APPENDIX A



                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of April 28, 1997, between OAK HILL BANKS, a banking corporation chartered under the law of Ohio ("Oak Hill Banks"), and UNITY SAVINGS BANK, a savings bank that is chartered under the law of Ohio ("Unity Savings"). (Oak Hill Banks and Unity Savings are collectively referred to herein as the "Constituent Corporations.")


                                    RECITALS
                                    --------


         A. Oak Hill Banks is a banking corporation organized and existing under the laws of Ohio and is authorized to issue 1300 shares of common stock, $1,000.00 par value ("Oak Hill Banks Common"), all of which are issued and outstanding as of the date hereof and owned by Oak Hill Financial, Inc., an Ohio corporation ("Oak Hill Financial").

         B. Unity Savings is a savings bank organized and existing under the laws of Ohio and is authorized to issue 2,000,000 shares of common stock, $1.00 par value ("Unity Savings Common"), of which 93,250 shares are issued and outstanding as of the date hereof, exclusive of treasury shares.

         C. The respective Boards of Directors of Oak Hill Banks and Unity Savings have approved the merger of Unity Savings into Oak Hill Banks substantially on the terms and conditions contained in this Agreement.


                                    AGREEMENT
                                    ---------


         In consideration of the foregoing and the mutual promises contained herein, the parties agree as follows:

         1. MERGER. Subject to the terms and conditions hereof, and the terms and conditions contained in a certain Supplemental Agreement, of even date herewith, among Oak Hill Financial, Oak Hill Banks, and Unity Savings (the "Supplemental Agreement"), which is incorporated herein by reference, at the "Effective Time" (as such term is defined in Section 2 hereof), Unity Savings shall be merged into Oak Hill Banks (the "Merger"). Oak Hill Banks shall be the surviving corporation in the Merger (the "Surviving Corporation"), which shall continue its corporate existence under the laws of Ohio following the consummation of the Merger. At the Effective Time, the separate existence and corporate organization of Unity Savings shall cease.

         2. EFFECTIVE TIME; EFFECTIVE DATE. The Merger shall be effective at 11:59 p.m., local Ohio time (the "Effective Time"), on (i) the day on which this Agreement and the related Certificate of Merger have been filed in accordance with the requirements of the laws of Ohio, or (ii) such later date as may be specified in such Certificate of Merger (the "Effective Date").

         3. NAME. The name of the Surviving Corporation shall be "Oak Hill
Banks".

         4. CHARTER. The Articles of Incorporation of Oak Hill Banks in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation, until amended in accordance with law.

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         5. DIRECTORS. The directors of the Surviving Corporation shall be H.
Timothy Bichsel, 10762 S. R. 139, Jackson, Ohio 45640, Richard D. Coyan, 265 Missouri Ave, Jackson, Ohio, 45640; Evan E. Davis, 1114 Moriah Road, Oak Hill, Ohio 45656; John D. Kidd, 264 Missouri Avenue, Jackson, Ohio 45640; D. Bruce Knox, 301 N. Market Street, McArthur, Ohio 45651; Richard P. LeGrand, 533 Aaron Avenue, Jackson, Ohio 45640; Barry M. Dorsey, 505 W. College Avenue, Rio Grande, Ohio 45674; Rick A. McNelly, 408 Redondo Drive, Jackson, Ohio 45640; Donald R. Seigneur, 46 Fruit Hill Drive, Chillicothe, Ohio 45601; Ronald I. Smittle, 102 Smittle Road, Oak Hill, Ohio 45656; C. Clayton Johnson, 633 Fourth Street, Portsmouth, Ohio 45662; and H. Grant Stephenson, 5363 Godown Road, Columbus, Ohio 43235; to serve until their successors are duly elected and qualified in accordance with the Code of Regulations of the Surviving Corporation and the laws of Ohio.

         6. REGULATIONS. The Code of Regulations of Oak Hill Banks in effect at the Effective Time shall be the regulations of the Surviving Corporation, until amended in accordance with law.

         7. STATUTORY AGENT. The name and address of the agent upon whom any process, notice, or demand against any Constituent Corporation or the Surviving Corporation may be served is H. Grant Stephenson, 41 South High Street, Suite 3100, Columbus, Ohio 43215.

         8. CONVERSION OF SHARES.

                  (a) All shares of Oak Hill Banks Common that are issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of Oak Hill Banks Common at and after the Effective Time.

                  (b) At the Effective Time, the shares of Unity Savings Common issued and outstanding immediately prior to the Effective Time (exclusive of treasury shares, if any, which shall be cancelled, and any shares as to which statutory dissenters' rights are properly sought) shall be converted, by virtue of the Merger and without further action on the part of the holders thereof, into the right to receive shares of the common stock, without par value, of Oak Hill Financial ("Oak Hill Financial Common"), as follows:

                  (i) Each outstanding share of Unity Savings Common shall be converted into the right to receive 8.5 shares of Oak Hill Financial Common (the "Exchange Ratio"), provided, that if the Average Closing Price is greater than 115% of the Starting Price, then each outstanding share shall be converted into the right to receive such number of shares as is equal to the product of multiplying 8.5 by a fraction, the numerator of which is 115% of the Starting Price and the denominator of which is the Average Closing Price. The Exchange Ratio set forth in the preceding sentence shall be adjusted to reflect any non-cash distribution, stock splits or stock dividends on Oak Hill Financial Common occurring or having a record date after the date hereof and prior to the Effective Time.

                  (ii) No fractional shares of Oak Hill Financial Common shall be issued. Each holder of Unity Savings Common who would otherwise be entitled to receive a fractional part of a share of Oak Hill Financial Common shall instead be entitled to receive cash in an amount equal to the product resulting from multiplying such fraction by the Average Closing Price Per Share of Oak Hill Financial Common. No interest shall be payable with respect to such cash payment.

                (c) Each outstanding share of Unity Savings Common held by a person who has demanded and perfected a right to relief as a dissenting shareholder under Section 1701.85 of the Ohio Revised Code (the "Dissenters' Rights Law") and who has not effectively withdrawn or lost such right ("Dissenting Shares") shall not be converted into or represent a right to receive shares of Oak Hill Financial Common pursuant to subsection 8(b) hereof, but the holder thereof shall be entitled only to such rights as are granted by the Dissenters' Rights Law. Each holder of Dissenting Shares who becomes entitled to relief as a dissenting shareholder under the Dissenters' Rights Law with respect to such holder's shares of Unity Savings Common shall receive payment therefor from Oak Hill Financial in

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accordance with the provisions of the Dissenters' Rights Law. If any holder of
Unity Savings Common who demands relief as a dissenting shareholder under the Dissenters' Rights Law with respect to such holder's shares of Unity Savings Common shall effectively withdraw or lose (through failure to perfect or otherwise), the right to such relief, each share of Unity Savings Common held by such holder shall automatically be converted into the right to receive shares of Oak Hill Financial Common pursuant to subsection 8(b) hereof.

         9. EXCHANGE OF CERTIFICATES; PAYMENT FOR FRACTIONAL SHARES.

                (a) On the Effective Date, Oak Hill Financial shall deliver to The Fifth Third Bank (the "Exchange Agent") the amount of cash necessary to pay for all fractional shares of Oak Hill Financial Common in accordance with subsection 8(b)(ii) hereof.

                (b) As promptly as practicable after the Effective Date, Oak Hill Financial shall cause the Exchange Agent to prepare and mail to each holder of record on the Effective Date of any shares of Unity Savings Common a letter of transmittal containing instructions for the surrender of all certificates for shares of Unity Savings Common. Upon the surrender by such holder of a certificate or certificates for shares of Unity Savings Common standing in such holder's name to the Exchange Agent in accordance with the instructions set forth in the letter of transmittal, such holder shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Oak Hill Financial Common into which the shares represented by the certificate or certificates so surrendered shall have been converted and, if applicable, a check payable to such holder in the amount necessary to pay for any fractional shares of Oak Hill Financial Common which such holder would otherwise have been entitled to receive, in accordance with subsection 8(b)(ii) hereof. No interest shall be payable with respect to either the whole shares of Oak Hill Financial Common or the cash payable in lieu of fractional shares. Immediately after the third anniversary of the Effective Date, the Exchange Agent shall deliver to the Surviving Corporation any unclaimed balance of cash owing with respect to fractional shares and such cash shall be retained by, and become the property of the Surviving Corporation, free and clear of any claims whatsoever.

                (c) Neither Oak Hill Financial, the Surviving Corporation, nor the Exchange Agent, shall be obligated to deliver a certificate for Oak Hill Financial Common or a check for cash in lieu of fractional shares to a former shareholder of Unity Savings until such former shareholder surrenders the certificate or certificates representing shares of Unity Savings Common standing in such former shareholder's name or, if such former shareholder is unable to locate such certificate or certificates, an appropriate affidavit of loss and indemnity agreement and bond as may be required by Oak Hill Financial. Until so surrendered, each outstanding certificate for shares of Unity Savings Common shall be deemed for all corporate purposes (except the payment of dividends) to evidence ownership of the number of whole shares of Oak Hill Financial Common into which the shares of Unity Savings Common represented thereby shall have been converted.

                (d) After the Effective Date and until the outstanding certificates formerly representing shares of Unity Savings Common are so surrendered, no dividends or distributions payable to holders of record of Oak Hill Financial Common shall be paid to the holders of such outstanding Unity Savings certificates in respect thereof. Promptly upon surrender of such outstanding certificates there shall be paid to the holders of the certificates for Oak Hill Financial Common issued in exchange therefor the amount of dividends and other distributions, if any, which theretofore became payable with respect to such full shares of Oak Hill Financial Common, but which have not theretofore been paid on such stock. No interest shall be payable with respect to the payment of any dividends or other distributions. All such dividends or other distributions unclaimed at the end of one year from the Effective Date shall, to the extent such dividends have been previously paid to the Exchange Agent, be repaid by the Exchange Agent to Oak Hill Financial, and thereafter the holders of such outstanding certificates for Unity Savings Common shall look, subject to applicable escheat, unclaimed funds, and other laws, only to Oak Hill Financial as general creditors for payment thereof.


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                (e) The stock transfer books of Unity Savings shall be closed as of the close of business on the day that is two business days prior to the Effective Date.

                (f) Oak Hill Financial is empowered to adopt additional reasonable rules and regulations with respect to the matters referred to in this
Section 9 not inconsistent with the provisions of this Agreement.

                (g) Adoption of this Agreement by the shareholders of Unity Savings shall constitute ratification of the appointment of the Exchange Agent.

         10. EFFECT OF THE MERGER.

                (a) At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of the laws of Ohio. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate existence of Unity Savings shall cease; all assets and property (real, personal, and mixed, tangible and intangible, choses in action, rights, and credits) then owned by each Constituent Corporation, or which would inure to either of them, shall immediately, by operation of law and without any conveyance, transfer, or further action, become the assets and property of the Surviving Corporation. All rights and obligations of the Constituent Corporations shall remain unimpaired and the Surviving Corporation shall succeed to all such rights and obligations.

                (b) From time to time, as and when requested by the Surviving Corporation or by its successors, the officers and directors of Unity Savings in office at the Effective Time shall execute and deliver such instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in the Surviving Corporation, or to confirm of record or otherwise, title to, and possession of, all the assets, property, interests, rights, privileges, immunities, powers, franchises, and authority of Unity Savings and otherwise to carry out the purposes of this Agreement.

         11. OFFICES. The principal executive offices of the Surviving Corporation shall be located at 14621 State Route 93, Jackson, Ohio 45640.

         12. SHAREHOLDER APPROVAL. This Agreement shall be submitted to the shareholders of Unity Savings and of Oak Hill Financial for adoption as soon as reasonably practicable following the execution of this Agreement.

         13. ADDITIONAL AGREEMENTS. Subject to the terms and conditions provided in this Agreement, the parties hereto shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement, subject, however, to the adoption of this Agreement by the shareholders of Unity Savings and the receipt of all required regulatory approvals.

         14. AMENDMENT. At any time prior to the Effective Time, the parties hereto may amend, modify, or supplement this Agreement by mutual agreement authorized by their respective boards of directors, whether before or after the shareholders of Unity Savings have adopted this Agreement, provided that the number of shares of Oak Hill Financial Common into which shares of Unity Savings Common are to be converted as determined in Section 8 hereof shall not be changed after the shareholders of Unity Savings have adopted this Agreement without the approval of such shareholders in the same manner as required for the adoption of this Agreement; and provided, further, that this Agreement may not be amended, modified, or supplemented, except by an instrument in writing executed and delivered by each of the parties hereto.

         15. TERMINATION. Unless extended by the mutual agreement of the parties hereto, this Agreement may be terminated, notwithstanding the adoption thereof by the shareholders of Unity Savings, in the manner and under the circumstances set forth in the Supplemental Agreement.


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         16. ENTIRE AGREEMENT. This Agreement, the Supplemental Agreement, and
any exhibits hereto or thereto constitute the entire agreement among the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, oral or written, among the parties with respect to such subject matter and no party shall be liable or bound to the others in any manner by any covenants, representations, or warranties except as specifically set forth herein or therein.

         17. TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         18. ASSIGNMENT. Neither this Agreement nor any rights, interests, or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties.

         19. BENEFIT. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest any rights or remedies under or by reason of this Agreement.

         20. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes, but such counterparts taken together shall constitute one and the same instrument.

         21. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio without regard to its conflict of laws principles.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                               OAK HILL BANKS


                               By:  /s/ John D. Kidd
                                  ----------------------
                                  John D. Kidd, President


                               UNITY SAVINGS BANK


                               By:  /s/ D. Bruce Knox
                                  ----------------------
                                  D. Bruce Knox, President











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





                             SUPPLEMENTAL AGREEMENT
                             ----------------------


         THIS SUPPLEMENTAL AGREEMENT (this "Agreement") is made as of April 28, 1997, among OAK HILL FINANCIAL, INC., an Ohio corporation ("Oak Hill Financial"), OAK HILL BANKS, a banking corporation chartered under the law of Ohio ("Oak Hill Banks"), and UNITY SAVINGS BANK, a savings bank corporation chartered under the law of Ohio ("Unity Savings").


                                    RECITALS
                                    --------


         A. Oak Hill Financial, Inc. is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Oak Hill Banks is a wholly owned subsidiary of Oak Hill Financial.

         B. Unity Savings is a savings bank corporation chartered under the law of Ohio.

         C. Concurrently with the execution and delivery of this Agreement, Unity Savings and Oak Hill Banks are entering into an Agreement and Plan of Merger (the "Merger Agreement"), which provides for the merger of Unity Savings into Oak Hill Banks in accordance with the terms and conditions contained in the Merger Agreement and in this Agreement (the "Merger").

         D. The parties hereto desire to enter into this Agreement for the purpose of setting forth certain representations, warranties, and covenants made by each party as an inducement to the other parties to execute and deliver the Merger Agreement and to consummate the Merger and to set forth certain additional terms and conditions applicable to the Merger.


                                    AGREEMENT
                                    ---------


         In consideration of the foregoing and of the mutual promises contained herein, the parties agree as follows:

SECTION 1. DEFINITIONS
           -----------

         1.01 DEFINITIONS CONTAINED ELSEWHERE IN THIS AGREEMENT. For the purposes of this Agreement, the following terms shall have the meanings assigned to them in the preamble and Recitals of this Agreement:

                  (a) this "Agreement";

                  (b) "Unity Savings";

                  (c) "Oak Hill Banks";

                  (d) "Oak Hill Financial";

                  (e) the "Merger"; and

                  (f) the "Merger Agreement".

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         1.02 DEFINITIONS CONTAINED IN THE MERGER AGREEMENT. For the purposes of this Agreement, the following terms shall have the meanings assigned to them in the Merger Agreement:

                  (a) the "Effective Date";

                  (b) the "Effective Time";

                  (c) the "Exchange Agent";

                  (d) the "Dissenters' Rights Law";

                  (e) "Unity Savings Common";

                  (f) "Dissenting Share";

                  (g) "Oak Hill Banks Common"; and

                  (h) "Oak Hill Financial Common".


         1.03 OTHER DEFINITIONS. For the purposes of this Agreement, certain other terms shall be defined as follows:

                  (a) the "Accord" means the Legal Opinion Accord of the American Bar Association Section of Business Law (1991);

                  (b) an "Acquisition Proposal" means an inquiry received from, or an offer or proposal made by or on behalf of, any other corporation, firm, association, person, or other entity relating to (i) the possible acquisition of more than 25 percent of the shares of the capital stock of Unity Savings, including, but not limited to, an exchange or tender offer therefor, (ii) the possible acquisition of a majority of the assets of Unity Savings, (iii) a merger or consolidation involving Unity Savings, other than a transaction in which Unity Savings will be the owner of all of the stock of the surviving corporation following the transaction, or (iv) a merger or consolidation involving Unity Savings, other than a transaction in which Unity Savings will be the surviving corporation and the current shareholders of Unity Savings will be the owners of a majority of the stock of the surviving corporation following the transaction;

                  (c) an "Affiliate" of a party means a director, officer, employee, agent, or adviser of such party;

                  (d) the "Audited Financial Statements" mean the consolidated financial statements of Unity Savings, consisting of balance sheets as of December 31, 1996 and December 31, 1995, and statements of income, cash flows, and changes in stockholders' equity for the fiscal years ended December 31, 1996 and December 31, 1995, with the report thereon of Norman, Jones, Enlow and Co., certified public accountants;

                  (e) "Average Closing Price" shall mean the average of the daily average of the closing bid and asked prices of Oak Hill Financial Common as reported on the Nasdaq National Market System (as reported in a mutually agreed upon authoritative source) for the twenty most recent full trading days in which such shares are traded on the Nasdaq National Market System ending at the closing of trading on the date three days prior to the Closing Date.

                  (f) "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended;

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                  (g) the "Code" means the Internal Revenue Code of 1986;

                  (h) "CRA" means the Community Reinvestment Act of 1977, as amended;

                  (i) "Confidential Information" of or relating to a party means any and all information received from or on behalf of such party or their Affiliates concerning the Merger, the terms of this Agreement or the Merger Agreement, or the assets, business, operations, or financial condition of such party or their Affiliates, unless and to the extent that any such information is in the public domain;

                  (j) the "Division of Financial Institutions " means the Division of Financial Institutions, Ohio Department of Commerce;

                  (k) "Employee Benefit Plans" means any and all "employee benefit plans" or "welfare benefit plans" as defined in ERISA;

                  (l) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended;

                  (m) "Environmental Law" means CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Clean Water Act, the Clean Air Act, regulations promulgated thereunder, and any other federal, state, county, municipal, local, foreign, provincial, or other statute, law, ordinance, or regulation which may relate to or deal with human health or the environment, all as may be amended from time to time;

                  (n) "FDIC" means the Federal Deposit Insurance Corporation;

                  (o) the "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or its delegate;

                  (p) "Hazardous Substances" means (i) any "hazardous substance" as defined in Section 101(14) of CERCLA or regulations promulgated thereunder;
(ii) any "solid waste," "hazardous waste," or "infectious waste," as such terms are defined in any other Environmental Law; (iii) asbestos, urea-formaldehyde, polychlorinated biphenyls (PCBs), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products, and other dangerous, toxic, or hazardous pollutants, contaminants, chemicals, materials, or substances listed or identified in, or regulated by, any Environmental Law; and (iv) any other substances or materials which are classified or considered to be hazardous or toxic under any Environmental Law;

                  (q) "Index Group" shall mean the group of bank holding companies listed in the SNL Securities All Bank Index;

                  (r) "Index Value" on a given date shall mean the market-capitalization-weighted average (weighted pursuant to the SNL Securities All Bank Index) of the closing prices of the companies composing the Index Group;

                  (s) the "1934 Act" means the Securities Exchange Act of 1934, as amended;

                  (t) the "1933 Act" means the Securities Act of 1933, as amended;

                  (u) "Knowledge" as used herein shall mean those facts that are known or should reasonably have been known after due inquiry by the President, or any Senior or Executive Vice President of any party hereto;


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                  (v) the "Oak Hill Disclosure Memorandum" means a certain
Disclosure Memorandum, dated April __, 1997, which has been previously delivered by Oak Hill Financial and Oak Hill Banks to Unity Savings, as the same has been amended and supplemented through the date of this Agreement, and as the same may subsequently be amended prior to the Effective Date;

                  (w) "Oak Hill Financial Stock Option Plan" means the Oak Hill Financial 1995 Stock Option Plan as presently existing or hereafter amended;

                  (x) a "Principal Shareholder" of a party means a person who owns five percent or more of the outstanding shares of any class of the capital stock of such party;

                  (y) the "Real Property" means any and all real property owned or leased by Unity Savings or Oak Hill Banks, as appropriate, as of the date of this Agreement or acquired at any time after the date of this Agreement and prior to the Effective Time, together with any and all improvements thereon;

                  (z) the "Registration Statement" means the registration statement on the appropriate form filed or to be filed by Oak Hill Financial with the SEC under the provisions of the 1933 Act for the purpose of registering the shares of Oak Hill Financial Common to be issued by Oak Hill Financial pursuant to the terms of the Merger Agreement, including, but not limited to, the prospectus and proxy statement to be included therein as a part thereof;

                  (aa) "SAIF" means the Savings Association Insurance Fund of the FDIC;

                  (bb) the "SEC" means the Securities and Exchange Commission;

                  (cc) "Starting Date" shall mean the date of this Agreement;

                  (dd) "Starting Price" shall mean the average of the daily average of bid and asked closing prices of Oak Hill Financial Common as reported on the Nasdaq National Market System (as reported in a mutually agreed upon authoritative source) for the twenty most recent full trading days in which such shares are traded on the Nasdaq National Market System ending on the Starting Date;

                  (ee) the "Unity Disclosure Memorandum" means a certain Disclosure Memorandum, dated April __, 1997, which has been previously delivered by Unity Savings to Oak Hill Financial, as the same has been amended and supplemented through the date of this Agreement, and as the same may subsequently be amended prior to the Effective Date; and

                  (ff) an "Unsolicited Acquisition Proposal" means a written Acquisition Proposal that is received by Unity Savings or made public by or on behalf of the proponent of such Acquisition Proposal without any solicitation of such proposal by any director, officer, Principal Shareholder, employee, agent, or other person acting on behalf of Unity Savings.


SECTION 2. REPRESENTATIONS AND WARRANTIES OF UNITY SAVINGS
           -----------------------------------------------

         Unity Savings represents and warrants to Oak Hill Financial and Oak Hill Banks that, except as set forth in the Unity Disclosure Memorandum:

         2.01 ORGANIZATION AND AUTHORITY. Unity Savings is a savings bank corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has the corporate power and authority to own its properties and assets, to carry on its business as it is presently being conducted, and, subject to the approval of its shareholders, and to the filing of all requisite regulatory applications and notices and the receipt of all requisite regulatory approvals, to enter into and carry out its obligations under this Agreement and under the Merger Agreement.

         2.02 CAPITALIZATION. The authorized capital stock of Unity Savings consists of 2,000,000 shares of Unity Savings Common, of which 93,250 shares were issued and outstanding as of the date of this Agreement. All of the outstanding shares of Unity Savings Common are duly and validly authorized, issued, and outstanding and are fully paid and nonassessable. There are no existing options, warrants, or commitments of any kind which might require the issuance by Unity Savings of any additional shares of Unity Savings Common or other equity securities of Unity Savings.

         2.03 SUBSIDIARIES. The Unity Disclosure Memorandum lists all corporations in which Unity Savings owns, directly or indirectly, five percent or more of any class of capital stock as of the date of this Agreement, and indicates, with respect to the equity securities of each such corporation as of such date, the number of shares of each class authorized, the number of shares outstanding, and the number of shares owned or controlled directly or indirectly by Unity Savings. Unity Savings does not own, directly or indirectly, more than fifty percent (50%) of the capital stock of any other corporation. There are no options, contracts, commitments, understandings, or arrangements by which Unity Savings is bound to issue additional shares of its equity securities. Unity Savings is a member of the Federal Home Loan Bank System and its deposits are insured up to the applicable limits by the SAIF.

         2.04 DIRECTORS, OFFICERS, AND PRINCIPAL SHAREHOLDERS. The Unity Disclosure Memorandum contains a true and complete list of all directors, executive officers, and Principal Shareholders of Unity Savings.

         2.05 AUTHORIZATION. The execution, delivery, and performance of this Agreement and the Merger Agreement by Unity Savings, and the consummation of the transactions contemplated hereby and thereby have been duly approved by the Board of Directors of Unity Savings, subject to the adoption of the Merger Agreement and this Agreement by the shareholders of Unity Savings; and subject to the adoption of the Merger Agreement and this Agreement by the shareholders of Oak Hill Financial, and subject to applicable regulatory approvals and expiration of waiting periods, if any.

         2.06 ABSENCE OF DEFAULTS. Neither the execution and delivery of this Agreement or the Merger Agreement, nor the consummation of the Merger, nor compliance by Unity Savings with any provisions hereof or thereof will conflict with or result in a breach of any provisions of the articles or certificate of incorporation, regulations, bylaws, or other charter documents of Unity Savings or result in a material breach or termination of, or accelerate the performance required by, any note, bond, mortgage, lease, agreement, or other instrument to which Unity Savings is a party or by which Unity Savings may be bound.

         2.07 FINANCIAL STATEMENTS. Unity Savings has delivered the Audited Financial Statements to Oak Hill Financial. The Audited Financial Statements fairly present the financial position, results of operations, and cash flows of Unity Savings at the dates shown and for the periods indicated in conformity with generally accepted accounting principles applied on a consistent basis. There are no obligations or liabilities, whether absolute, accrued, or contingent (including, without limiting the generality of the foregoing, liabilities for taxes), of Unity Savings which are required in conformity with generally accepted accounting principles to be reflected or disclosed in the Audited Financial Statements which have not been or will not be so reflected or disclosed.

         2.08 TITLE TO PROPERTIES.

                  (a) The Unity Disclosure Memorandum sets forth a complete and correct list of all of the Real Property. Unity Savings has good and marketable title to all of the Real Property listed as owned by it in the Unity Disclosure Memorandum and valid leasehold interests in all of the Real Property listed as leased by it in the Unity Disclosure Memorandum, free and clear of any liens and encumbrances except taxes and assessments not delinquent and utility and other easements that do not interfere with the use of the property for the business being conducted thereon. The Real Property and the present use thereof by Unity Savings do not violate any local zoning or similar land use laws, any governmental regulations, or any restrictive covenants. To the knowledge of Unity Savings, after reasonable investigation, (i) the Real Property and the use thereof by Unity Savings do not encroach upon any property owned by any other person, and (ii) no property owned by any other person encroaches upon any of the Real Property.

                  (b) Complete and correct copies of all deeds and leases relating to the Real Property are included in the Unity Disclosure Memorandum.

                  (c) Each item of the personal property owned by Unity Savings, including without limitation all contractual rights and assets reflected in the Audited Financial Statements or acquired after December 31, 1996 (except for assets sold or otherwise disposed of in the ordinary course of business since such date or assets which, either individually or in the aggregate, are not material to the operations or financial condition of Unity Savings), is owned by Unity Savings, free and clear of any lien or encumbrance, except for assets securing loans from the Federal Home Loan Bank of Cincinnati and assets pledged for public deposits.

         2.09 ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent reflected or reserved against on the Audited Financial Statements, Unity Savings has no liabilities, whether absolute, accrued, contingent, or otherwise, due or to become due, including without limitation any liabilities as guarantor under any guaranty or liabilities for taxes, except liabilities and taxes incurred in the ordinary course of business, which have had or will have a material adverse effect on the business, financial condition, or results of operations of Unity Savings.

         2.10 ABSENCE OF CERTAIN CHANGES. Since December 31, 1996, Unity Savings has not:

                  (a) made or permitted to be made any changes in its capital or corporate structure, certificate or articles of incorporation, regulations, bylaws, or other charter documents;

                  (b) merged with any other corporation or bank, or permitted any other corporation or bank to merge into or consolidate with either of them; acquired control over any other firm, bank, corporation, or organization; or created any subsidiaries;

                  (c) issued, sold, delivered, or agreed to issue, sell, or deliver any additional shares of its capital stock or any options, warrants, or rights to acquire any such capital stock, or securities convertible into or exchangeable for such capital stock, except for capital stock issued pursuant to the exercise of stock options previously issued, in accordance with their respective terms;

                  (d) purchased, sold, transferred, or otherwise acquired or disposed of, or agreed to purchase, sell, transfer, acquire, or dispose of, any capital stock or other securities of any kind, or options or other rights to acquire any such securities, of any other entity (including, but not limited to, any such transactions involving Unity Savings with respect to the capital stock or other securities), other than in the ordinary course of business;

                  (e) incurred any indebtedness, obligations, or liabilities, whether absolute, accrued, contingent, or otherwise, including, without limitation, liabilities as guarantor under any guaranty, other than indebtedness, obligations, and liabilities incurred in the ordinary course of its business or incurred under the contracts and commitments referred to in
Section 2.18 hereof;

                  (f) issued as borrower any promissory notes, guarantees, or other evidences of indebtedness, other than in the ordinary course of business;

                  (g) forgiven or cancelled any indebtedness or contractual obligation, other than in the ordinary course of business;

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                  (h) mortgaged, pledged, or subjected to any lien or lease any of its assets, tangible or intangible, or permitted or suffered any such asset to be subjected to any lien or lease, other than in the ordinary course of business;

                  (i) purchased, sold, transferred, liquidated, or otherwise acquired or disposed of any assets or properties, or entered into any contract for any such purchase, sale, transfer, liquidation, acquisition, or disposition, other than in the ordinary course of business;

                  (j) entered into any lease of real or personal property, other than in the ordinary course of business;

                  (k) declared, paid, made, or set apart any sum or property for, any dividend or other distribution, or otherwise paid or transferred any funds or property to its shareholders, except for a semi-annual cash dividend to be paid by Unity Savings to its shareholders in June, 1997 in the amount of $1.00 per share; and a quarterly cash dividend of $.50 to be paid in September, 1997. An additional dividend of $.50 per share may be paid if Unity shareholders would not receive the quarterly dividend of Oak Hill Financial payable in the last calendar quarter of 1997;

                  (l) increased the wages, salaries, compensation, pension or other fringe benefits, or perquisites payable to any executive officer by more than eight percent of the amount thereof in effect as of December 30, 1996, or granted any severance or termination pay, or entered into any contract to make or grant any severance or termination pay, or entered into any employment or consulting contract which is not terminable by Unity Savings, without cause and without penalty, upon notice of 30 days or less, provided, no later than Closing, Unity Savings may pay a cash bonus of up to ten percent (10%) of base salary to all employees in accordance with past practices relating to calendar year-end bonuses, provided such bonuses shall be prorated based upon the number of calendar months of 1997, or any portion of a month, which have passed by the Closing Date;

                  (m) made any loans or loan commitments, other than in the ordinary course of business, to any director, officer, or Principal Shareholder (or any person or business entity controlled by or affiliated with such director, officer, or Principal Shareholder);

                  (n) modified, altered, amended, terminated, or withdrawn from participation in any Employee Benefit Plan or any other plan or benefit provided to one or more employees, or paid or distributed any sum from any such plan except to participants in the ordinary course of the operation of the plan, or made any payment or contribution to any such plan except as required by the terms of such plan or consistent with past practices, but, in any event, not to exceed eight percent (8%) of eligible salaries, in the aggregate, on an annual basis;

                  (o) entered into any transaction involving the expenditure of more than $50,000, other than in the ordinary course of business, except pursuant to and in accordance with the terms of the contracts and commitments referred to in Section 2.18 hereof;

                  (p) adopted any change in any accounting policy or method;

                  (q) revalued any asset or adjusted any reserve other than in the ordinary course of business;

                  (r) failed to keep in full force and effect insurance and bonds at least equal in amount and scope of coverage to the insurance and bonds carried on December 31, 1996;

                  (s) suffered any material adverse change in its business, financial condition, income, assets, or liabilities;


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                  (t) suffered any damage, destruction, or loss (whether or not covered by insurance) which has had a material adverse effect, in any case or in the aggregate, on its business, financial condition, operations, projects, properties, or assets;

                  (u) suffered any strike, work stoppage, slow-down, or other labor disturbance; or

                  (v) suffered any loss of employees or customers which has had a material adverse effect on its business, operations, or prospects.

         2.11 TAXES. Unity Savings has filed or caused to be filed all federal and other tax returns which are required to be filed and have paid or made provision for payment of all taxes shown as due on such returns. No deficiencies for any tax, assessment, or governmental charge have been proposed, asserted, or assessed against Unity Savings that have not been settled and paid. The federal income tax returns of Unity Savings have not been examined by the Internal Revenue Service for any of the ten years preceding the date of this Agreement.

         2.12 LABOR MATTERS. Unity Savings is not a party to any collective bargaining or other union agreement with any of its employees, or is involved in any labor dispute.

         2.13 LITIGATION. There is no action, suit, proceeding, or claim by any governmental agency or other person or entity nor any investigation by any governmental agency pending or, to the Knowledge of Unity Savings, threatened against (i) Unity Savings, (ii) the assets, business, or goodwill of Unity Savings, or (iii) any director, officer, or Principal Shareholder of Unity Savings, in relation to the business of Unity Savings or any such person's capacity as a director, officer, or Principal Shareholder of Unity Savings. Unity Savings knows of no basis or grounds for any such action, suit, proceeding, claim, or investigation. Unity Savings is not subject to any supervisory agreement, consent order or decree, cease and desist order, or other restriction on the business or assets of Unity Savings.

         2.14 ENVIRONMENTAL MATTERS.

                  (a) To the Knowledge of Unity Savings, Unity Savings is and has been at all times in substantial compliance with all applicable Environmental Laws and Unity Savings has not engaged in any activity resulting in a material violation of any applicable Environmental Law. No orders, hearings, actions, or other proceedings by or before any court or governmental agency in which Unity Savings is a party are pending or, to the Knowledge of Unity Savings, threatened in connection with any alleged violation of any applicable Environmental Law (i) by Unity Savings or (ii) in relation to any part of the Real Property and Unity Savings has no Knowledge of any investigations or inquiries with respect to any such alleged violation. No claims have been made or, to the Knowledge of Unity Savings, threatened at any time by any third party against Unity Savings relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Substance. To the Knowledge of Unity Savings, Unity Savings has not caused or permitted any Hazardous Substance to be integrated into the Real Property or any component thereof in such manner or quantity as may reasonably be expected to or in fact would pose a threat to human health or the value of the Real Property. None of the Real Property has been used by Unity Savings for the storage or disposal of Hazardous Substances nor to the Knowledge of Unity Savings, is any of the Real Property contaminated by any Hazardous Substance. To the Knowledge of Unity Savings, none of the Real Property has in the past contained or presently contains any underground storage tanks. To the Knowledge of Unity Savings, Unity Savings has no interest, direct or indirect, in any property owned by a third party which has been contaminated by Hazardous Substances (excluding any property as to which the sole interest of Unity Savings is that of a lien holder or mortgagee, but including any property as to which title has been taken by Unity Savings pursuant to mortgage foreclosure or similar proceeding and any property as to which Unity Savings has participated in the financial management to a degree sufficient to influence the property's treatment of Hazardous Substances).


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                  (b) To the Knowledge of Unity Savings, the representations set forth in paragraph (a) above are also true and correct in relation to any and all real property owned or leased by it at any time prior to the date of this Agreement, together with any improvements located thereon.

         2.15 COMMUNITY REINVESTMENT ACT COMPLIANCE. Unity Savings is in compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and has received a CRA rating of satisfactory or better from the FDIC. Unity Savings knows of no fact or circumstance or set of facts or circumstances which would cause Unity Savings to fail to comply with such provisions or to cause the CRA rating of Unity Savings to fall below satisfactory.

         2.16 COMPLIANCE WITH LAWS. Unity Savings holds all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, all governmental or regulatory bodies that are required in order to permit them to carry on their respective businesses as they are presently conducted. To the Knowledge of Unity Savings, Unity Savings has conducted its businesses so as to comply in all material respects with all applicable statutes, regulations, rules, and orders.

         2.17 INFORMATION PROVIDED BY UNITY SAVINGS. None of the information supplied or to be supplied by Unity Savings for inclusion in the Registration Statement, the application for approval, or any other document to be filed with the FDIC, the Federal Reserve Board, the Division of Financial Institutions, the SEC, or any other federal or state regulatory authority in connection with the transactions contemplated herein or in the Merger Agreement is or will be false or misleading with respect to any material fact, or omits or will omit any material fact necessary in order to make the statements therein not misleading.

         2.18 MATERIAL CONTRACTS.

                  (a) The Unity Disclosure Memorandum contains a complete and correct list of all written or oral agreements, leases, and other obligations and commitments of the following types, to which either Unity Savings is a party, by which Unity Savings or any of its property is bound, or which has been authorized by Unity Savings:

                      (i) promissory notes, guaranties, mortgages, security agreements, or other evidences of indebtedness of Unity Savings;

                      (ii) partnership or joint venture agreements;

                      (iii) employment, bonus, compensation, severance, or consulting agreements;

                      (iv) collective bargaining agreements;

                      (v) Employee Benefit Plans and any other plans, benefits, programs of benefits, or deferred compensation arrangements for the benefit of directors, employees, or former or retired employees;

                      (vi) agreements or commitments for sale (other than in the ordinary course of business) of assets exceeding $50,000 in the aggregate;

                      (vii) agreements or commitments for capital expenditures in excess of $50,000 in the aggregate;

                      (viii) agreements or other documents creating liens or security interests relating to any real or personal property owned, rented, or leased by Unity Savings and used in connection with the business of such entity;

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                      (ix) leases of, commitments to lease, and other agreements relating to the lease or rental of, real or personal property by Unity Savings and used in connection with the business of such entity;

                      (x) all policies of insurance and fidelity bonds of Unity Savings;

                      (xi) all direct or indirect loans or guaranties of loans to any director, officer, or Principal Shareholder of Unity Savings or their spouses or children or any partnership, corporation, or other entity in which any such director, officer, or Principal Shareholder or their spouses or children, have a significant (ten percent or more) interest; and

                      (xii) all other contracts and commitments not made in the ordinary course of business.

                  (b) The Unity Disclosure Memorandum includes complete and correct copies of all written agreements, leases and commitments, except loan commitments less than $500,000, together with all amendments thereto, listed in the Unity Disclosure Memorandum and a complete and correct written description of all oral agreements listed in the Unity Disclosure Memorandum.

                  (c) As of and through the date of this Agreement: (i) each agreement, lease, and commitment of Unity Savings is valid and subsisting and in full force and effect in all material respects; (ii) Unity Savings has in all material respects performed all obligations required to be performed by it to date under such agreements, leases, and commitments; and (iii) no event or condition exists which constitutes or, after notice or lapse of time, would constitute, a material default on the part of Unity Savings under any agreement, lease, or commitment.

         2.19 EMPLOYEE BENEFIT PLANS.

                  (a) All Employee Benefit Plans maintained by Unity Savings comply in all material respects with the requirements of ERISA and the Code and all such plans have been administered to date in compliance with the requirements of ERISA, the Code, and subsequent legislation regulating ERISA plans. Each of such plans that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA that is intended to be a qualified plan under
Section 401(a) of the Code has been amended to comply in all material respects with current law as required or the remedial amendment period for such amendment under Section 401(b) of the Code has not expired and Unity Savings has obtained favorable determination letters with respect to all such plans. As of the date hereof, Unity Savings has no liability on account of any accumulated funding deficiency (as defined in Section 412 of the Code) or on account of any failure to make contributions to or pay benefits under any such plan nor is Unity Savings aware of any claim pending or threatened to be brought by any party regarding such matters. No prohibited transaction has occurred with respect to any such plan that would result, directly or indirectly, in the imposition of any excise tax under Section 4975 of the Code; nor has any reportable event under Section 4043 of ERISA occurred with respect to any such plan. Unity Savings is not a defendant in any lawsuit or criminal action concerning such entity's conduct as a fiduciary, party-in-interest, or disqualified person with respect to any plan, nor is either of them engaged in litigation or a continuing controversy with, or, to the knowledge of Unity Savings, under investigation or examination by, the Department of Labor, Internal Revenue Service, Justice Department, or Pension Benefit Guaranty Corporation involving compliance with ERISA or the provisions of the Code relating to employee benefit plans. All reporting and disclosure requirements of ERISA and the Code have been met in all respects by all such plans. Unity Savings is not required to contribute to an Employee Benefit Plan that is a "multiemployer plan" within the meaning of
Section 3(37) of ERISA.

                  (b) The Unity Disclosure Memorandum lists all Employee Benefit Plans and any and all other benefit plans or programs currently in effect for employees, former employees, and retired employees of Unity Savings including, without limitation, those providing any form of medical, health, and dental insurance, severance pay and benefits continuation, relocation assistance, vacation pay, tuition aid, and matching gifts for charitable contributions to

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educational or cultural institutions, whether or not subject to ERISA. The Unity
Disclosure Memorandum includes complete and correct copies of all such plans or programs, including each trust or other agreement under which any trustee or custodian holds funds or property of the plan and all current financial and actuarial reports, all current reporting and disclosure documents and filings, and currently effective Internal Revenue Service rulings or determination letters in respect thereof. If any of the Employee Benefit Plans listed in the Unity Disclosure Memorandum has not been amended to comply with the Tax Reform Act of 1986 and subsequent legislation, Unity Savings will also deliver to Oak Hill Financial and Oak Hill Banks information and documentation regarding such plan's operation during the remedial amendment period which is sufficient to enable Oak Hill Financial and Oak Hill Banks to amend such plans to comply with the Tax Reform Act of 1986 and subsequent legislation.

         2.20 INSURANCE POLICIES. The Unity Disclosure Memorandum contains a complete and correct list of the insurance policies and fidelity bonds currently maintained by Unity Savings. The Unity Disclosure Memorandum includes complete and correct copies of all such policies and bonds currently in effect together with all riders and amendments thereto. All premiums due thereon have been paid and Unity Savings has complied in all respects with the provisions of such policies and bonds. Unity Savings has not failed to give any notice or present any claim under any insurance policy or fidelity bond in due and timely fashion.

         2.21 CAPITAL REQUIREMENTS. Unity Savings is in compliance with all currently applicable capital requirements and guidelines prescribed by all appropriate federal regulatory agencies.

         2.22 LOAN LOSS RESERVES. Since December 31, 1996, Unity Savings has not incurred any unusual or extraordinary loan losses. The allowance for loan losses reflected on the financial statements of Unity Savings has been determined in accordance with generally accepted accounting principles and in accordance with all applicable regulations of all appropriate regulatory agencies and is adequate in all material respects under requirements of GAAP to provide for reasonably anticipated losses on outstanding loans. Unity Savings has no knowledge of any potential losses that have not been considered in establishing the current allowance for loan losses.

         2.23 BROKERS; CERTAIN FEES. Unity Savings, nor any of its respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees in connection with this Agreement or the Merger Agreement, or the transactions contemplated herein or therein, except that Unity Savings has retained McDonald & Company Securities, Inc. to perform various investment banking services in connection with the Merger. The Unity Disclosure Memorandum contains a complete and correct list as of the date of this Agreement of all written or oral agreements between Unity Savings and McDonald & Company Securities, Inc. The Unity Disclosure Memorandum includes complete and correct copies of all written agreements between Unity Savings and McDonald & Company Securities, Inc., together with amendments thereto, listed in the Unity Disclosure Memorandum and a complete and correct written description of all oral agreements between Unity Savings and McDonald & Company Securities, Inc. listed in the Unity Disclosure Memorandum.

         2.24 MATERIAL FACTS. Neither this Agreement, the Merger Agreement, the Unity Disclosure Memorandum, nor any list, schedule, or certificate furnished to Oak Hill Financial by or on behalf of Unity Savings contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which made; provided, however, that the scope of this representation does not extend to any information relating to or furnished by Oak Hill Financial or Oak Hill Banks.

         2.25 TAX TREATMENT OF THE MERGER. Neither Unity Savings nor any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

         2.26 TAX TREATMENT OF CERTAIN PAYMENTS. Neither Unity Savings nor any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to result in the treatment of any

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payments to any Unity Savings Affiliate which are contemplated hereby or in connection with the amendment or termination of two Salary Continuation Plans executed by George L. Knox and D. Bruce Knox on December 7, 1994, to be characterized as excess parachute payments within the meaning of Section 280G of the Internal Revenue Code.


SECTION 3. REPRESENTATIONS AND WARRANTIES OF OAK HILL FINANCIAL
           ----------------------------------------------------

         Oak Hill Financial and Oak Hill Banks represent and warrant, as the case may be, to Unity Savings that, except as set forth in the Oak Hill Disclosure Memorandum:

         3.01 ORGANIZATION AND AUTHORITY OF OAK HILL FINANCIAL. Oak Hill Financial is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has the corporate power and authority to own its properties and assets, to carry on its business as it is presently being conducted, and to enter into and carry out its obligations under this Agreement.

         3.02 ORGANIZATION AND AUTHORITY OF OAK HILL BANKS. Oak Hill Banks is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has the corporate power and authority to own its properties and assets, to carry on its business as it is presently being conducted, and to enter into and carry out its obligations under this Agreement and the Merger Agreement.

         3.03 CAPITALIZATION. The authorized capital stock of Oak Hill Financial consists of (i) 5,000,000 shares of common stock, without par value, of which 2,884,700 shares were issued and outstanding as of December 31, 1996 (including treasury shares) and 200,000 reserved for issuance upon exercise of existing stock option, and (ii) 1,500,000 voting shares of preferred stock, without par value, and 1,500,000 non-voting shares of preferred stock, without par value, of which there are no shares issued and outstanding as of the date hereof. All the outstanding shares of Oak Hill Financial Common are duly and validly authorized, issued, and outstanding and are fully paid and nonassessable. All of the shares of Oak Hill Financial Common to be issued pursuant to the Merger Agreement will, when so issued, be duly and validly authorized, issued, and outstanding, fully paid and nonassessable, and the issuance of such shares will not be subject to any preemptive or similar rights.

         3.04 AUTHORIZATION OF OAK HILL FINANCIAL. The execution, delivery, and performance of this Agreement by Oak Hill Financial, and the consummation of the transactions contemplated hereby, have been duly approved by the Board of Directors of Oak Hill Financial. As soon as practicable and, in any event, within ten (10) business days after the SEC has declared the Registration Statement effective, Oak Hill Financial will call and mail notice of a meeting of its shareholders for the purpose of adopting the Merger Agreement and this Agreement, which meeting shall be held not more than 45 days from the date the notice is mailed, and the Board of Directors of Oak Hill Financial will recommend to the shareholders that they vote their shares in favor of the Merger.

         3.05 AUTHORIZATION OF OAK HILL BANKS. The execution, delivery, and performance of this Agreement and the Merger Agreement by Oak Hill Banks, and the consummation of the transactions contemplated hereby and thereby, have been duly approved by the Board of Directors of Oak Hill Banks, and by Oak Hill Financial in its capacity as the sole shareholder of Oak Hill Banks.

         3.06 ABSENCE OF DEFAULTS. Neither the execution and delivery of this Agreement, nor the consummation of the Merger, nor compliance by Oak Hill Financial with any of the provisions hereof will conflict with or result in a breach of any provision of the charter or bylaws of Oak Hill Financial or result in a material breach or termination of, or accelerate the performance required by, any material note, bond, mortgage, lease, agreement, or other instrument to which Oak Hill Financial is a party or to which Oak Hill Financial may be bound. Neither the execution and delivery

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of this Agreement or the Merger Agreement, nor the consummation of the Merger, nor compliance by Oak Hill Banks with any of the provisions hereof or thereof will conflict with or result in a breach of any provision of the articles of incorporation or regulations of Oak Hill Banks or result in a material breach or termination of, or accelerate the performance required by, any material note, bond, mortgage, lease, agreement, or other instrument to which Oak Hill Banks is a party or by which Oak Hill Banks may be bound.

         3.07 INFORMATION PROVIDED BY OAK HILL FINANCIAL. None of the information supplied or to be supplied by Oak Hill Financial for inclusion in the Registration Statement, application for approval, or any other document to be filed with the FDIC, the Federal Reserve Board, the Division of Financial Institutions, the SEC, or any other federal or state regulatory authority in connection with the transactions contemplated herein or in the Merger Agreement is or will be false or misleading with respect to any material fact, or omits or will omit any material fact necessary in order to make the statements therein not misleading.

         3.08 MATERIAL FACTS. Neither this Agreement nor the Merger Agreement contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which made; provided, however, that the scope of this representation does not extend to any information relating to or furnished by Unity Savings.

         3.09 FILING OF REPORTS. Oak Hill Financial Common is registered pursuant to Section 12 of the 1934 Act. Oak Hill Financial has been subject to the reporting requirements of Section 13 of the 1934 Act for a period of at least 90 days prior to the date hereof and has filed all reports required to be filed thereunder during the twelve months preceding the date hereof. Since January 1, 1996, Oak Hill Financial has filed with the SEC all documents and reports (including all amendments, exhibits, and schedules thereto and documents incorporated by reference therein) required to be filed by Oak Hill Financial under the 1934 Act and the 1933 Act, and the rules and regulations promulgated by the SEC thereunder. None of such documents or reports, as of their respective dates and as amended through the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in view of the circumstances under which they were made, not misleading.

         3.10 INSURANCE OF ACCOUNTS. The deposits of Oak Hill Banks are insured up to the applicable limits by the Bank Insurance Fund ("BIF").

         3.11 ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent reflected or reserved against on the Oak Hill Disclosure Memorandum, Oak Hill Banks has no liabilities, whether absolute, accrued, contingent, or otherwise, due or to become due, including without limitation any liabilities as guarantor under any guaranty or liabilities for taxes, except liabilities and taxes incurred in the ordinary course of business, which have had or will have a material adverse effect on the business, financial condition, or results of operations of Oak Hill Banks.

         3.12 ABSENCE OF CERTAIN CHANGES. Except as provided in the Oak Hill Disclosure Memorandum, since December 31, 1996, Oak Hill Financial and Oak Hill Banks have not:

                  (a) made or permitted to be made any changes in their capital or corporate structures, certificates or articles of incorporation, regulations, bylaws, or other charter documents;

                  (b) merged with any other corporation or bank, or permitted any other corporation or bank to merge into or consolidate with either of them; acquired control over any other firm, bank, corporation, or organization; or created any subsidiaries;

                  (c) issued, sold, delivered, or agreed to issue, sell, or deliver any additional shares of their capital stock or any options, warrants, or rights to acquire any such capital stock, or securities convertible into or exchangeable for such capital stock, and except for capital stock issued pursuant to the exercise of stock options previously issued, in accordance with their respective terms;

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                  (d) purchased, sold, transferred, or otherwise acquired or disposed of, or agreed to purchase, sell, transfer, acquire, or dispose of, any capital stock or other securities of any kind, or options or other rights to acquire any such securities, of any other entity (including, but not limited to, any such transactions involving either of Oak Hill Banks or Oak Hill Financial with respect to the capital stock or other securities of the other of them), other than in the ordinary course of business;

                  (e) incurred any indebtedness, obligations, or liabilities, whether absolute, accrued, contingent, or otherwise, including, without limitation, liabilities as guarantor under any guaranty, other than indebtedness, obligations, and liabilities incurred in the ordinary course of their business;

                  (f) adopted any change in any accounting policy or method;

                  (g) revalued any asset or adjusted any reserve, other than in the ordinary course of business;

                  (h) failed to keep in full force and effect insurance and bonds at least equal in amount and scope of coverage to the insurance and bonds carried on December 31, 1996;

                  (i) suffered any material adverse change in their business, financial condition, income, assets, or liabilities; and

                  (j) made no material increase in dividends until the Effective Date of this Agreement.

         3.13 TAXES. Oak Hill Banks and Oak Hill Financial have filed or caused to be filed all federal and other tax returns which are required to be filed and have paid or made provision for payment of all taxes shown as due on such returns. No deficiencies for any tax, assessment, or governmental charge have been proposed, asserted, or assessed against Oak Hill Banks or Oak Hill Financial that have not been settled and paid. The federal income tax returns of Oak Hill Banks and Oak Hill Financial have not been examined by the Internal Revenue Service for any of the ten years preceding the date of this Agreement.

         3.14 LITIGATION. There is no action, suit, proceeding, or claims by any governmental agency or other person or entity nor any investigation by any governmental agency pending or, to the Knowledge of Oak Hill Banks or Oak Hill Financial, threatened against (i) Oak Hill Banks, (ii) Oak Hill Financial, (iii) the assets, business or goodwill of Oak Hill Banks or Oak Hill Financial, or
(iv) any director, officer, or Principal Shareholder of Oak Hill Banks or Oak Hill Financial, in relation to the business of Oak Hill Banks or Oak Hill Financial or any such person's capacity as a director, officer, or Principal Shareholder of Oak Hill Banks or Oak Hill Financial.

         3.15 COMPLIANCE WITH LAWS. Oak Hill Banks and Oak Hill Financial hold all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, all governmental or regulatory bodies that are required in order to permit them to carry on their respective businesses as they are presently conducted. To the Knowledge of Oak Hill Banks and Oak Hill Financial, Oak Hill Banks and Oak Hill Financial have conducted their businesses so as to comply in all material respects with all applicable statutes, regulations, rules, and orders.

         3.16 ENVIRONMENTAL MATTERS.

                  (a) To the Knowledge of Oak Hill Banks, Oak Hill Banks is and has been at all times in substantial compliance with all applicable Environmental, and Oak Hill Banks has not engaged in any activity resulting in a material violation of any applicable Environmental Law. No orders, hearings, actions, or other proceedings by or before any court or governmental agency in which Oak Hill Banks is a party are pending or, to the Knowledge of Oak Hill Banks, threatened in connection with any alleged violation of any applicable Environmental Law (i) by Oak Hill Banks or (ii) in relation to any part of the Real Property, and Oak Hill Banks has no Knowledge of any investigations or inquiries

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with respect to any such alleged violation. No claims have been made or, to the
Knowledge of Oak Hill Banks, threatened at any time by any third party against Oak Hill Banks relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Substance. To the Knowledge of Oak Hill Banks, Oak Hill Banks has not caused or permitted any Hazardous Substance to be integrated into the Real Property or any component thereof in such manner or quantity as may reasonably be expected to or in fact would pose a threat to human health or the value of the Real Property. None of the Real Property has been used by Oak Hill Banks for the storage or disposal of Hazardous Substances nor to the Knowledge of Oak Hill Banks, is any of the Real Property contaminated by any Hazardous Substance. To the Knowledge of Oak Hill Banks, none of the Real Property has in the past contained or presently contains any underground storage tanks. To the Knowledge of Oak Hill Banks, Oak Hill Banks has no interest, direct or indirect, in any property owned by a third party which has been contaminated by Hazardous Substances (excluding any property as to which the sole interest of Oak Hill Banks is that of a lien holder or mortgagee, but including any property as to which title has been taken by Oak Hill Banks pursuant to mortgage foreclosure or similar proceeding and any property as to which Oak Hill Banks has participated in the financial management to a degree sufficient to influence the property's treatment of Hazardous Substances).

                  (b) To the Knowledge of Oak Hill Banks, the representations set forth in paragraph (a) above are also true and correct in relation to any and all real property owned or leased by it at any time prior to the date of this Agreement, together with any improvements located thereon.

         3.17 EMPLOYEE BENEFIT PLANS. All Employee Benefit Plans maintained by Oak Hill Banks or Oak Hill Financial comply in all material respects with the requirements of ERISA and the Code and all such plans have been administered to date in compliance with the requirements of ERISA, the Code, and subsequent legislation regulating ERISA plans. Each of such plans that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA that is intended to be a qualified plan under Section 401(a) of the Code has been amended to comply in all material respects with current law as required or the remedial amendment period for such amendment under Section 401(b) of the Code has not expired and Oak Hill Banks or Oak Hill Financial has obtained favorable determination letters with respect to all such plans. As of the date hereof, Oak Hill Banks or Oak Hill Financial has no liability on account of any accumulated funding deficiency (as defined in Section 412 of the Code) or on account of any failure to make contributions to or pay benefits under any such plan nor is Oak Hill Banks or Oak Hill Financial aware of any claim pending or threatened to be brought by any party regarding such matters. No prohibited transaction has occurred with respect to any such plan that would result, directly or indirectly, in the imposition of any excise tax under Section 4975 of the Code; nor has any reportable event under Section 4043 of ERISA occurred with respect to any such plan. Neither Oak Hill Banks nor Oak Hill Financial is a defendant in any lawsuit or criminal action concerning such entity's conduct as a fiduciary, party-in-interest, or disqualified person with respect to any plan, nor is either of them engaged in litigation or a continuing controversy with, or, to the Knowledge of Oak Hill Banks or Oak Hill Financial, under investigation or examination by, the Department of Labor, Internal Revenue Service, Justice Department, or Pension Benefit Guaranty Corporation involving compliance with ERISA or the provisions of the Code relating to employee benefit plans. All reporting and disclosure requirements of ERISA and the Code have been met in all respects by all such plans. Neither Oak Hill Banks nor Oak Hill Financial is required to contribute to an Employee Benefit Plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

         3.18 CAPITAL REQUIREMENTS. Oak Hill Financial and Oak Hill Banks are in compliance with all currently applicable capital requirements and guidelines prescribed by all appropriate federal regulatory agencies.

         3.19 LOAN LOSS RESERVES. Since December 31, 1996, Oak Hill Banks has not incurred any unusual or extraordinary loan losses. The allowance for loan losses reflected on the financial statements of Oak Hill Banks has been determined in accordance with generally accepted accounting principles and in accordance with all applicable regulations of all appropriate regulatory agencies and is adequate in all material respects under requirements of GAAP to provide for reasonably anticipated losses on outstanding loans. Oak Hill Banks has no Knowledge of any potential losses that have not been considered in establishing the current allowance for loan losses.


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         3.20 TAX TREATMENT OF THE MERGER. Neither Oak Hill Banks nor Oak Hill
Financial has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code.

SECTION 4. COVENANTS OF UNITY SAVINGS

         Unity Savings covenants and agrees as follows:

         4.01 APPLICATIONS FOR REGULATORY APPROVALS; REGISTRATION STATEMENT. Unity Savings will cooperate, and will cause its respective directors, officers, employees, agents, and advisers to cooperate, to the extent reasonably necessary, with Oak Hill Financial and its advisers in connection with the preparation of the Registration Statement and the applications for regulatory approvals described in Section 5.02 hereof.

         4.02 SHAREHOLDERS' MEETING. As soon as practicable and, in any event, within ten business days after the SEC has declared the Registration Statement effective, Unity Savings will call and mail notice of a meeting of its shareholders for the purpose of adopting the Merger Agreement and this Agreement, which meeting shall be held not more than 45 days from the date the notice is mailed, and the Board of Directors of Unity Savings will to the extent consistent with their fiduciary duty recommend to the shareholders that they vote their shares in favor of the Merger.

         4.03 CONDUCT OF BUSINESS. From the date of this Agreement until the Effective Time, except as provided herein or as consented to by Oak Hill Financial in writing, Unity Savings will conduct its respective operations only, and shall not take any action except, in the ordinary and usual course of business, and Unity Savings will use its best efforts to preserve intact its business organization, assets, prospects, and business relationships, to keep available the services of their officers and employees, and to maintain existing relationships with other entities. Without limiting the generality of the foregoing, subject to the exceptions stated above, during such period, Unity Savings will not except as provided herein:

                  (a) enter into any agreement or commitment of the character referred to in subsections 2.18(a)(i) through (xii) hereof; or

                  (b) take or permit to be taken any action of a character which is listed in subsections (a) through (q) of Section 2.10 hereof; provided, however, that, after prior consultation with Oak Hill Financial, Unity Savings may take or permit such of those actions as may be required pursuant to any change in applicable accounting rules or standards, or by law or any applicable rules or regulations of any governmental authority.

         4.04 ACCESS TO INFORMATION. Unity Savings shall give representatives of Oak Hill Financial full access, during normal business hours and upon reasonable notice, to all assets, properties, books, records, agreements, and commitments of Unity Savings, provided that such access shall not unreasonably interfere with the operations of Unity Savings, and shall furnish to representatives of Oak Hill Financial all such information concerning its and their affairs as Oak Hill Financial may reasonably request. It is expressly understood that no investigation by Oak Hill Financial or Oak Hill Banks pursuant to this Section
4.04 or otherwise shall affect any representation or warranty made herein.

         4.05 PRESS RELEASES. Unity Savings shall consult in advance with Oak Hill Financial as to the form and substance of any press release, written communication with its shareholders, or other public disclosure of matters related to the Merger Agreement, this Agreement, or the Merger, and shall not issue any such press release, written communication, or public disclosure without the prior written consent of Oak Hill Financial; provided, however, that nothing contained herein shall prohibit Unity Savings from making any disclosure (after consultation with Oak Hill Financial with respect thereto) which its counsel deems necessary under applicable law.


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         4.06 BEST EFFORTS. Unity Savings shall use its best efforts to take or cause to be taken all actions necessary, proper, or advisable to consummate the Merger, including such actions as Oak Hill Financial may reasonably request in writing.

         4.07 ACQUISITION PROPOSALS. Unless and until this Agreement shall have been terminated by either party pursuant to Section 11 hereof, Unity Savings shall not (i) directly or indirectly, through any of its officers, directors, agents, or affiliates, solicit, encourage, initiate, entertain, consider, or participate in any negotiations or discussions with respect to any Acquisition Proposal, or (ii) disclose any information not customarily disclosed to any person or entity or provide access to its properties, books, or records or otherwise assist or encourage any person or entity in connection with any Acquisition Proposal; provided, however, that Unity Savings shall be entitled to entertain, consider, and participate in negotiations and discussions regarding an Unsolicited Acquisition Proposal, and to disclose such information and provide such access in connection with such an Unsolicited Acquisition Proposal, to the extent that the Board of Directors of Unity Savings determines in good faith, after consultation with McDonald & Company Securities, Inc., as financial advisor to Unity Savings, with respect to the financial aspects of the Unsolicited Acquisition Proposal and the Merger, and with legal counsel to Unity Savings, that failure to so consider or participate in such negotiations or discussions would be inconsistent with the fiduciary obligations of the directors of Unity Savings to the shareholders of Unity Savings. Unity Savings shall give Oak Hill Financial prompt notice of any such Acquisition Proposals.

         4.08 ADVICE OF CHANGES. Between the date hereof and the Effective Date, Unity Savings shall advise Oak Hill Financial promptly, in writing, of any fact which, if existing or known on the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement and any fact which, if existing or known on the date hereof, would have made any of the representations contained herein untrue. Prior to the Effective Date, Unity Savings shall deliver to Oak Hill Financial a supplement to the Unity Disclosure Memorandum, which shall contain a description of any and all such matters.

         4.09 CONFIDENTIALITY. From and after the date of this Agreement, Unity Savings shall, and shall cause its respective Affiliates to, treat all Confidential Information of Oak Hill Financial and Oak Hill Banks, as confidential, and Unity Savings shall, and shall cause its respective Affiliates to, not use any such Confidential Information for any purpose except in furtherance of the transactions contemplated hereby. In the event this Agreement is terminated pursuant to Section 11 hereof, Unity Savings shall, and shall cause its respective Affiliates to, promptly return to Oak Hill Financial all documents and workpapers, and all copies thereof, containing any such Confidential Information of Oak Hill Financial or Oak Hill Banks. The covenants of Unity Savings contained in this Section 4.09 are of the essence and shall survive any termination of this Agreement and the closing of the transactions contemplated hereby.

         4.10 COORDINATION OF DIVIDENDS. Unity Savings agrees to cooperate with Oak Hill Financial to ensure that the shareholders of Unity Savings receive a regular quarterly dividend from either Unity Savings or Oak Hill Financial during the quarter in which the Effective Date occurs, but that they do not receive dividends from both Unity Savings and Oak Hill Financial during such quarter.

         4.11 TAX REPRESENTATIONS. Unity Savings will use its reasonable efforts to cause the Merger, and will take no action which would cause the Merger not to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

         4.12 POOLING. The accounting firm of Norman, Jones, Enlow and Co. has reviewed the proposed Merger and knows of no reason why the Merger would not qualify as a "pooling of interest" for accounting purposes. Unity Savings shall not intentionally take or cause to be taken any action, whether before or after the Effective Date, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

SECTION 5. COVENANTS OF OAK HILL FINANCIAL AND OAK HILL BANKS
           --------------------------------------------------

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         Oak Hill Financial and Oak Hill Banks covenant and agree as follows:

         5.01 ISSUANCE OF OAK HILL FINANCIAL COMMON; PAYMENT FOR FRACTIONAL SHARES. At the Effective Time, Oak Hill Financial shall (i) issue all of the shares of Oak Hill Financial Common into which shares of Unity Savings Common are to be converted in the Merger and will deliver the certificates for such shares, or cause the same to be delivered, to the Exchange Agent; and (ii) deliver to the Exchange Agent the amount of cash to be paid in lieu of issuing fractional shares of Oak Hill Financial Common in accordance with subsections 8(b)(ii) and 9(a) of the Merger Agreement.

         5.02 APPLICATIONS FOR REGULATORY APPROVALS. As soon as reasonably practicable after the execution of this Agreement, Oak Hill Financial shall prepare and file such applications with the FDIC, the Federal Reserve Board, the Division of Financial Institutions, and any other regulatory authorities having jurisdiction as may be required to secure all necessary regulatory approvals of the Merger and shall use its best efforts to secure such approvals. Oak Hill Financial shall deliver a draft or drafts of such regulatory applications to Unity Savings and provide Unity Savings a reasonable opportunity to review such draft or drafts prior to filing the same.

         5.03 REGISTRATION STATEMENT. As soon as reasonably practicable after the execution of this Agreement, Oak Hill Financial shall prepare and file the Registration Statement with the SEC, shall use its best efforts to cause the Registration Statement to become effective, and shall take such action as may be required to register or qualify for exemption such shares under the securities laws of the states where registration or an exemption from registration may be required. Oak Hill Financial shall deliver a draft or drafts of the Registration Statement to Unity Savings and provide Unity Savings a reasonable opportunity to review such draft or drafts prior to filing the same.

         5.04 SHAREHOLDERS' MEETING. As soon as practicable and, in any event, within ten business days after the SEC has declared the Registration Statement effective, Oak Hill Financial will call and mail notice of a meeting of its shareholders for the purpose of adopting the Merger Agreement and this Agreement, which meeting shall be held not more than 45 days from the date the notice is mailed, and the Board of Directors of Oak Hill Financial will to the extent consistent with their fiduciary duty recommend to the shareholders that they vote their shares in favor of the Merger.

         5.05 PRESS RELEASES. Oak Hill Financial shall consult in advance with Unity Savings as to the form and substance of any press release, written communication with its shareholders, or other public disclosure of matters related to this Agreement, the Merger Agreement, or the Merger.

         5.06 BEST EFFORTS. Oak Hill Financial will use its best efforts to take or cause to be taken all actions necessary, proper, or advisable to consummate the Merger.

         5.07 CONFIDENTIALITY. From and after the date of this Agreement, Oak Hill Financial and Oak Hill Banks shall, and shall cause their respective Affiliates to, treat all Confidential Information of Unity Savings as confidential, and Oak Hill Financial and Oak Hill Banks shall, and shall cause their respective Affiliates to, not use any such Confidential Information for any purpose except in furtherance of the transactions contemplated hereby. In the event this Agreement is terminated pursuant to Section 11 hereof, Oak Hill Financial and Oak Hill Banks shall, and shall cause their respective Affiliates to, promptly return to Unity Savings all documents and workpapers, and all copies thereof, containing any such Confidential Information of Unity Savings. The covenants of Oak Hill Financial and Oak Hill Banks contained in this Section
5.07 are of the essence and shall survive any termination of this Agreement, but shall terminate as of the closing of the transactions contemplated hereby.

         5.08 COORDINATION OF DIVIDENDS. Oak Hill Financial agrees to cooperate with Unity Savings to ensure that the shareholders of Unity Savings receive a regular quarterly dividend from either Unity Savings or Oak Hill Financial during the quarter in which the Effective Date occurs, but that they do not receive dividends from both Unity Savings and Oak Hill Financial during such quarter.


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         5.09 INDEMNIFICATION OF DIRECTORS AND OFFICERS. Oak Hill Banks
acknowledges that, by operation of law, at the Effective Time, Oak Hill Banks will assume any and all legally enforceable obligations of Unity Savings to indemnify and defend the directors and officers of Unity Savings pursuant to, to the extent of, and in accordance with the terms and conditions of any such obligations that Unity Savings had to indemnify and defend such persons in effect immediately prior to the Effective Time, in connection with such persons' status or services as directors and officers of Unity Savings, whether by contractual right or by any provision of the articles of incorporation or code of regulations of Unity Savings, with respect to any claim asserted or made prior to or at any time after the Effective Time. All such rights to indemnification with respect to any such claim shall continue until the final disposition of such claim regardless of when such claim was made or asserted; provided, however, that nothing contained herein shall increase or lengthen the duration of Oak Hill Banks' obligations with respect to such indemnification over that to which Unity Savings would have been subject had the Merger not been consummated. Oak Hill Banks agrees to use its reasonable best efforts to cover directors and officers of Unity Savings in insurance policies.

         5.10 EMPLOYEE BENEFIT AND WELFARE BENEFIT PLANS.

                  (a) Oak Hill Financial and Oak Hill Banks agree to use their reasonable best efforts to coordinate the conversion of any pension Employee Benefit Plans, practices, or policies of Unity Savings into similar plans of Oak Hill Financial, to the extent that such plans may exist, and to give credit to any and all employees of Unity Savings who become employees of Oak Hill Banks following the consummation of the Merger for all service with Unity Savings prior to the Effective Time for purposes of eligibility, vesting, and all other purposes for which such service is taken into account or recognized, to the extent feasible and permissible under all applicable laws and regulations and the applicable terms of Oak Hill Financial's pension Employee Benefit Plans.

                  (b) Oak Hill Financial and Oak Hill Banks agree to use their reasonable best efforts, including when permitted by law the amendment of existing plans, to coordinate the maintenance of or conversion into similar plans of Oak Hill Financial and Oak Hill Banks of any welfare Employee Benefit Plan, practice, or policy of Unity Savings, to the extent feasible and permissible under all applicable laws and regulations and the applicable terms of Oak Hill Financial's or Oak Hill Banks' plans. Furthermore, the former officers and employees of Unity Savings (and their spouses and dependents, if applicable) who are under a Unity Savings plan on the Effective Date, may, upon the cessation of their participation in a Unity Savings plan being maintained by Oak Hill Banks after the Effective Date, immediately participate in the corresponding benefit plan maintain by Oak Hill Banks without regard to pre-existing conditions or waiting periods to the extent then-permitted by law.

         5.11 ADVISORY BOARD. The present Board of Directors of Unity Savings shall continue for one year as an advisory board of directors to Oak Hill Banks and shall be paid for such service in accordance with the prior practice of Unity Savings for such period.

         5.12 EMPLOYEES OF UNITY SAVINGS. Upon satisfactory review of employment files, all of Unity Savings' employees will continue to be employed by Oak Hill Banks, subject to the employment practices and procedures of Oak Hill Banks.

         5.13 POOLING. The accounting firm of Grant Thornton LLP has reviewed the proposed Merger and determined that the Merger qualifies as a "pooling of interests" for accounting purposes. Neither Oak Hill Financial nor Oak Hill Banks shall intentionally take or cause to be taken any action, whether before or after the Effective Date, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF ALL PARTIES
           --------------------------------------------------

         The obligations of each of the parties hereto to consummate the Merger are subject to the fulfillment, on or before the Closing Date, of the following conditions precedent:

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         6.01 SHAREHOLDER APPROVAL. The Merger shall have been approved by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Unity Savings Common, and by the affirmative vote of the holders of a majority of the issued and outstanding shares of Oak Hill Financial.

         6.02 REGULATORY APPROVALS. The Merger and the acquisition of greater than ten percent of the total of the outstanding number of Oak Hill Financial Common by George Knox, Jr. and D. Bruce Knox, on a combined basis, shall have been approved by the FDIC, the Federal Reserve Board, the Division of Financial Institutions, and any other governmental authority having jurisdiction, and any applicable waiting periods shall have expired, with no such approval or authorization containing any provision which would be materially adverse to the business of Unity Savings, Oak Hill Financial or Oak Hill Banks, either prior to or subsequent to the proposed merger of Unity Savings and Oak Hill Banks.

         6.03 LITIGATION. No suit, action, investigation by any governmental body, or legal or administrative proceeding shall have been brought or threatened which materially questions the validity or legality of the transactions contemplated hereunder or under the Merger Agreement. For purposes hereof, advisory opinions or written requests for information which could be used in connection with such suit, investigation, or proceeding given by governmental agencies may be deemed to constitute such a threat.

         6.04 FAIRNESS OPINIONS. Unity Savings shall have received a fairness opinion from McDonald & Company Securities, Inc. dated as of the date of the proxy statement relating to the Merger stating that the exchange ratio is fair to the shareholders of Unity Savings, as of such date, from a financial point of view and Oak Hill Financial shall have received a fairness opinion from Trident Financial Corporation dated as of the date of the proxy statement relating to the Merger stating that the contemplated merger of Unity Savings and Oak Hill Banks is fair to the shareholders of Oak Hill Financial, as of such date, from a financial standpoint.

         6.05 TAX OPINION. Oak Hill Financial, Oak Hill Banks, and Unity Savings shall have received an opinion of Porter, Wright, Morris & Arthur substantially to the effect that:

                  (a) the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code and Unity Savings, Oak Hill Financial, and Oak Hill Banks will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

                  (b) the basis of the assets of Unity Savings acquired by Oak Hill Banks will be the same in the hands of Oak Hill Banks as the basis of those assets in the hands of Unity Savings immediately prior to the Merger;

                  (c) the holding period of the assets of Unity Savings received by Oak Hill Banks will, in each instance, include the period for which such assets were held by Unity Savings;

                  (d) no gain or loss will be recognized by either Oak Hill Financial or Oak Hill Banks (except for the inclusion in income of amounts resulting from any required changes in accounting methods or similar items) upon the consummation of the Merger;

                  (e) no gain or loss will be recognized by Unity Savings (except for the inclusion in income of amounts resulting from any required changes in accounting methods or similar items) upon consummation of the Merger;

                  (f) no gain or loss will be recognized by the shareholders of Unity Savings who exchange their shares of Unity Savings Common for shares of Oak Hill Financial Common, except to the extent of any cash received in lieu of a fractional share of Oak Hill Financial Common;


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                  (g) the basis of the shares of Oak Hill Financial Common to be received by shareholders of Unity Savings who receive solely shares of Oak Hill Financial Common will be the same as the basis of the shares of Unity Savings Common surrendered in exchange therefor;

                  (h) the holding period of the shares of Oak Hill Financial Common received by shareholders of Unity Savings will include the holding period of the shares of Unity Savings Common surrendered in exchange therefor, provided that the Unity Savings Common was held as a capital asset in the hands of the shareholder of Unity Savings on the Effective Date;

                  (i) where solely cash is received by a shareholder of Unity Savings in exchange for his or her shares of Unity Savings Common pursuant to the exercise of dissenters' rights, the cash will be treated as having been received by such shareholder as a distribution in redemption of his Oak Hill Financial Corporation Common shares received in connection with this transaction, subject to the provisions and limitations of Section 302 of the Code, and where, as a result of such distribution, a shareholder owns no shares of Oak Hill Financial Common either directly or through the application of
Section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of Section 302(b)(3) of the Code and such cash will be treated as a distribution in full payment in exchange for his or her shares of Unity Savings Common, as provided in Section 302(a) of the Code; and under
Section 1001 of the Code, gain or (subject to the limitations of Section 267 of the Code) loss will be realized and recognized to such shareholders in an amount equal to the difference between the amount of such cash and the adjusted basis of the Unity Savings Common shares surrendered, as determined under Section 1011 of the Code; and

                  (j) the payment of cash in lieu of fractional shares of Oak Hill Financial Common will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Oak Hill Financial; such cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed subject to the conditions and limitations of Section 302 of the Code.

                  In rendering such tax opinion, Porter, Wright, Morris & Arthur shall be entitled to rely upon representations of Unity Savings' officers, directors and those shareholders of Unity Savings who own one percent or more of the outstanding shares of Unity Savings Common and officers of Oak Hill Financial reasonably satisfactory in form and substance to Porter, Wright, Morris & Arthur.

         6.06 MEDICAL/HEALTH INSURANCE COORDINATION. Oak Hill Financial and Oak Hill Banks shall have received a written affirmation of Medical Mutual of Ohio fka Blue Cross Blue Shield of Ohio Health Pool ("Health Pool") and Unity Savings shall have received a written affirmation of Ohio League Trust ("Ohio League") for medical/health insurance coverage that after the Effective Date, Oak Hill Financial and Oak Hill Banks may implement one or more of the following option or options:

         (a) Health Pool will allow coverage of Oak Hill Financial's and Oak Hill Banks' employees (including former Unity Savings employees) under the Health Pool plan at an acceptable cost to Oak Hill Financial and Oak Hill Banks;

         (b) Health Pool will allow Oak Hill Financial and Oak Hill Banks to offer more than one medical/health coverage plan to employees of Oak Hill Financial and Oak Hill Banks (including former Unity Savings employees), which other plan or plans may be in addition to coverage under a plan sponsored by Health Pool;

         (c) Ohio League will allow coverage of Oak Hill Financial's and Oak Hill Banks' employees (including former Unity Savings employees) under the Ohio League plan at an acceptable cost to Oak Hill Financial and Oak Hill Banks; or

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         (d)      Ohio League will allow Oak Hill Financial or Oak Hill Banks to offer more than one medical/health coverage plan to employees of Oak Hill Financial and Oak Hill Banks (including former Unity Savings employees), which other plan or plans may be in addition to coverage under a plan sponsored by Ohio League.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF UNITY SAVINGS
           ----------------------------------------------------

         The obligations of Unity Savings to consummate the Merger are subject to the fulfillment on or before the Closing Date of the following additional conditions precedent:

         7.01 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Oak Hill Financial herein shall be true and correct in all material respects on the Effective Date with the same force and effect as though such representations and warranties had been made on and as of such date; Oak Hill Financial and Oak Hill Banks shall have performed in all material respects their obligations hereunder and under the Merger Agreement to be performed on or before the Closing Date; and an executive officer of Oak Hill Financial shall have executed and delivered to Unity Savings a certificate or certificates, dated as of the Closing Date, in respect of the foregoing matters and in respect of such other matters as Unity Savings shall reasonably request.

         7.02 OPINION OF COUNSEL. Unity Savings shall have received a favorable opinion dated as of the Closing Date from Porter, Wright, Morris & Arthur, counsel for Oak Hill Financial, to the effect that:

                  (a) Oak Hill Financial and Oak Hill Banks are corporations duly organized, validly existing, and in good standing under the laws of the State of Ohio; Oak Hill Financial and Oak Hill Banks have the corporate power and authority to own all of their properties and assets and to carry on their businesses as presently conducted in all jurisdictions in which such ownership exists or such business is conducted; and Oak Hill Banks has the corporate power and authority to merge with Unity Savings pursuant to this Agreement and the Merger Agreement;

                  (b) the execution and delivery of this Agreement and the Merger Agreement did not, and the consummation of the Merger will not, conflict with any provision of the articles or certificate of incorporation, regulations, bylaws, or other charter documents of Oak Hill Financial or Oak Hill Banks;

                  (c) the execution and delivery of this Agreement and the Merger Agreement and the consummation of the Merger have been authorized by all necessary corporate action of Oak Hill Financial and Oak Hill Banks; and this Agreement and the Merger Agreement are valid and binding agreements of Oak Hill Financial and Oak Hill Banks enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, or other similar laws affecting enforcement of creditors' rights generally and except that the enforceability of the obligations of Oak Hill Financial and Oak Hill Banks is subject to general principles of equity;

                  (d) the shares of Oak Hill Financial Common to be issued by Oak Hill Financial in the Merger have been authorized and, upon issuance, will be fully paid and nonassessable and will not be subject to the preemptive rights of any shareholder of Oak Hill Financial;

                  (e) all necessary regulatory approvals have been received and all applicable waiting periods have expired;

                  (f) Oak Hill Financial is a duly and validly registered Bank Holding Company;

                  (g) Oak Hill Banks is a state-chartered bank; and

                  (h) Oak Hill Banks deposit accounts are insured by BIF to the fullest extent permitted by law.

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         Such opinion may be governed by the Accord. In giving such opinion, such counsel may rely as to matters of fact, without independent investigation, to the extent such counsel deems such reliance to be customary, reasonable, and appropriate, on certificates of federal, state, or local government officials and on certificates of officers and directors of Oak Hill Financial or Oak Hill Banks. Such counsel may expressly exclude any opinions as to choice of law matters and antitrust matters and may add such other qualifications and explanations of the basis of its opinions as are consistent with the Accord.

         7.03 EFFECTIVENESS OF THE REGISTRATION STATEMENT; NASD LISTING. Unity Savings shall have received a certificate from a duly authorized officer of Oak Hill Financial to the effect that the Registration Statement has become effective by an order of the SEC, the Oak Hill Financial Common to be exchanged in the Merger has been qualified or is exempt under all applicable state securities laws, and there has been no stop order issued or threatened by the SEC that suspends or would suspend the effectiveness of the Registration Statement, and no proceeding has been commenced or overtly threatened for such purpose. The shares of Oak Hill Financial Common to be issued to Unity Savings shareholders pursuant to the Merger Agreement shall have been authorized for listing on the NASDAQ National Market upon official notice of issuance.

         7.04 MATERIAL ADVERSE CHANGE. Since December 31, 1996, there shall not have occurred any material adverse change in the results of operation, financial condition, properties, or business of Oak Hill Financial on a consolidated basis.

         7.05 AVERAGE CLOSING PRICE. Neither of the following shall have occurred:

                  (a) Both of the following conditions are satisfied: (1) the Average Closing Price on the Closing Date of shares of Oak Hill Financial Common shall be less than 85% of the Starting Price; and (2) the Index Price on the Closing Date shall be greater than the product of 0.85 and the Index Price on the Starting Date; or

                  (b) the Average Closing Price on the Closing Date of shares of Oak Hill Financial Common shall be less than 80% of the Starting Price.


SECTION 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF OAK HILL FINANCIAL AND OAK
           -----------------------------------------------------------------
           HILL BANKS
           ----------

         The obligations of Oak Hill Financial and Oak Hill Banks to consummate the Merger are subject to the fulfillment on or before the Closing Date of the following additional conditions precedent:

         8.01 REGULATORY APPROVAL OF THE SUBSIDIARY MERGER. The Merger shall have been approved by the FDIC, the Federal Reserve Board, the Division of Financial Institutions, and any other governmental authority having jurisdiction, and any applicable waiting periods shall have expired, with no such approval or authorization containing any provision which would be materially adverse to the business of Oak Hill Financial or Oak Hill Banks.

         8.02 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Unity Savings herein shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date; Unity Savings shall have performed in all material respects its obligations hereunder and under the Merger Agreement to be performed on or before the Closing Date; and the chief executive officer and principal financial officer of Unity Savings shall have executed and delivered to Oak Hill Financial certificates, dated as of the Closing Date, in respect of the foregoing matters and in respect of such other matters as Oak Hill Financial shall reasonably request.

         8.03 OPINION OF COUNSEL. Oak Hill Financial shall have received a favorable opinion dated as of the Effective Date from Vorys, Sater, Seymour and Pease, as counsel for Unity Savings, reasonably acceptable to Oak Hill Financial, to the effect that:

                  (a) Unity Savings is a state chartered savings bank, duly organized, validly existing, and in good standing under the laws Ohio; Unity Savings is a member in good standing of the FHLB of Cincinnati; all eligible accounts of deposit in Unity Savings is insured by the SAIF to the fullest extent permitted by law; all corporate action required to be taken by the directors and shareholders of Unity Savings to authorize the transactions contemplated by this Agreement and the Merger Agreement have been taken; and Unity Savings has the corporate power to effect the Merger in accordance with the terms of this Agreement and the Merger Agreement;

                  (b) the execution and delivery of this Agreement and the Merger Agreement did not, and the consummation of the Merger will not, conflict with any provision of the articles or certificate of incorporation, regulations, bylaws, or other charter documents of Unity Savings; and

                  (c) the execution and delivery of this Agreement and the Merger Agreement and the consummation of the Merger have been authorized by all necessary corporate action of Unity Savings; and this Agreement and the Merger Agreement are valid and binding agreements of Unity Savings enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting enforcement of creditors' rights generally and except that the enforceability of the obligations of Unity Savings may be subject to general principles of equity.

Such opinion may be governed by the Accord. In giving such opinion, such counsel may rely as to matters of fact, without independent investigation, to the extent such counsel deems such reliance to be customary, reasonable, and appropriate, on certificates of federal, state, or local government officials and on certificates of officers and directors of Unity Savings. Such counsel may expressly exclude any opinions as to choice of law matters and antitrust matters and may add such other qualifications and explanations of the basis of its opinions as are consistent with the Accord.

         8.04 AGREEMENTS OF AFFILIATES. Each director and their "affiliates," for purposes of Rule 145 under the 1933 Act, shall deliver to Oak Hill Financial prior to the Effective Date a written agreement, providing that such person will not sell the shares of Oak Hill Financial Common to be received by such person in the Merger unless such sales are pursuant to an effective registration statement under the 1933 Act or pursuant to Rule 145 of the SEC or another exemption from the registration requirements under the 1933 Act.

         8.05 DISSENTING SHAREHOLDERS. The total number of shares of Unity Savings Common, if any, as to which the right to dissent has been asserted under
Section 1701.85 of the Ohio Revised Code shall not exceed five percent (5%) of the total number of outstanding shares of Unity Savings Common.

         8.06 MATERIAL ADVERSE CHANGE. Since December 31, 1996, there shall not have occurred any material adverse change in the consolidated results of operations, financial condition, properties, or business of Unity Savings, other than any such change attributable to or resulting from (i) changes in law, regulation, or generally accepted accounting principles of general application to the banking or thrift industries, (ii) changes in economic conditions that affect the banking and thrift industries generally, including changes in the general level of interest rates, or (iii) any matter or matters relating to Unity Savings which have been disclosed in the Unity Disclosure Memorandum as of the date of this Agreement.

         8.07 TITLE INSURANCE. For each parcel of the Real Property described in the Unity Disclosure Memorandum as being owned by Unity Savings, and for each lease for any parcel of the Real Property described in the Unity Disclosure Memorandum as being leased by Unity Savings, Oak Hill Banks or Oak Hill Financial shall have obtained a title insurance commitment (ALTA 1966 form or its equivalent) for a fee owner's title insurance policy or leasehold owner's title insurance policy, as appropriate, each in an amount equal to the carrying cost of the premises or leasehold interest to be insured (including all improvements thereon), on the books of Unity Savings as of December 31, 1996. Each title insurance commitment shall show that marketable fee simple title to the owned premises or that valid leasehold title to the leased premises, as appropriate, is in the name of Unity Savings, and that it is free and clear of any liens and encumbrances except taxes and assessments not delinquent and utility and other easements that do not interfere with the use of the property for the business being conducted thereon. Each such commitment shall provide that such fee owner's policy committed for therein shall be an ALTA 1970 form, revised in 1984, and each leasehold owner's policy shall be an ALTA 1975 form, or other form acceptable to Oak Hill Financial and Oak Hill Banks.

         8.08 SURVEY. Oak Hill Financial or Oak Hill Banks shall have obtained current land surveys of those parcels of the Real Property specifically designated by Oak Hill Banks. Each survey to be conducted and prepared by a duly licensed land surveyor, with such survey to be a duly certified ALTA/ACSM field survey, which confirm that the Real Property is not subject to any easements, restrictions, set backs, encroachments, or other limitations except utility and other easements that do not interfere with the use of the Real Property for the business then being conducted thereon, and that the Real Property is not located in any flood hazard area.

         8.09 PHASE I. For each parcel of the Real Property described in the Unity Disclosure Memorandum as being leased or owned by Unity Savings, Oak Hill Banks or Oak Hill Financial shall have completed a "Phase I" environmental site assessment prepared by a licensed environmental engineering firm indicating that there is no evidence of contamination with Hazardous Substances or other violations of environmental Laws and concluding that no testing or additional investigations appears to be warranted.

         8.10 CONSENTS AND APPROVALS. Unity Savings shall have obtained any and all consents or approvals that may be required under the terms of (i) any contract, agreement, lease, or other obligation or commitment, including, but not limited to, the types described in Section 2.18 hereof, to which either Unity Savings is a party or by which either Unity Savings or any of their property or assets is bound, or (ii) any license or permit of Unity Savings, in order to avoid the occurrence of any breach or default which may result from the consummation of the Merger and which, if not obtained, is reasonably likely to have, individually or in the aggregate, a material adverse effect on Oak Hill Financial, Oak Hill Banks or Unity Savings.

         8.11 AGREEMENT TO VOTE. Oak Hill Financial shall have received from each of Unity Savings' shareholders who own in excess of five percent (5%) of the outstanding shares of Unity Savings Common an agreement, substantially in the form attached hereto as EXHIBIT A, to vote in favor of the Merger all shares of Unity Savings Common owned by them or over which they have the power to vote.

         8.12 SHAREHOLDERS' EQUITY. The total shareholders' equity of Unity Savings as of the end of the most recent calendar quarter preceding the Closing Date and as of the Closing Date shall not be less than the total shareholders' equity of Unity Savings as of December 31, 1996, except for Unity Savings' expenses relating to the Merger and adjustments relating to the Merger and requested by Oak Hill Financial.

         8.13 EXECUTIVE COMPENSATION AGREEMENT. Unity Savings shall have delivered to Oak Hill Financial and Oak Hill Banks, an executed copy of a written release from David Bruce Knox, satisfactory to Oak Hill Financial and Oak Hill Banks, which provides that the liability and obligations of Unity Savings as a party to a certain Executive Salary Continuation Agreement between Unity Savings and David Bruce Knox, dated December 7, 1994, are completely extinguished by mutual agreement.

SECTION 9. CLOSING DATE
           ------------

         Unless the parties otherwise agree, the closing of the transactions contemplated by this Agreement and the Merger Agreement ("Closing Date") shall be held at 11:00 a.m. at the offices of Porter, Wright, Morris & Arthur in Columbus, Ohio, on the last business day of the month in which the conditions specified in Sections 6.01 and 6.02 hereof have been satisfied.

SECTION 10. AMENDMENT
            ---------

         At any time prior to the Closing Date, the parties, subject to paragraph 14 of the Merger Agreement, may modify, amend, or supplement this Agreement by mutual agreement authorized by their respective boards of directors and evidenced by an instrument in writing executed and delivered by the parties hereto, whether before or after the shareholders of Unity Savings has adopted this Agreement.

SECTION 11. TERMINATION
            -----------

         11.01 TERMINATION. This Agreement and the Merger Agreement shall terminate on December 31, 1997, unless a later date is agreed upon in writing by the parties, and may be terminated and the Merger may be abandoned at any time prior to the Effective Time as follows:

                  (a) by the mutual consent, evidenced in writing, of the boards of directors of Oak Hill Financial, Oak Hill Banks, and Unity Savings;

                  (b) by the board of directors of Oak Hill Financial, by giving written notice thereof to Unity Savings, which notice shall specify in reasonable detail the grounds therefor: (i) if any condition precedent to performance by Oak Hill Financial and Oak Hill Banks has not been satisfied or waived; (ii) if Unity Savings has not fully performed its obligations and agreements hereunder and under the Merger Agreement; or (iii) if any of the representations of Unity Savings set forth herein are untrue or incorrect in any material respect; or

                  (c) by the board of directors of Unity Savings, by giving written notice thereof to Oak Hill Financial, which notice shall specify in reasonable detail the grounds therefor: (i) if any condition precedent to performance by Unity Savings has not been satisfied or waived; (ii) if Oak Hill Financial and Oak Hill Banks have not fully performed their obligations and agreements hereunder and under the Merger Agreement; or (iii) if any of the representations of Oak Hill Financial set forth herein are untrue or incorrect in any material respect.

         11.02 SURVIVAL OF CERTAIN PROVISIONS UPON TERMINATION. Upon a termination of this Agreement as provided herein, this Agreement and the Merger Agreement shall become void and there shall be no further obligation or liability on the part of any party hereto or their respective shareholders, directors, or officers, except pursuant to Sections 4.09, 5.07, 11.03, and 12 hereof, which shall survive a termination of this Agreement in accordance with the express terms of such Sections.

         11.03 TERMINATION FEE. During the term of this Agreement, if (i) an Unsolicited Acquisition Proposal is submitted to and approved by the shareholders of Unity Savings at any time prior to the Effective Time, or (ii) an Unsolicited Acquisition Proposal is received by Unity Savings or is made directly to the shareholders of Unity Savings at any time prior to the holding of the meeting of the shareholders of Unity Savings to be called pursuant to
Section 4.02 hereof, the board of directors of Unity Savings fails to recommend to the shareholders of Unity Savings approval of the Merger Agreement or this Agreement, withdraws such recommendation previously made to the shareholders of Unity Savings, or fails to solicit proxies of shareholders of Unity Savings to approve the Merger, and the Merger Agreement and this Agreement are subsequently rejected by the shareholders of Unity Savings at such meeting, then, in either such event, Unity Savings shall pay to Oak Hill Financial, within five business days after a termination of the Merger Agreement and this Agreement following such an event, a cancellation fee in the amount of $325,000, as liquidated damages, and not as a penalty, and, upon the payment in full thereof, Unity Savings shall have no further liability under this Agreement or the Merger Agreement. The obligations of Unity Savings under this Section 11.03 shall survive a termination of this Agreement, provided that, at the time of such termination, (1) an event described in Section 7.04 hereof has not occurred, and
(2) Unity Savings does not have the right to terminate this Agreement by virtue of a material breach of this Agreement or the Merger Agreement by Oak Hill Financial or Oak Hill Banks.

SECTION 12. EXPENSES
            --------

         Except as otherwise expressly provided herein, all expenses incurred by or on behalf of the parties hereto in connection with the authorization, preparation, execution, and consummation of this Agreement and the Merger Agreement, including, without limitation, all fees and expenses of agents, representatives, printers, and counsel employed by the parties hereto, and taxes, if any, shall be borne solely by the party which has or shall have incurred the same. The covenants of the parties contained in this Section 12 shall survive a termination of this Agreement for any reason.

SECTION 13. NOTICES
            -------

         All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by facsimile and confirmed by first-class, certified mail, postage prepaid, addressed as indicated below, or at such other address as such party may designate in writing to the other parties:

                  (a)    If to Unity Savings, to:

                         D. Bruce Knox
                         President
                         Unity Savings Bank
                         115 West Main Street
                         P.O. Box 303
                         McArthur, Ohio  45651

with a copy to:

                         Roger Yurchuck
                         Vorys, Sater, Seymour and Pease
                         221 E. 4th Street, Suite 2100
                         Cincinnati, Ohio  45202

                  (b)    If to Oak Hill Financial or Oak Hill Banks, to:

                         John D. Kidd
                         President
                         Oak Hill Financial, Inc.
                         14621 State Route 93
                         Jackson, Ohio  45640

with a copy to:

                         H. Grant Stephenson, Esq.
                         Porter, Wright, Morris & Arthur
                         41 South High Street
                         Columbus, Ohio  43215

SECTION 14. GENERAL PROVISIONS
            ------------------------

         14.01 ENTIRE AGREEMENT. This Agreement, together with the Merger Agreement and the documents referred to or incorporated herein or therein, reflect the entire agreement among the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, oral or written, among the parties with respect to such subject matter, and no party shall be liable or bound to any other party in any manner by any representations, warranties, or covenants except as specifically set forth herein or therein.

         14.02 WAIVER. At any time on or prior to the Effective Date, any party hereto may (i) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement and the Merger Agreement or in any document delivered pursuant hereto or thereto, or (ii) waive compliance by the other parties with any of the conditions, covenants, and agreements contained in this Agreement or the Merger Agreement.

         14.03 ASSIGNMENT. Neither this Agreement nor any rights, interests, or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party.

         14.04 BENEFIT. Except as specifically provided herein, nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest any rights or remedies under or by reason of this Agreement.

         14.05 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes, but such counterparts taken together shall constitute one and the same instrument.

         14.06 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio without regard to its conflicts of laws principles.

         14.07 INCORPORATION BY REFERENCE. The Merger Agreement, the Disclosure Memoranda, and all Exhibits attached hereto are hereby incorporated by reference herein.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                           OAK HILL FINANCIAL, INC.


                                           By:  /s/ John D. Kidd
                                               --------------------
                                               John D. Kidd, President


                                           OAK HILL BANKS


                                           By:  /s/ John D. Kidd
                                               --------------------
                                               John D. Kidd, President


                                           UNITY SAVINGS BANK


                                           By:  /s/ D. Bruce Knox
                                               --------------------
                                               D. Bruce Knox, President

                                                                      APPENDIX B


                                       ______________, 1997

Board of Directors
Unity Savings Bank of Southeastern Ohio
115 West Main Street
McArthur, OH 45651

Gentlemen:

         You have requested our opinion with respect to the fairness, from a financial point of view, as of the date hereof, to the holders of common stock, no par value ("Unity Common"), of Unity Savings Bank of Southeastern Ohio ("Unity") of the financial consideration as set forth in Section 8 (b)(i) of the Agreement and Plan of Merger dated April 28, 1997, by and between Oak Hill Financial Corp. ("Oak Hill") and Unity.

         The Agreement and Plan of Merger and the Supplemental Agreement dated April 28, 1997 (together, the "Merger Agreement") provides for the merger (the "Merger") of Unity with and into Oak Hill, pursuant to which, among other things, at the Effective Time (as defined in the Merger Agreement), outstanding shares of Unity Common will be exchanged for 8.5 shares (the "Exchange Ratio") of common stock, $1.00 par value ("Oak Hill Common") of Oak Hill, subject to adjustment, as set forth in Section 8 (b)(i) of the Agreement and Plan of Merger. The terms and conditions of the merger are more fully set forth in the Merger Agreement.

         McDonald & Company Securities, Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

         We have acted as Unity's financial advisor in connection with, and have participated in certain negotiations leading to, the execution of the Merger Agreement. In connection with rendering our opinion set forth herein, we have among other things:

Board of Directors

_____________, 1997
Page Two

         (i) Reviewed Unity's Annual Reports to Shareholders for each of the years ended December 31, 1996, December 31, 1995 and December 31, 1994, including the audited financial statements contained therein, and Unity's Call Reports for the three month period ended March 31, 1997;

         (ii) Reviewed Oak Hill's Annual Reports to Shareholders and Annual Reports on Form 10-KSB for each of the years ended December 31, 1996 and December 31, 1995, including the audited financial statements contained therein, and Oak Hill's unaudited financial statements for the three month period ended March 31, 1997;

         (iii) Reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Unity and Oak Hill provided to us or publicly available;

         (iv) Participated in meetings and telephone conferences with members of senior management of Unity and Oak Hill concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters we believed relevant to our inquiry;

         (v) Reviewed certain stock market information for Unity Common and Oak Hill Common, and compared it with similar information for certain companies, the securities of which are publicly traded;

         (vi) Compared the results of operations and financial condition of Unity and Oak Hill with that of certain companies which we deemed to be relevant for purposes of this opinion;

         (vii) Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which we deemed to be relevant for purposes of this opinion;

         (viii) Reviewed the Merger Agreement and its schedules and exhibits and certain related documents; and

         (ix) Performed such other reviews and analyses as we have deemed appropriate.

Board of Directors

______________, 1997
Page Three

         In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have relied upon the accuracy and completeness of the representations, warranties and covenants of Unity and Oak Hill contained in the Merger Agreement. We have not been engaged to undertake, and have not assumed any responsibility for, nor have we conducted, an independent investigation or verification of such matters. We have not been engaged to and we have not conducted a physical inspection of any of the assets, properties or facilities of either Unity or Oak Hill, nor have we made or obtained or been furnished with any independent valuation or appraisal of any of such assets, properties or facilities or any of the liabilities of either Unity or Oak Hill. With respect to financial forecasts used in our analysis, we have assumed that such forecasts have been reasonably prepared by management of Unity and Oak Hill, as the case may be, on a basis reflecting the best currently available estimates and judgments of the management of Unity and Oak Hill, as to the future performance of Unity, Oak Hill, and Unity and Oak Hill combined, as the case may be. We have not been engaged to assess the reasonableness or achievability of such financial forecasts or the assumptions on which they are based, and we express no view as to such financial forecasts or assumptions. We have also assumed that all of the conditions to the consummation of the Merger, as set forth in the Merger Agreement, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Merger Agreement, including the tax-free treatment of the Merger to the holders of Unity Common.

         We will receive a fee for our services as financial advisor to Unity, a substantial portion of which is contingent upon closing of the Merger. We will also receive a fee for our services in rendering this opinion.

         In the ordinary course of business, we may actively trade securities of Unity or Oak Hill for our own account and for the accounts of customers and, accordingly, we may at any time hold a long or short position in such securities. From time to time, we have also provided investment banking services to Oak Hill, and served as managing underwriter for an initial public offering of Oak Hill's Common. We received customary fees from Oak Hill for these services. In addition, prior to our engagement to serve as Unity's financial advisor, we participated in preliminary discussions with representatives of Oak Hill and Unity concerning the financial aspect of a transaction between the two companies.

         This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Exchange Ratio to the holders of Unity Common, and does not address the underlying business decision by Unity's Board of Directors to effect the Merger, does not compare or discuss the

Board of Directors

_____________, 1997
Page Four

relative merits of any competing proposal or any other terms of the Merger, and does not constitute a recommendation to any Unity shareholder as to how such shareholder should vote with respect to the Merger. This opinion does not represent an opinion as to what the value of Unity Common or Oak Hill Common may be at the Effective Time of the Merger or as to the prospects of Unity's business or Oak Hill's business.

         This opinion has been prepared solely for the confidential use of the Board of Directors of Unity and will not be reproduced, summarized, described or referred to or given to any other person without our prior written consent. Notwithstanding the foregoing, this opinion may be included in the proxy statement to be mailed to the holders of Unity Common in connection with the Merger, provided that this opinion will be reproduced in such proxy statement in full, and any description of or reference to us or our actions, or any summary of the opinion in such proxy statement, will be in a form acceptable to us and our counsel.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Unity Common from a financial point of view.

                                             Very truly yours,


                                             MCDONALD & COMPANY SECURITIES, INC.

                                                                      APPENDIX C


                                        __________________, 1997

Board of Directors
Oak Hill Financial, Inc.
14621 State Route 93
Jackson, Ohio  45640

Gentlemen:

         You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of common stock (the "Oak Hill Common Stock") of Oak Hill Financial, Inc. ("Oak Hill") of the consideration to be paid by Oak Hill in the proposed acquisition (the "Acquisition") of Unity Savings Bank, McArthur, Ohio ("Unity") by Oak Hill, pursuant to the Agreement and Plan of Merger (the "Agreement") dated April 15, 1997. Unless otherwise noted, all terms used herein shall have the same meaning as defined in the Agreement.

         As more specifically set forth in the Agreement, and subject to a number of conditions and procedures described in the Agreement, each of the issued and outstanding shares of Unity Common Stock shall be converted into the right to receive 8.5 shares (the "Exchange Ratio") of Oak Hill Common Stock. In the event that the Average Closing Price (the average of daily average closing bid and asked prices of Oak Hill Common Stock as reported on the Nasdaq National Market System for 20 consecutive trading days three days prior to the closing date) is greater than 115% of the Starting Price (the average of daily average closing bid and asked prices of Oak Hill Common Stock as reported on the Nasdaq National Market System for five consecutive trading days ending on the Starting Date, which is the date of the Agreement), the Exchange Ratio will be adjusted such that the consideration to be received by each shareholder of Unity Common Stock shall be equal to 115% of the Starting Price.

         Trident Financial Corporation ("Trident") is a financial consulting and investment banking firm experienced in the valuation of business enterprises with considerable experience in the valuation of financial institutions. Trident is not affiliated with Oak Hill or Unity, nor has Trident been retained on a contingent fee basis.

         In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following (i) the Agreement; (ii) the Prospectus/Proxy Statement/Information Statement; (iii) certain publicly available information concerning Oak Hill, including the audited financial statements of Oak Hill for each of the years in the three year period ended December 31, 1996 and unaudited financial statements for the three months ended March 31, 1997; (iv) certain publicly available information concerning Unity, including the audited financial statements of Unity for each of the years in the three year period ended December 31, 1996 and unaudited financial statements for the three months ended March 31, 1997; (v) certain other internal information, primarily financial in nature, concerning the business and operations of Oak Hill and Unity furnished to us by Oak Hill and Unity for purposes of our analysis; (vi) certain publicly available information with respect to other companies that we believe to be comparable to Unity; and (vii) certain publicly available information concerning the nature and terms of other transactions that we consider relevant. We have also spoken with certain officers and employees of Oak Hill, to discuss the foregoing as well as other matters we believe relevant to our inquiry.

         In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have not attempted independently to verify any such information. We did not perform a review of the loan portfolio, and we did not assess the adequacy of Unity's loan loss reserves. We have not conducted a physical inspection of Unity's properties or facilities, nor have we made or obtained any independent evaluations or appraisals of any of such properties or facilities.

         In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial condition and results of operations of Oak Hill and Unity, including interest income, interest expense, net interest income, net interest margin, interest sensitivity, non-interest income and expense, earnings, dividends, book value, return on assets, return on equity, capitalization, the amount and type of non-performing assets and the reserve for loan losses; (ii) the business prospects of Oak Hill and Unity; (iii) the economy of Oak Hill's and Unity's market areas, and (iv) the nature and terms of certain other acquisition transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market, financial and regulatory conditions and trends, as well as our knowledge of the financial services industry, our experience in connection with similar transactions, and our knowledge of securities valuation generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be paid by Oak Hill in the Acquisition and does not address Oak Hill's underlying business decision to effect the Acquisition.

         Based upon and subject to the foregoing, we are of the opinion that the consideration to be paid by Oak Hill in the Acquisition is fair, as of the date hereof, from a financial point of view, to the shareholders of Oak Hill.

         This opinion is being delivered to the Board of Directors of Oak Hill for its use and is not to be reproduced, disseminated or delivered to any third party without the express written consent of Trident Financial Corporation, except as required by law.

                                           Very truly yours,



                                           TRIDENT FINANCIAL CORPORATION

                                                                      APPENDIX D

               SECTION 1701.85 OF THE OHIO GENERAL CORPORATION LAW

        @1701.85 QUALIFICATION AND PROCEDURES FOR DISSENTING SHAREHOLDERS

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, 1701.84 of the Revised Code, only in compliance with this section.

   (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

   (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of merger pursuant to section 1701.801 [1701.80.1] of the Revised code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

   (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

   (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within

                                  D1
twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

     (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505, of the

                                   D2

Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid withing thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

   (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

   (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

        (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

        (b) the corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

        (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

        (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

                                      D3

        (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

   (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                      D4

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 20.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.


         (a) Article VI of the Company's Regulations provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any action (other than an action by or in the right of the Company) by reason of the fact that the person was or is a director of the Company; or while a director of the Company such person was or is serving at the request of the Company as a director, officer, or in some other agency capacity for another entity. The Company may indemnify any person who was or is a party or is threatened to be made a party to any action (other than an action by or in the right of the Company) by reason of the fact that the person was or is an officer, employee or agent of the Company, or while an officer, employee or agent of the Company was or is serving at the request of the Company as a director, officer or in some other agency capacity for another entity. Indemnification covers expenses (including attorney's fees), judgments, fines and amounts paid in settlements if such an aforementioned person acted in good faith and in a manner in which they reasonably believed to be in or not opposed to the best interests of the Company; and, with respect to a criminal proceeding, the person had no reasonable cause to believe that the conduct was unlawful. The termination of an action by judgment, order, settlement or conviction, or upon a plea of nolo contendere, shall not, by itself, create a presumption about a person's state of mind.


         The Company may indemnify any person who was or is a party or is threatened to be made a party in an action by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is a director, officer, employee or agent, or is serving at the request of the Company as a director, officer or in some other agency capacity for another entity. In actions by the Company, indemnification covers expenses (including attorney's fees) incurred by a person in connection with defense or settlement of such action if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company. No indemnification shall be made in respect of (1) any action as to which such person is adjudged to be liable for negligence or misconduct in the performance of their duties, unless and only to the extent the court in which such action was brought determines upon application that such person is reasonably entitled to indemnity for such expenses as the court shall deem proper; or (2) any action in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code dealing with liability for unlawful loans, dividends or distributions.

         Any indemnification shall be made by the Company only as authorized in the specific case upon a determination that the indemnification was proper because the person met the applicable standard of conduct set forth above. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum of disinterested directors; (2) in a written opinion by independent counsel; (3) by the shareholders; or (4) by the court where the action was brought. Any determination made by the disinterested directors or independent counsel shall be properly communicated to the person who threatened or brought the action by or in the right of the Company. Such person shall have the right, within ten days after notification, to petition the court to review the reasonableness of such determination. To the extent that a director or other person in an agency capacity has been successful on the merits or in defense of an action referred to above, that person shall be indemnified against expenses (including attorney's fees) reasonably incurred in connection with the action; this type of indemnification does not require an authorized determination by the Company.

         Expenses (including attorney's fees) incurred by a director in defending an action referred to above, except where the liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code, shall be paid by the Company as they are incurred in advance of the final disposition of the action, if the director agrees to repay such amount if it is proved that the director's action or failure to act was undertaken with deliberate intent to cause injury to the Company or with reckless disregard for the best interests of the Company. Expenses (including attorney's fees) incurred by a director or other person in an agency capacity in defending an action referred to above, including an action brought against a director pursuant to
Section 1701.95 of the Ohio Revised Code, may be paid by the Company as incurred before final disposition of the action as authorized by the directors if such person agrees to repay the Company if it is ultimately determined that the person is not entitled to be indemnified.

         The indemnification authorized by Article VI is not exclusive of, and is in addition to, any other rights granted to those seeking indemnification under the Company's regulations, common law and corporation law of the State of Ohio, or vote of shareholders or disinterested directors. Indemnification rights shall continue in the person who has ceased to be affiliated with the Company and shall inure to such person's heirs, executors and administrators.

         The Company may purchase insurance on behalf of any person who was or is a director, officer, employee or agent of the Company, or was or is serving at the request of the Company as director, officer or in some other agency capacity for another entity, against liability that is asserted or incurred by such person in any such capacity, whether or not the Company has the power to indemnify such person against liability under the provisions of Article VI. Under Section 1701.13 of the Ohio General Corporation Law, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while serving in such capacity, is or was at the request of the corporation, a director, officer, employee or agent of another corporation or legal entity or of an employee benefit plan, against liability asserted against or incurred by such person in any such capacity whether or not the corporation would have the power to provide indemnity under Section 1701.13 of the Ohio General Corporation Law.

         The above discussion of the Company's Regulations and of Section 1701.13 of the Ohio General Corporation Law is not intended to be exhaustive and is respectively qualified in its entirety by such Regulations and statute.


ITEM 21.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)      EXHIBITS.

      EXHIBIT                                                     EXHIBIT
      NUMBER                                                    DESCRIPTION
      ------                                                    -----------

       2(a) Agreement and Plan of Merger, dated as of April 28, 1997, among Oak Hill Banks and Unity Savings Bank (Included as Appendix A to the Prospectus/Proxy Statement, and incorporated herein by reference.)

       2(b) Supplemental Agreement to the Agreement and Plan of Merger, dated as of April 28, 1997, among the Company, Oak Hill Banks, and Unity Savings Bank (Included as Appendix A to the Prospectus/Proxy Statement, and incorporated herein by reference.)

       3(a) Second Amended and Restated Articles of Incorporation of the Company. (Reference is made to Exhibit 3(i) to Registration Statement on Form SB-2, as amended (Registration No. 33-96214), filed with the Securities and Exchange Commission on August 25, 1995, and incorporated herein by reference.)

       3(b) Amended and Restated Code of Regulations of the Company. (Reference is made to Exhibit 3(ii) to Registration Statement on Form SB-2, as amended (Registration No. 33-96214), filed with the Securities and Exchange Commission on August 25, 1995, and incorporated herein by reference.)

       3(c) Form of Specimen Stock Certificate. (Reference is made to Exhibit 1 to the Company's Form 8-A, filed with the Securities and Exchange Commission on September 16, 1995, and incorporated herein by reference.)

         4 Articles FOURTH, FIFTH, SEVENTH, EIGHTH, TENTH AND ELEVENTH of the Registrant's Restated Articles of Incorporation (contained in the Registrant's Restated Certificate of Incorporation filed as Exhibit 3(a) hereto) and Articles II, III, IV, VI and VIII of the Registrant's Amended and Restated Code of Regulations (contained in the Registrant's Amended and Restated By-Laws filed as Exhibit 3(b) hereto).

         5        *        Opinion of Porter, Wright, Morris & Arthur regarding
                           legality.

         8        *        Opinion of Porter, Wright, Morris & Arthur regarding
                           tax matters.

         10(a) Oak Hill Financial, Inc. Amended and Restated 1995 Stock Option Plan. (Reference is made to Appendix A to the Definitive Proxy Statement for the 1997 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on March 31, 1997 and incorporated herein by reference.)

         10(b)    *        Employment Agreement between D. Bruce Knox and the
                           Registrant, dated April 28, 1997.

         10(c)    *        Executive Salary Continuation Agreement  between D.
                           Bruce Knox and Unity Savings Bank, dated December 7,
                           1994.

         10(d)    *        Executive Salary Continuation Agreement between
                           George Knox and Unity Savings Bank, dated December 7,
                           1994.

         10(e)    *        Amendment, dated September 18, 1995 to the Executive
                           Salary Continuation Agreement between George Knox and
                           Unity Savings Bank.

         21 Subsidiaries of the Company. (Reference is made to Exhibit 21 of Form SB-2, Registration No. 33-96216, which is incorporated herein by reference.)

        23(a) Consent of Porter, Wright, Morris & Arthur (included in Exhibit 5 ).

        23(b)     *        Consent of Grant Thornton LLP.

        23(c)     *        Consent of Norman, Jones, Enlow and Co.

        23(d)     *        Consent of McDonald & Company Securities, Inc.

        23(e)     *        Consent of Trident Financial Corporation.

        24        *        Powers of Attorney.

        99(a)     *        Form of proxy card of the Company.

        99(b)     *        Form of proxy card for Unity.

----------
     *   Filed herewith.


         (b)      FINANCIAL STATEMENT SCHEDULES

         All schedules are omitted because of the absence of the conditions under which they are required or because the required information is included in the financial statements or the notes thereto.

         (c)      FAIRNESS OPINION

                  A copy of the fairness opinion of the McDonald & Company Securities, Inc. and the Trident Financial Corporation fairness opinion are included as Appendix B and C respectively, to the Prospectus/Proxy Statement.

ITEM 22.          UNDERTAKINGS.

         The undersigned Registrant hereby undertakes: (1) to file during any period in which offers or sales are being made, a post effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume or securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of the Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Registration Statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Ohio, on June 27, 1997.

                                                   OAK HILL FINANCIAL, INC.


                                                   By:   /s/ John D. Kidd
                                                      --------------------------
                                                       John D. Kidd, President

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       SIGNATURE                                   TITLE                                DATE
       ---------                                   -----                                ----
   /s/ John D. Kidd               President,  Chief                                 June 27, 1997
----------------------------      Executive Officer, Director                )
         John D. Kidd             (Principal Executive Officer)              )
                                                                             )
                                                                             )
         *Evan E. Davis           Chairman of the Board                      )      June 27, 1997
----------------------------
         Evan E. Davis                                                       )
                                                                             )
                                                                             )
         *Richard P. LeGrand      Executive Vice President and               )      June 27, 1997
----------------------------      Director                                   )
         Richard P. LeGrand
                                                                             )
                                                                             )
         *H. Tim Bichsel          Secretary and Treasurer                    )      June 27, 1997
----------------------------      (Principal Financial and Accounting        )
         H. Tim Bichsel           Officer)                                   )

                                                                             )
         *Barry M. Dorsey         Director                                   )      June 27, 1997
----------------------------
         Barry M. Dorsey                                                     )
                                                                             )
                                                                             )
         *Rick A. McNelly         Director                                   )      June 27, 1997
----------------------------
         Rick A. McNelly                                                     )

                                                )
   *Donald R. Seigneur          Director        )       June 27, 1997
-------------------------                       )
    Donald R. Seigneur                          )
                                                )
                                                )
/s/ H. Grant Stephenson         Director        )       June 27, 1997
-------------------------                       )
    H. Grant Stephenson                         )
                                                )
                                                )
   *C. Clayton Johnson          Director        )       June 27, 1997
-------------------------                       )
    C. Clayton Johnson                          )
                                                )
                                                )
*By  /s/ H. Grant Stephenson                    )       June 27, 1997
     -----------------------
     H. Grant Stephenson, Attorney-in-fact
        for each of the persons indicated

                                                           Registration No. 333-




                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM S-4

                             REGISTRATION STATEMENT

                                      Under

                           THE SECURITIES ACT OF 1933



                            OAK HILL FINANCIAL, INC.



                                    EXHIBITS

                                 EXHIBIT INDEX

EXHIBIT                           EXHIBIT                          EXHIBIT INDEX
NUMBER                          DESCRIPTION                         PAGE NUMBER
-------                         -----------                        -------------


2(a) Agreement and Plan of Merger, dated as of April 28, 1997, among Oak Hill Banks and Unity Savings Bank (Included as Appendix A to the Prospectus/Proxy Statement, and incorporated herein by reference.)

2(b) Supplemental Agreement to the Agreement and Plan of Merger, dated as of April 28, 1997, among the Company, Oak Hill Banks, and Unity Savings Bank (Included as Appendix A to the Prospectus/Proxy Statement, and incorporated herein by reference.)

3(a) Second Amended and Restated Articles of Incorporation of the Company. (Reference is made to Exhibit 3(i) to Registration Statement on Form SB- 2, as amended (Registration No. 33-96214), filed with the Securities and Exchange Commission on August 25, 1995, and incorporated herein by reference.)

3(b) Amended and Restated Code of Regulations of the Company. (Reference is made to Exhibit 3(ii) to Registration Statement on Form SB-2, as amended (Registration No. 33-96214), filed with the Securities and Exchange Commission on August 25, 1995, and incorporated herein by reference.)

3(c) Form of Specimen Stock Certificate. (Reference is made to Exhibit 1 to the Company's Form 8-A, filed with the Securities and Exchange Commission on September 16, 1995, and incorporated herein by reference.)

4 Articles FOURTH, FIFTH, SEVENTH, EIGHTH, TENTH AND ELEVENTH of the Registrant's Restated Articles of Incorporation (contained in the Registrant's Restated Certificate of Incorporation filed as Exhibit 3(a) hereto) and Articles II, III, IV, VI and VIII of the Registrant's Amended and Restated Code of Regulations (contained in the Registrant's Amended and Restated By-Laws filed as Exhibit 3(b) hereto).

5        *      Opinion of Porter, Wright, Morris & Arthur regarding
                legality.

8        *      Opinion of Porter, Wright, Morris & Arthur regarding
                tax matters.

10(a) Oak Hill Financial, Inc. Amended and Restated 1995 Stock Option Plan. (Reference is made to Appendix A to the Definitive Proxy Statement for the 1997 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on March 31, 1997 and incorporated herein by reference.)

10(b)    *      Employment Agreement between D. Bruce Knox and the
                Registrant, dated April 28, 1997.

10(c)    *        Executive Salary Continuation Agreement  between D. Bruce Knox and Unity Savings Bank, dated December 7, 1994.

10(d)    *        Executive Salary Continuation Agreement between George Knox and Unity Savings Bank, dated December 7, 1994.

10(e)    *        Amendment, dated September 18, 1995 to the Executive Salary
                  Continuation Agreement between George Knox and Unity Savings
                  Bank.

21 Subsidiaries of the Company. (Reference is made to Exhibit 21 of Form SB-2, Registration No. 33-96216, which is incorporated herein by reference.)

23(a)             Consent of Porter, Wright, Morris & Arthur (included in
                  Exhibit 5 ).

23(b)    *        Consent of Grant Thornton LLP.

23(c)    *        Consent of Norman, Jones, Enlow and Co.

23(d)    *        Consent of McDonald & Company Securities, Inc.

23(e)    *        Consent of Trident Financial Corporation.

24       *        Powers of Attorney.

99(a)    *        Form of proxy card of the Company.

99(b)    *        Form of proxy card of Unity.

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     *   Filed herewith.